As filed with the Securities and Exchange Commission on November 30, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	2860	20-5748297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

22 Corporate Woods Blvd., 2nd Fl.

Albany, NY 12211

(518) 533-4600

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas A. Johns, Esq.

22 Corporate Woods Blvd., 2nd Fl.

Albany, NY 12211

(518) 533-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Huntington, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
8.875% First-Priority Senior Secured Notes due 2020	$1,100,000,000	100%	$1,100,000,000	$150,040
Guarantees of 8.875% First-Priority Senior Secured Notes due 2020	N/A	N/A	N/A	N/A (3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	I.R.S. Employer Identification Number
Momentive Performance Materials Worldwide Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	20-5748357

Momentive Performance Materials USA Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	20-5748388

Momentive Performance Materials China SPV Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	20-5748469

Momentive Performance Materials South America Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	20-5834895

MPM Silicones, LLC	New York	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	22-3775481

Momentive Performance Materials Quartz, Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	34-1839929

Juniper Bond Holdings I LLC	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	26-1589631

Juniper Bond Holdings II LLC	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	26-1589692

Juniper Bond Holdings III LLC	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	26-1589765

Juniper Bond Holdings IV LLC	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	26-1589836

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2012

PROSPECTUS

Momentive Performance Materials Inc.

Exchange Offer for

$1,100,000,000 8.875% Senior Secured Notes due 2020

and Related Guarantees

The Notes and the Guarantees

•

We are offering to exchange $1,100,000,000 of our outstanding 8.875% First-Priority Senior Secured Notes due 2020 and certain related guarantees, which were issued on October 25, 2012 and which we refer to collectively as the “initial notes,” for a like aggregate amount of our registered 8.875% First-Priority Senior Secured Notes due 2020 and certain related guarantees, which we refer to collectively as the “exchange notes.” The exchange notes will be issued under an indenture dated as of October 25, 2012, which we refer to as the “Indenture.” We refer to the initial notes and the exchange notes collectively as the “notes.”

•

The exchange notes will mature on October 15, 2020. We will pay interest on the exchange notes semi-annually on April 15 and October 15 of each year, commencing on April 15, 2013, at a rate of 8.875% per annum, to holders of record on the April 1 or October 1 immediately preceding the interest payment date.

•	The exchange notes will be guaranteed on a senior secured basis by each of our domestic subsidiaries that is a guarantor under our senior secured credit facility (the “Note Guarantors”).

•

Before we enter into the asset-based revolving loan facility (the “ABL Facility”) described herein, the exchange notes and the related guarantees will be secured by first-priority pari passu liens on the collateral of the Company and the Note Guarantors that secures their obligations under our senior secured credit facilities, subject to certain exceptions and permitted liens.

•

After we enter into the ABL Facility, the notes and the related guarantees will be secured by first-priority liens on the Notes Priority Collateral (which generally includes most of our and our domestic subsidiaries’ assets other than the ABL Priority Collateral) and by second-priority liens on the domestic ABL Priority Collateral (which generally includes most of our and our domestic subsidiaries’ inventory and accounts receivable and related assets), in each case subject to certain exceptions and permitted liens as described herein.

•

The exchange notes and the related guarantees will rank equally in right of payment with all of our and the Note Guarantors’ senior indebtedness and senior to all of our and the Note Guarantors’ subordinated indebtedness.

Terms of the Exchange Offer

•	The exchange offer will expire at midnight, New York City time, at the end of , 2013, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where those initial notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2012.

i

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission (the “SEC”), the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

Until                     , 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data that we obtained from periodic industry publications and internal company surveys. This prospectus includes market share and industry data that we prepared primarily based on management’s knowledge of the industry and industry data. Unless otherwise noted, statements as to our market share and market position relative to our competitors are approximated and based on management estimates using the above-mentioned latest-available third-party data and our internal analysis and estimates. We determined our market share and market positions utilizing periodic industry publications. If we were unable to obtain relevant periodic industry publications, we based our estimates on our knowledge of the size of our markets, our sales in each of these markets and publicly available information regarding our competitors, as well as internal estimates of competitors’ sales based on discussion with our sales force and other industry participants.

Although we believe that the third-party sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

iii

PROSPECTUS SUMMARY

This summary highlights information about Momentive Performance Materials Inc. and the notes contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require, all references to (i) “MPM,” the “Company,” “we,” “us” and “our” refer to Momentive Performance Materials Inc. and its subsidiaries and (ii) the “MPM Group” refers to Momentive Performance Materials Holdings Inc. and its subsidiaries.

Our Company

Momentive Performance Materials Inc. was formed through the acquisition of GE Advanced Materials on December 3, 2006. We believe we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. For the twelve months ended September 30, 2012, silicones and quartz represented approximately 90% and 10% of our revenue, respectively. Silicones are a multi-functional family of materials used in a wide variety of products, and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz division manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

On October 1, 2010, our parent, Momentive Performance Materials Holdings Inc. (“MPM Holdings”) and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC and referred to herein as “MSC Holdings”), the direct parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc. and referred to herein as “MSC”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC (“Momentive Holdings”). We refer to this event as the “Momentive Combination.”

As a result of the Momentive Combination, Momentive Holdings became the ultimate parent entity of MPM and MSC. Momentive Holdings is controlled by investment funds (the “Apollo Funds”) managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

We believe that our scale and global reach provide significant efficiencies in our fixed and variable cost structure and that our breadth of related products provides significant operational, technological and commercial advantages. Our manufacturing capacity at our internal sites and our joint venture in China is sufficient to produce the substantial majority of one of our key intermediates, siloxane, which facilitates a low-cost operating structure and security of supply.

We are one of two producers in the silicones market with global siloxane production capacity. As of September 30, 2012, we had 22 production sites strategically located around the world, which allows us to produce the substantial majority of our key products locally in the Americas, Europe and Asia. Through this worldwide network of production facilities, we serve more than 5,000 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s.

We believe we have created a value-added, technical service-oriented business model that enables us to target and participate in high-margin and high-growth specialty markets. These specialty markets account for the majority of our revenues and continue to be a growing part of our business.

Revenue and Segment EBITDA for the twelve months ended September 30, 2012 were $2,387 million and $199 million, respectively. Net loss attributable to Momentive Performance Materials Inc. for the twelve months ended September 30, 2012 was $329 million. See “Summary Historical Consolidated Financial Data” for a reconciliation of Segment EBITDA to net loss attributable to Momentive Performance Materials Inc.

Our Strengths

Our company has the following competitive strengths:

Leading Global Silicones Producer. We believe we are one of the world’s largest producers of silicones and silicone derivatives, with leading positions in various product lines and geographic areas. We believe our scale, global reach and breadth of product offerings provide us with significant advantages over many of our competitors by allowing us to serve global customers with precise specifications, particularly those expanding production in developing nations.

Attractive Industry Growth Profile. The broad molecular characteristics of silicones continually lead to new uses and applications, which have led to worldwide industry growth in excess of GDP over the past 20 years. Drivers of growth include end-market growth and increased market penetration, with silicones increasingly being used as a value-added substitute for traditional materials or as a functional additive, which yields new properties for our customers’ products. For instance, silicones act as the conditioning ingredient in “2-in-1” shampoo.

Broad-Based Diversification.

Industry Diversification. Our Silicones business has a diversified revenue base across a variety of end-markets, reducing our vulnerability to industry trends. Furthermore, our products are often used in niche applications that represent a small portion of our customers’ material costs. Our leading end-markets are building and construction, which consists of industrial and infrastructure construction and repair, urethane foam additives, and a number of other specialty products.

Customer Diversification. We have a diverse customer base of more than 5,000 customers between our Silicones and Quartz businesses and are well balanced across multiple geographies. In 2011, our top 20 customers accounted for less than 21% of our total revenues, and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers.

Geographic Diversification. We have a global sales presence, with approximately 38%, 31% and 31% of our 2011 revenues generated in the Americas, Europe and Asia, respectively, compared to 38%, 30% and 32% in 2010.

Global Infrastructure. We are a global company with significant manufacturing capacity in each of the Americas, Europe and Asia. We have 22 production facilities located around the world, R&D centers on three continents and sales to customers in over 100 countries. The Silicones business has three siloxane production facilities located in Waterford, New York, Ohta, Japan and Leverkusen, Germany, as well as a siloxane manufacturing joint venture in Jiande, China, and two silanes production facilities in Sistersville, West Virginia and Termoli, Italy. The Quartz production sites are located in Ohio, Geesthacht, Germany, Kozuki, Japan and Wuxi, China.

We use our global platform to deliver products to companies efficiently on a worldwide basis. Many of our customers are expanding internationally to serve developing areas in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to our international customers allows us to serve them more quickly and efficiently and thus build strong relationships.

Attractive Intermediate Position. We produce siloxane, the key intermediate required to manufacture silicones, in the United States, Germany and Japan, and source siloxane from a joint venture in China. This manufacturing capacity is sufficient to meet the substantial majority of our current requirements for siloxane. We also source a portion of our requirements through long-term and/or supply agreements. We believe this combination of siloxane supply, along with our ability to purchase siloxane from other suppliers when pricing is advantageous, reduces our overall cost structure and strengthens our overall competitiveness.

Leading Fused Quartz and Specialty Ceramics Producer. We believe we are a global leader in the fused quartz and ceramics product markets in which we compete. In particular, we believe we are the largest manufacturer of quartz products for the semiconductor end-market and the second largest manufacturer of quartz products for fiber optics. Our leadership position and profitability are driven by several factors, including strong customer relationships and the precise quality and purity specifications of our products. Additionally, we believe we are a leader in several ceramic materials end-markets, including cosmetic additives.

Risk Factors

Despite our competitive strengths discussed above, investing in the notes involves a number of risks, including:

•

As of September 30, 2012, on an as-adjusted basis giving effect to the Refinancing Transactions (described below under “—Recent Developments”), we would have had $3,114 million of consolidated outstanding indebtedness. Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations. Based on interest rates as of September 30, 2012, our annualized cash interest expense is projected to be approximately $291 million as adjusted to give effect to the Refinancing Transactions;

•	If global economic conditions remain weak or further deteriorate, it will negatively impact our business, results of operations and financial condition;

•

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition;

•	Fluctuations in direct or indirect raw material costs could have an adverse impact on our business; and

•	We depend on certain of our key executives and our ability to attract and retain qualified employees.

For discussion of the significant risks associated with our business, our industry and investing in the notes, you should read the section entitled “Risk Factors.”

Organizational Structure

The chart below is a summary of the organizational structure of the Company and illustrates the long-term debt that was outstanding as of September 30, 2012 on an as-adjusted basis giving effect to the Refinancing Transactions.

(1)	Guarantor under our existing senior secured credit facilities and the contemplated ABL Facility (described below under “—Recent Developments”).
(2)	The Company (excluding its subsidiaries) and the guarantors of the notes will also provide guarantees under (or will be borrowers under) the ABL Facility.

(3)	Total estimated availability of $300 million, subject to obtaining an additional $30 million in commitments for the facility and borrowing base availability, of which approximately $221 million would have been available as of September 30, 2012, after giving effect to $79 million of outstanding letters of credit. The ABL Facility covenants are expected to include a fixed charge coverage ratio of 1.0 to 1.0 that will only apply if our availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $30 million. Because we do not currently meet such ratio, we do not currently expect to allow our availability under the ABL Facility to fall below such levels.
(4)	As of and for the year ended December 31, 2011, and as of and for the fiscal nine-month period ended September 30, 2012, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 31.4% and 30.0% of our total assets and 32.1% and 32.0% of our net sales, respectively, after intercompany eliminations.
(5)	Two indirect non-U.S. subsidiaries hold interests in Momentive Performance Materials (Nantong) Co., Ltd. (“MPM Nantong”), which, as of September 30, 2012, had approximately $30 million in long-term debt outstanding. The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The interest rate on the loan as of September 30, 2012 was 6.51%. The loan is non-recourse to us and the Note Guarantors and MPM Nantong is currently an unrestricted subsidiary under the Indenture (as defined below). MPM Nantong also has two working capital loan facilities providing for revolving secured loans of up to $16 million (subject to exchange rates), all of which were outstanding as of September 30, 2012. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rate on these loans as of September 30, 2012 was 6.89%.
(6)	An indirect subsidiary owns Momentive Performance Materials (India) Private Limited, which, as of September 30, 2012, had approximately $3 million in long-term debt outstanding.
(7)	Certain of our non-U.S. subsidiaries provide guarantees under our senior secured credit facilities but do not guarantee the notes.
(8)	The €133 million of Euro-denominated notes is converted into the approximate U.S. dollar equivalent using the Company’s Euro exchange rate for the quarter ended September 30, 2012 of $1.2855 U.S. dollars per Euro.
(9)	On July 19, 2012, Momentive Performance Materials Canada ULC issued a dividend of its interest in Momentive Performance Materials Gmbh (“MPM Gmbh”) to its parent, Momentive Performance Materials Worldwide Inc. (“MPM Worldwide”), and following such dividend MPM Gmbh has been a wholly-owned direct subsidiary of MPM Worldwide.

Additional Information

MPM is a Delaware corporation, with principal executive offices located at 22 Corporate Woods Blvd., 2nd Fl., Albany, New York 12211. Our telephone number is (518) 533-4600. We maintain a website at www.momentive.com where general information about our business is available. The internet address is provided for informational purposes only and is not intended to be a hyperlink. The information contained on our website is not a part of this prospectus.

Recent Developments

ABL Facility

We intend to enter into a new $300 million asset-based revolving loan facility (the “ABL Facility”) as soon as practicable following the date of this prospectus and upon satisfaction of customary conditions, including completion of field exams and appraisals. As of the date of this prospectus, we have received commitments from lenders for $270 million of the proposed ABL Facility and we expect to receive the remaining $30 million in commitments, although there can be no assurance that we will obtain such additional commitments. If we do not receive such additional commitments, our ABL Facility will be limited to a maximum of $270 million in availability, subject to a borrowing base. The ABL Facility will replace our existing senior secured credit facilities. While we have received commitments from lenders for $270 million of the proposed ABL Facility, there can be no assurance that we will enter into such facility. For the purposes of disclosure in this prospectus, we have assumed that we will obtain commitments for a $300 million ABL Facility and that we will enter into the ABL Facility.

The ABL Facility will have a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the 11 1/2% Senior Subordinated Notes due 2016, more than $50.0 million aggregate principal amount of the 11 1/2% Senior Subordinated Notes due 2016 is outstanding, in which case the ABL Facility will mature on such earlier date. The maximum committed amount under the ABL Facility will be $300 million, with availability subject to a borrowing base that is based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. The facility will be subject to an increase by up to the greater of (x) $50 million and (y) the excess of the borrowing base over the amount of the then-effective commitments at the time of such increase (to the extent we can identify lenders willing to make such an increase available to us). The borrowers under the ABL Facility will be our wholly-owned subsidiaries, Momentive Performance Materials USA Inc. (“MPM USA”), MPM GmbH and a newly formed Canadian subsidiary (“MPM Canada”). As of September 30, 2012, on an as-adjusted basis giving effect to the Refinancing Transactions, we estimate that the borrowing base would have been approximately $300 million (although the actual borrowing base will be subject to appraisals and reserves and could be lower), and $79 million of letters of credit would have been outstanding under the ABL Facility, leaving $221 million available for borrowing and a maximum committed amount of $300 million. The ABL Facility will bear interest at a floating rate based on a spread over a base rate or a eurocurrency rate. See “Description of Other Indebtedness—First-Priority Lien Obligations—ABL Facility.”

The ABL Facility is not expected to have any financial maintenance covenants, other than a fixed charge coverage ratio of 1.0 to 1.0 that would only apply if our availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $30 million. We do not currently meet such ratio, and therefore we do not currently expect to allow our availability under the ABL Facility to fall below such levels.

Revolving credit facility

Our existing revolving credit facility matures on December 3, 2012; however, we have commitments from certain of our revolving facility lenders and other financial institutions to provide a new and/or extended revolving credit facility which will mature on December 3, 2014, subject to customary and other conditions. See “Description of Other Indebtedness—First-Priority Lien Obligations—Senior Secured Credit Facilities.” As of September 30, 2012, without giving effect to the Refinancing Transactions, our existing $300 million revolving credit facility had $80 million of borrowings outstanding, $47 million in letters of credit outstanding (excluding $32 million in letters of credit outstanding under our synthetic letter of credit facility) and $173 million available for future borrowing. Our revolving credit facility requires us to maintain a senior secured leverage ratio of 4.25 to 1 (and effective as of November 16, 2012, 5.25 to 1) at any time when we have outstanding borrowings or letters of credit thereunder. While we are in compliance with such ratio, such ratio could limit access to our revolving credit facility in the future or cause us to be in default if we do not meet such ratio at a time when we have outstanding borrowings or letters of credit under the revolving credit facility. Our existing revolving credit facility will be terminated upon our entry into the ABL Facility.

Refinancing Transactions

On October 25, 2012, MPM Escrow LLC and MPM Finance Escrow Corp., our wholly owned special purpose subsidiaries (collectively, the “Escrow Issuers”), completed the offering of $1,100,000,000 aggregate principal amount of the notes. The Escrow Issuers deposited the gross proceeds of the notes, together with additional amounts necessary to redeem the notes, if applicable, into a segregated escrow account until the date that certain escrow conditions (the “Escrow Conditions”) were satisfied. The Escrow Conditions included (i) the assumption by the Company of all obligations of the Escrow Issuers under the notes (the “MPM Assumption”), (ii) either (a) the execution and delivery of certain amendments to the Company’s senior secured credit facilities (the “Credit Agreement Amendment”) or (b) the entry by the Company into the ABL Facility, (iii) the execution and delivery of certain security documents and intercreditor agreements securing the notes, and (iv) the application of the net proceeds from the issuance of the notes to, among other things, purchase, redeem or discharge all of the Company’s outstanding $200 million aggregate principal amount of 12  1/2% Second-Lien Senior Secured Notes due 2014 (the “Second Lien Notes”).

On November 16, 2012, we entered into the Credit Agreement Amendment, discharged the aggregate outstanding amount of the Second Lien Notes, consummated the MPM Assumption and fully satisfied the remaining Escrow Conditions.

As used in this prospectus, the term “Refinancing Transactions” refers collectively to (i) the sale of the notes and the release of the proceeds of such sale from escrow, (ii) the assumption of the obligations under the notes by the Company, (iii) the use of proceeds from the notes (a) to repay all amounts outstanding under our senior secured credit facilities, (b) to irrevocably deposit approximately $219 million with the trustee for our Second Lien Notes in order to satisfy and discharge all of our outstanding $200 million aggregate principal amount of Second Lien Notes, which will be redeemed on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption date, (c) to pay related fees and expenses and (d) for general corporate purposes and (iv) our entering into the ABL Facility (and doing so based on the assumption that we have $300 million of commitments under the ABL Facility at such time) as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Refinancing Transactions.”

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $110 billion as of September 30, 2012, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources.

Summary of the Exchange Offer

In connection with the MPM Assumption, we entered into a registration rights agreement (as more fully described below) with the initial purchasers of the initial notes. You are entitled to exchange in the exchange offer your initial notes for exchange notes which are identical in all material respects to the initial notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the initial notes under the registration rights agreement; and

•	our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Exchange Offer	We are offering to exchange up to $1,100,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn. Initial notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	This exchange offer will expire at midnight, New York City time, at the end of , 2013, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive, that include the following conditions:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

•	there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes,

•

there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939,

•	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer, and

•	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes

To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before midnight, New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before midnight, New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before midnight, New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes should not be a taxable event to you for U.S. federal income tax purposes. Please refer to the section of this prospectus entitled “Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

•	you are not eligible to participate in the exchange offer;

•

you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the Issuer in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

Issuer	Momentive Performance Materials Inc.

Notes Offered	$1,100,000,000 aggregate principal amount of 8.875% First-Priority Senior Secured Notes due 2020 (the “notes”).

Maturity Date	The notes will mature on October 15, 2020.

Interest Payment Dates	April 15 and October 15 of each year after the date of issuance of the notes commencing April 15, 2013.

Guarantees	The notes are fully and unconditionally guaranteed on a senior secured basis by each of our existing U.S. subsidiaries (other than receivables subsidiaries and U.S. subsidiaries of foreign subsidiaries) that is a guarantor under our senior secured credit facilities and our future U.S. subsidiaries (other than receivables subsidiaries and U.S. subsidiaries of foreign subsidiaries) that guarantee any debt of the Company or any Note Guarantor (the “Note Guarantors”). Under certain circumstances, the Note Guarantors may be released from the Note Guarantees without the consent of the holders of the notes. See the footnotes to the financial statements included elsewhere in this prospectus for separate financial information on the Note Guarantors.

Collateral	The notes and the Note Guarantees are secured by first-priority pari passu liens on substantially all of the Company’s and the Note Guarantors’ property and assets that currently secure their obligations under our senior secured credit facilities, subject to certain exceptions for certain “Excluded Assets.”

As soon as practicable following the date of this prospectus, we plan to enter into the ABL Facility. After we enter into the ABL Facility, the notes and the Note Guarantees will be secured by first-priority liens in the “Notes Priority Collateral” (which generally includes most of the Company’s and its domestic subsidiaries’ assets other than the ABL Priority Collateral) and by second-priority liens on the “ABL Priority Collateral” (which generally includes most of the Company’s and its domestic subsidiaries’ inventory and accounts receivable and related assets), in each case subject to certain exceptions and permitted liens. For more information, see “Description of the Notes—Security for the Notes.” Certain assets owned by the Company’s foreign subsidiaries that are not collateral for the notes and the Note Guarantees serve as collateral for the obligations of the Company’s foreign subsidiaries under our senior secured credit facilities (and, after we enter into the ABL Facility, will serve as collateral under the ABL Facility). See “Description of the Notes—Security for the Notes.”

The collateral for the notes and the Note Guarantees includes a pledge of the capital stock of certain of the Company’s subsidiaries, subject to certain exceptions if any such pledge requires that separate financial statements with respect to any such subsidiary be provided pursuant to Rule 3-16 of Regulation S-X in connection with the filing of a registration statement related to the notes or any other filing we are required to make with the SEC. See “Description of the Notes—Security for the Notes.”

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the Indenture, security documents and intercreditor agreements and otherwise as provided in the Indenture and the intercreditor agreements. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and any other indebtedness secured on a senior or ratable basis. See “Risk Factors—Risks Related to an Investment in the Notes—The rights of holders of the notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

Upon an enforcement action or insolvency proceeding, after we enter into the ABL Facility, the proceeds from ABL Priority Collateral will be applied first to repay amounts owing under our ABL Facility before being used to repay the notes or any Other First-Priority Lien Obligations (as defined under “Description of the Notes”), while proceeds from the Notes Priority Collateral would first be applied to repay the notes and any Other First-Priority Lien Obligations.

Ranking	The notes and Note Guarantees are senior indebtedness of the Company and the Note Guarantors, respectively, and rank:

•	equal in right of payment with all existing and future senior indebtedness of the Company and the Note Guarantors, respectively;

•

senior in right of payment to all existing and future subordinated indebtedness of the Company and the Note Guarantors, including our 11 1/2% Senior Subordinated Notes due 2016 and guarantees thereof; and

•	structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the notes.

The notes and Note Guarantees have the benefit of a security interest in the collateral securing the notes and Note Guarantees as described above under “—Collateral.” Consequently, the notes rank:

•	prior to entering into the ABL Facility, effectively pari passu with indebtedness of the Company and the Notes Guarantors under our existing senior secured credit facilities;

•	after we enter into the ABL Facility, effectively senior to the indebtedness of the Company and the Note Guarantors under the ABL Facility, to the extent of the value of the Notes Priority Collateral;

•	after we enter into the ABL Facility, effectively junior to the indebtedness of the Company and the Note Guarantors under the ABL Facility, to the extent of the value of the ABL Priority Collateral;

•

after we enter into the ABL Facility, effectively pari passu with indebtedness of the Company and the Note Guarantors under any Other First-Priority Lien Obligations, to the extent of the value of the Notes Priority Collateral;

•	effectively senior to any junior priority obligations (to the extent of the value of the collateral securing the notes), including our Senior Secured Notes and Second Lien Springing Notes; and

•	effectively senior to any senior unsecured obligations (to the extent of the value of the collateral securing the notes).

As of September 30, 2012 on an as-adjusted basis giving effect to the Refinancing Transactions:

•

the Company and its subsidiaries had approximately $1,100 million of first lien indebtedness outstanding, consisting of the notes, as well as $79 million of outstanding letters of credit under the ABL Facility. In addition, as of such date, we would have had approximately $221 million of availability under the ABL Facility (subject to borrowing base availability), all of which is secured by a first-priority lien on the ABL Priority Collateral and by a second-priority lien on the Notes Priority Collateral;

•

the Company and its subsidiaries would have had $1,581 million of senior secured indebtedness constituting junior priority obligations outstanding, consisting of our Senior Secured Notes and our Second-Priority Springing Lien Notes;

•

the Company and its subsidiaries would have had $380 million ($382 million principal amount) of subordinated unsecured indebtedness outstanding, consisting of our 11 1/2% Senior Subordinated Notes due 2016; and

•

the Company’s subsidiaries that are not Note Guarantors would have had $53 million principal of indebtedness outstanding, which will rank effectively senior to the notes and the Note Guarantees with respect to the assets of such subsidiaries.

Intercreditor Agreements

The trustee and the collateral agent under the Indenture governing the notes and the administrative agent under the senior secured credit facilities entered into a new intercreditor agreement pursuant to which the liens securing the notes are pari passu to the liens that secure obligations under the senior secured credit facilities, and obligations under certain hedging agreements and cash management obligations and certain Other First- Priority Lien Obligations of the Company and the Note Guarantors, including future indebtedness of the Company and the Note Guarantors that is ratably secured with the notes. The holders of the first-priority liens will receive all proceeds from any realization on the collateral or proceeds thereof in any insolvency proceeding, until the first lien obligations are paid in full in cash. The terms of such new intercreditor agreement are described under “Description of the Notes—Security for the Notes—New Intercreditor Agreements.”

Pursuant to the first lien intercreditor agreement, the collateral agent under any senior secured credit facilities, acting at the direction of the administrative agent under any senior secured credit facilities, controls substantially all matters related to the collateral securing the senior secured credit facilities and the notes. The administrative agent under the senior secured credit facilities may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. In addition, the holders of the notes have waived certain rights normally applicable to secured creditors in bankruptcy. Upon our entry into the ABL Facility, our existing senior secured credit facility will be terminated, but we may, in the future, incur new senior secured credit facilities under which the Lenders would have all such rights and remedies. See “Description of the Notes—Security for the Notes—New Intercreditor Agreements.”

The trustee and the collateral agent under the Indenture governing the notes and the administrative agent under the senior secured credit facilities entered into joinders to existing intercreditor agreements pursuant to which the liens securing the notes, together with the liens that secure obligations under the senior secured credit facilities, and obligations under certain hedging agreements and cash management obligations, certain Other First-Priority Lien Obligations of the Company and the Note Guarantors and liens securing certain indebtedness of the Company and the Note Guarantors (if any) that is ratably secured with the notes are senior in priority to liens securing the junior lien priority obligations of the Company and the Note Guarantors. Pursuant to the existing intercreditor agreements, the liens securing the junior lien priority obligations of the Company and the Note Guarantors may not be enforced at any time when obligations secured by such senior priority liens are outstanding. The holders of such senior priority liens will receive all proceeds from any realization on the collateral or proceeds thereof in any insolvency proceeding, until such senior priority obligations are paid in full in cash. The terms of such existing intercreditor agreement are described under “Description of the Notes—Security for the Notes—New Intercreditor Agreements.”

Upon our entry into the ABL Facility, the collateral agent, on behalf of the holders of notes, and the collateral agent under the ABL Facility will enter into an intercreditor agreement as to the relative priorities of their respective security interests in the ABL Priority Collateral and the Notes Priority Collateral and certain other matters relating to the administration of security interests. So long as first-priority liens on the collateral securing the ABL Facility are outstanding, holders of the notes will not be entitled to enforce their security interest under the second-priority lien on such collateral.

Optional Redemption	We may redeem some or all of the notes before October 15, 2015 at a redemption price of 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus a make-whole premium. Thereafter, the notes may be redeemed at our option on the redemption dates and at the redemption prices specified under “Description of the Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	On or prior to October 15, 2015 we may redeem up to 35% of the aggregate principal amount of notes with the net cash proceeds of one or more equity offerings at the redemption prices specified under “Description of the Notes—Optional Redemption.”

Change of Control	If we experience a change of control (as defined in the Indenture), we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of Control.”

Asset Sale Offer	If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we must reduce the principal amount of the notes by making a redemption under the optional redemption provisions, repurchase the notes through open market purchases at or above 100% of the principal amount of the notes repurchased and/or make an offer to repurchase the notes at 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. See “Description of the Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The Indenture contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on assets;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes—Certain Covenants.”

Absence of a Public market for the Exchange Notes	The exchange notes are new securities for which there is no established market. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Notes—There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. See “Use of Proceeds.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with The Bank of New York Mellon Trust Company, N.A., as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Book-Entry, Delivery and Form—Exchange of Book-Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents the Company’s summary historical financial information as of and for the periods presented. The summary historical financial information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from, and should be read in conjunction with, the Company’s audited financial statements, included elsewhere in this prospectus. The summary historical financial information as of and for the fiscal nine-month periods ended September 30, 2012 and September 30, 2011 and for the twelve-month period ended September 30, 2012 has been derived from, and should be read in conjunction with, the Company’s unaudited condensed consolidated financial statements, included elsewhere in this prospectus. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included.

The results of operations for interim periods and for the twelve months ended September 30, 2012 are not necessarily indicative of the operating results that may be expected for the entire year or any future period.

(dollars in millions)	Last Twelve Months Ended September 30, 2012	As of and for the Fiscal Nine-Month Period Ended		As of and for the Year Ended December 31,
		September 30, 2012	September 30, 2011	2011	2010	2009
Statement of Operations
Net sales	$2,387	$1,791	$2,041	$2,637	$2,588	$2,083
Costs and expenses:
Cost of sales, excluding depreciation	1,740	1,293	1,351	1,798	1,645	1,420
Selling, general and administrative expenses	404	307	292	389	388	346
Depreciation and amortization expenses	192	142	147	197	197	191
Research and development expenses	71	53	60	78	73	63
Restructuring and other costs	44	32	21	33	23	23

Operating (loss) income	(64)	(36)	170	142	262	40
Other income (expenses)
Interest expense, net	(260)	(197)	(193)	(256)	(249)	(258)
Other income, net	11	11	—	—	—	12
Gain (loss) on extinguishment and exchange of debt	1	(6)	—	7	(78)	179

Loss before income taxes (benefit) and (losses) earnings from unconsolidated entities	(312)	(228)	(23)	(107)	(65)	(27)
Income taxes (benefit)	14	9	22	27	(2)	15

Loss before (losses) earnings from unconsolidated entities	(326)	(237)	(45)	(134)	(63)	(42)
(Losses) earnings from unconsolidated entities	(3)	3	—	(6)	—	—

Net loss	(329)	(234)	(45)	(140)	(63)	(42)
Net income attributable to noncontrolling interest	—	—	(1)	(1)	(1)	—

Net loss attributable to Momentive Performance Materials Inc.	$(329)	$(234)	$(46)	$(141)	$(64)	$(42)

Balance Sheet Data (at period end):
Cash and cash equivalents		$110	$250	$203	$254	$210
Working capital (1)		321	515	382	493	388
Property and equipment, net		1,040	1,095	1,084	1,109	1,166
Total assets		2,986	3,370	3,165	3,292	3,307
Total debt (2)		3,013	2,998	2,934	2,979	3,054
Total deficit		(960)	(625)	(736)	(604)	(578)
Cash Flow Data:
Operating activities	$(78)	$(103)	$84	$109	$262	$27
Investing activities	(115)	(69)	(73)	(119)	(99)	(85)
Financing activities	39	65	(15)	(41)	(112)	(66)
Other Financial Data:
Capital expenditures	109	69	71	111	95	77
Maintenance capital expenditures (3)	55	35	40	60	54	40
Segment EBITDA (4)	199	164	344	379	492	261
Total Senior Secured Net Debt (at period end)	738			801	765	967
Adjusted EBITDA (5)	223			385	524	283
Senior Secured Leverage Ratio (6)	3.31x			2.08x	1.46x	3.42x

(1)	Working capital is defined as current assets net of current liabilities.
(2)	Total debt includes short-term borrowings, current installments of long-term debt, and long-term debt.
(3)	Includes maintenance and environment, health and safety capital expenditures, which amounts are included in total capital expenditures.
(4)	We have provided Segment EBITDA in this prospectus because it is the primary performance measure used by our senior management and our board of directors to evaluate operating results and allocate capital resources. EBITDA and Segment EBITDA are not presentations made in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and our use of the terms EBITDA and Segment EBITDA may vary from that of others in our industry. EBITDA and Segment EBITDA should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as measures of liquidity derived in accordance with GAAP. EBITDA and Segment EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

Segment EBITDA, in addition to the adjustments set forth under EBITDA above, does not include certain non-cash and certain other income and expenses. Non-cash charges primarily represent stock-based compensation expense, unrealized derivative and foreign exchange gains and losses and asset disposal gains and losses. Restructuring and other costs primarily include expenses from the Company’s restructuring and cost optimization programs and management fees paid to its owner.

Set forth below is a reconciliation of Segment EBITDA to net loss attributable to Momentive Performance Materials Inc. for the fiscal years ended December 31, 2011, 2010 and 2009, the fiscal nine-month periods ended September 30, 2012 and September 30, 2011 and the last twelve-month period ended September 30, 2012.

(dollars in millions)	Last Twelve Months Ended September 30, 2012	Fiscal Nine-Month Period Ended		Year Ended December 31,
		September 30, 2012	September 30, 2011	2011	2010	2009
Segment EBITDA	$199	$164	$344	$379	$492	$261

Reconciliation:
Items not included in Segment EBITDA:
Non cash charges	(13)	(9)	(4)	(8)	(7)	5
Restructuring and other costs	(50)	(35)	(24)	(39)	(27)	(23)

Total adjustments	(63)	(44)	(28)	(47)	(34)	(18)
Interest expense, net	(260)	(197)	(193)	(256)	(249)	(258)
Income tax (expense) benefit	(14)	(9)	(22)	(27)	2	(15)
Depreciation and amortization	(192)	(142)	(147)	(197)	(197)	(191)
Gain (loss) on extinguishment and exchange of debt	1	(6)	—	7	(78)	179

Net loss attributable to Momentive Performance Materials Inc.	$(329)	$(234)	$(46)	$(141)	$(64)	$(42)

(5)	See “Covenant Compliance” for a discussion of Adjusted EBITDA and a reconciliation of net loss attributable to the Company to Adjusted EBITDA.
(6)	The Senior Secured Leverage Ratio measures the ratio of net first lien debt to Adjusted EBITDA and does not reflect the Refinancing Transactions.

Ratio of Earnings to Fixed Charges

	Fiscal Nine-Month Period Ended		Year Ended December 31,
	September 30, 2012	September 30, 2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—	—

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expenses that management believes is representative of the interest component of rental expense. For the fiscal nine-month period ended September 30, 2012 and 2011, earnings were insufficient to cover fixed charges and there was a deficiency of $228 and $23, respectively. For the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007, earnings were insufficient to cover fixed charges and there was a deficiency of $107, $65, $27, $1,108 and $219, respectively.

RISK FACTORS

Investing in the exchange notes in this exchange offer involves a high degree of risk. You should carefully consider the risks described below in addition to the other information set forth in this prospectus before participating in this exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to make payments with respect to the notes. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in the Notes

The notes are structurally subordinated to all liabilities of the Company’s subsidiaries that are not Note Guarantors.

The notes are structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not Note Guarantors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, insolvency, liquidation or reorganization of any subsidiaries that are not Note Guarantors, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the Company. As of September 30, 2012, the Company’s subsidiaries that are not Note Guarantors had total liabilities (excluding intercompany obligations) of approximately $1,320 million.

The Company’s subsidiaries that are not Note Guarantors are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. As of and for the year ended December 31, 2011, and as of and for the fiscal nine-month period ended September 30, 2012, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 31.4% and 30.0% of our total assets, respectively, and 32.1% and 32.0% of our net sales, respectively, after intercompany eliminations.

Additional indebtedness is secured by the collateral securing the notes, and the notes are secured only to the extent of the value of the assets that have been granted as security for the notes and the guarantees, which may not be sufficient to satisfy our obligations under the notes.

Indebtedness under our senior secured credit facilities is secured by first-priority liens on substantially all of the assets of the Company and the Note Guarantors, subject to certain exceptions and permitted liens. The notes are secured by a first-priority pari passu lien on the assets of the Company and the Note Guarantors that secure their obligations under our senior secured credit facilities and Other First-Priority Lien Obligations (as defined under “Description of the Notes”) and there may not be sufficient collateral to pay all or any of the notes. After we enter into the ABL Facility, the notes will be secured by first-priority liens in the Notes Priority Collateral and by second-priority liens in the domestic ABL Priority Collateral, in each case subject to certain exceptions and permitted liens. Certain assets owned by our foreign subsidiaries that will not be collateral for the notes serve as collateral for the obligations of our foreign subsidiaries under our senior secured credit facilities (and, after we enter into the ABL Facility, will serve as collateral under the ABL Facility). In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing Other First-Priority Lien Obligations and the notes must be used to pay the Other First-Priority Lien Obligations and the notes ratably, as set forth in the first lien intercreditor agreement. We may incur additional Other First-Priority Lien Obligations in the future. The Indenture governing the notes permits us to incur additional indebtedness under our proposed ABL Facility. Our ABL Facility will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon an insolvency or enforcement action before the proceeds are applied to pay obligations with respect to the notes and the Other First-Priority Lien Obligations.

As of September 30, 2012, on an as-adjusted basis giving effect to the Refinancing Transactions, we would have had total indebtedness of $3,114 million, including $1,100 million of the notes, no indebtedness outstanding under the senior secured credit facilities (excluding outstanding letters of credit), and no Second Lien Notes outstanding. The Indenture governing the notes allows other indebtedness and other obligations to be secured by a lien on the collateral securing the notes on an equal and ratable basis, provided that, in each case, such indebtedness or other obligation could be incurred under the debt and lien incurrence covenants contained in the Indenture. Any additional obligations secured by an equal priority lien on the collateral securing the notes will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

Many of our assets, such as certain assets owned by our foreign subsidiaries, are not part of the collateral securing the notes, but do secure our senior secured credit facilities and will secure the ABL Facility. In addition, our foreign subsidiaries are permitted to incur additional indebtedness in compliance with the covenants under our senior secured credit facilities, the indentures governing the junior-priority secured notes, the Indenture governing the notes and the agreements governing our other indebtedness, most of which is permitted to be ABL Obligations (as defined in “Description of the Notes”) or Other First-Priority Lien Obligations. We are also permitted to transfer assets from guarantors to non-guarantor subsidiaries, including non-U.S. subsidiaries in compliance with the covenants under the Indenture. Upon such a transfer, those assets will be released automatically from the lien securing the notes. With respect to those assets that are not part of the collateral securing the notes but which secure other obligations, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the lenders under our credit facilities first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral were prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future events or trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, while also paying ABL Obligations in accordance with the ABL Intercreditor Agreement and/or Other First-Priority Lien Obligations in accordance with the first lien intercreditor agreement.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations ranking equally with the notes as to proceeds and collateral, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the notes.

As is customary, in order to limit the amount of mortgage recording, intangibles, documentary stamp and similar taxes, with respect to the Waterford, New York and the New Smyrna Beach, Florida properties, the maximum amount of obligations secured by the mortgage on each of such properties securing our credit facility is capped at an amount that is equal to what we have estimated to be its fair market value; the mortgages securing the notes will accordingly have a similar cap. Even if these properties appreciate in value, your claim under each such mortgage will be limited to such capped amount.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsubordinated indebtedness and other obligations, including trade payables.

The secured indebtedness under our ABL Facility will be effectively senior to the notes to the extent of the value of the ABL Priority Collateral.

Our ABL Facility will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon an insolvency or enforcement action before the proceeds are applied to pay obligations with respect to the notes or any Other First-Priority Lien Obligations. Holders of the indebtedness under our ABL Priority Collateral will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the notes or any Other First-Priority Lien Obligations will be entitled to any recovery from such collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of the ABL Priority Collateral after all indebtedness and other obligations under our ABL Facility are repaid in full and then on an equal basis with any Other First-Priority Lien Obligations. The notes will be effectively junior to indebtedness under our ABL Facility to the extent of the realizable value of the ABL Priority Collateral. As of September 30, 2012, on an as-adjusted basis giving effect to the Refinancing Transactions, the maximum committed amount under the ABL Facility would have been $300 million, we estimate that the borrowing base under the ABL Facility would have been approximately $300 million (although the actual borrowing base will be subject to appraisals and reserves and could be lower), and $79 million of letters of credit would have been outstanding under the ABL Facility, leaving approximately $221 million available for borrowing. The maximum committed amount under the ABL Facility is subject to increase by up to the greater of (x) $50 million and (y) the excess of the borrowing base over the amount of then-effective commitments at the time of such increase. As of September 30, 2012, we had approximately $247 million of assets constituting domestic ABL Priority Collateral.

The rights of the holders of the notes with respect to the ABL Priority Collateral will be substantially limited by the terms of the lien ranking agreements set forth in the Indenture and the applicable intercreditor agreement, even during an event of default. Under the Indenture and the applicable intercreditor agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control the conduct of such proceedings and to approve releases of such collateral from the lien of such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first priority liens, and the holders of the notes secured by the second-priority liens may be adversely affected. By accepting a note, you will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the notes may not be able to act quickly or at all to have the collateral agent realize on such collateral in the event of a default with respect to the notes.

Even though the holders of the notes benefit from a first-priority lien on certain collateral of the Company and the Note Guarantors that secures our senior secured credit facilities and Other First-Priority Lien Obligations, the representative of the lenders under the senior secured credit facilities will initially control actions with respect to that collateral.

The rights of the holders of the notes with respect to the collateral that secure the notes on a first-priority basis are subject to a first lien intercreditor agreement among the holders of the notes and the Other First-Priority Lien Obligations, including the obligations under our senior secured credit facilities prior to our entry into the ABL Facility or incurred thereafter. Under the first lien intercreditor agreement, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control such proceedings are at the direction of the authorized representative of the lenders under our senior secured credit facilities until (1) our obligations under our senior secured credit facilities are discharged (which discharge does not include certain refinancings of our senior secured credit facilities) or (2) 180 days after the occurrence of an event of default under the Indenture governing the notes, if the authorized representative of the holders of the notes represents the largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral (other than our senior secured credit facilities) and has complied with the applicable notice provisions and if the notes are at the time due and payable in full. J.P. Morgan Chase Bank, N.A., the administrative agent under our senior secured credit facilities, is also the collateral agent for such facilities and will initially be the collateral agent for the noteholders as well.

However, even if the authorized representative of the notes gains the right to direct the collateral agent in the circumstances described in clause (2) above, the authorized representative must stop doing so (and those powers with respect to the collateral would revert to the authorized representative of the lenders under our senior secured credit facilities) if the authorized representative of the lenders under the senior secured credit facility has commenced and is diligently pursuing enforcement action with respect to the collateral or the grantor of the security interest in that collateral (whether our company or the applicable subsidiary guarantor) is then a debtor under or with respect to (or otherwise subject to) an insolvency or liquidation proceeding.

Upon our entry into the ABL Facility, our existing senior secured credit facilities will be terminated, and the authorized representative of the notes will initially gain the right to direct the collateral agent under the first lien intercreditor agreement. However, the Indenture permits us, subject to certain limits, to enter into additional senior secured credit facilities that may have a first-priority lien on the collateral securing the notes, in which case the authorized representative for such senior secured credit facilities will again have the right to direct the collateral agent under the first lien intercreditor to the same extent as if the authorized representative for the senior secured credit facilities had such right at all times from and after the issue date of the notes.

In addition, the senior secured credit facilities and the Indenture permit us and the ABL Facility will permit us, subject to certain limits, to issue additional series of notes or other debt that also have a first-priority lien on the same collateral. At any time that the representative of the lenders under our senior secured credit facilities does not have the right to take actions with respect to the collateral pursuant to the first lien intercreditor agreement, that right passes to the authorized representative of the holders of the next largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral. If we issue additional first lien notes or other debt in the future in a greater principal amount than the notes, then the authorized representative for those additional notes or other debt would be next in line to exercise rights under the first lien intercreditor agreement, rather than the authorized representative for the notes.

Under the first lien intercreditor agreement, the authorized representative of the holders of the notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the notes would be unable to raise an objection.

The collateral that secures the notes on a first-priority basis is also subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the authorized representative of the lenders under our senior secured credit facilities during any period that such authorized representative controls actions with respect to the collateral pursuant to the first lien intercreditor agreement. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral that will secure the notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes.

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets in Europe which we transfer to one of our foreign subsidiaries, the holders of the notes would not receive a security interest in the assets purchased in Europe and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the notes under the security documents excludes assets owned by our foreign subsidiaries.

In the event of our bankruptcy, the ability of the holders of notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the first lien intercreditor agreement and the ABL Intercreditor Agreement.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the liens securing the notes to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” The meaning of “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and could include cash payments or the granting of replacement liens on additional collateral, if and at such times as the presiding court in its discretion determines such relief is necessary to protect the secured creditor against any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent under the Indenture could foreclose upon or sell the collateral and, as a result of the limitations under the new intercreditor agreements, the holders of notes will not be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection,” except to the extent of any grant of additional liens that are junior to the liens securing the additional indebtedness and the first priority obligations (or pari passu in the case of the Notes Priority Collateral). Furthermore, in the event the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the notes after first paying creditors having security interests in the collateral with priority over the liens securing the notes, the holders of the notes would have “unsecured claims” as to the difference. Federal bankruptcy laws generally do not permit the payment or accrual of interest, costs and attorneys’ fees for “unsecured claims” during the debtor’s bankruptcy case.

Finally, under the intercreditor agreements, the holders of the notes have waived a significant number of rights ordinarily accruing to secured creditors in bankruptcy. See “Description of the Notes—Security for the Notes—New Intercreditor Agreements.”

The rights of holders of the notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the Indenture. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect rights in such property are taken. The Company and the Note Guarantors will have limited obligations to perfect the security interest of the holders of notes in specified collateral. For example, the Company and the Note Guarantors will not be required to enter into foreign law governed pledges with respect to the equity interests in “first tier” foreign subsidiaries directly owned by the Company and the Note Guarantors. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that the Company will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of notes against third parties. No event of default will occur as a result of the invalidity or unenforceability of liens securing the notes unless the collateral with respect to which such liens are invalid or unenforceable constitutes all or substantially all of the collateral.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the Indenture;

•	with respect to collateral held by a Note Guarantor, upon the release of such Note Guarantor from its Note Guarantee;

•

in respect of the property and assets of a restricted subsidiary that is a Note Guarantor, upon the designation of such Note Guarantor as an unrestricted subsidiary in accordance with the Indenture governing the notes;

•

the case of the Company or a Note Guarantor making a transfer permitted under the Indenture governing the notes to any person (including a restricted subsidiary of Company) that is not the Issuer or a Note Guarantor; and

•

except in connection with repayment and termination of ABL Obligations (with respect to ABL Priority Collateral) or any Other First-Priority Lien Obligations (with respect to Notes Priority Collateral), upon release of liens securing the ABL Obligations or Other First-Priority Lien Obligations under any Designated Credit Agreement (as defined under “Description of the Notes”), as applicable.

The guarantee of a Note Guarantor will be automatically released to the extent it is released in connection with a sale of such Note Guarantor in a transaction not prohibited by the Indenture. The Indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a Note Guarantor as an unrestricted subsidiary for purposes of the Indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its Subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of the Notes.”

The collateral securing the notes may be diluted under certain circumstances.

The collateral that secures the notes also secures our obligations under our senior secured credit facilities (and, after entering into the ABL Facility, the ABL Facility) and certain hedging agreements and cash management obligations and certain other first priority obligations permitted under the Indenture (as well as obligations under the Senior Secured Notes, the Second Lien Springing Notes and other permitted second-priority secured obligations). The Indenture, subject to certain limitations, permits us to secure other permitted debt with pari passu liens on the collateral. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral constituting first priority claims or pari passu claims on the collateral.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the Note Guarantees are secured by a pledge of the stock and other securities of certain of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the Indenture and the collateral documents that govern the notes provide that any capital stock and other securities of any of our subsidiaries are excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the Notes—Security for the Notes.”

Repayment of our debt, including required principal and interest payments on the notes, is dependent on cash flow generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own a significant portion of our consolidated assets and conduct a significant portion of our consolidated operations. Repayment of our indebtedness, including the notes, depends, to a significant extent, on the generation of cash flows and the ability of our subsidiaries to make cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While there are limitations on our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Delivery of security interests in collateral after the issue date increases the risk that the other security interests could be avoidable in bankruptcy.

Certain collateral, including mortgages on real property, may be granted as security after the date of this prospectus. For example, some or all of the mortgages may not have been in place upon issuance of the notes, and no surveys or title insurance were delivered prior to the escrow release date. However, to the extent that any such instrument or delivery is required to be delivered, we will be required to use our commercially reasonable efforts to deliver such instruments and deliverables within 120 days following the escrow release date. If the grantor of any such security interest were to become subject to a bankruptcy proceeding after the issue date of the notes, any mortgage or security interest in collateral delivered after the issue date of the notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such security interest is voided as a preference, you would lose the benefit of the security interest.

Fraudulent conveyance laws and other limitations on the enforceability of the notes or the Note Guarantees may adversely affect the validity and enforceability of the notes or Note Guarantees or the pledged assets securing them.

Although laws differ from state to state, in general, the issuance of the notes, the related Note Guarantees and security securing the notes and the Note Guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. If the Company or the Note Guarantors become debtors in an insolvency proceeding or encounter other financial difficulty, under fraudulent transfer or similar laws, a court may void, subordinate or otherwise decline to enforce the notes, the related Note Guarantees or the security interest with respect to the notes or the Note Guarantees. A court might do so if it found that when the Company issued the notes or the Note Guarantor entered into its Note Guarantee or when either of them pledged assets to secure the notes or related Note Guarantees or, in some cases, when payments became due under the notes or the related Note Guarantees, the Company or the Note Guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or was rendered insolvent by reason of such transactions;

•	was engaged in a business or transaction for which the Company’s or such Note Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to repay such debts as they matured.

A court might also void the issuance of notes, a related Note Guarantee or the pledge of assets to secure the notes or the related Note Guarantees, without regard to the above factors, if the court found that the Company issued the notes or the Note Guarantor entered into its Note Guarantee, or either of them secured the notes or the related Note Guarantees with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Company or a Note Guarantor did not receive reasonably equivalent value or fair consideration for the notes or its related Note Guarantee, respectively, or did not receive reasonably equivalent value or fair consideration for the pledge of assets to secure the notes or its related Note Guarantee, respectively, if the Company or such Note Guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or a related Note Guarantee, you may no longer have a claim against the Company or the applicable Note Guarantor. If a court were to void the pledge of assets securing the notes or related Note Guarantee, you would no longer have a claim against the collateral intended to secure the notes or the related Note Guarantees. Sufficient funds to repay the notes may not be available from other sources, including the remaining Note Guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the Company or such Note Guarantor.

The measures of insolvency for the purposes of these fraudulent transfer or similar laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.

To the extent a court voids any of the notes or the related Note Guarantees as fraudulent transfers or holds any of the notes or the related Note Guarantees unenforceable for any other reason, holders of notes may cease to have any direct claim against the Company or the applicable Note Guarantor. If a court were to take any of these actions, the assets of the Company or the applicable Note Guarantor might be applied first to satisfy the other liabilities of the Company or the applicable Note Guarantor, if any, before any portion of the assets could be applied to the payment of the notes.

The notes will mature after a substantial portion of our other indebtedness.

The notes will mature on October 15, 2020. Our existing Senior Secured Notes, 11 ½% Senior Subordinated Notes due 2016, our revolving credit facility (if we do not enter into the ABL Facility) and the ABL Facility will mature on or prior to October 15, 2020.

Therefore, we will be required to repay all of such indebtedness before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

The Company may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, the Company will be required to offer to repurchase all outstanding notes, including the notes, at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that the Company will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our senior secured credit facilities (prior to entering into the ABL Facility), the ABL Facility or in our future indebtedness will not allow such repurchases. Our failure to repurchase the notes upon a change of control would cause a default under the Indenture and a cross-default under the senior secured credit facilities (prior to entering into the ABL Facility) and the ABL Facility. Our senior secured credit facilities also provides that a change of control will be an event of default that permits lenders to accelerate the maturity of borrowings thereunder and, after entering into the ABL Facility, the ABL Facility will also provide that a change of control will be an event of default that permits the respective lenders to accelerate the maturity of borrowings thereunder. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the Indenture or the indentures governing our existing notes. See “Description of the Notes—Change of Control.”

In addition, the definition of “Change of Control” in the Indenture includes the disposition of substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another person may be uncertain.

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the Company has occurred following a sale of “substantially all” of the Company’s assets.

Specific kinds of change of control events of the Company require the Company to make an offer to repurchase all outstanding notes or exercise its right to redeem such notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of the Company and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

The change of control repurchase provisions that require the Company to make an offer to repurchase all outstanding notes or exercise its right to redeem such notes are a result of negotiations among the Company and the initial purchasers of the notes. Therefore, the Company could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

An active trading market may not develop for the notes, and if one develops, it may not be liquid.

There is no established public trading market for the notes, and an active trading market may not develop. The Company does not intend to apply for the notes to be listed on any securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the notes. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the notes, holders of notes may not be able to sell their notes, or, even if they can sell their notes, they may not be able to sell them at an acceptable price. In addition, the notes may trade at a significant discount from their face value, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Risks Related to the Exchange Offer

If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and be subject to the same limitations on your ability to transfer initial notes.

We will only issue exchange notes in exchange for initial notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you are eligible to participate in the exchange offer and do not tender your initial notes or if we do not accept your initial notes because you did not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the initial notes. In addition:

•

if you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you (i) have not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute those exchange notes and (ii) will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there will be fewer initial notes outstanding.

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to our Indebtedness

We may be unable to generate sufficient cash flows from operations to meet our consolidated debt service payments.

We have substantial consolidated indebtedness. As of September 30, 2012, we had $3,013 million of consolidated outstanding indebtedness, including payments due within the next twelve months and short-term borrowings. Without giving effect to the Refinancing Transactions, our projected annualized cash interest expense would be approximately $249 million based on our consolidated indebtedness and interest rates at September 30, 2012, of which $215 million would represent cash interest expense on fixed-rate obligations. On an as-adjusted basis giving effect to the Refinancing Transactions, as of September 30, 2012, we would have had $3,114 million of consolidated outstanding indebtedness, including payments due within the next twelve months and short-term borrowings, and our projected annualized cash interest expense would be approximately $291 million, of which $287 million would represent cash interest expense on fixed-rate obligations.

Our ability to generate sufficient cash flows from operations to make scheduled debt service payments depends on a range of economic, competitive and business factors, many of which are outside of our control. Continued or increased weakness in economic conditions and our performance beyond our expectations would exacerbate these risks. Our business may generate insufficient cash flows from operations to meet our debt service and other obligations, and currently anticipated cost savings, working capital reductions and operating improvements may not be realized on schedule, or at all. Although in the past we have generally generated sufficient cash flows from operations to make scheduled debt service payments, in the twelve months ended September 30, 2012, our Segment EBITDA was insufficient to cover our interest expense, and we may continue to experience such shortfalls in the future. To the extent our cash flow from operations is insufficient to fund our debt service obligations, aside from our current liquidity, we would be dependent on outside capital to meet the funding of our debt service obligations and to fund capital expenditures and other obligations. As a result, unless our cash flow from operations improves, we may be forced to reduce or delay capital expenditures, sell assets, raise debt or equity capital or seek to restructure or refinance our indebtedness. These affirmative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or issue additional equity securities. We may be unable to refinance any of our indebtedness, sell assets or issue equity securities on commercially reasonable terms, or at all, which could cause us to default on our obligations and result in the acceleration of our debt obligations. Our inability to generate sufficient cash flows to satisfy our outstanding debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Availability under the ABL Facility will be subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. We estimate that our borrowing base as of September 30, 2012 would have been approximately $300 million (although the actual borrowing base will be subject to appraisals and reserves and could be lower), and on a pro forma basis giving effect to the Refinancing Transactions, we would have had $79 million of drawn letters of credit and no revolver borrowings. However, the borrowing base will be determined based on appraisals and will be subject to various reserves, so the actual borrowing base could be lower. To the extent the borrowing base is lower than we expect, that could significantly impair our liquidity.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

Our substantial consolidated indebtedness and other commitments and obligations could have other important consequences, including but not limited to the following:

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	a substantial portion of our cash flows from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies, or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may adversely affect terms under which suppliers provide material and services to us;

•	it may limit our ability to borrow additional funds or dispose of assets; and

•	it may limit our ability to fully achieve possible cost savings from the Momentive Combination.

There would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

We may not enter into the new ABL Facility, which would leave our existing senior credit facility in place.

Although we have commitments for a $270 million ABL Facility and expect to obtain $30 million of additional commitments bringing the total facility amount to $300 million, the closing of the ABL Facility is subject to a number of conditions, and we may not be able to satisfy all conditions to such commitments and enter into such facility. If we cannot, our existing revolving credit facility matures on December 3, 2012 (although we have commitments from certain lenders to provide a new facility expiring in December 2014, subject to certain conditions, if we do not enter into the ABL Facility). As of September 30, 2012, our existing revolving credit facility requires us to maintain a net first lien secured leverage ratio of 4.25 to 1 as of the last day of any fiscal quarter (and effective as of November 16, 2012 a net first lien secured leverage ratio of 5.25 to 1 as of the last day of any fiscal quarter thereafter pursuant to the Credit Agreement Amendment) at any time when we have outstanding borrowings or letters of credit thereunder. While we are in compliance with such ratio, such ratio could limit access to our revolving credit facility, or cause us to be in default if we do not meet such ratio at a time when we have outstanding borrowings or letters of credit under the revolving credit facility in the future if business conditions remain weak or weaken further. If we are unable to enter into the new ABL Facility, this could impair our liquidity unless we could obtain a new facility.

Despite our substantial indebtedness, we may still be able to incur significant additional indebtedness. This could intensify the risks described above and below.

We may be able to incur substantial additional indebtedness in the future. Although the terms governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, and the indebtedness we may incur in compliance with these restrictions could be substantial. Increasing our indebtedness could intensify the risks described above and below.

The terms governing our outstanding debt, including restrictive covenants, may adversely affect our operations.

The terms governing our outstanding debt contain, and any future indebtedness we incur would likely contain, numerous restrictive covenants that impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding and not cash collateralized thereunder, the agreement governing our revolving credit facility, which is part of our senior secured credit facilities, requires us to maintain a specified Senior Secured Leverage Ratio. At September 30, 2012, we were in compliance with our leverage ratio maintenance covenant set forth in our senior secured credit facilities. If business conditions weaken, we may not comply with our leverage ratio covenant for future periods. If we are at risk of failing to comply with our leverage ratio covenant, we would pursue additional cost saving actions, restructuring initiatives or other business or capital structure optimization measures available to us to remain in compliance with these covenants, but any such measures may be unsuccessful or may be insufficient to maintain compliance with our leverage ratio covenants.

A failure to comply with the covenants contained in our senior secured credit facilities, the indentures governing notes issued or guaranteed by our subsidiaries or their other existing indebtedness could result in an event of default under the existing agreements that, if not cured or waived, would have a material adverse effect on our business, financial condition and results of operations.

In particular, a breach of a leverage ratio covenant would result in an event of default under our revolving credit facility if we had any exposure thereunder. Pursuant to the terms of the senior secured credit facilities, our direct parent company has the right, but not the obligation, to cure such default through the purchase of additional equity in up to three of any four consecutive quarters. If a breach of a leverage ratio covenant is not cured or waived, or if any other event of default under a senior secured credit facility occurs, the lenders under such credit facility:

•	would not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding under such revolving credit facility, together with accrued and unpaid interest and fees, due and payable and could demand cash collateral for all letters of credit issued thereunder;

•

could elect to declare all borrowings outstanding under the term loan facility, together with accrued and unpaid interest and fees, due and payable and, could demand cash collateral for all letters of credit issued under the synthetic letter of credit facility (provided that, if triggered by a breach of the leverage ratio covenant, certain other conditions are met);

•	could require us to apply all of our available cash to repay these borrowings; and/or

•	could prevent us from making payments on our notes;

any or all of which could result in an event of default under our notes.

If the indebtedness under our senior secured credit facilities or our existing notes were to be accelerated after an event of default, our respective assets may be insufficient to repay such indebtedness in full and our lenders could foreclose on the assets pledged under the applicable facility. Under these circumstances, a refinancing or additional financing may not be obtainable on acceptable terms, or at all, and we may be forced to explore a restructuring.

We have received commitments from lenders for a new $270 million ABL Facility, subject to a borrowing base. The ABL Facility is expected to require us to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 at any time when the availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $30 million. In that event, we must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0. Because we do not currently meet such ratio, we do not currently expect to allow our availability under the ABL Facility to fall below such levels.

A breach of our fixed charge leverage ratio covenant, if in effect, would result in an event of default under our ABL Facility. Pursuant to the terms of our ABL Facility, our direct parent company will have the right, but not the obligation, to cure such default through the purchase of additional equity in up to three of any four consecutive quarters. If a breach of a fixed charge leverage ratio covenant is not cured or waived, or if any other event of default under the ABL Facility occurs, the lenders under such credit facilities:

•	would not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding under such ABL Facility, together with accrued and unpaid interest and fees, due and payable and could demand cash collateral for all letters of credit issued thereunder;

•	could apply all of our available cash that is subject to the cash sweep mechanism of the ABL Facility to repay these borrowings; and/or

•	could prevent us from making payments on our notes;

any or all of which could result in an event of default under our notes.

The ABL Facility will provide for “springing control” over the cash in our deposit accounts constituting collateral for the ABL Facility, and such cash management arrangements will include a cash sweep at any time that availability under the ABL Facility is less than the greater of (1) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (2) $30 million. Such cash sweep, if in effect, will cause all our available cash to be applied to outstanding borrowings under our ABL Facility. If we satisfy the conditions to borrowing under ABL Facility while any such cash sweep is in effect, we may be able to make additional borrowings under ABL Facility to satisfy our working capital and other operational needs. If we do not satisfy the conditions to borrowing, we will not be permitted to make additional borrowings under our ABL Facility, and we will not have sufficient cash to satisfy our working capital and other operational needs. The availability threshold for triggering a cash sweep is the same availability threshold for triggering the fixed charge coverage ratio covenant under our ABL Facility. Since we currently do not satisfy the fixed charge coverage ratio covenant, such failure would constitute a default under the ABL Facility, and such default would result in a failure to satisfy the conditions to borrowing under the ABL Facility. Accordingly, if our availability falls below this threshold, our cash will be swept pursuant to the cash management provisions under the ABL Facility and we would not be permitted to make additional borrowings under the ABL Facility, resulting in our failure to have sufficient cash to satisfy our working capital and other operational needs.

In addition, the terms governing our indebtedness limit our ability to sell assets and also restrict the use of proceeds from that sale, including restrictions on transfers from us to MSC and vice versa. We may be unable to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations. Furthermore, a substantial portion of our assets is, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay our consolidated debt obligations in the event of an acceleration of any of our consolidated indebtedness.

We may be unable to generate sufficient cash flows from operations to pay dividends or distributions to our direct parent company in amounts sufficient for it to pay its debt.

Our direct parent company has incurred substantial indebtedness, and likely will need to rely upon distributions from us to pay such indebtedness. As of September 30, 2012, the aggregate principal amount outstanding of MPM Holdings’ PIK notes due June 2017 was $747 million. These notes accrue interest in-kind until maturity and will increase our parent’s debt over time.

We and our subsidiaries may not generate sufficient cash flows from operations to pay dividends or distributions in amounts sufficient to allow our direct parent company to pay principal and cash interest on its debt upon maturity. See “—We may be unable to generate sufficient cash flows from operations to meet our consolidated debt service payments.” To the extent that we need to utilize our cash flow to fund our cash flow needs, we would not expect to be able to pay dividends to our parent. In addition, the restricted payments covenant in the indentures governing our notes, as well as similar restrictions in our credit facility, generally limit our ability to pay dividends to our parent except out of 50% of our cumulative net income and certain baskets. If we are unable to generate net income significantly in excess of our historical performance, which would require significant improvement in industry conditions and our performance, these covenants would likely prohibit us from providing distributions to our parent. If our direct parent company is unable to meet its debt service obligations, it could attempt to restructure or refinance their indebtedness or seek additional equity capital. It may be unable to accomplish these actions on satisfactory terms, if at all. A default under our direct parent company’s debt instruments could lead to a change of control under our debt instruments and lead to an acceleration of all outstanding loans under our senior secured credit facilities and other indebtedness.

Repayment of our debt, including required principal and interest payments, depends on cash flows generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own a significant portion of our consolidated assets and conduct a significant portion of our consolidated operations. Repayment of our indebtedness depends, to a significant extent, on the generation of cash flows and the ability of our subsidiaries to make cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from subsidiaries. While there are limitations on the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our indebtedness exposes us to interest expense increases if interest rates increase.

$868 million, or approximately 29%, of our borrowings as of September 30, 2012, were at variable interest rates and expose us to interest rate risk. On an as-adjusted basis giving effect to the Refinancing Transactions, as of September 30, 2012, $53 million, or approximately 2%, of our borrowings, were at variable interest rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase of 1% in the interest rates payable on our variable rate indebtedness would increase our annual estimated debt-service requirements by approximately $9 million assuming our consolidated variable interest rate indebtedness outstanding as of September 30, 2012 remains the same without giving effect to the Refinancing Transactions and by approximately $1 million on an as-adjusted basis giving effect to the Refinancing Transactions. Accordingly, an increase in interest rates from current levels could cause our annual debt-service obligations to increase.

A downgrade in our debt ratings could restrict our access to, and negatively impact the terms of, current or future financings or trade credit.

Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service (“Moody’s”) maintain credit ratings on us and certain of our debt. Each of these ratings is currently below investment grade. Our ratings by S&P and Moody’s were downgraded in 2012. Any decision by these ratings agencies to downgrade such ratings or put them on negative watch in the future could restrict our access to, and negatively impact the terms of, current or future financings and trade credit extended by our suppliers of raw materials or other vendors.

Risks Related to our Business

If global economic conditions remain weak or further deteriorate, it will negatively impact our business, results of operations and financial condition.

Global economic and financial market conditions, including severe market disruptions such as those that occurred in late 2008 and 2009 and the potential for a significant and prolonged global economic downturn, have impacted or could continue to impact our business operations in a number of ways including, but not limited to, the following:

•	reduced demand in key customer segments, such as automotive, building, construction and electronics, compared to prior years;

•

payment delays by customers and reduced demand for our products caused by customer insolvencies and/or the inability of customers to obtain adequate financing to maintain operations. This situation could cause customers to terminate existing purchase orders and reduce the volume of products they purchase from us and further impact our customers’ ability to pay our receivables, requiring us to assume additional credit risk related to these receivables or limit our ability to collect receivables from that customer;

•	insolvency of suppliers or the failure of suppliers to meet their commitments resulting in product delays;

•

more onerous credit and commercial terms from our suppliers such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us; and

•

potential delays in accessing our senior secured credit facilities or obtaining new credit facilities on terms we deem commercially reasonable or at all, and the potential inability of one or more of the financial institutions included in our syndicated revolving credit facility (or, after entering into the ABL Facility, the ABL Facility) to fulfill their funding obligations. Should a bank in our syndicated revolving credit facility (or our ABL Facility) be unable to fund a future draw request, we could find it difficult to replace that bank in the facility.

Global economic conditions may remain weak or further deteriorate. Any further weakening of economic conditions would likely exacerbate the negative effects described above, could significantly affect our liquidity which may cause us to defer needed capital expenditures, reduce research and development or other spending, defer costs to achieve productivity and synergy programs or sell assets or incur additional borrowings which may not be available or may only be available on terms significantly less advantageous than our current credit terms and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our business, results of operations and financial condition. In addition, if the global economic environment deteriorates or remains slow for an extended period of time, the fair value of our reporting units could be more adversely affected than we estimated in our analysis of reporting unit fair values at October 1, 2011. This could result in additional goodwill or other asset impairments, which could negatively impact our business, results of operations and financial condition.

Due to recent worldwide economic developments, the short-term outlook for our business is difficult to predict. In the third quarter of 2012, sales decreased approximately 10% in our silicones business versus the second quarter of 2012, primarily as a result of normal seasonality and continued softness in demand in the construction and industrial sectors. Sales at our Quartz business remained flat in the third quarter, as compared to the second quarter of 2012, but demand continues to be weak as a result of the cyclical downturn in the semiconductor capital equipment industry. We expect the continued volatility in the global financial markets, the ongoing debt crisis in Europe, economic softness in China and other Asia Pacific countries and lack of consumer confidence, as well as continued over-capacity in our industry, will continue to adversely impact our results for the remainder of 2012 and into 2013. During the fourth quarter of 2012, however, we expect to benefit from normal seasonality and ongoing cost reduction initiatives on a sequential basis.

Fluctuations in direct or indirect raw material costs could have an adverse impact on our business.

The prices of our direct and indirect raw materials have been, and we expect them to continue to be, volatile. If the cost of direct or indirect raw materials increases significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline. Increases in prices for our products could also hurt our ability to remain both competitive and profitable in the markets in which we compete.

Although some of our materials contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing, and certain contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may be unable to purchase raw materials at market prices. In addition, some of our customer contracts have fixed prices for a certain term, and as a result, we may not be able to pass on raw material price increases to our customers immediately, if at all. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact that can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. We continue to implement selective pricing actions to compensate for the increase in raw materials expected during 2012. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in our supplier manufacturing processes as some of our products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

An inadequate supply of direct or indirect raw materials and intermediate products could have a material adverse effect on our business.

Our manufacturing operations require adequate supplies of raw materials and intermediate products on a timely basis. The loss of a key source or a delay in shipments could have a material adverse effect on our business. Raw material availability may be subject to curtailment or change due to, among other things:

•	new or existing laws or regulations;

•	suppliers’ allocations to other purchasers;

•	interruptions in production by suppliers; and

•	natural disasters.

Many of our raw materials and intermediate products are available in the quantities we require from a limited number of suppliers.

For example, our silicones business is highly dependent upon access to silicon metal, a key raw material, and siloxane, an intermediate product that is derived from silicon metal. While silicon is itself abundant, silicon metal is produced through a manufacturing process and, in certain geographic areas, is currently available through a limited number of suppliers. In North America, there are only two significant silicon metal suppliers. In 2009 and 2010, two of our competitors acquired silicon metal manufacturing assets in North America and Europe, respectively, becoming vertically integrated in silicon metal for a portion of their supply requirements and reducing the manufacturing base of certain independent silicon metal producers. In addition, silicon metal producers face a number of regulations that affect the supply or price of silicon metal in some or all of the jurisdictions in which we operate. For example, significant anti-dumping duties of up to 139.5% imposed by the U.S. Department of Commerce and the International Trade Commission against producers of silicon metal in China and Russia effectively block the sale by all or most producers in these jurisdictions to U.S. purchasers, which restricts the supply of silicon metal and results in increased prices. We currently purchase silicon metal under multi-year, one-year or short-term contracts and in the spot market. We typically purchase silicon metal under contracts in the U.S. and Europe and in the spot market in Asia Pacific.

Our silicones business also relies heavily on siloxane as an intermediate product. Our manufacturing capacity at our internal sites and our joint venture in China is sufficient to meet the substantial majority of our current siloxane requirements. We also source a portion of our requirements from Asia Silicones Monomer Limited (“ASM”) under an existing off-take agreement. In addition, from time to time we enter into supply agreements with other third parties to take advantage of favorable pricing and minimize our cost. There are also a limited number of third-party siloxane providers, and the supply of siloxane may be limited from time to time. In addition, regulation of siloxane producers can also affect the supply of siloxane. For example, in January 2006, the Ministry of Commerce of the People’s Republic of China issued a final determination of an anti-dumping investigation that imposed anti-dumping duties on all siloxane manufacturers, including us, ranging from 13% to 22%. These duties were terminated in January 2011. In late May 2009, China’s Ministry of Commerce also concluded an anti-dumping investigation of siloxane manufacturers in Thailand and South Korea, which resulted in an imposition of a 5.4% duty against our supplier, ASM, in Thailand, a 21.8% duty against other Thailand companies and a 25.1% duty against Korean companies.

Our quartz production relies heavily on a specific type of sand, which is currently available in the necessary quality and quantity from only one supplier, Unimin Corporation (“Unimin”). We recently amended our supply agreement with Unimin, extending the term of the agreement through December 31, 2012. While we continue to negotiate the terms of a new long-term supply agreement with Unimin, there can be no assurance that we will enter into such an agreement.

Should any of our key suppliers fail to deliver these or other raw materials or intermediate products to us or no longer supply us, we may be unable to purchase these materials in necessary quantities, which could adversely affect our volumes, or may not be able to purchase them at prices that would allow us to remain competitive. During the past several years, certain of our suppliers have experienced force majeure events rendering them unable to deliver all, or a portion of, the contracted-for raw materials. On these occasions, we were forced to purchase replacement raw materials in the open market at significantly higher costs or place our customers on an allocation of our products. In addition, we cannot predict whether new regulations or restrictions may be imposed in the future on silicon metal, siloxane or other key materials, which may result in reduced supply or further increases in prices. We cannot assure investors that we will be able to renew our current materials contracts or enter into replacement contracts on commercially acceptable terms, or at all. Fluctuations in the price of these or other raw materials or intermediate products, the loss of a key source of supply or any delay in the supply could result in a material adverse effect on our business.

Our production facilities are subject to significant operating hazards which could cause environmental contamination, personal injury and loss of life, and severe damage to, or destruction of property and equipment.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage and transportation of chemical materials and products, including human exposure to hazardous substances, pipeline and equipment leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. Additionally, a number of our operations are adjacent to operations of independent entities that engage in hazardous and potentially dangerous activities. Our operations or adjacent operations could result in personal injury or loss of life, severe damage to or destruction of property or equipment, environmental damage, or a loss of the use of all or a portion of one of our key manufacturing facilities. Such events at our facilities or adjacent third-party facilities, could have a material adverse effect on us.

We may incur losses beyond the limits or coverage of our insurance policies for liabilities that are associated with these hazards. In addition, various kinds of insurance for companies in the chemical industry have not been available on commercially acceptable terms, or, in some cases, have been unavailable altogether. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive and complex U.S. federal, state, local and non-U.S. supranational, national, provincial, and local environmental, health and safety laws and regulations. These environmental laws and regulations include those that govern the discharge of pollutants into the air and water, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes, the cleanup of contaminated sites, occupational health and safety and those requiring permits, licenses, or other government approvals for specified operations or activities. Our products are also subject to a variety of international, national, regional, state, and provincial requirements and restrictions applicable to the manufacture, import, export or subsequent use of such products. In addition, we are required to maintain, and may be required to obtain in the future, environmental, health and safety permits, licenses, or government approvals to continue current operations at most of our manufacturing and research facilities throughout the world.

Compliance with environmental, health and safety laws and regulations, and maintenance of permits, can be costly and complex, and we have incurred and will continue to incur costs, including capital expenditures and costs associated with the issuance and maintenance of letters of credit, to comply with these requirements. In 2011, we incurred capital expenditures of $23 million and in the first nine months of 2012, we incurred capital expenditures of $14 million, to comply with environmental laws and regulations and to make other environmental improvements. If we are unable to comply with environmental, health and safety laws and regulations, or maintain our permits, we could incur substantial costs, including fines and civil or criminal sanctions, third party property damage or personal injury claims or costs associated with upgrades to our facilities or changes in our manufacturing processes in order to achieve and maintain compliance, and may also be required to halt permitted activities or operations until any necessary permits can be obtained or complied with. In addition, future developments or increasingly stringent regulations could require us to make additional unforeseen environmental expenditures, which could have a material adverse effect on our business.

Actual and alleged environmental violations have been identified at our facility in Waterford, New York. We are cooperating with the New York State Department of Environmental Conservation (the “NYSDEC”) and the U.S. Environmental Protection Agency (“USEPA”), and the U.S. Department of Justice in their respective investigations of that facility’s compliance with certain applicable environmental requirements, including certain requirements governing the operation of the facility’s hazardous waste incinerators. Although we currently believe that the costs and potential penalties associated with these investigations will not have a material adverse impact on our business, these investigations may result in administrative, civil or criminal enforcement by the State of New York and/or the United States and resolution of such enforcement actions will likely require payment of a monetary penalty and/or the imposition of other civil or criminal sanctions.

Environmental, health and safety requirements change frequently and have tended to become more stringent over time. We cannot predict what environmental, health and safety laws and regulations or permit requirements will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the impact of such laws, regulations or permits on future production expenditures, supply chain or sales. Our costs of compliance with current and future environmental, health and safety requirements could be material. Such future requirements include legislation designed to reduce emissions of carbon dioxide and other substances associated with climate change (“greenhouse gases”). The European Union has enacted greenhouse gas emissions legislation, and continues to expand the scope of such legislation. The USEPA has promulgated regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions. These requirements to limit greenhouse gas emissions could significantly increase our energy costs, and may also require us to incur material capital costs to modify our manufacturing facilities.

In addition, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated and sites where hazardous wastes and other substances from our current and former facilities and operations have been sent, treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be strict, joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved regardless of our fault or whether we are aware of the conditions giving rise to the liability. Environmental conditions at these sites can lead to environmental cleanup liability and claims against us for personal injury or wrongful death, property damages and natural resource damages, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any of these liabilities is difficult to predict, but in the aggregate such liabilities could be material.

We have been notified that we are or may be responsible for environmental remediation at certain sites in the United States. As the result of former, current or future operations, there may be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. Sites sold by us in past years may have significant site closure or remediation costs and our share, if any, may be unknown to us at this time. These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

In addition, in the normal course of our business, we are required to provide financial assurances for contingent future costs associated with certain hazardous waste management and remedial activities. Pursuant to financial assurance requirements set forth in state hazardous waste permit regulations applicable to our manufacturing facilities in Waterford, NY and Sistersville, WV, we have provided letters of credit in the following amounts: $25.3 million for closure and post-closure care for the Waterford and the Sistersville facilities; and $10 million (annual aggregate) for accidental occurrences at the Waterford and Sistersville facilities. We are currently in discussions with the NYSDEC regarding the renewal of our Waterford facility’s hazardous waste permit. In connection with the renewal, the NYSDEC may increase the financial assurances we are required to provide for this facility, which may result in a material increase in the amount of letters of credit or other assurance we must deliver. One or more of our facilities may also in the future be subject to additional financial assurance requirements imposed by governmental authorities, including the USEPA. In this regard, the USEPA has identified chemical manufacturing as an industry for which it plans to develop, as necessary, proposed regulations identifying appropriate financial assurance requirements pursuant to § 108(b) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Any increase in financial assurances required for our facilities in connection with environmental, health and safety laws or regulations or the maintenance of permits would likely increase our costs and could also materially impact our financial position. For example, to the extent we issue letters of credit under our revolving credit facility to satisfy any financial assurance requirements, we would incur fees for the issuance and maintenance of these letters of credit and the amount of borrowings that would otherwise be available to us under our revolving credit facility would be reduced.

Future chemical regulatory actions may decrease our profitability.

Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact our ability to sell certain chemical products in certain geographic areas. In December 2006, the European Union enacted a regulation known as REACH, which stands for Registration, Evaluation and Authorization of Chemicals. This regulation requires manufacturers, importers and consumers of certain chemicals manufactured in, or imported into, the European Union to register such chemicals and evaluate their potential impacts on human health and the environment. The implementing agency is currently in the process of determining if any chemicals should be further tested, regulated, restricted or banned from use in the European Union. Other countries have implemented, or are considering implementation of, similar chemical regulatory programs. When fully implemented, REACH and other similar regulatory programs may result in significant adverse market impacts on the affected chemical products. If we fail to comply with REACH or other similar laws and regulations, we may be subject to penalties or other enforcement actions, including fines, injunctions, recalls or seizures, which would have a material adverse effect on our financial condition, cash flows and profitability.

Similarly, the Canadian government is implementing an initiative to review certain chemical products for potential environmental and human health and safety impacts. The list of products being reviewed includes several chemicals sold by us. We are part of an industry organization that is working with the Canadian government to develop relevant data and information. Upon review of such data and information, the Canadian government may enact regulations that would limit our ability to sell the affected chemicals in Canada. As part of this initiative, based upon modeled potential impacts on the aquatic environment, the Canadian government has listed as environmentally toxic octamethylcyclotetrasiloxane, or D4, a chemical substance that we manufacture. The Canadian government has issued regulations to minimize the discharge of D4 from industrial facilities into the aquatic environment. We cannot at this time estimate the effect of these regulations on us or our financial condition, cash flows and profitability, but it could be material. The European Union is also reviewing D4, as well as decamethylcyclopentasiloxane, or D5, another chemical substance we manufacture, and may, pursuant to REACH, regulate the manufacture, import and/or use of these two chemical substances in the European Union. The USEPA has also stated that they are reviewing the potential environmental risks posed by these two substances to determine whether regulatory measures are warranted, and we and other silicones industry members are discussing with the USEPA the possibility of the silicones industry conducting certain studies to obtain relevant data. Finally, the Norwegian Climate and Pollution Agency has published a November 2011 study that identifies D4 and D5 as potential candidates for listing as persistent organic pollutants pursuant to the Stockholm Convention on Persistent Organic Pollutants (the “Stockholm Convention”), an international treaty aimed at eliminating or minimizing the release of organic chemicals that are toxic, resistant to degradation in the environment, and transported and deposited far from the point of release. Regulation of our products containing such substances by the European Union, Canada, the United States, parties to the Stockholm Convention and/or other jurisdictions would likely reduce our sales within the jurisdiction and possibly in other geographic areas as well. These reductions in sales could be material depending upon the extent of any such additional regulations.

We participate with other companies in trade associations and regularly contribute to the research and study of the safety and environmental impact of our products and raw materials, including siloxanes. These programs are part of a program to review the environmental impacts, safety and efficacy of our products. In addition, government and academic institutions periodically conduct research on potential environmental and health concerns posed by various chemical substances, including substances we manufacture and sell. These research results are periodically reviewed by state, national and international regulatory agencies and potential customers. Such research could result in future regulations restricting the manufacture or use of our products, liability for adverse environmental or health effects linked to our products, and/or de-selection of our products for specific applications. These restrictions, liability, and product de-selection could have a material adverse effect on our business, our financial condition and/or liquidity.

Scientists periodically conduct studies on the potential human health and environmental impacts of chemicals, including products we manufacture and sell. Also, nongovernmental advocacy organizations and individuals periodically issue public statements alleging human health and environmental impacts of chemicals, including products we manufacture and sell. Based upon such studies or public statements, our customers may elect to discontinue the purchase and use of our products, even in the absence of any government regulation. Such actions could significantly decrease the demand for our products and, accordingly, have a material adverse effect on our business, financial condition, cash flows and profitability.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business.

We cannot predict with certainty the cost of defense, of prosecution or of the ultimate outcome of litigation and other proceedings filed by or against us, including penalties or other civil or criminal sanctions, or remedies or damage awards, and adverse results in any litigation and other proceedings may materially harm our business. Litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, international trade, commercial arrangements, product liability, environmental, health and safety, joint venture agreements, labor and employment or other harms resulting from the actions of individuals or entities outside of our control. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that are subject to third-party patents or other third-party intellectual property rights. Litigation based on environmental matters or exposure to hazardous substances in the workplace or based upon the use of our products could result in significant liability for us, which could have a material adverse effect on our business, financial condition and/or profitability.

Because we manufacture and use materials that are known to be hazardous, we are subject to, or affected by, certain product and manufacturing regulations, for which compliance can be costly and time consuming. In addition, we may be subject to personal injury or product liability claims as a result of human exposure to such hazardous materials.

We produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must review and, in some cases approve, our products and/or manufacturing processes and facilities before we may manufacture and sell some of these chemicals. To be able to manufacture and sell certain new chemical products, we may be required, among other things, to demonstrate to the relevant authority that the product does not pose an unreasonable risk during its intended uses and/or that we are capable of manufacturing the product in compliance with current regulations. The process of seeking any necessary approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products and could increase our customers’ efforts to find less hazardous substitutes for our products. We are subject to ongoing reviews of our products and manufacturing processes.

Products we have made or used could be the focus of legal claims based upon allegations of harm to human health. While we cannot predict the outcome of suits and claims, we believe that we maintain adequate reserves, in accordance with our policy, to address litigation and are adequately insured to cover foreseeable future claims. However, an unfavorable outcome in these litigation matters could have a material adverse effect on our business, financial condition and/or profitability and cause our reputation to decline.

We are subject to claims from our customers and their employees, environmental action groups and neighbors living near our production facilities.

We produce and use hazardous chemicals that require appropriate procedures and care to be used in handling them or in using them to manufacture other products. As a result of the hazardous nature of some of the products we produce and use, we may face claims relating to incidents that involve our customers’ improper handling, storage and use of our products. Additionally, we may face lawsuits alleging personal injury or property damage by neighbors living near our production facilities. These lawsuits could result in substantial damage awards against us, which in turn could encourage additional lawsuits and could cause us to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on our business, financial condition and/or profitability. In addition, the activities of environmental action groups could result in litigation or damage to our reputation.

As a global business, we are subject to numerous risks associated with our international operations that could have a material adverse effect on our business.

We have significant manufacturing and other operations outside the United States. Some of these operations are in jurisdictions with unstable political or economic conditions. There are numerous inherent risks in international operations, including, but not limited to:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	tariffs and trade barriers;

•	export duties and quotas;

•	changes in local economic conditions;

•	changes in laws and regulations;

•	exposure to possible expropriation or other government actions;

•	hostility from local populations;

•	diminished ability to legally enforce our contractual rights in non-U.S. countries;

•	restrictions on our ability to repatriate dividends from our subsidiaries;

•	unsettled political conditions and possible terrorist attacks against U.S. interests; and

•	natural disasters or other catastrophic events.

Our international operations expose us to different local political and business risks and challenges. For example, we face potential difficulties in staffing and managing local operations, and we have to design local solutions to manage credit risks of local customers and distributors. In addition, some of our operations are located in regions that may be politically unstable, having particular exposure to riots, civil commotion or civil unrests, acts of war (declared or undeclared) or armed hostilities or other national or international calamity. In some of these regions, our status as a U.S. company also exposes us to increased risk of sabotage, terrorist attacks, interference by civil or military authorities or to greater impact from the national and global military, diplomatic and financial response to any future attacks or other threats.

Some of our operations are located in regions with particular exposure to natural disasters such as storms, floods, fires and earthquakes. It would be difficult or impossible for us to relocate these operations and, as a result, any of the aforementioned occurrences could materially adversely affect our business.

In addition, intellectual property rights may be more difficult to enforce in non-U.S. or non-Western Europe countries.

Our overall success as a global business depends, in part, upon our ability to succeed under different economic, social and political conditions. We may fail to develop and implement policies and strategies that are effective in each location where we do business, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to foreign currency risk.

In 2011, approximately 68% of our net sales originated outside the United States. In our consolidated financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international revenues and earnings would be reduced because the local currency would translate into fewer U.S. dollars.

In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into a purchase or a sales transaction or indebtedness transaction using a different currency from the currency in which it records revenues. Given the volatility of exchange rates, we may not manage our currency transaction and/or translation risks effectively, and volatility in currency exchange rates may materially adversely affect our financial condition or results of operations, including our tax obligations. Since most of our indebtedness is denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

We have entered and expect to continue to enter into various hedging and other programs in an effort to protect against adverse changes in the non-U.S. exchange markets and attempt to minimize potential material adverse effects. These hedging and other programs may be unsuccessful in protecting against these risks. Our results of operations could be materially adversely affected if the U.S. dollar strengthens against non-U.S. currencies and our protective strategies are not successful. Likewise, a strengthening U.S. dollar provides opportunities to source raw materials more cheaply from foreign countries.

The recent European debt crisis and related European financial restructuring efforts have contributed to instability in global credit markets and may cause the value of the Euro to further deteriorate. If global economic and market conditions, or economic conditions in Europe, the United States or other key markets remain uncertain or deteriorate further, the value of the Euro and the global credit markets may weaken. While we do not transact a significant amount of business in Greece, Italy or Spain, the general financial instability in those countries could have a contagion effect on the region and contribute to the general instability and uncertainty in the European Union. If this were to occur, it could adversely affect our European customers and suppliers and in turn have a materially adverse effect on our international business and results of operations.

Increased energy costs could increase our operating expenses, reduce net income and negatively affect our financial condition.

Natural gas and electricity are essential to our manufacturing processes, which are energy-intensive. Oil and natural gas prices have fluctuated greatly over the past several years and we anticipate that they will continue to do so. Our energy costs represented approximately 7% of our total cost of sales for the fiscal year ended December 31, 2011 and 8% of our total cost of sales in both of the fiscal years ended December 31, 2010, and 2009.

Our operating expenses will increase if our energy prices increase. Increased energy prices may also result in greater raw materials costs. If we cannot pass these costs through to our customers, our profitability may decline. In addition, increased energy costs may also negatively affect our customers and the demand for our products.

We face increased competition from other companies and from substitute products, which could force us to lower our prices, which would adversely affect our profitability and financial condition.

The markets that we operate in are highly competitive, and this competition could harm our results of operations, cash flows and financial condition. Our competitors include major international producers as well as smaller regional competitors. We may be forced to lower our selling price based on our competitors’ pricing decisions, which would reduce our profitability. This has been further magnified by the impact of the recent global economic downturn, as companies have focused more on price to retain business and market share. In addition, we face competition from a number of products that are potential substitutes for our products. Growth in substitute products could adversely affect our market share, net sales and profit margins.

There is also a trend in our industries toward relocating manufacturing facilities to lower cost regions, such as Asia, which may permit some of our competitors to lower their costs and improve their competitive position. Furthermore, there has been an increase in new competitors based in these regions.

Some of our competitors are larger, have greater financial resources, have a lower cost structure, and/or have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected. Furthermore, if we do not have adequate capital to invest in technology, including expenditures for research and development, our technology could be rendered uneconomical or obsolete, negatively affecting our ability to remain competitive.

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition.

We have not yet realized all of the cost savings and synergies we expect to achieve from our current strategic initiatives, including the Momentive Combination and those related to shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, administrative and overhead savings, and new product development, and may not be able to realize such cost savings or synergies. A variety of risks could cause us not to realize the expected cost savings and synergies, including but not limited to, the following: the shared services agreement between us and MSC, dated October 1, 2010, as amended on March 17, 2011 (the “Shared Services Agreement”), may be viewed negatively by vendors, customers or financing sources, negatively impacting potential benefits; any difficulty or inability to integrate shared services with our business; higher than expected severance costs related to staff reductions; higher than expected retention costs for employees that will be retained; higher than expected stand-alone overhead expenses; delays in the anticipated timing of activities related to our cost-saving plan; increased complexity and cost in collaborating between us and MSC and establishing and maintaining shared services; and other unexpected costs associated with operating our business.

Our ability to realize the benefits of the Momentive Combination also may be limited by applicable limitations under the terms of our debt instruments. These debt instruments generally require that transactions between us and MSC with a value in excess of a de minimis threshold be entered into on an arm’s-length basis. These constraints could result in significantly fewer cost savings and synergies than would occur if these limitations did not exist. Our ability to realize intended savings also may be limited by existing contracts to which we are a party, the need for consents with respect to agreements with third parties, and other logistical difficulties associated with integration.

The Shared Services Agreement expires in October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). Moreover, the Shared Services Agreement is also subject to termination by either MSC or MPM, without cause, on not less than thirty days prior written notice subject to a one year transition assistance period. If the Shared Services Agreement is terminated, it could have a negative effect on our business, results of operations and financial condition, as we would need to replace the services that were being provided by MSC, and would lose the benefits we were generating under the agreement at the time.

If we are unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Shared Services Agreement, it would adversely affect our profitability and financial condition. In addition, while we have been successful in reducing costs and generating savings, factors may arise that may not allow us to sustain our current cost structure. As market and economic conditions change, we may also make changes to our operating cost structure. To the extent we are permitted to include the pro forma impact of such cost savings initiatives in the calculation of financial covenant ratios under our senior secured credit facilities (or, after entering into the ABL Facility, the ABL Facility), our failure to realize such savings could impact our compliance with such covenants.

Our success depends in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have a material adverse effect on our competitive position.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. We may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Many of our technologies are not covered by any patent or patent application, and our issued and pending U.S. and non-U.S. patents may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement and, if successful, our competitors could adversely affect our market share. Furthermore, the expiration of our patents may lead to increased competition.

Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have a material adverse effect on our business by jeopardizing critical intellectual property.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

We could face intellectual property infringement claims that could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

Our production processes and products are specialized; however, we could face intellectual property infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products, or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on certain of our key executives and our ability to attract and retain qualified employees.

Our ability to operate our business and implement our strategies depends, in part, on the skills, experience and efforts of Craig O. Morrison, our chief executive officer and President, and William H. Carter, our chief financial officer, and other key members of our leadership team. We do not maintain any key-man insurance on any of these individuals. In addition, our success will depend on, among other factors, our ability to attract and retain other managerial, scientific and technical qualified personnel, particularly research scientists, technical sales professionals and engineers who have specialized skills required by our business and focused on the industries in which we compete. Competition for qualified employees in the materials industry is intense and the loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects. Further, if any of these executives or employees joins a competitor, we could lose customers and suppliers and incur additional expenses to recruit and train personnel, who require time to become productive and to learn our business.

Our and MSC’s majority shareholder’s interest may conflict with or differ from our interests.

Apollo controls our ultimate parent company, Momentive Performance Materials Holdings LLC, or Momentive Holdings, which indirectly owns 100% of our common equity. In addition, representatives of Apollo comprise a majority of our directors. As a result, Apollo can control our ability to enter into significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of Apollo and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us.

Our ultimate parent company, Momentive Holdings, is also the ultimate parent company of our affiliate, MSC. Therefore, in addition to controlling our activities through its control of Momentive Holdings, Apollo can also control the activities of MSC through this same ownership and control structure. There can be no assurance that Apollo (and our senior management team, many of whom hold the same position with, or also provide services to, MSC) will not decide to focus its attention and resources on matters relating to MSC or Momentive Holdings that otherwise could be directed to our business and operations. If Apollo determines to focus attention and resources on MSC or any new business lines of MSC instead of us, it could adversely affect our ability to expand our existing business or develop new business.

Additionally, Apollo is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, even if Apollo invests in competing businesses through Momentive Holdings, such investments may be made through MSC or a newly-formed subsidiary of Momentive Holdings. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

So long as Apollo continues to indirectly own a significant amount of the equity of Momentive Holdings, even if such amount is less than 50%, they will continue to be able to substantially influence or effectively control our ability to enter into any corporate transactions.

Because our equity securities are not and will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

The diversion of our key personnel’s attention to other businesses could adversely affect our business and results of operations.

Certain members of our senior management team, including Mr. Morrison, our chief executive officer and President, and Mr. Carter, our chief financial officer, and other individuals who provide substantial services to our business, act in the same or similar capacities for, and are employed by, our affiliate, MSC. Certain of our employees, who provide substantial services to our business, also act in the same or similar capacities and provide services with respect to MSC. The services of such individuals are provided by us to MSC, or by MSC to us, pursuant to the Shared Services Agreement. Any or all of these individuals may be required to focus their time and energies on matters relating to MSC that otherwise could be directed to our business and operations. If the attention of our senior management team, and/or such other individuals providing substantial services to our business, is significantly diverted from their responsibilities to us, it could affect our ability to service our existing business and develop new business, which could have a material adverse effect on our business and results of operations. We cannot assure you that the implementation of the Shared Services Agreement will not be disruptive to our business.

If we fail to extend or renegotiate our collective bargaining agreements with our works councils and labor unions as they expire from time to time, if disputes with our works councils or unions arise, or if our unionized or represented employees were to engage in a strike or other work stoppage, our business and operating results could be materially adversely affected.

As of December 31, 2011, approximately 42% of our employees were unionized or represented by works councils that were covered by collective bargaining agreements. In addition, some of our employees reside in countries in which employment laws provide greater bargaining or other employee rights than the laws of the United States. These rights may require us to expend more time and money altering or amending employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by works councils, which generally must approve changes in conditions of employment, including restructuring initiatives and changes in salaries and benefits. A significant dispute could divert our management’s attention and otherwise hinder our ability to conduct our business or to achieve planned cost savings.

We may be unable to timely extend or renegotiate our collective bargaining agreements as they expire. For example, a majority of our manufacturing personnel at our Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio sites are covered by collective bargaining agreements that expire in the summer of 2013. We also may be subject to strikes or work stoppages by, or disputes with, our labor unions. In January 2011, the union at our Waterford, New York facility representing approximately 780 employees went on strike for two days in response to grievances. In addition, in January and November 2009, this union filed a variety of unfair labor practice charges against us with the National Labor Relations Board (the “NLRB”) arising from our implementation of a new wage rate schedule, a new job classification structure and a new overtime procedure at our Waterford, New York facility. In January 2010, the NLRB filed a complaint against us relating to a portion of these charges, and in July 2010 we reached a settlement with respect to these claims and the complaint was withdrawn. If we fail to extend or renegotiate our collective bargaining agreements, if additional disputes with our works councils or unions arise or if our unionized or represented workers engage in a further strike or other work stoppage, we could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business, financial position and results of operations.

Our pension plans are unfunded or under-funded, and our required cash contributions could be higher than we expect, having a material adverse effect on our financial condition and liquidity.

We sponsor various pension and similar benefit plans worldwide.

Our non-U.S. defined benefit pension plans were under-funded in the aggregate by $99 million as of December 31, 2011. Our U.S. defined benefit pension plans were under-funded in the aggregate by $83 million as of December 31, 2011.

We are legally required to make contributions to our pension plans in the future, and those contributions could be material. The need to make these cash contributions will reduce the amount of cash that would be available to meet other obligations or the needs of our business, which could have a material adverse effect on our financial condition and liquidity. In 2012, we expect to contribute approximately $13 million and $3 million to our U.S. and non-U.S. defined benefit pension plans, respectively, which we believe is sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.

Our future funding obligations for our employee benefit plans depend upon the levels of benefits provided for by the plans, the future performance of assets set aside for these plans, the rates of interest used to determine funding levels, the impact of potential business dispositions, actuarial data and experience, and any changes in government laws and regulations. In addition, our employee benefit plans hold a significant amount of equity securities. If the market values of these securities decline, our pension expense and funding requirements would increase and, as a result, could have a material adverse effect on our business.

Any decrease in interest rates and asset returns, if and to the extent not offset by contributions, could increase our obligations under these plans. If the performance of assets in the funded plans does not meet our expectations, our cash contributions for these plans could be higher than we expect, which could have a material adverse effect on our financial condition and liquidity.

Natural or other disasters have, and could in the future disrupt our business and result in loss of revenue or higher expenses.

Any serious disruption at any of our facilities or our suppliers’ facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of our facilities or our suppliers’ facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results.

For example, our manufacturing facility in Ohta, Japan and the manufacturing facilities of certain of our suppliers have been impacted by the effects of the earthquake and tsunami in Japan on March 11, 2011 and related events. Our Ohta facility is one of three facilities globally where we internally produce siloxane, a key intermediate required in our manufacturing process of silicones. We also produce a variety of finished silicone products at this plant, including highly specialized silicone products. We are currently able to shift only certain amounts of production to our other facilities throughout the world over the short term. Our Ohta plant, which is approximately 230 kilometers away from the nuclear power plant at Fukushima, Japan that incurred significant damage as a result of the earthquake, is our closest facility to the area affected by the earthquake and tsunami. We also have manufacturing and research facilities in Kozuki and Kobe, Japan that produce quartz products, and administration offices in Tokyo, Nagoya and Fukuoka, Japan, none of which were significantly impacted by the earthquake. In addition, our manufacturing facilities, primarily those located in the Asia Pacific region, purchase certain raw materials from suppliers throughout Japan. Our sales, operating income and Adjusted EBITDA in the first half of 2011 were reduced by approximately $31 million, $16 million and $16 million, respectively, as a result of the earthquake and related events, primarily due to power, transportation and other supply-related issues, along with reduced demand from Japanese customers impacted by the earthquake. Normal plant operations at our Ohta facility were restored in early May 2011 but uncertainty in Japan continues primarily with respect to the country’s energy infrastructure. To the extent conditions worsen, including, but not limited to, the resumption of rolling blackouts, further restrictions on power usage, disruptions in the supply chain, increased radiation exposure from damaged nuclear power plants or the expansion of evacuation zones around nuclear power plants, it could materially and adversely affect our operations, operating results and financial condition.

In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition. Our business interruption insurance may not be sufficient to cover all of our losses from a disaster, in which case our unreimbursed losses could be substantial.

Acquisitions and joint ventures that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance. Divestitures that we pursue also may present unforeseen obstacles and costs and alter the synergies we expect to achieve from the Momentive Combination.

We have made acquisitions of related businesses, and entered into joint ventures in the past and intend to selectively pursue acquisitions of, and joint ventures with, related businesses as one element of our growth strategy. Acquisitions may require us to assume or incur additional debt financing, resulting in additional leverage and complex debt structures. If such acquisitions are consummated, the risk factors we describe above and below, and for our business generally, may be intensified.

Our ability to implement our growth strategy is limited by covenants in our senior secured credit facilities, indentures and other indebtedness, our financial resources, including available cash and borrowing capacity, and our ability to integrate or identify appropriate acquisition and joint venture candidates.

The expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions or joint ventures. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition and joint venture strategy include:

•	potential disruptions of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. For example, if we were to acquire an international business, the preparation of the U.S. GAAP financial statements could require significant management resources. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

In addition we may pursue divestitures of certain of our businesses as one element of our portfolio optimization strategy. Divestitures may require us to separate integrated assets and personnel from our retained businesses and devote our resources to transitioning assets and services to purchasers, resulting in disruptions to our ongoing business and distraction of management. Divestitures may alter synergies we expect to achieve from the Momentive Combination.

Security breaches and other disruptions to our information technology infrastructure could interfere with our operations, and could compromise our information and the information of our customers and suppliers, exposing us to liability which would cause our business and reputation to suffer.

In the ordinary course of business, we rely upon information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including supply chain, manufacturing, distribution, invoicing, and collection of payments from customers. We use information technology systems to record, process and summarize financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal and tax requirements. Additionally, we collect and store sensitive data, including intellectual property, proprietary business information, the propriety business information of our customers and suppliers, as well as personally identifiable information of our customers and employees, in data centers and on information technology networks. The secure operation of these information technology networks, and the processing and maintenance of this information is critical to our business operations and strategy. Despite security measures and business continuity plans, our information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attacks by hackers or breaches due to employee error or malfeasance, or other disruptions during the process of upgrading or replacing computer software or hardware, power outages, computer viruses, telecommunication or utility failures or natural disasters or other catastrophic events. The occurrence of any of these events could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations, and damage our reputation, which could adversely affect our business, financial condition and results of operations.

Limitations on our use of certain product-identifying information, including the GE name and monogram, could adversely affect our business and profitability.

Historically, we have marketed our products and services using the GE brand name and monogram, and we believe the association with GE has provided us with preferred status among our customers and employees due to GE’s globally recognized brands and perceived high quality products and services. We and GE are parties to a trademark license agreement that granted us a limited right to, among other things, use the GE mark and monogram on our sealant, adhesive and certain other products. These rights will extend for an initial term of seven years that commenced on December 3, 2006, with a one-time option that allows us to renew the license for an additional five-year period, subject to certain terms and conditions, including the payment of royalties. We also retained the right to use numerous product specifications that contain the letters “GE” for the life of the respective products. While we continue to use the GE mark and monogram on these products and continue to use these product specifications, we will not be able to use the GE mark and monogram on other products, use GE as part of our name or advertise ourselves as a GE company. While we have not yet experienced any significant loss of business as a result of our limited use of the GE mark and monogram, our business could be disadvantaged in the future by the loss of association with the GE name.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve substantial risks and uncertainties. You can identify forward-looking statements because they contain words such as “believe,” “project,” “might,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or similar expressions that concern our strategy, plans or intentions. All statements we make in this prospectus relating to our estimated and projected revenue, margins, costs, expenditures, cash flows, growth rates, financial results, and prospects are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expect. We derive many of our forward-looking statements from our operating budgets and forecasts, which we base upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Some of the factors that we believe could affect our revenue, margins, costs, expenditures, cash flows, growth rates, financial results, business, condition and prospects include:

•	global economic conditions;

•	raw material costs and supply availability;

•	environmental regulations and related liabilities, including compliance and litigation costs;

•	litigation costs;

•	manufacturing regulations and related compliance and litigation costs;

•	risks associated with international operations;

•	foreign currency fluctuations;

•	rising energy costs;

•	increased competition;

•	the success of our strategic initiatives;

•	our holding company structure;

•	intellectual property protection and litigation;

•	our reliance on our key executives;

•	relations and costs associated with our workforce;

•	our pension liabilities;

•	natural disasters, acts of war, terrorism and other acts beyond our control;

•	the impact of our substantial indebtedness;

•	our incurring additional debt;

•	acquisitions, divestitures and joint ventures that we may pursue;

•	restrictive covenants related to our indebtedness; and

•	other factors presented under the heading “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The net proceeds of the offering of the initial notes were approximately $1,074 million, after deducting the initial purchaser discount and estimated fees and expenses related to the offering. We used the net proceeds from the offering (i) to repay all amounts outstanding under our senior secured credit facilities, (ii) to irrevocably deposit approximately $219 million with the trustee for our Second Lien Notes in order to satisfy and discharge all of our outstanding $200 million aggregate principal amount of Second Lien Notes, which will be redeemed on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption date, (iii) to pay related fees and expenses and (iv) for general corporate purposes.

CAPITALIZATION

The following table sets forth the Company’s cash and cash equivalents and capitalization as of September 30, 2012 on an actual basis and on an as-adjusted basis giving effect to the Refinancing Transactions.

You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2012
(dollars in millions)	Actual	As Adjusted
Cash and cash equivalents (1)	$110	$145

Long-term debt including current portion:
Senior secured credit facilities (2)
Revolving credit facility due 2012 (3)	$80	—
Term loan tranche B-1 due 2015	192	—
Term loan tranche B-2 due 2015 (4)	376	—
Term loan tranche B-3 due 2015 (5)	167	—
Notes	—	1,100
ABL Facility (6)	—	—
10% Senior Secured Notes due 2020	250	250
12 1/2% Second Lien Notes due 2014 (7)	184	—
9.0% Springing Lien Dollar Notes due 2021 (8)	1,161	1,161
9.5% Springing Lien Euro Notes due 2021 (9)	170	170
11 1/2% Senior Subordinated Notes due 2016	380	380
Agricultural Bank of China (ABOC) collateralized loan (10)	46	46
Medium term loan	3	3

Total long-term debt, including current portion	$3,009	$3,110

Total debt	$3,013	$3,114

Total deficit (11)	(960)	(1,002)

Total capitalization	$2,053	$2,112

(1)	Cash and cash equivalents consist of bank deposits, money market and other financial instruments with an initial maturity of three months or less.
(2)	Our existing senior secured credit facilities include (i) $735 million term loan facility, consisting of U.S. dollar-denominated tranches (B-1 and B-3) and a Euro-denominated tranche (B-2), (ii) $300 million revolving credit facility that includes availability for letters of credit and (iii) a $33 million synthetic letter of credit facility.
(3)	Total maximum borrowing availability of $300 million, of which $173 million was available as of September 30, 2012, after giving effect to $80 million of borrowings and $47 million of outstanding letters of credit under the revolving letter of credit facility and excluding our $32 million in outstanding letters of credit against the synthetic letter of credit facility.
(4)	€293 million tranche B-2 term loans due 2015 converted into U.S. dollars using the Company’s applicable Euro exchange rate as of September 30, 2012 of $1.2855 U.S. dollars per Euro.
(5)	$175 million tranche B-3 term loans due 2015 issued at a discount of $9 million. Consideration for the tranche B-3 term loans funded in April 2012 included cash and rollover debt. $9 million and $23 million of the tranche B-1 and B-2 term loans due 2013, respectively, were rolled over into the tranche B-3 term loans due 2015.
(6)

Total maximum borrowing availability of $300 million, subject to a borrowing base that is based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. The ABL Facility will have a five-year term unless, on any of the dates that is 91 days prior to the scheduled maturity of the 11 1/2% Senior Subordinated Notes due 2016, more than $50.0 million aggregate principal amount of the 11 1/2% Senior Subordinated Notes due 2016 is outstanding, in which case the ABL

Facility will mature on such earlier date. As of September 30, 2012, on an as-adjusted basis giving effect to the Refinancing Transactions, the maximum committed amount under the ABL Facility would have been $300 million, we estimate that the borrowing base under the ABL Facility would have been approximately $300 million (although the actual borrowing base will be subject to appraisals and reserves and could be lower), and $79 million of letters of credit would have been outstanding under the ABL Facility, leaving approximately $221 million available for borrowing. The maximum committed amount under the ABL Facility is subject to increase by up to the greater of (x) $50 million and (y) the excess of the borrowing base over the amount of the effective commitments at the time of such increase (to the extent we can identify lenders willing to make such an increase available to us).
(7)	$200 million principal of Second Lien Notes having an initial fair market value on date of issuance of $163 million. Under GAAP requirements for balance sheet presentation applicable to our SEC filings, the Second Lien Notes are presented using the substantial modification of debt treatment. In such presentation, the Company recognized a gain on the extinguishment of the applicable series of notes at the settlement date and recorded the Second Lien Notes at fair value as of the settlement date. The difference between the fair value and the face value of the Second Lien Notes is being expensed over the term of the Second Lien Notes as interest and added to the balance sheet as Second Lien Notes.
(8)	Includes $525.7 million of the notes issued to Apollo.
(9)	U.S. dollar equivalent of the issued Euro Notes.
(10)	Loan from the Agricultural Bank of China (“ABOC”) to MPM Nantong. The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The interest rate on the loan as of September 30, 2012 was 6.51%. MPM Nantong also has two working capital loan facilities with ABOC providing for revolving secured loans of up to $16 million (subject to exchange rates), all of which were outstanding as of September 30, 2012. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rate on these loans as of September 30, 2012 was 6.89%.
(11)	The As Adjusted column reflects the write-off of deferred debt issuance costs and debt discount related to the debt extinguished from the proceeds of the Refinancing Transactions and certain expenses related to the redemption and discharge of the Second Lien Notes.

COVENANT COMPLIANCE

The Credit Agreement and the indentures governing our existing notes contain, the Indenture contains, and, upon our entering into the ABL Facility, the agreement governing such facility is expected to contain, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions and, in the case of the Credit Agreement (and, after entering into the ABL Facility, the ABL Facility), the maintenance of a certain financial ratio. Payment of borrowings under the Credit Agreement and indentures may be accelerated if there is an event of default under such agreements. Events of default include the failure to pay principal and interest when due, a material breach of a representation or warranty, covenant defaults, events of bankruptcy and, as to the senior secured credit facilities, a change of control. Certain covenants in the Credit Agreement and in the indentures restrict our ability to take certain actions, such as incurring additional debt under new or existing facilities or making acquisitions, if we are unable to meet a certain senior first-lien secured debt to Adjusted EBITDA ratio and/or a defined Adjusted EBITDA to fixed charges ratio. However, all of these restrictions are subject to exceptions as described in our Credit Agreement and indentures. In addition, a covenant contained in the Credit Agreement requires us to maintain a certain senior first-lien secured debt to Adjusted EBITDA ratio. Specifically, as of September 30, 2012, the ratio of our “Total Senior Secured Net Debt” (as defined in the Credit Agreement, which excludes the Second Lien Notes, the Senior Secured Notes and the Second-Priority Springing Lien Notes (both before and after the Springing Lien Trigger Date)) to trailing twelve-month EBITDA (as defined in the Credit Agreement) may not exceed 4.25 to 1 (and effective as of November 16, 2012 may not exceed 5.25 to 1 as of the last day of any fiscal quarter thereafter pursuant to the terms of the Credit Agreement Amendment) as of the last day of any fiscal quarter at any time when there are borrowings or letters of credit outstanding (and not cash collateralized in full) under our revolving credit facility (which is part of the senior secured credit facilities under the Credit Agreement). On September 30, 2012, we were in compliance with the Senior Secured Leverage Ratio maintenance covenant set forth in the Credit Agreement for the fiscal quarter ending September 30, 2012. The completion of this offering, before payment of fees and expenses, will not, in itself, have any immediate positive or negative impact on our Senior Secured Leverage Ratio under the Credit Agreement.

Our ability to incur indebtedness or make investments is restricted under the indentures governing our existing notes and the terms of the Indenture unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months, or LTM, basis) of at least 2.00 to 1.00. “Fixed Charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of September 30, 2012, we were not able to satisfy this test. The restrictions on our ability to incur indebtedness or make investments under the indentures, however, are subject to exceptions, including exceptions that permit indebtedness under our senior secured credit facilities (including the use of unused borrowing capacity under our revolving credit facility, which was $173 million at September 30, 2012).

We expect to enter into a new ABL Facility that will replace the senior secured credit facilities as soon as practicable following the satisfaction of customary closing conditions. See “Description of Other Indebtedness—First Priority Lien Obligations—ABL Facility.” The financial maintenance covenant in the agreement governing our ABL Facility is expected to provide that if our availability under the ABL Facility is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $30 million, we are required to have an Adjusted EBITDA to Fixed Charges ratio (measured on a last twelve months, or LTM, basis) of at least 1.0 to 1.0 as of the last day of any fiscal quarter. We do not currently meet such ratio, and therefore in the event that we enter into the ABL Facility, we do not expect to allow our availability under the ABL Facility to fall below such levels.

“Adjusted EBITDA” as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the Credit Agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the Indenture. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance or liquidity measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our senior secured credit facility may not consider indicative of our ongoing operations.

In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (which we refer to as “pro forma savings”) and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

Set forth below is a reconciliation of net loss attributable to Momentive to EBITDA and Adjusted EBITDA (as calculated under the Credit Agreement and substantially as calculated under our various indentures) for the last twelve-month period ended September 30, 2012 and the fiscal years ended December 31, 2011, 2010 and 2009.

(dollars in millions)	Last Twelve Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009
Net loss attributable to Momentive Performance Materials Inc.	$(329)	$(141)	$(64)	$(42)
(Gain) loss on extinguishment and exchange of debt	(1)	(7)	78	(179)
Interest expense, net	260	256	249	258
Income taxes	14	27	(2)	15
Depreciation and amortization	192	197	197	191

EBITDA	136	332	458	243

Noncontrolling interest (1)	—	1	1	—
Restructuring and other costs (2)	46	35	23	23
Non cash effects (3)	11	3	7	(5)
Management fee and other (4)	7	6	4	—
Pro forma savings from Shared Services Agreement (5)	17	28	50	—
Pro forma savings from other initiatives (6)	26	2	—	24
Exclusion of Unrestricted Subsidiary results (7)	(20)	(22)	(19)	(2)

Adjusted EBITDA	$223	$385	$524	$283

Key Calculations under Credit Agreement
Total Senior Secured Net Debt (8)	$738
Senior Secured Leverage Ratio for the twelve-month period ended September 30, 2012	3.31

(1)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture in 2011.
(2)	Relates primarily to restructuring and other costs.

(3)	Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) impairment or disposal charges. For the twelve-month period ended September 30, 2012, non-cash items include: (i) unrealized foreign currency exchange loss of $13 million, (ii) asset disposal charges of $3 million, (iii) stock-based compensation expense of $1 million and (iv) pension curtailment gains of $6 million. For the fiscal year ended December 31, 2011, non-cash items include: (i) stock-based compensation expense of $2 million, (ii) unrealized foreign currency exchange loss of $7 million and (iii) a pension curtailment gain of $6 million. For the fiscal year ended December 31, 2010, non-cash items include: (i) stock-based compensation expense of $3 million and (ii) unrealized foreign currency exchange loss of $4 million. For the fiscal year ended December 31, 2009, non-cash items include: (i) stock-based compensation expense of $1 million, (ii) unrealized foreign currency exchange gain of $4 million and (iii) unrealized gain on natural gas derivative contracts not designated as cash flow hedges of $1 million.
(4)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.
(5)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC. See “Risk Factors—Risks Related to our Business—We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition.”
(6)	Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings. See “Risk Factors—Risks Related to our Business—We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition.”
(7)	Reflects the exclusion of EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.
(8)	As defined in the Credit Agreement (i.e., excludes the Second-Priority Springing Lien Notes, the Second Lien Notes and the Senior Secured Notes).

The table below sets forth historical Senior Secured Leverage Ratios, as defined in the Credit Agreement, for the last twelve-month period ended September 30, 2012 and the years ended December 31, 2011, 2010 and 2009.

(dollars in millions)	Last Twelve Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009
Total Senior Secured Net Debt (at period end)	$738	$801	$765	$967
Adjusted EBITDA	223	385	524	283
Senior Secured Leverage Ratio	3.31x	2.08x	1.46x	3.42x

SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION

The selected historical consolidated financial data as of December 31, 2011, and 2010 and for the fiscal years ended December 31, 2011, 2010, and 2009 have been derived from the audited consolidated financial statements of the Company, included elsewhere in this prospectus.

The financial data as of December 31, 2009, 2008 and 2007 and for the fiscal years ended December 31, 2008 and 2007 have been derived from our audited consolidated financial statements and related notes thereto.

The selected historical financial data as of and for the fiscal nine-month periods ended September 30, 2012 and 2011 have been derived from the unaudited condensed consolidated financial statements of the Company, included elsewhere in this prospectus.

You should read the following selected historical financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “ Capitalization,” and our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

	As of and for the Fiscal Nine-Month Period Ended		As of and for the Year Ended December 31,
(dollars in millions)	September 30, 2012	September 30, 2011	2011	2010	2009	2008	2007
Statement of Operations Data:
Net sales	$1,791	$2,041	$2,637	$2,588	$2,083	$2,639	$2,538
Costs and expenses:
Cost of sales, excluding depreciation	1,293	1,351	1,798	1,645	1,420	1,838	1,653
Selling, general and administrative expenses	307	292	389	388	346	422	389
Depreciation and amortization expenses	142	147	197	197	191	237	295
Research and development expenses	53	60	78	73	63	76	79
Restructuring and other costs	32	21	33	23	23	45	40
Goodwill impairment charge	—	—	—	—	—	858	—

Operating income (loss)	$(36)	$170	$142	$262	$40	$(837)	$82
Other income (expense):
Interest expense, net	(197)	(193)	(256)	(249)	(258)	(277)	(281)
Other income (expense), net	11	—	—	—	12	6	(20)
Gain (loss) on extinguishment and exchange of debt	(6)	—	7	(78)	179	—	—

Loss before income taxes (benefit) and earnings (losses) from unconsolidated entities	(228)	(23)	(107)	(65)	(27)	(1,108)	(219)
Income taxes (benefit)	9	22	27	(2)	15	(110)	35

Loss before earnings (losses) from unconsolidated entities	(237)	(45)	(134)	(63)	(42)	(998)	(254)
Earnings (losses) from unconsolidated entities	3	—	(6)	—	—	—	—

Net loss	(234)	(45)	(140)	(63)	(42)	(998)	(254)
Net (income) loss attributable to noncontrolling interest	—	(1)	(1)	(1)	—	1	—

Net loss income attributable to Momentive	$(234)	$(46)	$(141)	$(64)	$(42)	$(997)	$(254)

Balance Sheet Data (at period end):
Cash and cash equivalents	$110	$250	$203	$254	$210	$340	$249
Working capital (1)	321	515	382	493	388	551	589
Property and equipment, net	1,040	1,095	1,084	1,109	1,166	1,225	1,249
Total assets	2.986	3,170	3,165	3,292	3,307	3,584	4,447
Total debt (2)	3,013	2,998	2,934	2,979	3,054	3,240	3,078
Total (deficit) equity	(960)	(625)	(736)	(604)	(578)	(541)	323
Cash Flow Data:
Operating activities	$(103)	$84	$109	$262	$27	$77	$302
Investing activities	(69)	(73)	(119)	(99)	(85)	(154)	(230)
Financing activities	65	(15)	(41)	(112)	(66)	175	13
Other Financial Data:
Capital expenditures	$69	$71	$111	$95	$77	$140	$177
Maintenance capital expenditures (3)	55	35	60	54	40	45	56
Ratio of earnings to fixed charges (4)	—	—	—	—	—	—	—

(1)	Working capital is defined as current assets net of current liabilities.
(2)	Total debt includes short-term borrowings, current installments of long-term debt and long-term debt.
(3)	Includes maintenance and environmental, health and safety capital expenditures, which amounts are also included in total capital expenditures.
(4)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expenses that management believes is representative of the interest component of rental expense. For the fiscal nine-month periods ended September 30, 2012 and 2011, earnings were insufficient to cover fixed charges and there was a deficiency of $228 and $23, respectively. For the fiscal year ended December 31, 2011, 2010, 2009, 2008 and 2007, earnings were insufficient to cover fixed charges and there was a deficiency of $107, $65, $27, $1,108 and $219, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition for the years ended December 31, 2011, 2010 and 2009 with the audited consolidated financial statements and related notes, and for the fiscal nine-month periods ended September 30, 2012 and September 30, 2011 with the unaudited condensed consolidated financial statements and related notes, each included elsewhere herein. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Basis of Presentation

On December 3, 2006, the MPM Group acquired GE Advanced Materials, an operating unit within the Industrial Segment of GE. The purchase price for GE Advanced Materials was approximately $3.78 billion, including purchase price adjustments paid in August 2007. Since 2006 until the third quarter of 2012, we have operated as a stand-alone entity with two operating segments: Silicones and Quartz. Effective in the third quarter of 2012, the segments are managed as one operating segment, however, we will continue to report our results for Silicones and Quartz as separate businesses. See “—Business Overview—Reportable Segments.”

Components of Our Financial Presentation

Sales. Our sales consist of total sales net of rebates, discounts and allowances, and are affected by changes in the price of our products and the quantity of product sold to our customers. Sales volume growth is primarily a function of the pace of macroeconomic growth, expansion into new and growing regions and introduction of new products or new applications. Our ability to successfully introduce new products is driven by the unique properties of our materials and is dependent on our research and development efforts. Decreases in the volume of products sold does not necessarily result in a reduction in overall sales due to our strategy of shifting sales to higher priced products as we manage and optimize our product mix.

Our Silicones business has a diversified revenue base across a variety of end-markets, which has historically reduced our vulnerability to industry trends. Furthermore, our Silicones products are often used in niche applications that represent a small portion of our customers’ material costs. Our Quartz business is more directly affected by the growth of a small number of industries and generally follows trends in those industries. In 2009, as a result of the global recession, we experienced a year-over-year decline of approximately 20% in Silicones’ sales with declines across most of our end markets and geographic areas. Our Silicones sales in 2010 were positively impacted year-over-year primarily due to improved global economic conditions and inventory restocking. Our Silicones sales in 2011 were positively impacted year over year due to the pass through of raw material price increases offset by inventory destocking and global economic conditions. However, as a result of a global economic slowdown and inventory destocking in the fourth quarter of 2011, we experienced a year over year decline of approximately 10% in sales with declines across a majority of our end markets. In 2009, the Quartz business experienced a sales decline of approximately 33%, primarily as a result of the continuation of the cyclical downturn in demand for semiconductor capital goods exacerbated by the global recession. Our Quartz sales in 2010 increased 78% year-over-year primarily due to improved global economic conditions and strength in the semiconductor capital goods industry. In 2011 sales in our Quartz business increased by approximately 8% compared to 2010 as a result of strength in the semiconductor cycle. Our Quartz business experienced a sales decline in the fourth quarter of 2011 of approximately 21% primarily as a result of the cyclical downturn in demand for semiconductor capital goods.

We have a global sales presence with 38%, 31% and 31% of our 2011 revenues compared to 38%, 30% and 32% of our 2010 revenues generated in the Americas, Europe and Asia, respectively. The diversity of the customer base coupled with our strategy of growing our sales of high value specialty products generally enhances the stability of our revenues. With respect to the Silicones business, over time, we have migrated our product mix towards more specialty formulations, which historically have tended to be somewhat less vulnerable to economic downturns. With respect to our Quartz business, selling prices are relatively stable due to the high value, technology content of our applications.

Cost of Sales, Excluding Depreciation. The principal components of our cost of sales are raw materials, labor and energy costs. The cost of silicon metal comprised approximately 27% of our total raw material costs in our Silicones’ manufacturing processes in 2011. Average silicon metal prices in 2011 were higher as compared to 2010. Our Quartz production relies heavily on a specific type of sand, which is currently available in the necessary quality and quantity from primarily one supplier, Unimin. Because Unimin controls more than 90% of the quartz sand market, it exercises significant control over quartz sand prices, which have been steadily increasing. While we continue to negotiate a new long-term supply arrangement with Unimin, we recently amended our supply agreement with Unimin, extending the term of the agreement through December 31, 2012.

Our other primary raw material inputs range from platinum to hydrochloric acid with no other single raw material accounting for a material portion of our total raw material costs. At this time, we expect to achieve significant cost savings and synergies in raw material procurement under the Shared Services Agreement.

The other significant components of our cost of sales are labor (which includes wages, salary, and benefit expenses attributable to our manufacturing personnel) and energy. Our labor costs are primarily driven by resource levels and local wage structures along with inflation and represented approximately 13% of our cost of sales for 2011. Plant employees at a non-managerial level are primarily unionized or represented by work councils. Our energy costs represented approximately 7% of our cost of sales for 2011. Energy costs include the cost of natural gas and electricity that are used to convert raw materials to finished goods in our production processes. As a part of our natural gas hedging program, we purchased natural gas options to limit our exposure to a portion of our costs for natural gas in the United States in 2011 and 2012. The results of any hedging transactions we enter into could be positive, neutral or negative in any period depending on the price changes in the hedged exposures.

We have successfully completed and continue to pursue various cost reduction initiatives focused on the efficiency of our production processes and control of labor costs. Examples of cost reduction projects include: energy conservation, production yield improvements, sourcing through low cost countries, overtime reduction, and other labor efficiency.

Selling, General and Administrative Expenses. The principal components of our selling, general and administrative expenses are wages and benefits for salaried personnel around the world relating to a variety of functions, other than research and development. Selling, general and administrative expenses include (1) commercial, marketing, advertising, finance, administration, travel and entertainment expenses and (2) depreciation and amortization of property, plant and equipment and intangible assets.

Research and Development Expenses. In 2011 and 2010, we spent an amount equal to approximately 3% of each year’s revenues on research and development. Research and development expenses include wages and benefits for research personnel including engineers and chemists; payments to consultants and third party testing companies, costs of supplies and chemicals used in in-house laboratories and costs of research and development facilities. Our research and development efforts focus on the development of new applications for our existing products and technological advances that we expect will lead to new products.

Other Income (Expense). Other income (expense) primarily includes gain (loss) on extinguishment and exchange of debt, interest income and expense, and realized and unrealized gains and losses on foreign currency forward contracts. Since the completion of the GE Advanced Materials Acquisition, we have a significant amount of third-party indebtedness and substantial debt service requirements that has resulted in significantly higher interest expense.

Currency Exchange Rates. Assets and liabilities of non-U.S. operations have been translated into U.S. dollars at the applicable rates of exchange in effect at the end of each period and any resulting translation gains and losses are included as a separate component of equity (deficit) in the Consolidated Balance Sheets. Revenues, expenses and cash flows have been translated at the applicable weighted average rates of exchanges in effect during the applicable period and the aggregate gains and losses on these transactions are included in selling, general and administrative expenses in the Consolidated Statements of Operations. Certain non-U.S. operations use the U.S. dollar as their functional currency since a majority of their activities are transacted in U.S. dollars.

Critical Accounting Policies

Our principal accounting policies are described under Note 2 to the consolidated financial statements (Summary of significant accounting policies) included elsewhere herein. The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Impairment of Long-Lived Assets. Long-lived assets such as property and equipment, and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized. The impairment charge is the amount by which the carrying amount of the asset exceeds the fair value of the asset. For purposes of recognition and measurement of an impairment loss, assets are grouped at the level at which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets, reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated. We have not recorded significant charges related to the impairment of long-lived assets and we are not aware of any events or circumstances that would indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets. Our intangible assets with estimable useful lives of up to 20 years are amortized using the straight-line method. Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment. We test goodwill for impairment on an annual basis and between annual tests in certain circumstances. This assessment requires us to estimate the fair market value of our reporting units. If we determine that the fair values of our reporting units are less than their carrying amounts, absent other facts to the contrary, we must recognize an impairment charge for the associated goodwill of the reporting unit against earnings in our consolidated financial statements. Based on the guidance provided by the Goodwill and other Topics, ASC 350-20-35, we have determined that the Silicones and Quartz businesses represent two reporting units for the purposes of the annual goodwill impairment evaluation.

We perform an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, we determine it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, goodwill is evaluated for impairment using the two-step process as prescribed in the Goodwill and other Topics, ASC 350-20-35. The first step is to compare the fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment. Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. To determine fair value for our reporting units, we use a combination of a discounted cash flow model and a market multiple model, both weighted equally. The discounted cash flow model requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows over a multiyear period, as well as determine the weighted average cost of capital to be used as a discount rate. Applying this discount rate to the multiyear projections provides an estimate of fair value for the reporting unit. The benefit to the discounted cash flow model is that it incorporates management’s understanding of the business and factors in company specific data that may not be representative of other market participants. The market multiple method requires management to select a representative sample of peer companies to incorporate into the model. Utilizing financial information available for the peer companies, management arrives at a market multiple that is applied to our projected EBITDA to arrive at the estimated fair value of the reporting unit. The benefit to the market multiple model is that it incorporates external market factors and the performance of other similar market participants in order to arrive at an estimate of fair value. In preparing the goodwill impairment analysis, we believe that an equal weighting of the two models is the most meaningful manner in which to arrive at an estimate of fair value as it incorporates both internal knowledge of the Company as well as the external market factors to which we are exposed.

In conjunction with the 2011 and 2010 annual goodwill impairment tests, the fair value of the Silicones reporting unit was determined to be substantially in excess of the carrying value. The Quartz reporting unit does not have any goodwill.

Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the reporting unit and the effects of changes in circumstances affecting this valuation, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimates.

Pension Liabilities. Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions—discount rate and expected return on assets—are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually on a plan and country-specific basis. We periodically evaluate other assumptions involving demographic factors, such as retirement age, mortality and turnover, and update them to reflect our experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of market factors.

Accumulated and projected benefit obligations are measured as the present value of future cash payments. We discount those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

To determine the expected long-term rate of return on pension plan assets, we consider current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for our principal benefit plans’ assets, we evaluate general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. Deferred tax assets are subject to valuation allowances based upon management’s estimates of realizability.

The Income Taxes Topic, ASC 740, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The Statement prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. We also apply the guidance relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Business Overview

We believe we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. Silicones are a multi-functional family of materials used in a wide variety of products and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz division manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

We serve more than 5,000 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s.

Reportable Segments

On July 17, 2012, we made certain changes to our internal reporting structure. These changes caused us to re-evaluate our reportable segments as well as the profitability measure we use to manage our reportable segments. Effective in the third quarter of 2012, the segments are managed as one operating segment, however, we will continue to report our results for Silicones and Quartz as separate businesses; also, our profitability measure has changed from operating income to Segment EBITDA (earnings before interest, income taxes, depreciation and amortization). Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain other income and expenses. Effective in the third quarter of 2012, Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among businesses. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals.

We will continue to evaluate the Company’s organizational structure to continue its evolution and will continue to refine our operating structure to better align our service to our customers and improve our cost position, while continuing to invest in global growth opportunities.

Momentive Combination and Shared Services Agreement

In October 2010, our parent, Momentive Performance Materials Holdings Inc., and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc. and referred to herein as “MSC”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC. We refer to this transaction as the “Momentive Combination.” In connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MSC, pursuant to which we provide to MSC, and MSC provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between us and MSC.

We anticipate that the Momentive Combination will provide opportunities to streamline our business and reduce our cost structure, and are currently targeting $64 million of cost savings related to the Momentive Combination. Through September 30, 2012, we realized $59 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 9 to 15 months.

Business Strategy

As a significant player in the performance materials industry, we believe we have unique opportunities to strategically grow our business over the long term. We continue to develop new products with an emphasis on innovation and expanding our product solutions for our existing global customer base, while growing our businesses in faster growing regions in the world, such as Asia-Pacific, Eastern Europe, Latin America, India and the Middle East. We believe the benefits of the Momentive Combination and the combined MSC and MPM global manufacturing footprint and technology platform will allow us to deliver our higher-end specialty products into these higher growth markets. Through these growth strategies we strive to create shareholder value and generate significant free cash flow.

2012 Overview

•

Net sales decreased $250 million in the nine months ended September 30, 2012, as compared to the same period in 2011, primarily due to a decrease in price and mix shift of $150 million, a decrease in volume of $53 million and unfavorable exchange rate fluctuations of $47 million.

•

During the nine months ended September 30, 2012, we realized approximately $23 million and $10 million in cost savings as a result of the Shared Services Agreement with MSC and other initiatives, respectively. As of September 30, 2012, we have approximately $17 million and $26 million of in-process cost savings that we expect to achieve over the next 9 to 15 months in connection with the Shared Services Agreement and other initiatives, respectively.

•

In April 2012, we incurred incremental term loans due May 2015 under our senior secured credit facilities in an aggregate principal amount of $175 million. Net consideration from the transaction (which consisted of a combination of cash and rollover debt after discounts and fees), together with cash on hand, was used to extinguish $178 million aggregate U.S. dollar equivalent principal amount of existing term loans maturing December 2013, effectively extending these maturities by approximately two years. The new term loans bear interest at an adjusted LIBOR rate plus an applicable margin of 3.50%.

•

In May 2012, we issued $250 million aggregate principal amount of 10% senior secured notes due 2020 at an issue price of 100% (the “Senior Secured Notes”). We used the net proceeds to repay $240 million aggregate principal amount of our existing term loans maturing May 2015 under our senior secured credit facilities, effectively extending these maturities by approximately five years.

•

On July 17, 2012, our Board of Directors approved plans to realign our businesses globally. These actions are part of our initiatives to better service our customers and improve our cost position, while continuing to invest in global growth opportunities. As a result of the realignment, we expect to reduce our workforce by approximately 6%. In connection with the workforce reductions, we expect to incur one-time pretax charges related to severance and other benefits of approximately $30 million, $14 to $18 million of which is anticipated to be recognized in 2012 with the remainder to be recognized in 2013. Substantially all of these charges will result in cash expenditures.

2011 Overview

•	Net sales increased 2% in 2011 as compared to 2010 primarily due to an increase in selling prices of 4% and fluctuations in exchange rates of 3%, offset by a decrease in sales volume of 5%.

•

Operating income in 2011 was $142 million, down $120 million from 2010 primarily driven by increases in raw material inflation, decreases in volume and fluctuations in exchange rates, partially offset by increases in price and synergies.

•

Although our manufacturing facility in Ohta, Japan suffered no significant damage to key assets or materials from the earthquake and tsunami in Japan on March 11, 2011 and subsequent aftershocks, our operations at this facility primarily during the first half of 2011 were negatively impacted by power, transportation and other supply related issues, along with reduced demand from Japanese customers impacted by the earthquake.

•

During 2011, we realized approximately $23 million in cost savings as a result of the Shared Services Agreement with MSC. As of December 31, 2011, we have approximately $28 million of in-process cost savings and synergies that we expect to achieve over the next 12 to 18 months in connection with the Shared Services Agreement.

•

In February 2011, we amended our credit agreement governing our senior credit facilities. Under the amendment, we extended the maturity of approximately $846 million aggregate U.S. dollar equivalent principal amount of our U.S. dollar and Euro denominated term loans held by consenting lenders from December 4, 2013 to May 5, 2015 and increased the interest rate on these term loans 125 basis points to LIBOR plus 3.5% and Euro LIBOR plus 3.5%, respectively, among other actions.

Recent Developments

•

On October 25, 2012, MPM Escrow LLC and MPM Finance Escrow Corp., our wholly owned special purpose subsidiaries, issued $1,100,000,000 principal amount of first-priority senior secured notes due 2020 (the “First Lien Notes”) in a private offering. The proceeds from the sale of First Lien Notes were initially placed in escrow and were released on November 16, 2012 as described in “Recent Financing Transactions” below. The proceeds from the sale of First Lien Notes were used, on November 16, 2012, (i) to repay all amounts outstanding under our senior secured credit facilities, (ii) to irrevocably deposit approximately $219 million with the trustee for our Second Lien Notes in order to satisfy and discharge all of our outstanding $200 million aggregate principal amount of Second Lien Notes, which will be redeemed on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption date, (iii) to pay related fees and expenses and (iv) for general corporate purposes.

•

On October 25, 2012, we obtained commitments from financial institutions for a new $270 million asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”), as described in “Recent Refinancing Transactions” below, and we expect to obtain an additional $30 million in commitments to bring the total facility size to $300 million. The borrowing base will be based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. The ABL Facility will replace our existing senior secured credit facilities and we expect to enter into the ABL Facility as soon as practicable following the satisfaction of customary closing conditions.

•

Effective as of November 16, 2012, we amended the credit agreement governing our senior secured credit facilities (such amendment, the “Credit Agreement Amendment”) to, among other things, allow for our assumption of the First Lien Notes and the pari passu sharing of the collateral of the Company and its domestic subsidiaries currently securing the senior secured credit facilities between the secured parties under such credit facilities and the holders of the First Lien Notes. The Credit Agreement Amendment also increased the maximum senior secured leverage ratio to which we are subject from

4.25 to 1.00 to 5.25 to 1.00, increased the applicable margin with respect to revolving loans to 6.00% for Eurocurrency loans effective as of 60 days after the effective date of the Credit Agreement Amendment and modified certain other provisions of the senior secured credit facilities.

2012 Outlook

Our business is impacted by general economic and industrial conditions, including general industrial production, automotive builds, housing starts, construction activity, consumer spending and semiconductor capital equipment investment. Our business has both geographic and end market diversity which often reduces the impact of any one of these factors on our overall performance.

Due to recent worldwide economic developments, the short-term outlook for our business is difficult to predict. In the third quarter of 2012, sales decreased approximately 10% in our silicones business versus the second quarter of 2012, primarily as a result of normal seasonality and continued softness in demand in the construction and industrial sectors. Sales at our Quartz business remained flat in the third quarter, as compared to the second quarter of 2012, but demand continues to be weak as a result of the cyclical downturn in the semiconductor capital equipment industry. We expect the continued volatility in the global financial markets, the ongoing debt crisis in Europe, economic softness in China and other Asia Pacific countries and lack of consumer confidence, as well as continued over-capacity in our industry, will continue to adversely impact our results for the remainder of 2012 and into 2013. During the fourth quarter of 2012, however, we expect to benefit from normal seasonality and ongoing cost reduction initiatives on a sequential basis.

We are focused on managing liquidity and optimizing resources in our manufacturing footprint and across our cost structure. We are continuing to invest in growth opportunities in our higher growth product lines and geographical regions and will leverage the combination of our proprietary technologies, strategic investment in key assets, and leading presence in high-growth end markets to benefit as the global economy recovers and for long-term success.

An additional economic recession or further postponement of the modest economic recovery could have an adverse impact on our business and results of operations. If global economic growth remains slow for an extended period of time or another economic recession occurs, the fair value of our reporting units and long-lived assets could be more adversely affected than we estimated in earlier periods. This may result in goodwill or other additional asset impairments beyond amounts that have already been recognized.

In response to the uncertain economic outlook, we are reviewing our plans to aggressively accelerate savings from the Shared Services Agreement with MSC in order to capture these cost savings as quickly as possible, while also reviewing our cost structure and manufacturing footprint across all businesses. We have begun to execute restructuring and cost reduction programs with $26 million of in-process cost savings. We continue to evaluate additional actions that could lead to more significant restructuring, exit and disposal costs and asset impairments.

We expect long-term raw material cost fluctuations to continue because of price movements of key feedstocks. To help mitigate the fluctuations in raw material pricing, we have purchase and sale contracts and commercial arrangements with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in the timing of pricing mechanism trigger points between our sales and purchase contracts, there is often a lead-lag impact during which margins are negatively impacted in the short term when raw material prices increase and are positively impacted in the short term when raw material prices fall. We continue to implement selective pricing actions to compensate for the increase in raw materials expected during 2012.

We remain optimistic about our position in the global markets when they recover to more stable conditions.

Results of Operations

The following table sets forth certain historical consolidated financial information, in both dollar and percentages of net sales, for the fiscal nine-month periods ended September 30, 2012 and September 30, 2011 and the fiscal years ended December 31, 2011, 2010 and 2009:

	Fiscal Nine-Month Period Ended				Year Ended December 31,
(dollars in millions, except share data)	September 30, 2012		September 30, 2011		2011		2010		2009
Net sales	$1,791	100%	$2,041	100%	$2,637	100%	$2,588	100%	$2,083	100%
Costs and expenses:
Cost of sales, excluding depreciation	1,293	72%	1,351	66%	1,798	68%	1,645	64%	1,420	68%
Selling, general and administrative expenses and depreciation	449	25%	439	22%	586	22%	585	23%	537	26%
Research and development expenses	53	3%	60	3%	78	3%	73	3%	63	3%
Restructuring and other costs	32	2%	21	1%	33	1%	23	1%	23	1%

Operating income (loss)	(36)	(2)%	170	8%	142	5%	262	10%	40	2%
Other income (expenses)
Interest expense, net	(197)	(11)%	(193)	(10)%	(256)	(10)%	(249)	(10)%	(258)	(12)%
Other income, net	11	—%	—	—%	—	—%	—	—%	12	1%
Gain (loss) on extinguishment and exchange of debt	(6)	—%	—	—%	7	—%	(78)	(3)%	179	9%

Loss before income taxes (benefit) and earnings (losses) from unconsolidated entities	(228)	(13)%	(23)	(1)%	(107)	(4)%	(65)	(3)%	(27)	(1)%
Income taxes (benefit)	9	1%	22	1%	27	1%	(2)	—%	15	1%

Loss before earnings (losses) from unconsolidated entities	(237)	(13)%	(45)	(2)%	(134)	(5)%	(63)	(2)%	(42)	(2)%
Earnings (losses) from unconsolidated entities	3	—%	—	—%	(6)	—%	—	—%	—	—%

Net loss	(234)	(13)%	(45)	(2)%	(140)	(5)%	(63)	(2)%	(42)	(2)%
Net income attributable to the noncontrolling interest	—	—%	(1)	—%	(1)	—%	(1)	—%	—	—%
Net loss attributable to Momentive Performance Materials Inc.	$(234)	(13)%	$(46)	(2)%	$(141)	(5)%	$(64)	(2)%	$(42)	(2)%

Net Sales by Business
Silicones	$1,616	90%	$1,780	87%	$2,310	88%	$2,286	88%	$1,913	92%
Quartz	175	10%	261	13%	327	12%	302	12%	170	8%

Total	$1,791	100%	$2,041	100%	$2,637	100%	$2,588	100%	$2,083	100%

Fiscal Nine-Month Period Ended September 30, 2012 Compared to Fiscal Nine-Month Period Ended September 30, 2011 (Unaudited)

Net Sales. Net sales in the fiscal nine-month period ended September 30, 2012 were $1,791 million, compared to $2,041 million for the fiscal nine-month period ended September 30, 2011 (the “prior period in 2011”), a decrease of $250 million or 12%. The decrease was primarily due to a decrease in price and mix shift of $150 million, a decrease in volume of $53 million and unfavorable exchange rate fluctuations of $47 million. Sales were negatively impacted by lower sales in the automotive, electronics and industrial sectors, as well as by a downturn in demand for semiconductor related products.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal nine-month period ended September 30, 2012 was $1,293 million, compared to $1,351 million for the prior period in 2011, a decrease of $58 million or 4%. The decrease was primarily due to exchange rate fluctuations of $43 million, cost savings as a result of the Shared Services Agreement with MSC and other initiatives of $23 million and the impact of lower sales, partially offset by inflation in raw material and processing costs of $43 million and lower factory leverage.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal nine-month period ended September 30, 2012 were $449 million, compared to $439 million for the prior period in 2011, an increase of $10 million or 2%. The increase was primarily due to exchange rate fluctuations of $8 million (primarily relating to the translation of debt denominated in a currency other than the functional currency) and inflation of $6 million, partially offset by cost savings as a result of the Shared Services Agreement with MSC of $10 million.

Research and Development Expenses. Research and development expenses in the fiscal nine-month period ended September 30, 2012 were $53 million, compared to $60 million for the prior period in 2011, a decrease of $7 million or 12%. The decrease was primarily related to the timing of new projects.

Restructuring and Other Costs. Restructuring and other costs in the fiscal nine-month period ended September 30, 2012 were $32 million, compared to $21 million for the prior period in 2011. For the fiscal nine-month period ended September 30, 2012, these costs were comprised of restructuring costs (primarily severance payments associated with previously announced workforce reductions) of $19 million and other costs (primarily one-time payments for services and integration costs) of $13 million. For the fiscal nine-month period ended September 30, 2011, these costs were comprised of restructuring costs (primarily severance payments associated with previously announced workforce reductions) of $4 million and other costs (primarily one-time payments for services and integration costs) of $17 million. See Note 3 to the condensed consolidated financial statements for additional information.

Interest Expense, Net. Interest expense, net in the fiscal nine-month period ended September 30, 2012 was $197 million, compared to $193 million for the first half of 2011, an increase of $4 million or 2%.

Other Income, Net. Other income, net in the fiscal nine-month period ended September 30, 2012 was $11 million, compared to $0 million for the prior period in 2011. Other income, net during the fiscal nine-month period ended September 30, 2012, was primarily the result of a gain from the sale of a building lease option to a third party and a royalty payment received from our siloxane joint venture.

Loss on Extinguishment and Exchange of Debt. In connection with our debt refinancing transactions in April and May 2012, we recognized a loss on the extinguishment and exchange of debt of $6 million.

Income Taxes. The effective tax rate was (4)% and (96)% for the fiscal nine-month period ended September 30, 2012 and September 30, 2011, respectively. The change in the effective tax rate was primarily due to the maintenance of a full valuation allowance against a substantial amount of our net deferred tax assets, in addition to a change in the amount of income (loss) before income taxes and changes in the tax rates applied in the various jurisdictions in which we operate. The valuation allowance, which relates principally to the U.S. deferred tax assets, was established and maintained based on our assessment that the net deferred tax assets will likely not be realized.

Income taxes for the fiscal nine-month periods ended September 30, 2012 and September 30, 2011 included unfavorable discrete tax adjustments of $0 and $4 million, respectively, primarily pertaining to foreign currency exchange gains in certain jurisdictions in 2011 that generated tax expense and hedged currency exchange losses in other jurisdictions for which no net tax benefit is recognized due to a full valuation allowance in those jurisdictions, partially offset by the resolution of certain tax matters in the U.S. and non-U.S. jurisdictions.

We are recognizing the earnings of non-U.S. operations currently in our U.S. consolidated income tax return as of December 31, 2011 and are expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. We have accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, we have certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $404 million, which could result in a tax obligation of $143 million, based on currency exchange rates as of September 30, 2012. Should the intercompany arrangement be settled or we change our assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

Net Loss Attributable to Momentive Performance Materials Inc. Net loss attributable to Momentive Performance Materials Inc. for the fiscal nine-month period ended September 30, 2012 was $234 million, compared to $46 million for the prior period in 2011. The change was a result of the effects described above.

Results of Operations by Business

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by business. Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is the primary performance measure used by our senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among businesses. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals.

(in millions)	Nine Months Ended September 30,
	2012	2011
Net Sales(1):
Silicones	$1,616	$1,780
Quartz	175	261

Total	$1,791	$2,041

Segment EBITDA:
Silicones	$153	$270
Quartz	38	83
Other	(27)	(9)

Total	$164	$344

(1)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.

Nine Months Ended September 30, 2012 vs. Nine Months Ended September 30, 2011 Business Results

Following is an analysis of the percentage change in sales by business from the nine months ended September 30, 2011 to the nine months ended September 30, 2012:

	Volume	Price/Mix	Currency Translation	Total
Silicones	2%	(9)%	(2)%	(9)%
Quartz	(32)%	—%	(1)%	(33)%

Silicones

Net sales for our Silicones business in the fiscal nine-month period ended September 30, 2012 were $1,616 million, compared to $1,780 million for the prior period in 2011, a decrease of $164 million or 9%. The decrease was primarily due to a decrease in price and mix shift of $151 million and unfavorable exchange rate fluctuations of $45 million, partially offset by an increase in volume of $31 million. Sales in our Silicones business were negatively impacted by lower sales in the automotive, electronics and industrial sectors.

Cost of sales, excluding depreciation, for our Silicones business was $1,187 million, compared to $1,212 million for the prior period in 2011, a decrease of $25 million or 2%. The decrease was primarily due to exchange rate fluctuations of $41 million, cost savings as a result of the Shared Services Agreement with MSC and other initiatives of $23 million and the impact of lower sales, partially offset by inflation in raw material and processing costs of $42 million and lower factory leverage.

Segment EBITDA in the first nine months of 2012 decreased by $114 million to $153 million compared to the first nine months of 2011. The decrease was primarily due to the factors discussed above, partially offset by the gain from the sale of a building lease option to a third party and a royalty payment received from our siloxane joint venture, as well as the earnings from our unconsolidated affiliates.

Quartz

Net sales for our Quartz business in the fiscal nine-month period ended September 30, 2012 were $175 million, compared to $261 million for the prior period in 2011, a decrease of $86 million or 33%. The decrease was due to lower volumes reflecting a downturn in demand for semiconductor related products.

Cost of sales, excluding depreciation, for our Quartz business was $106 million for the fiscal nine-month period ended September 30, 2012, compared to $139 million in the prior period in 2011, a decrease of $33 million or 24%. The decrease was primarily due to lower volume of $45 million, partially offset by lower factory leverage.

Segment EBITDA in the first nine months of 2012 decreased by $45 million to $38 million compared to the first nine months of 2011. The decrease was primarily due to the factors discussed above.

Other

Other is primarily general and administrative expenses that are not allocated to the businesses, such as shared service and administrative functions. Other charges increased by $18 million to $27 million compared to the first nine months of 2011, primarily due to increased expenses that were not assessed to the businesses.

Reconciliation of Segment EBITDA to Net Loss:

	Nine Months Ended September 30,
	2012	2011
Segment EBITDA:
Silicones	$153	$270
Quartz	38	83
Other	(27)	(9)

Total	164	344
Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	(9)	(4)
Restructuring and other costs	(35)	(24)

Total adjustments	(44)	(28)
Interest expense, net	(197)	(193)
Income tax (expense) benefit	(9)	(22)
Depreciation and amortization	(142)	(147)
Loss on extinguishment and exchange of debt	(6)	—

Net loss	$(234)	$(46)

Items Not Included in Segment EBITDA

Non-cash charges primarily represent stock-based compensation expense, unrealized derivative and foreign exchange gains and losses and asset disposal gains and losses. Restructuring and other costs primarily include expenses from the Company’s restructuring and cost optimization programs and management fees paid to its owner.

Not included in Segment EBITDA are certain non-cash and other income and expenses. For the nine months ended September 30, 2012, these items primarily include net foreign exchange transaction gains and losses and asset disposal charges. For the nine months ended September 30, 2011, these items include primarily net foreign exchange transaction gains and losses and stock-based compensation expense.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net Sales. Net sales in the fiscal year ended December 31, 2011 were $2,637 million, compared to $2,588 million for the same period in 2010, an increase of 2%. The increase was primarily due to an increase in selling prices of 4% and fluctuations in exchange rates of 3%, offset by a decrease in sales volume of 5%. Foreign exchange impacts were primarily related to the weakening in the U.S. dollar against the Euro and Yen.

Net sales for our Silicones business in the fiscal year ended December 31, 2011 were $2,310 million, compared to $2,286 million for the prior-year period in 2010, an increase of 1%. The increase was primarily due to an increase in selling prices of 4% and fluctuations in exchange rates of 3%, offset by a decrease in sales volume of 6%. Sales volume for our Silicones business was negatively impacted by slowed demand in the industrial, consumer and personal care sectors. Most product groups and all regions saw decreases in volume versus the prior year. We continue to focus on providing more high-value specialty products to our customers versus lower-margin commoditized or core products.

Net sales for our Quartz business in the fiscal year ended December 31, 2011 were $327 million, compared to $302 million for the prior-year period in 2010, an increase of 8%. The increase was primarily due to increases in selling prices of 5%, favorable exchange rate fluctuations of 2% and an increase in volume of 1%. Volume benefited from demand for semiconductor related products.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal year ended December 31, 2011 were $1,798 million compared to $1,645 million for the prior-year period in 2010, an increase of 9%. The increase was primarily due to inflation in raw material and processing costs of 8% and fluctuations in exchange rates of 5%, partially offset by lower sales volume and higher factory leverage of 4%.

Cost of sales, excluding depreciation, for our Silicones business were $1,619 million, compared to $1,480 million for the prior-year period in 2010, an increase of 9%. The increase was primarily due to inflation in raw material and processing costs of 8% and fluctuations in exchange rates of 5%, partially offset by lower sales volume and higher factory leverage of 4%.

Cost of sales, excluding depreciation, for our Quartz business were $179 million, compared to $165 million for the prior-year period in 2010, an increase of 8%. The increase was primarily due to higher raw material and processing costs of 4%, fluctuations in exchange rates of 3% and higher sales volume of 1%, partially offset by deflation in energy related costs of 1%.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 2011 were $586 million, compared to $585 million for the prior-year period in 2010. The slight increase was primarily due to exchange rate fluctuations of 6% and inflation of 2%, offset by decreases in sales commissions and incentives of 3%, cost savings actions of 3% and savings realized in connection with the Shared Services Agreement with MSC of 2%.

Research and Development Expenses. Research and development expenses in the fiscal year ended December 31, 2011 were $78 million, compared to $73 million for the prior-year period in 2010, an increase of 7%. The increase was primarily due to new projects.

Restructuring and Other Costs. Restructuring and other costs in the fiscal year ended December 31, 2011 were $33 million, compared to $23 million for the prior-year period in 2010. For the fiscal year ended December 31, 2011, these costs were comprised of restructuring costs of $9 million and other costs of $24 million, primarily consisting of costs related to the Momentive Combination and Shared Services Agreement and various debt restructuring activities. For the fiscal year ended December 31, 2010, these costs were comprised of restructuring costs (primarily severance payments associated with a workforce reduction) of $3 million and other costs of $20 million, $13 million of which was for the settlement of all claims brought by the National Labor Relations Board arising from a dispute with one of our unions related to wage reductions and changes in job classifications that were implemented at our Waterford, NY facility in January 2009.

Interest Expense, Net. Interest expense, net, for the fiscal year ended December 31, 2011 was $256 million, compared to $249 million for the prior-year period in 2010. The increase was primarily due to higher average interest rates as a result of the increase in the margins on our extended term loans.

Gain (Loss) on Extinguishment and Exchange of Debt. In connection with our repurchase of €17 million of our 9.5% Second-Priority Springing Lien Notes, we recognized a gain on the extinguishment of debt of $7 million. In connection with our debt refinancing in November 2010, we recognized a loss of $78 million on the extinguishment and exchange of debt.

Income Taxes. The effective income tax rate was (25)% for the year ended December 31, 2011 compared to 3% for the year ended December 31, 2010. Excluding the gain (loss) on the extinguishment and exchange of debt, the effective income tax rates for the year ended December 31, 2011 and 2010 would have been (27)% and (18)%, respectively. As of December 31, 2011, we established a valuation allowance of $28 million in certain non-U.S. jurisdictions based on the Company’s assessment that the net deferred tax assets will likely not be realized. The change in the effective tax rate in 2011 was primarily due to a change in the amount of loss before income taxes, geographic mix of earnings, changes in the tax rates applied in the various jurisdictions in which we operate, foreign exchange gains, the maintenance of a full valuation allowance against a substantial amount of our net deferred tax assets and the establishment and release of valuation allowances in certain non-U.S. jurisdictions. The valuation allowance, which relates principally to U.S. deferred tax assets, was established and maintained based on our assessment that a portion of the deferred tax assets will likely not be realized.

We are recognizing the earnings of non-U.S. operations currently in our U.S. consolidated income tax return as of December 31, 2011 and are expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. We have accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, we have certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $407 million, which could result in a tax obligation of $144 million, based on currency exchange rates as of December 31, 2011. Should the intercompany arrangement be settled or we change our assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

Loss from Unconsolidated Entities. In connection with our capital contribution to a joint venture in 2011, we recognized a loss of $6 million, representing our proportionate share of the inception to date losses of the joint venture.

Net Loss Attributable to Momentive Performance Materials Inc. Net loss attributable to Momentive Performance Materials Inc. in the fiscal year ended December 31, 2011 was $141 million compared to $64 million for the year ended December 31, 2010. The change was a result of the effects described above.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net Sales. Net sales in the fiscal year ended December 31, 2010 were $2,588 million, compared to $2,083 million for the same period in 2009, an increase of 24%. The increase was primarily due to an increase in sales volume of 23% and an increase in selling prices of 1%, offset by minor fluctuations in exchange rates. Foreign exchange impacts were primarily related to the strengthening in the U.S. dollar against the Euro and Yen.

Net sales for our Silicones business in the fiscal year ended December 31, 2010 were $2,286 million, compared to $1,913 million for the prior-year period in 2009, an increase of 19%. The increase was primarily due to an increase in sales volume of 19% and an increase in selling prices, offset by fluctuations in exchange rates. Sales volume for our Silicones business was positively impacted by stronger demand in the construction, automotive, electronics, transportation, oil and gas and furniture sectors. Most product groups and all regions saw improvements in volume versus the prior year.

Net sales for our Quartz business in the fiscal year ended December 31, 2010 were $302 million, compared to $170 million for the prior-year period in 2009, an increase of 78%. The increase was primarily a result of strong overall demand on a year-over-year basis for semiconductor related products leading to a 72% increase in volume.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal year ended December 31, 2010 were $1,645, million compared to $1,420 million for the prior-year period in 2009, an increase of 16%. The increase was primarily due to higher sales volume of 24% and inflation in raw material costs of 3%. This increase was partially offset by higher factory leverage, savings from productivity and cost actions of 4% and deflation in processing costs of 1%.

Cost of sales, excluding depreciation, for our Silicones business were $1,481 million, compared to $1,313 million for the prior-year period in 2009, an increase of 13%. The increase was primarily due to higher sales volume of 19% and higher raw material related costs of 4%, partially offset by favorable factory leverage and savings from restructuring and cost actions of 3%.

Cost of sales, excluding depreciation, for our Quartz business were $165 million, compared to $108 million for the prior-year period in 2009, an increase of 53%. The increase was primarily due to higher sales volume of 72% offset by savings from productivity and cost actions of 8%, favorable factory leverage, and deflation in processing related costs of 7%.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 2010 were $585 million, compared to $537 million for the prior-year period in 2009, an increase of 9%. The increase was primarily due to the restoration of pay and benefits for certain salaried employees whose compensation was temporarily reduced in 2009 of 4%, as well as higher sales commissions and incentives of 1% and higher depreciation and amortization expense of $6 million.

Research and Development Expenses. Research and development expenses in the fiscal year ended December 31, 2010 were $73 million, compared to $63 million for the prior-year period in 2009, an increase of 16%. The increase was primarily due to new projects and restoration of pay and benefits for certain salaried employees whose compensation was temporarily reduced in 2009.

Restructuring and Other Costs. Restructuring and other costs in the fiscal year ended December 31, 2010 were $23 million, compared to $23 million for the prior-year period in 2009. For the fiscal year ended December 31, 2010, these costs were comprised of restructuring costs of $3 million and other costs of $20 million, $13 million of which was for the settlement of all claims brought by the National Labor Relations Board arising from a dispute with one of our unions related to wage reductions and changes in job classifications that were implemented at our Waterford, NY facility in January 2009. For the fiscal year ended December 31, 2009, these costs were comprised of restructuring costs (primarily severance payments associated with a workforce reduction) of $22 million and other services of $1 million.

Interest Expense, Net. Interest expense, net for the fiscal year ended December 31, 2010 was $249 million, compared to $258 million for the prior-year period in 2009. The decrease was primarily due to overall lower interest rates on our variable-rate term loans, partially offset by foreign currency exchange rate fluctuations.

Other Income, Net. Other income in the fiscal year ended December 31, 2010 was $0 million, compared to other income of $12 million for the prior-year period in 2009. For the year ended December 31, 2009, other income included a realized gain of $4 million and an unrealized gain of $6 million due to the settlement of our foreign currency forward contracts in March 2009.

(Loss) Gain on Extinguishment and Exchange of Debt. In connection with our debt refinancing in November 2010, we recognized a loss of $78 million on the extinguishment and exchange of debt. In connection with our exchange of debt completed in June 2009, we recognized a gain on the exchange of debt of $179 million.

Income Taxes. The effective income tax rate was 3% for the year ended December 31, 2010 compared to (56)% for the year ended December 31, 2009. Excluding the loss on the extinguishment and exchange of debt, the effective income tax rates for the years ended December 31, 2010 and 2009 would have been (18)% and (8)%, respectively. The change in the effective tax rate in 2010 was primarily due to a change in the amount of loss before income taxes, geographic mix of earnings, changes in the tax rates applied in the various jurisdictions in which we operate, foreign exchange gains, the maintenance of a full valuation allowance against a substantial amount of our net deferred tax assets and the release of a valuation allowance in certain non-U.S. jurisdictions. The valuation allowance, which relates principally to U.S. deferred tax assets, was established and maintained based on our assessment that a portion of the deferred tax assets will likely not be realized.

Net Loss Attributable to Momentive Performance Materials Inc. Net loss attributable to Momentive Performance Materials Inc. in the fiscal year ended December 31, 2010 was $64 million compared $42 million for the year ended December 31, 2009. The change was a result of the effects described above.

Liquidity and Capital Resources

	Fiscal Nine-Month Period Ended		Year Ended December 31,
(dollars in millions)	September 30, 2012	September 30, 2011	2011	2010	2009
Cash (used in) provided by operating activities	$(103)	$84	$109	$262	$27
Cash used in investing activities	(69)	(73)	(119)	(99)	(85)
Cash provided by (used in) financing activities	65	(15)	(41)	(112)	(66)
(Decrease) increase in cash and cash equivalents, before effect of exchange rate changes on cash	$(107)	$(4)	$(51)	$51	$(124)

Operating Activities. Cash used by operating activities was $103 million in the fiscal nine-month period ended September 30, 2012, compared to cash provided by operations of $84 million in the fiscal nine-month period ended September 30, 2011. Net loss of $234 million included $161 million of non-cash and non-operating income items, of which $142 million was for depreciation and amortization, $15 million was amortization of deferred debt discount and issuance costs, $6 million was for the loss on the extinguishment of debt, $3 million was for other non-cash adjustments. These were slightly offset by $3 million for deferred taxes and $3 million for earnings from unconsolidated entities. Net working capital used $15 million of cash driven by an increase in inventory of $6 million and a decrease in trade payables of $15 million, offset by a decrease in our accounts receivable of $6 million. Other assets and liabilities used cash of $14 million reflecting a decrease in accrued expenses and other liabilities of $18 million, an increase in accrued income taxes of $1 million, an increase in prepaid expenses and other assets of $5 million, partially offset by an increase in pension liabilities of $9 million and a decrease in due to/due from affiliates of $1 million.

For the fiscal nine-month period ended September 30, 2011, net loss of $45 million included $170 million of non-cash and non-operating income items, of which $147 million was for depreciation and amortization, $9 million was for deferred taxes, $2 million was for stock-based compensation and $12 million was in amortization of deferred debt discount and issuance costs. Net working capital used $50 million in cash driven by an increase in our accounts receivable of $21 million and inventories of $55 million, partially offset by an increase in trade payables of $26 million. Other assets and liabilities provided $9 million in cash primarily reflecting the increase pension liabilities of $12 million, an increase in due to/due from affiliates of $10 million, partially offset by an increase in prepaid expenses and other assets of $11 million and a decrease in accrued income taxes of $2 million.

Cash provided by operating activities in the fiscal year ended December 31, 2011 was $109 million. Net loss of $140 million included $222 million of non-cash and non-operating income items, of which $197 million was for depreciation and amortization, $9 million was for deferred taxes, $6 million was for the losses of nonconsolidated entities and $15 million was for amortization of deferred debt discount and issuance costs, slightly offset by $7 million for the gain on the extinguishment and exchange of debt. Net working capital (defined as receivables and inventories less trade payables) provided $8 million of cash driven by a decrease in our accounts receivable of $22 million, an increase in trade payables of $5 million, partially offset by an increase in inventories of $19 million. Other assets and liabilities provided $19 million in cash primarily reflecting an increase in accrued expenses and other liabilities of $16 million.

Cash provided by operating activities in the fiscal year ended December 31, 2010 was $262 million. Net loss of $63 million included $287 million of net non-cash and non-operating income items, of which $197 million was for depreciation and amortization, $78 million was for the loss on extinguishment and exchange of debt, $11 million was in non-cash paid in-kind interest and $17 million was in amortization of deferred debt discount and issuance casts, slightly offset by $19 million for deferred income taxes. Net working capital used cash of $5 million. The cash was used by increases in accounts receivables of $7 million and inventories of $28 million, offset by an increase in our accounts payable of $30 million. Other liabilities provided cash of $33 million reflecting an increase in accrued interest and pension liabilities.

In 2009, operations provided $27 million of cash. Net loss of $42 million included $57 million of net non-cash and non-operating income items, of which $191 million was for depreciation and amortization, $28 million was in non-cash paid-in-kind interest and $15 million was in amortization of deferred debt discount and issuance costs, partially offset by $179 million for the gain on extinguishment of debt. Net working capital provided cash of $19 million. The cash was provided by a decrease in our accounts receivables of $36 million and a decrease in our inventories of $35 million, offset by a decrease in our accounts payable of $52 million.

Investing Activities. Cash used in investing activities was $69 million in the fiscal nine-month period ended September 30, 2012, compared to $73 million in the fiscal nine-month period ended September 30, 2011. Cash used in investing activities in the fiscal nine-month period ended September 30, 2012 primarily consisted of ongoing expenditures of $69 million for environmental, health and safety compliance and maintenance projects. Cash used in investing activities in the fiscal nine-month period ended September 30, 2011 primarily consisted of ongoing expenditures of $71 million for environmental, health and safety compliance and maintenance projects.

Cash used in investing activities in the fiscal year ended December 31, 2011 was $119 million, compared to $99 million and $85 million for the prior year periods in 2010 and 2009, respectively. Cash used in investing activities in 2011 was primarily due to expenditures for environmental, health and safety compliance and maintenance projects and increased investments in growth projects. Also during 2011, we made a $6 million capital contribution to our siloxane joint venture in Jiande, China. Cash used in investing activities in 2010 and 2009 was primarily due to expenditures for environmental, health and safety compliance and maintenance projects. During 2009, management made a concerted effort to preserve cash as a result of economic conditions impacting our industry and, accordingly, reduced capital spending.

Financing Activities. Cash provided by financing activities was $65 million in the fiscal nine-month period ended September 30, 2012, compared to $15 million of cash used by financing activities in the fiscal nine-month period ended September 30, 2011. Cash provided by financing activities in the fiscal nine-month period ended

September 30, 2012 consisted of proceeds of long-term debt of $559 and an increase in short-term borrowings of $1 million, partially offset by principal payments of $487 million and debt issuance costs of $8 million. Cash used by financing activities in the fiscal nine-month period ended September 30, 2011 consisted of payments of long-term debt of $61 million, $5 million of debt issuance costs associated with the amendment of our credit agreement and a decrease in short-term borrowings of $1 million, partially offset by additional borrowings of $52 million.

Cash used in financing activities was $41 million in the fiscal year ended December 31, 2011, compared to cash used in financing activities of $112 million and $66 million for the prior-year periods in 2010 and 2009, respectively. Cash used in financing activities in 2011 was primarily due to principal payments of $88 million on our debt facilities and debt issuance costs of $5 million. These outflows were partially offset by proceeds from the issuance of long-term debt of $52 million. Cash used in financing activities in 2010 was primarily due to principal payments of $100 million against our revolving credit facility, scheduled principal payments of $22 million related to our term loans and China Construction Bank construction loan, and principal payments, debt issuance costs and payments related to the extinguishment of debt in connection with our tender offer for our senior notes of $840 million, offset by proceeds from issuance of long-term debt of $848 million. Cash used in financing activities in 2009 was primarily due to a net principal payment of $50 million under our revolving credit facility, payments of $7 million of debt issuance costs associated with the exchange of our debt and principal payments of $15 million, offset by a $6 million borrowing by our subsidiary in India related to the investment in our manufacturing plant in Chennai, India.

For 2012, without giving effect to the Refinancing Transactions, we expect the following significant cash outflows: interest payments on our fixed rate Senior Secured Notes, Second Lien Notes, Second-Priority Springing Lien Notes and Senior Subordinated Notes (due semi-annually) of approximately $200 million in total (with a third quarter payment of approximately $60 million, and a fourth quarter payment of approximately $44 million); principal (due quarterly) and interest payments (due monthly) on our variable rate term loans under our senior secured credit facilities of approximately $7 million and $34 million (depending on interest rate and foreign exchange fluctuations), respectively; principal (due semi-annually) and interest (due quarterly) related to our Agricultural Bank of China fixed asset loan of approximately $8 million and $3 million (depending on interest rate and foreign exchange rate fluctuations), respectively; global pension fund contributions of approximately $19 million and income tax payments estimated at $16 million. Capital spending in 2012 is expected to be between $100 million and $110 million, however, we continue to evaluate our level of capital spending. We expect to fund these significant outflows with available cash.

Liquidity. We are a highly leveraged company. Our primary sources of liquidity are cash on-hand, cash flow from operations and funds available under our senior secured credit facilities. Our primary continuing liquidity needs are to finance our working capital, capital expenditures and debt service.

We had $3,009 million of indebtedness at September 30, 2012. Accordingly, we have significant debt service obligations. In addition, at September 30, 2012, we had $283 million in liquidity, including $110 million of unrestricted cash and cash equivalents (of which $102 million is maintained in foreign jurisdictions), and $173 million of borrowings available under our revolving credit facility. Our net working capital (defined as accounts receivables and inventories less trade payables) was $410 million and $397 million at September 30, 2012 and December 31, 2011, respectively. A summary of the components of our net working capital as of September 30, 2012 and December 31, 2011 is as follows:

(dollars in millions)	September 30, 2012	% of LTM Net Sales	December 31, 2011	% of LTM Net Sales
Accounts receivable	$307	12.9%	$315	11.9%
Inventories	399	16.7%	394	14.9%
Trade payables	(296)	(12.4)%	(312)	(11.8)%

Net working capital	$410	17.2%	$397	15.0%

The increase in net working capital of $13 million from December 31, 2011 was due primarily to a decrease in trade payables due to timing of vendor payments and a slight increase in inventory to meet anticipated product demand. To minimize the impact of net working capital on cash flows, we continue to review inventory safety stock levels where possible. We also continue to focus on receivable collections by offering incentives to customers to encourage early payment, or accelerating receipts through the sale of receivables.

We have entered into accounts receivable sale agreements to sell a portion of our trade accounts receivable. For the fiscal nine months ended September 30, 2012 and September 30, 2011, we effectively accelerated the timing of cash receipts by $36 million and $11 million, respectively. We may continue to accelerate cash receipts through accounts receivable sale agreements, as appropriate.

Our senior secured credit facilities at September 30, 2012 consisted of three tranches of variable-rate term loans in an aggregate U.S. dollar equivalent principal amount of approximately $744 million, a $300 million revolving credit facility that includes borrowing capacity available for letters of credit of up to $100 million and a $33 million synthetic letter of credit facility. The borrowers under the revolving credit facility are our wholly-owned subsidiaries, Momentive Performance Materials USA Inc. (“MPM USA”) and MPM GmbH. The term loans, a portion of which are denominated in Euros, and our synthetic letter of credit facility are extended to MPM GmbH.

There were $80 million of borrowings outstanding under the revolving credit facility as of September 30, 2012. From time to time, we borrow on our revolving credit facility, as the needs of the our business dictate. The outstanding letters of credit under the revolving credit facility at September 30, 2012 were $47 million, leaving unused borrowing capacity of $173 million. Outstanding letters of credit issued under the synthetic letter of credit facility at September 30, 2012 were $32 million, leaving an unused capacity of $1 million.

Principal repayments on our term loans are due and payable in quarterly installments of approximately $1 million (depending on exchange rates), representing 0.25% of the original principal amounts, on the last day of each calendar quarter. We must also prepay the term loans, subject to certain exceptions, with (1) 50% (which percentage may be reduced to 25% or 0% depending on the achievement of certain ratios of our net first-lien secured indebtedness to Adjusted EBITDA) of excess cash flow (as defined in the Credit Agreement) less the amount of certain voluntary prepayments as described in the Credit Agreement; (2) 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances (as defined in the Credit Agreement) and (3) 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, to the extent we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months (and, if committed to be reinvested, actually reinvested within 36 months). We did not have excess cash flow under the terms of the Credit Agreement in calendar year 2011. Although we had excess cash flow under the terms of the Credit Agreement in 2010, we were not required to prepay any of the term loans under subsection (1) above because the ratio of our net first-lien secured indebtedness to Adjusted EBITDA was below 1.5:1.

The current revolving credit facility is available until December 3, 2012. In late 2010, however, we obtained commitments from certain existing revolving facility lenders and certain other financial institutions to provide a new and/or extended revolving credit facility for the full $300 million under our existing revolving credit facility. The commitments are subject to customary conditions and will take effect on or no more than five business days prior to December 3, 2012, in the case of a new lender, and the earlier of such date or the effective date of an amendment to our senior secured credit facility that extends the revolver maturity date, in the case of an existing lender. The commitments for the new revolving facility will mature on December 3, 2014 (the “extended revolver maturity date”). In the event more than $500 million of our term loans mature prior to 91 days after the extended revolver maturity date, the revolver loans outstanding under the new revolving facility must be repaid in full at least 91 days prior to such maturity date of such term loans and the revolver loans may not be drawn thereunder until such term loans are repaid and/or their maturity date extended to a date not earlier than 91 days after the extended revolver maturity date. The synthetic letter of credit facility amortizes at a rate of $350 thousand per annum, 1% of the original commitment, and is due and payable in full on December 4, 2013.

As of September 30, 2012, we had outstanding $250 million in aggregate principal amount of 10% Senior Secured Notes due 2020 (the “Senior Secured Notes”), $200 million in aggregate principal amount of 12 1/2% Second-Lien Senior Secured Notes due 2014 (the “Second Lien Notes”), $1,161 million in aggregate principal amount of 9% Second-Priority Springing Lien Notes due 2021 (the “Dollar Fixed-Rate Notes”), €133 million in aggregate principal amount of 9 1/2% Second-Priority Springing Lien Notes due 2021 (the “Euro Fixed-Rate Notes” and together with the Dollar Fixed-Rate Notes, the “Second-Priority Springing Lien Notes”) and $382 million in aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”). The Senior Secured Notes, Second Lien Notes, Second-Priority Springing Lien Notes and the Senior Subordinated Notes are separate series of notes issued under separate indentures, including for purposes of, among other things, payments of principal and interest, events of default and consents to amendments to the applicable indenture and the applicable notes.

The Senior Secured Notes are guaranteed on a senior secured basis by our existing domestic subsidiaries that are our guarantors under our senior secured credit facilities and will be guaranteed on the same basis by any future domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the Senior Secured Notes. The Senior Secured Notes are secured by a security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing our existing senior secured credit facilities and senior in priority to the liens on substantially the same collateral securing our Second Lien Notes. The Senior Secured Notes mature on October 15, 2020 and bear interest at a rate per annum of 10%, payable semiannually on April 15 and October 15 of each year, commencing on October 15, 2012.

The Second Lien Notes are guaranteed on a senior secured basis by our existing U.S. subsidiaries that are guarantors under our existing senior secured credit facilities and will be guaranteed on the same basis by any such future U.S. subsidiaries. The Second Lien Notes are secured by a second-priority security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing our existing senior secured credit facilities. The Second Lien Notes mature on June 15, 2014 and bear interest at a rate per annum of 12.5%, payable semiannually on June 15 and December 15 of each year, commencing on December 15, 2009. On November 16, 2012, we irrevocably deposited approximately $219 million with the trustee for the Second Lien Notes to satisfy and discharge our obligations under the Second Lien Notes and the indenture governing the Second Lien Notes. In addition, we issued a notice of redemption to redeem all of the outstanding Second Lien Notes on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption date.

As of November 16, 2012, the Second-Priority Springing Lien Notes are guaranteed on a second-priority secured basis by our existing domestic subsidiaries that are our guarantors under our senior secured credit facilities and will be guaranteed on the same basis by any future domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the Second-Priority Springing Lien Notes. The Second Priority Springing Lien Notes are secured by a second-priority security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing our existing senior secured credit facilities. The portion of the Second-Priority Springing Lien Notes which represent Dollar Fixed-Rate Notes and Euro Fixed-Rate Notes bear interest at a rate per annum of 9% and 9 1/2%, respectively, payable semiannually on January 15 and July 15 of each year, commencing on January 15, 2011.

The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company, which mature on December 1, 2016. The Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis by each of our U.S. subsidiaries that is a borrower or guarantor under our senior secured credit facilities. Each Senior Subordinated Note bears interest at 11 1/2% per annum, payable semiannually on June 1 and December 1 of each year.

Our senior secured credit facilities contain various restrictive covenants that prohibit us and/or restrict our ability to prepay indebtedness, including our Senior Secured Notes, Second Lien Notes, Second-Priority Springing Lien Notes and Senior Subordinated Notes (collectively, the “Notes”). If there are any borrowings under the revolving credit facility (or outstanding letters of credit that have not been cash collateralized), our credit facility requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio. In addition, our senior secured credit facilities and the indentures governing our Notes, among other things, restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. However, all of these restrictions are subject to exceptions.

As of September 30, 2012, Momentive Performance Materials Nantong Co. Ltd. (“MPM Nantong”) had outstanding borrowings of $30 million under a fixed asset loan agreement with Agricultural Bank of China (“ABOC”). The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. Remaining principal repayments under the fixed asset loan agreement are due and payable in annual installments of $8 million (subject to exchange rates) on December 31 of 2012 through 2014, with the remaining balance due on December 31, 2015. Interest on the loan is due quarterly. The interest rate on the loan as of September 30, 2012 was 6.51%. MPM Nantong also entered into two working capital loan agreements with ABOC providing for revolving secured loans up to $16 million (subject to exchange rates), all of which were outstanding as of September 30, 2012. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rate on these loans as of September 30, 2012 was 6.89%.

We have recorded deferred taxes on the earnings of certain foreign subsidiaries that are not considered to be permanently reinvested as those foreign earnings are needed for operations in the United States. In certain cases, such as the need to service debt in a foreign jurisdiction, we have not provided deferred taxes on the undistributed earnings because these earnings are considered permanently reinvested outside of the United States. Upon distribution of those earnings, we would be subject to U.S. income taxes and/or withholding taxes payable to the various foreign countries.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, including the Notes, or to fund planned capital expenditures, will depend on our ability to generate cash in the future. Our ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control.

Based on our current assessment of our operating plan and the general economic outlook, we believe that cash flow from operations and available cash, including available borrowings under our senior secured credit facilities, will be adequate to meet our liquidity needs for the next twelve months.

We cannot assure investors, however, that our business will generate sufficient cash flow from operations or that borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes issued, or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure investors that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes issued, on commercially reasonable terms or at all.

Recent Refinancing Transactions

First Lien Notes

On October 25, 2012, the Escrow Issuers, our wholly owned special purpose subsidiaries, issued $1,100,000,000 principal amount of First Lien Notes in a private offering. The proceeds from the sale of First Lien Notes were initially placed in escrow and were released on November 16, 2012 following the satisfaction of a number of conditions, including, among others, our assumption of the obligations of the Escrow Issuers under the First Lien Notes and the amendment of our credit agreement governing our senior secured credit facilities described below. The proceeds from the sale of First Lien Notes were used, on November 16, 2012, (i) to repay all amounts outstanding under our senior secured credit facilities (without reducing the commitments under the revolving credit facility), (ii) to irrevocably deposit approximately $219 million with the trustee for our Second Lien Notes in order to satisfy and discharge all of our outstanding $200 million aggregate principal amount of Second Lien Notes, which will be redeemed on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption, (iii) to pay related fees and expenses and (iv) for general corporate purposes.

The First Lien Notes are guaranteed on a senior basis by the Note Guarantors and are initially secured on a pari passu basis by liens on the same collateral of the Company and the Note Guarantors securing the senior secured credit facilities, subject to certain exceptions, pending our entering into asset based lending facility, or ABL Facility, described below. After we enter into the ABL Facility, the First Lien Notes will have the benefit of a first-priority lien on the notes priority collateral (which generally includes most of the Company’s and the Note Guarantors’ assets other than the ABL priority collateral) and a second-priority lien on certain domestic ABL priority collateral (which with respect to the Company and Note Guarantors generally includes inventory and accounts receivable and related assets), in each case subject to certain exceptions.

ABL Facility

On October 25, 2012, we obtained commitments from financial institutions for a new $270 million asset-based revolving loan facility, or ABL Facility, subject to a borrowing base and we expect to obtain an additional $30 million in commitments to bring the total facility size to $300 million, although there can be no assurances that we will obtain such additional commitments. The ABL Facility will replace our existing senior secured credit facilities and we expect to enter into the ABL Facility as soon as practicable following the satisfaction of customary closing conditions.

The ABL Facility will have a five-year term unless, on the date that is 91 days prior to the scheduled maturity of our 11 1/2% Senior Subordinated Notes due 2016, more than $50.0 million aggregate principal amount of our 11 1/2% Senior Subordinated Notes due 2016 is outstanding, in which case the ABL Facility will mature on such earlier date. If we do not receive additional commitments, the maximum committed amount under the ABL Facility will be $270 million, with availability subject to a borrowing base that will be based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. The borrowers under the ABL Facility will be our wholly-owned subsidiaries, Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH and a newly formed Canadian subsidiary. The ABL Facility will bear interest at a floating rate based on, at our option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of our financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. In addition to paying interest on outstanding principal under the ABL Facility, we will be required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility is not expected to have any financial maintenance covenant, other than a fixed charge coverage ratio of 1.0 to 1.0 that would only apply if our availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $30 million. We do not currently meet such ratio, and therefore we do not currently expect to allow our availability under the ABL Facility to fall below such levels. Upon our entry into the ABL Facility, we will terminate our existing revolving credit facility.

Recent Amendment to the Credit Agreement

We entered into the Credit Agreement Amendment, effective as of November 16, 2012, to, among other things, allow for our assumption of the First Lien Notes and the pari passu sharing of the collateral of the Company and its domestic subsidiaries currently securing the senior secured credit facilities between the secured parties under such credit facilities and the holders of the First Lien Notes. The Credit Agreement Amendment also (i) increased the maximum senior secured leverage ratio to which we are subject from 4.25 to 1.00 to 5.25 to 1.00, (ii) increased (a) the applicable margin with respect to revolving loans to 6.00% for Eurocurrency loans and (b) the commitment fee on the unused revolving credit facility amount to 4.00%, in each case effective as of 60 days after the effective date of the Credit Agreement Amendment and (iii) modified certain other provisions of the senior secured credit facilities.

Debt Repurchases and Other Transactions. From time to time, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates, including Apollo, may seek to acquire (and have acquired) Notes or other indebtedness of the Company through open market purchases, privately negotiated transactions, tender offers, redemption or otherwise, upon such terms and at such prices as we or our affiliates may determine (or as may be provided for in the indentures governing the Notes), for cash or other consideration. In addition, we have considered and will continue to evaluate potential transactions to reduce net debt, such as debt for debt exchanges and other transactions. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future as the pursuit of any alternative will depend upon numerous factors such as market conditions, our financial performance and the limitations applicable to such transactions under our financing documents.

In October 2011, we repurchased approximately €17.2 million in aggregate principal amount of the Euro Fixed-Rate Notes on the open market for a total purchase price of €12.2 million excluding accrued interest.

Effect of Inflation

In 2011 and 2010, inflation in commodities, such as silicon metal, methanol and platinum, unfavorably impacted our operating results but were offset by increased selling prices and cost reduction actions. In 2009, deflation in certain costs, such as methanol, natural gas, and non-key materials, favorably impacted our operating results, but were offset by lower sales volume.

While we have experienced inflation and deflation in certain input costs, such as silicon metal, methanol, non-key materials and energy related costs during the last three years, the overall effect on our operating results over this period has been primarily offset by changes in selling prices and cost reduction actions. We cannot assure investors that we will not be affected by inflation in the future. While we have been able to partially or completely offset inflation by increasing selling prices and implementing cost reduction actions in the past, we cannot assure investors that we will be able to do so in the future.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements other than letters of credit disclosed in Note 8 and operating leases disclosed in Note 13(d) to our consolidated financial statements.

Seasonality

We do not experience significant seasonality of demand, although sales are generally slightly higher during the second and fourth quarters due to increased industrial activity. Seasonality trends, however, have been skewed in recent years primarily due to volatile global economic conditions.

Contractual Obligations and Commitments

The following table reflects certain of our contractual obligations and commitments as of December 31, 2011, and the period in which such contractual obligations come due.

	Payments due by period
(dollars in millions)	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Long-term debt (1)(8)	$2,955	$36	$408	$1,178	$1,333
Interest on long term debt (2)(8)	1,586	235	461	345	545
Pension plan contributions (3)	19	19	—	—	—
Pension and other postretirement benefits (4)	32	4	12	16	—
Restructuring reserves	8	8	—	—	—
Deferred taxes (5)	—	—	—	—	—
Operating leases	48	13	20	14	1
Investment in joint ventures (6)	26	—	26	—	—
Purchase obligations (7)	1,811	138	269	262	1,142

	$6,485	$453	$1,196	$1,815	$3,021

(1)	Long-term debt includes portions of the term loan and Second-Priority Springing Lien Notes that are denominated in euros.
(2)	Interest on long-term debt consists of interest on the fixed rate Second-Priority Springing Lien Notes, Second Lien Notes and Senior Subordinated Notes and the variable rate term loans, the Agricultural Bank of China Fixed Asset Loan and India Bank Medium Term Note until the debt maturity date. Variable rate interest is calculated using a LIBOR value of 0.31% for the term loan denominated in U.S. dollars and 1.19% for the term loan denominated in Euros at December 31, 2011.
(3)	The Company’s planned pension contributions for 2012 are included in this schedule. The amount of contributions after 2012 is subject to many variables, including return of pension plan assets, interest rates, and tax and employee benefit laws. Therefore, contributions beyond 2012 are not included in this schedule.
(4)	Pension and other postretirement benefits include estimated payments made from Company assets related to certain foreign pension benefits and domestic postretirement benefits. No estimate of the payments after five years has been provided due to many uncertainties.
(5)	Estimated payments for taxes are not included in this table due to the uncertain timing of the ultimate cash settlement.
(6)	The Company is committed to make additional capital contributions to its siloxane joint venture in Jiande, China.
(7)	Purchase obligations include our unconditional purchase obligations, which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions and delivery dates. Purchase obligations, including existing agreements to purchase siloxane and silica, are based upon the applicable purchase price at December 31, 2011. A majority of these contractual commitments are related to the off-take agreement with ASM, as disclosed in Note 3 to our consolidated financial statements.
(8)	As adjusted for our debt refinancing transactions in April and May 2012 and the Refinancing Transactions, our debt service obligations are as follows at December 31, 2011:

	Payments due by period
(dollars in millions)	Total	Less than 1 year	1 -3 years	4 - 5 years	More than 5 years
Long-term debt	$3,116	$28	$18	$388	$2,682
Interest on long term debt	2,486	291	580	578	1,037

Recent Accounting Pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASUs) to the FASB’s Accounting Standards Codification.

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial position and results of operations.

Newly Adopted Accounting Standards

In September 2011, the FASB issued Accounting Standards Update No. 2011-08: Testing for Goodwill Impairment (“ASU 2011-08”). ASU 2011-08 amends current goodwill impairment testing guidance by providing entities with an option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted. In the fourth quarter of 2011, the Company elected to early adopt ASU 2011-08 for its annual goodwill impairment test for the year ended December 31, 2011. The early adoption of ASU 2011-08 did not have a material impact on the Company’s consolidated financial statements.

On January 1, 2012, we adopted the provisions of Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amended existing fair value measurement guidance and is intended to align U.S. GAAP and International Financial Reporting Standards. The guidance requires several new disclosures, including additional quantitative information about significant unobservable inputs used in Level 3 fair value measurements and a qualitative description of the valuation process for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. ASU 2011-04 also requires the disclosure of all fair value measurements by fair value hierarchy level, amongst other requirements. The adoption of ASU 2011-04 did not have a material impact on our unaudited Condensed Consolidated Financial Statements.

On January 1, 2012, we adopted the provisions of Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”), which was issued by the FASB in June 2011 and amended by Accounting Standards Update No. 2011-12: Comprehensive Income (“ASU 2011-12”) issued in December 2011. ASU 2011-05 amended presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statements of changes in stockholders’ equity and required presentation of comprehensive income in a single continuous financial statement or two separate consecutive financial statements. ASU 2011-12 deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. The amendments in ASU 2011-05 did not change the items that must be reported in other comprehensive income or when an item of comprehensive income must be reclassified to net income. We have presented comprehensive income in a separate and consecutive statement entitled, “Condensed Consolidated Statements of Comprehensive Income (Loss)”.

Covenants under our Senior Secured Credit Facility and the Notes

The instruments that govern our indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a certain financial ratio. Payment of borrowings under the senior secured credit facilities and our notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the Credit Agreement governing our senior secured credit facilities include the failure to pay principal and interest when due, a material breach of representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing our notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The financial maintenance covenant in the Credit Agreement governing our senior secured credit facilities provides that at any time that loans or letters of credit are outstanding (and not cash collateralized) under our revolving credit facility (which is part of our senior secured credit facilities) we are required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, as of September 30, 2012, the ratio of our “Total Senior Secured Net Debt” (as defined in the Credit Agreement governing the senior secured credit facilities), to trailing twelve-month Adjusted EBITDA (as adjusted per the Credit Agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter (and effective as of November 16, 2012 may not exceed 5.25 to 1 as of the last day of any fiscal quarter thereafter pursuant to the terms of the Credit Agreement Amendment). On September 30, 2012, we were in compliance with the senior secured leverage ratio maintenance covenant.

We expect to enter into a new ABL Facility that will replace the senior secured credit facilities as soon as practicable following the satisfaction of customary closing conditions. See “Description of Other Indebtedness—First-Priority Lien Obligations—ABL Facility.” The financial maintenance covenant in the agreement governing our ABL Facility is expected to provide that if our availability under the ABL Facility is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $30 million, we are required to have an Adjusted EBITDA to Fixed Charges ratio (measured on a last twelve months, or LTM, basis) of at least 1.0 to 1.0 as of the last day of any fiscal quarter. We do not currently meet such ratio, and therefore in the event that we enter into the ABL Facility, we do not expect to allow our availability under the ABL Facility to fall below such levels.

In addition to the financial maintenance covenant described above, we are also subject to certain incurrence tests under the Credit Agreement governing our senior secured credit facilities and the indentures governing our notes that restrict our ability to take certain actions if we are unable to meet specified ratios. For instance, the indentures governing our notes contain an Adjusted EBITDA to Fixed Charges ratio incurrence test that restricts our ability to incur indebtedness or make investments, among other actions, if we are unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.00 to 1.00. “Fixed Charges” are generally defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of September 30, 2012, we were not able to satisfy this test. The restrictions on our ability to incur indebtedness or make investments under the indentures, however that apply as a result, are subject to exceptions, including exceptions that permit indebtedness under our senior secured credit facilities (including the use of unused borrowing capacity under the revolving credit facility, which was $173 million at September 30, 2012). Based on the forecast for the next 12 months, we have sufficient cash and available borrowing capacity to fund operations and pay liabilities as they come due in the normal course of the business. On September 30, 2012, we were in compliance with all covenants under the Credit Agreement governing the senior secured credit facilities and all covenants under the indentures governing the Notes.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA and Adjusted EBITDA (as calculated under our Credit Agreement and as substantially calculated under our indentures) for the periods presented:

(dollars in millions)	Last Twelve Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009
Net loss attributable to Momentive Performance Materials Inc.	$(329)	$(141)	$(64)	$(42)
(Gain) loss on extinguishment and exchange of debt	(1)	(7)	78	(179)
Interest expense, net	260	256	249	258
Income taxes	14	27	(2)	15
Depreciation and amortization	192	197	197	191

EBITDA	136	332	458	243

Noncontrolling interest (1)	—	1	1	—
Restructuring and other costs (2)	46	35	23	23
Non cash effects (3)	11	3	7	(5)
Management fee and other (4)	7	6	4	—
Pro forma savings from Shared Services Agreement (5)	17	28	50	—
Pro forma savings from other initiatives (6)	26	2	—	24
Exclusion of Unrestricted Subsidiary results (7)	(20)	(22)	(19)	(2)

Adjusted EBITDA	$223	$385	$524	$283

Key Calculations under Credit Agreement
Total Senior Secured Net Debt (8)	$738
Senior Secured Leverage Ratio for the twelve-month period ended September 30, 2012	3.31

(1)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture in 2011.
(2)	Relates primarily to restructuring and other costs.
(3)	Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) impairment or disposal charges. For the twelve-month period ended September 30, 2012, non-cash items include: (i) unrealized foreign currency exchange loss of $13 million, (ii) asset disposal charges of $3 million, (iii) stock-based compensation expense of $1 million and (iv) pension curtailment gains of $6 million. For the fiscal year ended December 31, 2011, non-cash items include: (i) stock-based compensation expense of $2 million, (ii) unrealized foreign currency exchange loss of $7 million and (iii) a pension curtailment gain of $6 million. For the fiscal year ended December 31, 2010, non-cash items include: (i) stock-based compensation expense of $3 million and (ii) unrealized foreign currency exchange loss of $4 million. For the fiscal year ended December 31, 2009, non-cash items include: (i) stock-based compensation expense of $1 million, (ii) unrealized foreign currency exchange gain of $4 million and (iii) unrealized gain on natural gas derivative contracts not designated as cash flow hedges of $1 million.
(4)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.
(5)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC. See “Risk Factors—Risks Related to our Business—We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition.”
(6)	Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings. See “Risk Factors—Risks Related to our Business—We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition.”

(7)	Reflects the exclusion of EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.
(8)	As defined in the Credit Agreement (i.e., excludes the Second Lien Notes and the Senior Secured Notes).

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks arising from our normal business activities. These market risks principally involve the possibility of changes in interest rates, currency exchange rates or commodity prices that would adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Market risk is the potential loss arising from adverse changes in market rates and prices.

Interest Rate Risk. We have issued fixed and variable-rate debt to finance the GE Advanced Materials Acquisition and in connection with subsequent refinancings. As a result, we have been and will continue to be subject to the variations in interest rates in respect of our floating-rate debt. Borrowings under our senior secured credit facilities accrue interest at variable rates. Assuming our term loans are funded entirely in U.S. dollars, a 100-basis-point increase in LIBOR on our debt balances outstanding as of September 30, 2012 under our senior secured credit facilities (including our synthetic letter of credit facility) would increase our annual interest expense by $9 million. While we may enter into agreements intending to limit our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Commodity Price Risk. We are subject to changes in our costs of sales caused by fluctuations in prices of commodities and raw materials. We pursue ways to diversify and minimize material costs through strategic raw material purchases, and through commercial and contractual pricing agreements and customer price adjustments. For our commodity raw materials, we have purchase contracts that have periodic price adjustment provisions. We rely on key suppliers for most of our raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. Should any of our suppliers fail to deliver or should any key supply contracts be cancelled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. See “Risk Factors—Risks Related to Our Business—Fluctuations in direct or indirect raw material costs could have an adverse impact on our business” and “Risk Factors—Risks Related to our Business—An inadequate supply of direct or indirect raw materials and intermediate products could have a material adverse effect on our business.” Also, we will consider hedging strategies that minimize risk or reduce volatility when available.

Foreign Exchange Risk. Revenue denominated in foreign currencies accounted for approximately 51% and 46% of our total worldwide revenue for 2011 and 2010, respectively. As a result, we have exposure to foreign exchange risk related to transactions denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both inter-company and third-party) and loan repayments. If the U.S. dollar strengthens by 1%, our operating income would be reduced by approximately $2 million per year.

We aim to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging foreign currency transactions when economically feasible. Our use of forward and option contracts will be designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount under contract. We will not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We will not speculate in foreign currency, nor will we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results or other foreign currency net asset or liability positions. The counterparties to our hedge contracts will be financial institutions with investment-grade credit ratings.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, which reduces the concentration of risk in any one currency. In addition, certain of our foreign operations have limited imports and exports, which reduces the potential impact of foreign currency exchange rate fluctuations.

BUSINESS

Overview

We believe that we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. Silicones are a multi-functional family of materials used in a wide variety of products and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz division manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

We were created on December 3, 2006 through the acquisition of certain assets, subsidiaries and liabilities of General Electric Company (“GE”) that comprised GE’s Advanced Materials, an operating unit within the Industrial Segment of GE, by the MPM Group (the “GE Advanced Materials Acquisition”). Affiliates of Apollo Management Holdings, L.P. (together with the investment funds they manage (the “Apollo Funds”) and Apollo Global Management, LLC and its subsidiaries, “Apollo”) formed MPM and Momentive Performance Materials Holdings Inc., our direct parent company (“MPM Holdings”), for the purpose of consummating the GE Advanced Materials Acquisition. On October 1, 2010, MPM Holdings and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the direct parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc. and referred to herein as “MSC”), became subsidiaries of a new holding company, Momentive Performance Materials Holdings LLC (referred to herein as “Momentive Holdings”). We refer to this event as the “Momentive Combination.”

We believe that our scale and global reach provide significant efficiencies in our fixed and variable cost structure and that our breadth of related products provides significant operational, technological and commercial advantages. Our manufacturing capacity at our internal sites and joint venture in China is sufficient to produce the substantial majority of one of our key intermediates, siloxane, which facilitates a low-cost operating structure and security of supply.

We are one of two producers in the silicones market with global siloxane production capacity. As of September 30, 2012, we had 22 production sites strategically located around the world, which allows us to produce the substantial majority of our key products locally in the Americas, Europe and Asia. Through this worldwide network of production facilities, we serve more than 5,000 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s. Note, our customer classifications for the Silicones division were modified in 2011 and, as a result, the division’s total number of customers has been adjusted accordingly. Under the modified classifications, the division’s total customers on a year over year basis are not materially different.

We believe we have created a value-added, technical service-oriented business model that enables us to target and participate in high-margin and high-growth specialty markets. These specialty markets account for the majority of our revenues and continue to be a growing part of our business.

Our Strengths

Our company has the following competitive strengths:

Leading Global Silicones Producer. We believe we are one of the world’s largest producers of silicones and silicone derivatives, with leading positions in various product lines and geographic areas. We believe our scale, global reach and breadth of product offerings provide us with significant advantages over many of our competitors by allowing us to serve global customers with precise specifications, particularly those expanding production in developing nations.

Attractive Industry Growth Profile. The broad molecular characteristics of silicones continually lead to new uses and applications, which have led to worldwide industry growth in excess of GDP over the past 20 years. Drivers of growth include end-market growth and increased market penetration, with silicones increasingly being used as a value-added substitute for traditional materials or as a functional additive, which yields new properties for our customers’ products. For instance, silicones act as the conditioning ingredient in “2-in-1” shampoo.

Broad-Based Diversification.

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Industry Diversification. Our Silicones business has a diversified revenue base across a variety of end-markets, reducing our vulnerability to industry trends. Furthermore, our products are often used in niche applications that represent a small portion of our customers’ material costs. Our leading end-markets are building and construction, which consists of industrial and infrastructure construction and repair, urethane foam additives, and a number of other specialty products.

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Customer Diversification. We have a diverse customer base of more than 5,000 customers between our Silicones and Quartz businesses and are well balanced across multiple geographies. In 2011, our top 20 customers accounted for less than 21% of our total revenues, and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers.

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Geographic Diversification. We have a global sales presence, with approximately 38%, 31% and 31% of our 2011 revenues generated in the Americas, Europe and Asia, respectively, compared to 38%, 30% and 32% in 2010.

Global Infrastructure. We are a global company with significant manufacturing capacity in each of the Americas, Europe and Asia. We have 22 production facilities located around the world, R&D centers on three continents and sales to customers in over 100 countries. The Silicones business has three siloxane production facilities located in Waterford, New York, Ohta, Japan and Leverkusen, Germany, as well as a siloxane manufacturing joint venture in Jiande, China, and two silanes production facilities in Sistersville, West Virginia and Termoli, Italy. The Quartz production sites are located in Ohio, Geesthacht, Germany, Kozuki, Japan and Wuxi, China.

We use our global platform to deliver products to companies efficiently on a worldwide basis. Many of our customers are expanding internationally to serve developing areas in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to our international customers allows us to serve them more quickly and efficiently and thus build strong relationships.

Attractive Intermediate Position. We produce siloxane, the key intermediate required to manufacture silicones, in the United States, Germany and Japan, and source siloxane from a joint venture in China. This manufacturing capacity is sufficient to meet the substantial majority of our current requirements for siloxane. We also source a portion of our requirements through long-term and/or supply agreements. We believe this combination of siloxane supply, along with our ability to purchase siloxane from other suppliers when pricing is advantageous, reduces our overall cost structure and strengthens our overall competitiveness.

Leading Fused Quartz and Specialty Ceramics Producer. We believe we are a global leader in the fused quartz and ceramics product markets in which we compete. In particular, we believe we are the largest manufacturer of quartz products for the semiconductor end-market and the second largest manufacturer of quartz products for fiber optics. Our leadership position and profitability are driven by several factors, including strong customer relationships and the precise quality and purity specifications of our products. Additionally, we believe we are a leader in several ceramic materials end-markets, including cosmetic additives.

Our Strategy

We believe that we have opportunities for growth through the following strategies:

Develop and Market New Products. We will continue to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we will continue to create new generations of products and services which will drive revenue and earnings growth.

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our product sales to our customers around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Eastern Europe, Latin America, India and the Middle East, where the usage of our products is increasing. Furthermore, by consolidating sales and distribution infrastructures via the Momentive Combination, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts and existing global footprint.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications and the reduction of our exposure to lower-margin products. As a result of this capital allocation strategy and strong end market growth underlying these specialty segments, high-margin specialty materials will continue to be a larger part of our broader portfolio. Consequently, we have witnessed a strong organic improvement in our profitability profile as a trend over the last several years, which we believe will continue.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. As a large manufacturer of performance materials with leadership in the production of silicone, silicone derivatives, quartz and specialty ceramics, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. In addition, we have and will continue to monitor the strategic landscape for opportunistic divestments consistent with our broader specialty strategy.

Capitalize on the Momentive Combination to Grow Revenues and Realize Operational Efficiencies. We believe the Momentive Combination will present opportunities to increase our revenues by leveraging each of our and MSC’s respective global manufacturing footprint and technology platform. For instance, we anticipate greater penetration of our products into Latin America, where MSC has historically maintained a larger manufacturing and selling presence. Further, we anticipate the Momentive Combination will provide opportunities to streamline our business and reduce our cost structure, and are currently targeting $64 million of cost savings related to the Momentive Combination. We anticipate these savings to come from logistics optimization, reduction in corporate expenses and reductions in the costs for raw materials and other inputs. Through September 30, 2012, we realized $59 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 9 to 15 months.

Generate Free Cash Flow and Deleverage. We expect to generate strong free cash flow over the long term due to our size, cost structure, and reasonable ongoing capital expenditure requirements. Furthermore, we have demonstrated expertise in efficiently managing our working capital. Our strategy of generating significant free cash flow and deleveraging is complimented by our long-dated capital structure with no significant short-term maturities and strong liquidity position. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Our Businesses

Silicones

We believe we are one of the world’s largest producers of silicones and silicone derivatives, manufacturing a wide range of high-performing elastomers, engineered materials and fluids. Product families within our silicones business include fluids (textiles, personal care, home care, agriculture and oil and gas applications), silanes and resins (tires, additives for coatings, masonry water repellents and protective coatings for plastics and rubber), elastomers (healthcare and automotive applications), intermediates, engineered materials, urethane additives (polyurethane foam additives) and consumer and construction sealants. Silicones are used in product formulations primarily due to two distinguishing factors: (1) their high degree of inertness (i.e., resistance to heat, electricity and chemical reactions); and (2) their ability during manufacturing to greatly modify their viscosity, enabling production of end-products with a significant variation in levels of lubricity or adhesion. Silicones are developed using separate finishing processes to generate a wide variety of different performance characteristics and are typically used in applications where traditional materials cannot perform under required conditions. Entirely new applications for silicones continue to emerge as a result of their versatility and broad range of properties. We have a broad range of specialty silicones technologies, with highly advanced research, applications development and technical service capabilities.

Silicones is comprised of both specialty and core products. Core products consist of a variety of elastomers, fluids and silanes that have more standardized specifications than our specialty products. These products are often sold to other silicone formulators, which upgrade them through further processing or mixing with other materials. Core products are sold to virtually every silicone and silane end-market, including personal care, construction, automotive, cable and wire and electronic end-markets. Core products require lower sales force dedication, less application development and minimum technology investment as compared to our specialty products. Core products represented approximately 22% and 24% of Silicones revenues for the fiscal years ended December 31, 2011 and 2010, respectively.

For the fiscal nine-month period ended September 30, 2012, our Silicones division generated revenues of $1,616 million. For the fiscal year ended December 31, 2011, our Silicones division generated revenues of $2,310 million compared to $2,286 million for the fiscal year ended December 31, 2010.

Product Portfolio

Our silicones product portfolio consists primarily of the sectors set forth below.

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Fluids. Fluids products are polydimethylsiloxane polymers, co-polymers, elastomers and gel networks, high-performance antifoams and emulsions. Silicone fluids exhibit low surface tension, excellent gloss, excellent sensory, softening and conditioning properties, good thermal stability and excellent viscosity over a wide temperature range, which permits usage in a number of applications. Fluids are used primarily in the personal care, home care and auto care, textiles, oil and gas, agriculture and industrial end-markets and are sold under the Magnasoft, Sagtex, Formasil, Silwet, Silsoft, Silshine, Tospearl and Velvesil brands. Fluids products represented approximately 27% of Silicones revenues for the fiscal years ended December 31, 2011 and 2010, respectively.

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Silanes and Resins. Silane and resin products are primarily used as components in a variety of specialty applications where improved performance is desired. Resins are used as binders in the production of formulated products such as adhesives, laminates, paints and coatings, and sealants and caulks. Their use is generally focused on situations where required performance characteristics, such as paintability, high-temperature or harsh environmental resistance, are beyond the scope of traditional materials. Our Tospearl resins are also used as light diffusion aids in LCD/LED screens, lighting and as slip agents in plastic packaging materials and paints & coatings. Silanes are used as high-performance coupling agents, adhesion promoters or as reactive intermediates. Silane and resin products are sold into a diverse range of end-markets, including aerospace, construction, coatings and inks, paint, adhesives, electronics, motor vehicles, sealants, rubber and plastics. We sell silane and specialty resins brands including: Silblock, A-Link, Wetlink, Silquest, NXT, Pearlene, SPUR, Tospearl and CoatOSil. Silane and resin products represented approximately 14% of Silicones revenues for the fiscal years ended December 31, 2011 and 2010, respectively.

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Intermediates. Intermediate products are a broad set of Siloxane, Silane, and by-product materials produced in chemical operation and primarily used as inputs for other product portfolios. Intermediate products represented approximately 2% of Silicones revenues for the fiscal years ended December 31, 2011 and 2010, respectively.

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Elastomers. Silicone elastomers are blends of silicone polymers and various fillers and include solid and liquid elastomers. Favorable performance characteristics include a broad temperature range, excellent resistance to weathering, low toxicity, good electrical insulation properties and acoustical damping qualities. Silicone elastomers are used in the production of a variety of products, including gaskets, seals, hoses and tubing, as well as numerous consumer items. Elastomers products are used primarily in the healthcare, consumer products, energy and automotive end-markets and are sold under the Tufel, Ultra Tufel, Silplus, LSR / LIM, Silopren, and Addisil brand names. Elastomers products represented approximately 18% of Silicones revenues for the fiscal year ended December 31, 2011 compared to 19% in 2010.

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Engineered Materials. Engineered Materials consist of two product groups, Specialty Coating and RTV (Room Temperature Vulcanization) products. Specialty Coatings products are fully formulated solutions designed to enhance performance and drive productivity in various applications. Performance attributes include high-temperature resistance, abrasion resistance, pressure sensitive adhesion or release and weatherability. Specialty Coatings products are sold into a diverse range of end-markets, including construction, tape and label, adhesives, electronics and automotive. Specialty Coatings brands include SilForce, Silgrip, Silblock, Baysilone, and Anchorsil. RTV products consist of highly engineered gels, greases, adhesives, encapsulants and sealants. Different types of chemistries are employed based on the application to cure the material at room temperature, with heat or by UV light. Custom fillers and additives are used to enhance performance in areas such as electrical and thermal conductivity, cure speed, adhesion to plastics and metals, optical clarity and resistance to heat. RTV products are used primarily in micro- and macro-electronics assembly, consumer electronics, automotive, aerospace, consumer goods and industrial sealing applications. RTV products include the TSE, SilCool, InvisiSil and SnapSil brand names. Engineered material products represented approximately 15% of Silicones revenues for the fiscal years ended December 31, 2011 and 2010, respectively.

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Urethane Additives. Urethane Additive’s product portfolio includes silicone surfactants used essentially for stabilizing polyurethane foam and a diverse line of tertiary amines to provide blow, gel and balanced catalysis in polyurethane foam reaction. Polyurethane applications include furniture, bedding, auto interior, appliances, construction, carpet backing, footwear and PU leather. Urethane additive products are sold under the Niax and Geolite brands. Urethane additive products represented approximately 12% of Silicones revenues for the fiscal year ended December 31, 2010 compared to 11% in 2010.

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Consumer and Construction Sealants. Consumer sealants are used by homeowners, builders and contractors for a variety of projects throughout the home including increasing energy efficiency, reducing damaging effects of moisture and protecting the home from pollen, pollution and pests. Construction sealants are used in structural glazing, weather-sealing, and insulated glass applications in new and remedial large-scale commercial building projects. We have an exclusive royalty-free right to use the GE brand for these products through December 3, 2013, with a five-year renewal option that would require payment of royalties. Our consumer and construction sealant products are also sold under various private labels for a number of hardware and paint retailers. Consumer and construction sealants represented approximately 12% of Silicones revenues for the fiscal year ended December 31, 2011 and 2010, respectively.

End-Markets and Applications. The physical properties of silicones, such as weather-ability, longevity and tolerance to a wide temperature range, make them versatile products with broad commercial applications. In the building and construction industry, silicone sealants and caulks are used to seal expansion and control joints in pre-cast exterior concrete panels and metal curtain walls, as well as in siding, window and door perimeters. In the transportation industry, silicones are used in a variety of original equipment manufacturer and aftermarket applications. In the electronics industry, silicones’ tolerance to high temperatures give them a considerable advantage relative to other, traditional materials in a variety of computers and electronics manufacturing applications. In the personal care industry, silicones are used in consumer goods such as hair care and shaving products, antiperspirants and deodorants, cosmetics and shower and bath products. In the healthcare industry, silicones are used in medical equipment, as well as in surgeries and other general medical procedures. We believe that such a broad range of commercial uses not only helps to maintain a steady demand for our products in industries that are less vulnerable to economic cycles but also allows us to explore new applications for our products in high-growth industries.

Customers. Our Silicones division had sales to more than 3,800 different customers in 2011 in a variety of industries. In 2011, our top 20 customers accounted for approximately 24% of our total revenues, and no single customer accounted for more than 3% of total revenues. We have maintained long-standing relationships with many of our customers. For example, we have served one of our largest customers, The Home Depot, Inc., for over 20 years.

Key Materials.

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Silicon Metal. Silicon metal is an inorganic material that is not derived from petrochemicals. Major silicon metal suppliers include FerroAtlantica, Elkem, Globe Specialty Metals, Advanced Metallurgical Group, Rima, Simcoa and other smaller vendors located around the world. We currently purchase silicon metal under multi-year, one-year or short-term fixed-price contracts and in the spot market. We typically purchase silicon metal under contracts in the U.S. and Europe and in the spot market in Asia Pacific.

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Siloxane. Siloxane is a key intermediate required to produce the silicones polymer. We produce siloxane for our internal use in Waterford, New York; Leverkusen, Germany and Ohta, Japan and source siloxane from a joint venture in Jiande, China. This manufacturing capacity is sufficient to meet the substantial majority of our current siloxane requirements. We also source a portion of our requirements under an existing off-take agreement with ASM, an affiliate of GE, at a cost-plus pricing formula. To backstop our supply from ASM, in connection with the GE Advanced Materials Acquisition, we entered into a long-term supply agreement, pursuant to which GE and its affiliate will ensure that we are provided with a minimum annual supply of siloxane from ASM or an alternative source in certain circumstances through December 2026. See “Certain Relationships and Related Party Transactions—Director Independence.” In addition, from time to time, we enter into supply agreements with third parties to take advantage of favorable pricing and minimize our costs.

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Methanol. Methanol is a key raw material for the production of methyl chloride, which is used to produce chlorosilanes. Major methanol suppliers include Methanex, MHTL and Saudi Basic Industries Corporation (formerly GE Plastics, referred to herein as “SABIC”). We typically enter into annual or quarterly contracts for methanol.

Quartz

We believe that our Quartz division is a global leader in the development and manufacturing of fused quartz and ceramic materials. Fused quartz, a man-made glass manufactured principally from quartz sand, is used in processes requiring extreme temperature, high purity and other specific characteristics. Fused quartz and ceramic materials are used in a wide range of industries, including semiconductor, lamp tubing, manufacturing, packaging, cosmetics and fiber optics. We believe that our Quartz division is a leading global producer of quartz tubing, ingots and crucibles and high-performance, non-oxide ceramic powders, coatings and solids.

Our Quartz division’s products are used as a superior substitute for glass. On a microscopic level, normal glass is filled with impurities, bubbles and other flaws. For this reason, applications that require transparency and a high level of purity or stress-resistance (such as process equipment for semiconductor manufacturing or lamp lenses for video projectors) require the use of quartz. A significant driver of our Quartz volumes derives from microchip makers adding to or adjusting their manufacturing lines for newly developed products. The manufacture of quartz products for use in the production of semiconductors generated approximately 48% of our Quartz division’s revenue for the fiscal year ended December 31, 2011, compared to 63% for 2010 and 52% in 2009. For the fiscal nine-month period ended September 30, 2012, our Quartz division generated revenues of $175 million. For the fiscal year ended December 31, 2011 our Quartz division generated revenues of $327 million compared to $302 million for the fiscal year ended December 31, 2010.

Customers. Our Quartz division had sales to over 1,200 different customers in 2011 in a variety of industries. In 2011, our top 20 customers accounted for 56% of total revenues of the Quartz division, and the largest customer accounted for approximately 7% of total revenues of the Quartz division.

Raw Materials. Naturally occurring quartz sand is the key raw material for fused quartz products. The natural quartz sand market is dominated by Unimin, which owns the Harris and Hawkins District mine in North Carolina. This is substantially the only mine in the world currently identified as having the high quality quartz sand required for semiconductor quartz fabrication and is believed to maintain approximately 20 years of proven reserves.

Because Unimin controls more than 90% of this market, that company exercises significant control over quartz sand prices, which have been steadily increasing. In recent years, these increases have averaged approximately 3-5% per year. While we continue to negotiate a new long-term supply arrangement with Unimin, we recently amended our supply agreement with Unimin, extending the term of the agreement through December 31, 2012. We also periodically evaluate other quartz sand sources around the world.

Competition

We compete with a variety of companies, including large global chemical companies and small specialty chemical companies, in each of our product lines. The principal factors of competition in our industry include product quality, customer service and breadth of product offerings, product innovation, manufacturing efficiency, distribution and price. Some of our competitors are larger, have greater financial resources and have less debt than we do and may, as a result, be better able to withstand changes in conditions throughout our industry relating to pricing or otherwise and the economy as a whole. We believe that no single company competes with us across all of our existing product lines.

Marketing and Distribution

We market an extensive product line to meet a wide variety of customer needs. We focus on customers who are, or have the potential to be, leaders in their industries and have growth objectives that support our own growth objectives. In addition, we focus on customers who value our service-oriented business model. This approach includes high-quality, reliable products backed by local sales support and technical expertise. An important component of our strategy is to utilize our broad product capabilities to win high-end specialty business from our customers. These customers value these capabilities and, as a result, we are able to become a supplier of choice, given our relationship and ability to develop solutions to meet their precise needs.

Intellectual Property

We own or have licenses to use a large number of patents relating to our products and processes. We currently have the right to utilize approximately 800 active patents in the United States, approximately 2,800 active patents in the other countries of the world and approximately 2,400 pending patent applications worldwide. While the remaining durations of these patents range from less than one year to almost 20 years, the portion of the portfolio dealing with our new products comprises patents with durations of fourteen to twenty years. We also have the right to utilize approximately 100 registered U.S. trademarks protecting our products, with counterpart registrations in commercially significant non-U.S. countries. Our rights under such patents and licenses are a significant strategic asset in the conduct of our business. Patents, patent applications, trademark applications and trademarks relating to our Velvesil, Silwet, Silsoft, Spur, and NXT brands, technologies and products are considered material to our business. See “Certain Relationships and Related Party Transactions—Director Independence” for a description of our licensing arrangements with GE.

Environmental Regulations

Our policy is to strive to operate our plants in a manner that protects the environment and the health and safety of our employees, customers and communities. We have implemented company-wide environmental, health and safety policies and practices managed by our Environmental, Health and Safety, or EH&S department and overseen by the EH&S Committee of the Board of Directors of Momentive Holdings. Our EH&S department has the responsibility to have our operations worldwide comply with environmental, health and safety laws and regulations. The EH&S department conducts training, communication of EH&S policies, formulation of relevant policies and standards, EH&S audits and incident response planning and implementation. Our EH&S policies and practices include management systems and procedures relating to environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response and product stewardship.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental regulation at the federal, state and international level. Our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs. In addition, statutes such as the federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities and at third-party disposal sites. Other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at or from our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, environmental health and safety, we may incur liabilities in the future, and these liabilities may result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Although our environmental policies and practices are designed to achieve compliance with international, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures.

We expect to incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. In 2011, we incurred capital expenditures of $23 million on an aggregate basis to comply with environmental laws and regulations and to make other environmental improvements. We estimate that our capital expenditures in 2012 for environmental controls at our facilities will be approximately $25 million. This estimate is based on current regulations and other requirements, but it is possible that a material amount of capital expenditures, in addition to those we currently anticipate, could be necessary if these regulations or other requirements or other facts change.

Industry Regulatory Matters

Domestic and international laws regulate the production and marketing of chemical substances. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union, the United States, and China are the most significant to our business. These laws typically prohibit the import or manufacture of chemical substances unless the substances are registered or are on the country’s chemical inventory list, such as the European inventory of existing commercial chemical substances and the U.S. Toxic Substances Control Act inventory, and may limit our expansion into other countries. Chemicals that are on one or more of these lists can usually be registered and imported without requiring additional testing in countries that do not have such lists, although additional administrative hurdles may exist. Under such laws, countries may also require toxicity testing to be conducted on chemicals in order to register them or may place restrictions on the import, manufacture and/or use of a chemical.

The European Union enacted a regulatory system in 2006 known as REACH, which generally requires manufacturers and importers of chemicals to register these chemicals and evaluate their potential impact on human health and the environment. Under REACH, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or that we sell as finished products in the European Union.

In the European Union and other jurisdictions committed to compliance with the Kyoto Protocol to the United Nations Framework Convention on Climate Change, there is an increasing likelihood that our manufacturing sites will be affected in some way over the next few years by taxation of greenhouse gas, or GHG emissions. In addition, although the United States is not a signatory to the Kyoto Protocol, several states, including California and New York, are implementing their own GHG regulatory programs, and the enactment of federal climate change legislation in the United States is a possibility for the future. While only a small number of our sites are currently affected by existing GHG regulations, and none have experienced or anticipate significant cost increases as a result, it is likely that GHG emission restrictions will increase over time. Potential consequences of such restrictions include increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

Financial Information for Businesses and Geographical Areas

For information regarding revenues from external customers, measures of profit or loss and total assets by business and revenues from external customers and net long-lived assets by geographic area, see Note 15 to our consolidated financial statements.

Research and Development

Research and development expenses include wages and benefits for research personnel including engineers and chemists; payments to consultants and outside testing services, costs of supplies and chemicals used in in-house laboratories and costs of research and development facilities. Our research and development efforts focus on the development of new applications for our existing products and technological advances that we hope will lead to new products. For the years ended December 31, 2011, 2010 and 2009, we spent $78 million, $73 million and $63 million, respectively, on research and development. These annual research and development expenditures equaled approximately 3% of the revenues in such year. For the fiscal nine-month periods ended September 30, 2012 and September 30, 2011, we spent $53 million and $60 million, respectively, on research and development, which also equaled approximately 3% of the revenues in each such first three quarters.

Seasonality

We do not experience significant seasonality of demand, although sales have historically been slightly higher during the second and fourth quarters due to increased industrial activity. Seasonality trends, however, have been skewed in recent years primarily due to volatile global economic conditions.

Properties

The following table sets forth our manufacturing facilities and research centers as of September 30, 2012:

Location	Real Property Interest	Business in Which Property is Used
Americas
Waterford, NY	Owned	Silicones
Tarrytown, NY (1)	Leased	Silicones
Sistersville, WV	Owned	Silicones
Chino, CA	Leased	Silicones
Garrett, IN	Leased	Silicones
New Smyrna Beach, FL	Owned	Silicones
Itatiba, Brazil	Owned	Silicones
Strongsville, OH	Owned	Quartz
Willoughby, OH	Owned	Quartz
Richmond Heights, OH	Owned	Quartz
Newark, OH	Owned	Quartz

Europe
Leverkusen, Germany	Leased	Silicones
Bergen op Zoom, Neth.	Leased	Silicones
Lostock, U.K.	Leased	Silicones
Termoli, Italy	Owned	Silicones
Antwerp, Belgium	Leased	Silicones
Bangalore, India (1)	Leased	Silicones
Chennai, India	Owned	Silicones
Geesthacht, Germany	Owned	Quartz

Asia Pacific
Nantong, China	Leased	Silicones
Ohta, Japan	Owned	Silicones
Rayong, Thailand	Leased	Silicones
Kobe, Japan (1)	Leased	Quartz
Kozuki, Japan	Owned	Quartz
Wuxi, China	Leased	Quartz

(1)	Technology research center.

We believe that our property and equipment are well maintained, in good operating condition and adequate for our present needs.

Employees

As of December 31, 2011, we had approximately 4,750 employees. Approximately 42% of our employees are members of a labor union or are represented by workers’ councils that have collective bargaining agreements. We believe we have good relations with our union and non-union employees.

Legal Proceedings

Various claims, lawsuits and administrative proceedings are pending or threatened against us and/or our subsidiaries, arising from the ordinary course of business with respect to commercial, product liability, employee, environmental and toxic exposure matters. Historically, we have not faced any litigation matters or series of litigation matters that have had a material adverse impact on our business. In addition, we do not believe that there is any pending or threatened litigation, either individually or in the aggregate, that is likely to have a material adverse effect on our business. We have a number of lawsuits pending against us alleging personal injury due to exposure to hazardous materials, many of which are multi-defendant lawsuits on behalf of large groups of plaintiffs. We believe we are indemnified by GE for any liability arising from any such lawsuits existing prior to the GE Advanced Materials Acquisition. We cannot predict with certainty the outcome of any litigation or the potential for future litigation, and any such matters, if they occur, could materially adversely affect our business and operations.

Environmental Matters

Our operations are subject to extensive environmental regulation at the federal, state and international level and our production facilities require operating permits that are subject to renewal or modification. Our operations also involve the use, handling, processing, storage, transportation and disposal of hazardous materials, and we may be exposed to the risk of claims for environmental remediation or restoration.

We have adopted and implemented health, safety and environmental policies, which include systems and procedures governing environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response, and product stewardship. In order to comply with environmental, health and safety laws and regulations, and maintenance of permits, we have incurred and will continue to incur costs, including capital expenditures for projects related to environmental improvements. In addition, pursuant to applicable hazardous waste regulations, we are required to provide financial assurances for contingent future costs associated with certain hazardous waste management and remedial activities. We have obtained $35.3 million in letters of credit for financial assurance required under applicable hazardous waste regulations, including $25.3 million for closure and post-closure care for the Waterford, NY and Sisterville, WV facilities, and $10 million (annual aggregate) for accidental occurrences at those facilities. We are currently in discussions with the NYSDEC regarding the renewal of our Waterford facility’s hazardous waste permit. In connection with the renewal, the NYSDEC may increase the financial assurances we are required to provide for this facility, which may result in a material increase in the amount of letters of credit we must deliver. One or more of our U.S. facilities may also in the future be subject to additional financial assurance requirements imposed by governmental authorities, including the USEPA. In this regard, the USEPA has identified chemical manufacturing as an industry for which it plans to develop, as necessary, proposed regulations identifying appropriate financial assurance requirements pursuant to §108(b) of the CERCLA.

We are currently conducting investigations and/or cleanup of known or potential contamination at several of our facilities, and have been named as a potentially responsible party at several third party Superfund sites. In connection with the GE Advanced Materials Acquisition, GE has agreed to indemnify us for liabilities associated with contamination at former properties and for liabilities associated with third-party waste disposal sites. GE has also agreed that if we suffer any losses that are the subject of an indemnification obligation under a third party contract with respect to which GE is an indemnitee, GE will pursue such indemnification on our behalf and provide us with any benefits received.

While we do not anticipate material costs in excess of current reserves and/or available indemnification relating to known or potential environmental contamination, the discovery of additional contamination, or the imposition of more stringent cleanup requirements, could require us to make significant expenditures in excess of such reserves and/or indemnification.

We have been named as a defendant in a series of multi-defendant lawsuits based on our alleged involvement in the supply of allegedly hazardous materials. The plaintiffs seek damages for alleged personal injury resulting from exposure to various chemicals. These claims have not resulted in material judgments or settlements historically and we do not anticipate that these claims present any material risk to our business in the future. In addition, we have been indemnified by GE for any liability arising from any such claims existing prior to the consummation of the GE Advanced Materials Acquisition. However, we cannot predict with certainty the outcome of any such claims or the involvement we might have in such matters in the future.

In 2008, we became aware and disclosed to the NYSDEC that, in certain instances, our Waterford, New York, facility may have failed to comply with the State and federal regulatory requirements governing the treatment of hazardous waste. During 2008, the NYSDEC initiated an investigation into these disclosures and issued a notice of violation alleging certain noncompliances. Subsequently, in the second quarter 2009, the USEPA and the U.S. Department of Justice sought, through search warrant and subpoena, additional information related to the alleged noncompliances. We are cooperating fully with the State and federal authorities. State and federal authorities have the statutory authority to seek civil and criminal sanctions, including but not limited to monetary penalties, for any noncompliances identified.

In February 2012, the Italian regional environmental agency assessed an administrative penalty against the directors of our Italian subsidiary in connection with allegations that our Termoli, Italy facility violated certain hazardous waste record keeping and reporting requirements during the period from November 2010 to July 2011. In accordance with agency policies, we settled the matter by paying €175,667 in April 2012. The agency has also alleged our Termoli, Italy facility has violated certain hazardous waste storage and disposal requirements. These allegations may be the subject of further enforcement actions, including criminal enforcement.

MANAGEMENT

Executive Officers and Directors

The following sets forth our executive officers and directors as of November 15, 2012. All of our executive officers, other than John C. Dandolph, are also executive officers of Momentive Specialty Chemicals Inc.

Name	Age	Title
Craig O. Morrison	57	Director, Chairman, President and Chief Executive Officer
William H. Carter	59	Director, Executive Vice President and Chief Financial Officer
Scott M. Kleinman	39	Director
Jordan C. Zaken	37	Director
David B. Sambur	32	Director
John C. Dandolph	36	Executive Vice President and President, Silicones and Quartz Division
Judith A. Sonnett	56	Executive Vice President, Human Resources
Douglas A. Johns	55	Executive Vice President, General Counsel and Secretary
Kevin W. McGuire	52	Executive Vice President, Business Processes and Information Technology
Nathan E. Fisher	47	Executive Vice President, Procurement
Anthony B. Greene	53	Executive Vice President, Business Development and Strategy
Karen E. Koster	50	Executive Vice President, Environmental, Health & Safety
George F. Knight	55	Senior Vice President, Finance and Treasurer

Craig O. Morrison was elected President and Chief Executive Officer and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on October 1, 2010. He was named President of the Company’s Silicones and Quartz Division on an interim basis on February 13, 2012. He also serves as President and Chief Executive Officer and a director of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to those positions effective March 25, 2002. Mr. Morrison was named Chairman of the Board of Directors of MSC on June 1, 2005. Prior to joining MSC, he served as President and General Manager of Alcan Packaging’s Pharmaceutical and Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998 he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management positions with General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Environmental, Health and Safety and Executive Committees of the Board of Managers of Momentive Holdings. Mr. Morrison’s position as President and Chief Executive Officer, his extensive management experience, and his skills in business leadership and strategy qualify him to serve on our Board of Directors.

William H. Carter was elected Executive Vice President and Chief Financial Officer and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on October 1, 2010. He also serves as Executive Vice President and Chief Financial Officer of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to those positions effective April 3, 1995, and as a director of MSC, having been elected to this position effective November 20, 2001. Mr. Carter was instrumental in the restructuring of MSC’s holdings, including serving as a director and interim President and Chief Executive Officer of a former subsidiary, BCP Management Inc., from January to June 2000, and a director and executive officer of WKI Holding Company, Inc. from 2001 to 2003. Additionally, he has served as a director of Elmer’s Products, Inc., Borden Foods Corporation and AEP Industries, Inc. He currently serves as a director of M/I Homes, Inc. Prior to joining MSC in 1995, Mr. Carter was a partner, and the engagement partner for Borden Chemical, with Price Waterhouse LLP, which he joined in 1975. Mr. Carter’s position as Executive Vice President and Chief Financial Officer, his extensive management experience, and his skills in financial leadership qualify him to serve on our Board of Directors.

Scott M. Kleinman was elected a director on October 1, 2010. Mr. Kleinman is a Partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its

Investment Banking division. Mr. Kleinman is also a director of the following Apollo portfolio companies: Momentive Performance Materials Holdings LLC, Verso Paper Corp., Verso Paper Holdings, LLC, LyondellBasell Industries B.V., Realogy Corporation and Taminco Global Chemical Corporation. Within the past five years, Mr. Kleinman was also a director of Momentive Specialty Chemicals Inc. and Noranda Aluminium Holding Corporation. He is a member of Audit Committee of the Board of Directors. He is also member of the Executive, Audit and Compensation Committees of the Board of Managers of Momentive Performance Materials Holdings LLC. In light of our ownership structure and Mr. Kleinman’s position with Apollo and his extensive finance and business experience, we believe it is appropriate for Mr. Kleinman to serve as a director of the Company.

Jordan C. Zaken was elected a director on October 1, 2010. Mr. Zaken is a Partner at Apollo, where he has worked since 1999. Prior to that time, Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department. He is also a director of Momentive Specialty Chemicals Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp. and Verso Paper Holdings, LLC, all Apollo portfolio companies. Within the past five years, Mr. Zaken was also a director of Parallel Petroleum Corporation. He is the Chairman of the Compensation Committee of the Board of Directors. He is also a member of the Audit Committee, Environmental, Health and Safety Committee and the Executive Committee and Chairman of the Compensation Committee of the Board of Managers of Momentive Performance Materials Holdings LLC. In light of our ownership structure and Mr. Zaken’s extensive finance and business experience, we believe it is appropriate for Mr. Zaken to serve as a director of the Company.

David B. Sambur was elected a director on October 1, 2010. He is a principal of Apollo, where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004. He is also a director of Momentive Specialty Chemicals Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp, Verso Paper Holdings, LLC and Caesars Entertainment Corporation, all Apollo portfolio companies. He serves on the Audit and Compensation Committees of the Board of Directors. He is also a member of the Audit and Compensation Committees of the Board of Managers of Momentive Performance Materials Holdings LLC.

John C. Dandolph was elected Executive Vice President and President of the Silicones and Quartz Division on May 14, 2012. He served as President and CEO of the Silicones Asia Pacific business from January 2010 to May 2012. Mr. Dandolph joined the Company upon its formation in December 2006, serving as Chief Financial Officer of the Silicones Asia Pacific business from 2007 to 2010. While with GE Advanced Materials, he served as Financial Planning and Analysis Manager for the Pacific in 2006-and Finance Manager for Japan and Korea from 2004 to 2006. Prior to joining GE Advanced Materials, he held several roles with GE Plastics in North America and Mexico. Mr. Dandolph joined GE in 2001.

Judith A. Sonnett was elected Executive Vice President, Human Resources on October 1, 2010. She also serves as Executive Vice President, Human Resources of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position in September 2007. She has served in various HR leadership roles for MSC and its predecessors since November 1998. Prior to her current position at MSC, Ms. Sonnett was Vice President, People and Organizational Development from November 2004 through September 2007, and prior to that, she held the title Vice President, Human Resources for Borden Chemical Inc. from November 1998 through November 2004. From 1995 to 1998 Ms. Sonnett worked in Human Resources for W.L. Gore and Associates.

Douglas A. Johns was elected General Counsel and Secretary upon our formation on December 4, 2006. He was named Executive Vice President on October 1, 2010. He also serves as Executive Vice President and General Counsel of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) and Momentive Performance Materials Holdings LLC, having been elected to those positions on October 1, 2010. Prior to our formation, Mr. Johns served as General Counsel for GE Advanced Materials, a division of General Electric Company from 2004 to December 2006. Mr. Johns began his career as a trial lawyer at the U.S.

Department of Justice and was in private practice before joining GE in 1991, where he served as Senior Counsel for global regulatory and environmental matters and Senior Business Counsel at GE Plastics’ European headquarters in Bergen Op Zoom, The Netherlands from 2001 to 2004.

Kevin W. McGuire was elected Executive Vice President, Business Processes and Information Technology on October 1, 2010. He also serves as Executive Vice President, Business Processes and Information Technology of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on June 1, 2005. Mr. McGuire joined MSC in 2002 as its Chief Information Officer.

Nathan E. Fisher was elected Executive Vice President, Procurement on October 1, 2010. He also serves as Executive Vice President of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on June 1, 2005. Mr. Fisher joined MSC in March 2003 as Director of Strategic Sourcing and was promoted to Vice President—Global Sourcing in September 2004.

Anthony B. Greene was elected Executive Vice President, Business Development and Strategy on October 1, 2010. He also serves in that capacity for Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on October 1, 2010 Mr. Greene joined the Company upon its formation on December 4, 2006 as Global Financial Planning and Analysis Manager. He was appointed Global Business Development Leader in January 2010. Prior to December 2006, he served as Global Financial Planning and Analysis Manager for GE Advanced Materials since 2005. Mr. Greene joined GE in 1981 and has held numerous financial management roles in a wide variety of GE businesses in the U.S., Asia and Europe.

Karen E. Koster was elected Executive Vice President, Environmental, Health & Safety effective August 8, 2011. Ms. Koster also serves in that capacity for Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on the same date. Prior to joining the Company, Ms. Koster held various environmental services and legal management roles at Cytec Industries where, from August 2002, she served as Vice President, Safety, Health and Environment.

George F. Knight was elected Senior Vice President, Finance, and Treasurer of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on October 1, 2010 and November 1, 2010, respectively. Mr. Knight also serves in that capacity for Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on June 1, 2005. He joined MSC in 1997. From 1999-2001 he served as Vice President of Finance for Borden Foods Corporation, an affiliate of MSC. In 2001, he re-joined MSC and was appointed Vice President-Finance and Treasurer of MSC in July 2002. He was promoted to Senior Vice President of MSC in June 2005.

Nominating Committee

As a controlled company, we have no Nominating Committee nor do we have written procedures by which stockholders may recommend nominees to our Board of Directors.

Audit Committee Financial Expert

Since we are not a listed issuer, there are no requirements that we have an independent Audit Committee. Our Audit Committee consists of Messrs. Kleinman and Sambur, both of whom qualify as audit committee financial experts, as such term is defined in Item 407(d)(5) of Regulation S-K, and neither of whom is independent.

Code of Ethics

We have adopted a Code of Conduct that applies to our directors, officers and employees. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. The Code of Conduct is posted on our website: www.momentive.com under “Investor Relations-Momentive Performance Materials Inc.” Any substantive amendment to, or waiver from, any provision of the Code of Conduct with respect to any senior executive or financial officer will be posted on this website.

Compensation Discussion and Analysis

Oversight of the Executive Compensation Program

The Compensation Committee of our Board of Directors (the “MPM Committee”) is responsible for establishing and monitoring compliance with our executive compensation philosophy. Our overarching goal is that the compensation and benefits provided to executives are reasonable, internally fair and externally competitive.

As described below, our Named Executive Officers and certain members of the Senior Leadership Team are employed by MSC and provide services to us under the Shared Services Agreement. As a result, the Compensation Committee of the Board of Directors of MSC (the “MSC Committee”) evaluates and approves the compensation and benefits of these individuals. The MSC Committee and MPM Committee, however, are comprised of the same members and share the same compensation philosophy.

The MSC Committee sets the principles and strategies that guide the design of the executive compensation program for the executives employed by MSC that provide services to us, and annually evaluates the performance and compensation levels of such executives, including our Chief Executive Officer (the “CEO”) and each of the executive officers employed by MSC who report directly to the CEO. The MPM Committee sets the principles and strategies that guide the design of the executive compensation program for the executives employed by the Company, and evaluates the performance and compensation of the executive officers employed by the Company that report to the CEO. Based on these evaluations, the MSC Committee and MPM Committee approve the compensation level, including base salary, annual incentive opportunities and long-term incentive opportunities, of each executive employed by MSC and the Company, respectively.

Throughout this discussion, we refer to the executives named in the Summary Compensation Table below as our Named Executive Officers. Our Named Executive Officers for 2011 are: Craig O. Morrison, President and Chief Executive Officer (who also assumed the role of President of the Company’s Silicones and Quartz Division on an interim basis in February 2012); William H. Carter, Executive Vice President and Chief Financial Officer; Judith A. Sonnett, Executive Vice President, Human Resources; Nathan E. Fisher, Executive Vice President, Procurement; and Kevin W. McGuire, Executive Vice President, Business Processes and IT. We also refer to our CEO and the executives who report directly to him as the “Senior Leadership Team.” Our Senior Leadership Team is currently comprised of 11 individuals, including our five Named Executive Officers.

Shared Services Agreement

On October 1, 2010 in connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MSC, pursuant to which, MSC provides to us, and we provide to MSC, a range of services, including the services of certain executives and employees on a shared basis. This agreement was amended effective March 17, 2011 and expires in October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party and subject to termination by either MSC or the Company, without cause, on not less than thirty days prior written notice subject to a one year transition assistance period). Under this arrangement, MSC provides us with the executive services of our Named Executive Officers and certain other members of our Senior Leadership Team (while they continue to be employed by, and provide services to, MSC) and we provide MSC with the executive services of certain members of our Senior Leadership Team (while they continue to be employed by, and provide services to, us). In addition, under this agreement, MSC provides to us, and we provide to MSC, the services of various other executives and employees on a shared basis. Pursuant to the Shared Services Agreement, the fully burdened costs (including associated overhead costs) of the executives and other employees that MSC provides to us and we provide to MSC are allocated 49% to us and 51% to MSC, respectively, according to an agreed upon methodology, except to the extent that 100% of any cost is demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost is allocated to such party. Fully burdened costs for shared employees include salary, bonus, cash grants under annual incentive compensation plans, costs under health care, life insurance, pension, retirement, deferred compensation and severance plans and associated overhead, calculated in accordance with accounting policies and procedures approved, from time to time, by the parties. Monthly net payments are scheduled to made under the Shared Services Agreement based on estimated total allocated costs for all services. Following the end of each quarter, an additional payment is made, if necessary, based on a reconciliation of estimated costs to actual costs for such quarter. We expect that the Momentive Combination, including the Shared Services Agreement, will result in significant synergies for us. For additional details regarding the Shared Services Agreement, see “Certain Relationships and Related Party Transactions—Director Independence.”

Global Total Rewards Strategy

In 2011, as a result of the Momentive Combination, the Senior Leadership Teams of MSC and the Company recommended the establishment of a unified Global Total Rewards Strategy that identifies target positioning for base salaries, short-term incentives, long-term incentives, health and welfare and retirement benefits relative to competitive practices globally. This strategy was implemented by the MSC Committee and MPM Committee and used as the basis for certain U.S. compensation and executive retirement and other benefit plan changes made in 2011 in order to provide competitive compensation and benefits for both companies. Details on 2011 executive compensation and retirement plans are discussed below.

Executive Compensation Philosophy and Objectives

The executive compensation programs of MSC and the Company are designed to focus our CEO and the Senior Leadership Team on our key strategic, financial and operational goals that will translate into long-term value creation for our stockholders. As a result, the MSC Committee and MPM Committee believe that the compensation packages provided to executives should include a mix of short-term cash-based awards that encourage the achievement of annual goals, and long-term cash and equity-based elements that reward sustained business performance and encourage management stability.

The MSC Committee and MPM Committee believe that equity-based awards play an important role in creating incentives for our executives to maximize performance and further align the interests of our executives with those of our stockholders. The executives of MSC and the Company participate in equity based plans sponsored by Momentive Holdings, MSC Holdings and/or MPM Holdings, and the Named Executive Officers and members of the Senior Leadership Team have received awards under such plans. These awards are factored into the executive compensation programs established by the MSC Committee and MPM Committee.

The annual compensation review process includes an evaluation of key objectives and measurable contributions to ensure that the incentives are not only aligned with the strategic goals of MSC and the Company, but also enable MSC and the Company to attract and retain a highly qualified and effective management team. The MSC Committee and MPM Committee base their executive compensation decisions on the following philosophy:

•	The compensation program should be designed to support the business with a balance between critical short-term objectives and long-term strategy;

•	Each executive’s total compensation should have a correlation to the scope of his or her responsibilities and relative contributions to the Company’s and MSC’s performance; and

•	A significant portion of each executive’s total compensation should be variable and contingent upon the achievement of specific financial and operational performance goals.

The general philosophy of the MSC Committee and MPM Committee is to set base salaries at levels comparable to the general market for the given position, and provide the opportunity for short-term and long-term incentive compensation that will exceed the general market when performance exceeds the target levels.

Roles and Responsibilities

The MSC Committee and MPM Committee make all final decisions regarding the compensation of our Named Executive Officers and members of the Senior Leadership Team employed by MSC and the Company, respectively, and are also responsible for approving new compensation programs and changes to existing compensation programs applicable to such executives. These decisions, other than decisions regarding their own compensation, are based on recommendations made by the CEO and the Executive Vice President of Human Resources. The MSC Committee and MPM Committee use their discretion and judgment in accepting or modifying management’s recommendations in making its final compensation decisions for executives employed by MSC and the Company, respectively.

Use of Compensation Data

In order to obtain a general understanding of current compensation practices when setting compensation levels for the Named Executive Officers and members of the Senior Leadership Team employed by MSC and the Company, respectively, the MSC Committee and MPM Committee consider broad-based competitive market data on total compensation packages provided to executives with similar responsibilities at comparable companies within the chemical industry, as well as companies with similar revenues and operational complexity outside the chemical industry. The MSC Committee and MPM Committee also use a variety of third-party salary surveys, including Hewitt Executive Compensation and Towers Watson Executive Compensation Surveys. Such data is reviewed in the context of the executive’s scope of responsibility, his or her specific role in value creation and overall contributions to the performance of MSC and the Company, respectively. When making individual compensation decisions, the MSC Committee and MPM Committee also review total compensation data on each executive of MSC and the Company, respectively, which includes base salary, target and actual annual incentive compensation and long-term incentive compensation, including equity ownership.

Advisory “Say-on-Pay” Vote

Neither MSC or the Company is currently required to hold a shareholder advisory “say-on-pay” vote. Apollo is the controlling shareholder of MSC and the Company, and Apollo and its representatives are actively involved in making recommendations regarding the structure of the executive compensation programs of MSC and the Company and the amounts payable to our Named Executive Officers thereunder.

Executive Compensation Components

The following paragraphs describe and analyze the essential components of the executive compensation program of MSC and the Company which are as follows: base salaries, annual incentive awards, long-term incentive awards, retirement benefits, international assignment compensation and severance benefits. As discussed above, our Named Executive Officers are employed by MSC and provide services to us pursuant to the terms of the Shared Services Agreement. As a result, these executives participate in MSC’s compensation programs and plans, and are compensated by MSC. Any references to compensation or benefits provided to our Named Executive Officers in this section refer to compensation or benefits provided by MSC or Momentive Holdings, the parent of MSC and the Company, regardless of the cost allocations under the Shared Services Agreement.

1. Base Salaries

The Named Executive Officers and members of the Senior Leadership Team are provided with an annual, fixed base salary commensurate with their professional status, accomplishments, scope of responsibility, overall impact on the organization and the size and complexity of the business or functional operations they manage. The MSC Committee and MPM Committee review the base salary levels of the Named Executive Officers and members of the Senior Leadership Team employed by MSC and the Company, respectively, annually in conjunction with the annual performance review conducted globally for all non-bargained salaried employees. In addition, the MSC Committee and MPM Committee review base salaries in conjunction with promotions or significant changes in job responsibilities of the Senior Leadership Team employed by MSC and the Company, respectively. When approving increases to base salaries, the MSC Committee and MPM Committee consider many factors including job performance, total target compensation, impact on value creation and the competitive marketplace. In the second quarter of 2011, Messrs. Morrison and Carter received increases in their base salary levels (5.26% and 4.0%, respectively) based upon the MSC Committee’s review of their 2010 performance against goals. Ms. Sonnett and Messrs. Fisher and McGuire did not receive base salary increases in 2011 due to the salary adjustments they received in October 2010 in connection with the Momentive Combination. Each of our Named Executive Officers will be considered for a base salary increase in 2012.

2. Annual Incentive Awards

The purpose of the annual incentive program of MSC and the Company is to provide a short-term performance incentive and to reward participants for delivering increased value to the organization against specific financial and other critical business objectives. In addition to the annual cash incentive plan, from time to time, the CEO may recommend discretionary cash bonuses to reward exemplary performance, for retention purposes or in connection with a new hiring or promotion. The CEO’s discretionary bonus recommendations for executives of MSC and the Company are made to the MSC Committee and MPM Committee, respectively, for consideration and approval.

The annual incentive plan awards are targeted at a level that, when combined with base salaries and other components of the total rewards program, is intended to yield total annual compensation that is competitive in the marketplace, while performance above the target is intended to yield total annual compensation above the market median. The performance targets for the applicable components of the annual incentive plan are identical for executives and other eligible, salaried employees. The MSC Committee and MPM Committee strive to set annual incentive compensation targets that are achievable only through strong performance, believing that this motivates executives and other participants to deliver ongoing value creation, while allowing MSC and the Company to attract and retain a highly talented Senior Leadership Team.

Annual incentive award targets are determined in connection with the development of an overall budget for Momentive Holdings and its subsidiaries. Performance measures can consider a number of factors, such as our prior-year performance; current market trends; anticipated synergies; integration efforts around acquired assets or businesses; potential pricing actions; raw material projections; the realization of planned productivity initiatives; expansion plans; new product development; and other strategic factors that could potentially impact operations.

The 2011 Annual Incentive Compensation Plan

In early 2011, the Compensation Committee of the Board of Managers of Momentive Holdings (the “Momentive Holdings Committee”), the MSC Committee and MPM Committee each approved the 2011 annual incentive compensation plan for employees of the Company, MSC and their subsidiaries (the “2011 ICP”). Under the 2011 ICP, the Named Executive Officers and members of the Senior Leadership Team of MSC and the Company had the opportunity to earn cash bonus compensation based upon the achievement of certain performance targets established with respect to the plan. The performance targets were established based on the following performance criteria:

•	“Segment EBITDA”—Earnings before interest, taxes, depreciation and amortization adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations,

•	Cash flow,

•	Environmental, health & safety “EH&S” performance goals, and

•	“Momentive Combination Synergies”—the achievement of cost savings related to the Shared Services Agreement.

In 2011, as a result of the Momentive Combination and in recognition of the fact that our Named Executive Officers, most of our Senior Leadership Team and many other Company associates now also have responsibilities for, or provide services to, both MSC and the Company in connection with the Shared Services Agreement, the targets under the 2011 ICP for Segment EBITDA, cash flow, EH&S statistics, and Momentive Combination Synergies for executive officers of MPM and the Company with non-divisional roles were based upon the combined results of MSC and the Company (the “Combined Opcos”) rather than on the results of MSC or the Company only. Targets for executive officers of MSC and the Company with divisional responsibilities were based primarily on the division’s results.

Segment EBITDA was used as the primary profitability measure for determining the level of financial performance for management and executive annual incentive compensation purposes. Segment EBITDA of the Combined Opcos (“Combined Opco EBITDA”) corresponds to the sum of MSC Segment EBITDA as defined in the MSC Annual Report on Form 10-K for the period ended December 31, 2011 (the “2011 MSC Annual Report”) and Combined Adjusted EBITDA, excluding pro forma savings from the Shared Services Agreement, as defined in the MPM Annual Report on Form 10-K for the period ended December 31, 2011 (the “2011 MPM Annual Report”). See Item 7 of Part II of the 2011 MSC Annual Report for a reconciliation of MSC Segment EBITDA to Net Income (loss) and Item 7 of Part II of the 2011 MPM Annual Report for a reconciliation of the Company’s Net Income (loss) to Combined Adjusted EBITDA, excluding pro forma savings from the Shared Services Agreement.

The Segment EBITDA target for the annual incentive plan was set based upon factors including, but not limited to, competitive business dynamics in the markets, raw material trends, anticipated business unit growth, anticipated cost synergies and business unit budget projections. For the 2011 ICP, the targeted Combined Opco EBITDA was $1,207 million, which included targeted Combined Adjusted EBITDA, excluding pro forma savings from the Shared Services Agreement, of $532 million for the Company. The targeted Combined Adjusted EBITDA, excluding pro forma savings from the Shared Services Agreement, represented an increase of $39 million or approximately 8% over the Company’s 2010 actual results primarily due to our forecasts in early 2011 of growth across most product lines as a result of anticipated continued economic recovery.

Cash flow encompasses EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other smaller operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to increase focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and ultimately sustain the business through difficult economic cycles. The cash flow targets were established as a result of budget projections. For the 2011 ICP, the targeted cash flow of the Combined Opcos (the “Combined Opco Cash Flow”) was $254 million, which included targeted cash flow for the Company of $141 million. The targeted cash flow for the Company represented a decrease of $15 million over the Company’s 2010 actual cash flow primarily due to higher anticipated capital expenditures in 2011 than in 2010. The Segment EBITDA and cash flow measurements acted independently such that a payout of one element was possible even if the minimum target threshold for the other was not achieved. The MSC Committee and MPM Committee believe this design encouraged continued focus on critical cash constraints.

As a chemical manufacturer, our operations involve the use of hazardous materials, and are subject to extensive environmental regulation. As a result, EH&S is a critical focus for all associates. For the 2011 ICP, EH&S targets were measured based upon achievement of two equally-weighted goals: reducing occupational illness and injury rates (“OIIR”) and lost time incident rates (“LTIR”). EH&S statistics were included as a performance target in last year’s incentive compensation plan for employees of MSC but represented a new performance target for employees of the Company. The EH&S statistics for the Combined Opcos (the “Combined Opco EH&S Goals”) for the 2011 ICP were an OIIR of .83 and an LTIR of .45. These goals represent an 11%and 8% improvement, respectively, over prior year actual statistics.

To encourage the achievement of cost savings from the Momentive Combination and under the Shared Services Agreement, a synergies target was added to the 2011 ICP as a new component. The 2011 Momentive Combination Synergies target was set at $50 million, based upon projections made at the time of the Momentive Combination.

The performance criteria for participants were weighted by component. Our executive officers had 50% of their incentive compensation tied to achieving Combined Opco and/or division Segment EBITDA targets, 10% tied to the achievement of Combined Opco or division EH&S goals, 30% tied to the achievement of Combined Opco or division cash flow targets, and 10% tied to the achievement of Momentive Combination Synergies. For employees of MSC, these weightings are the same as last year’s plan design; however, the MSC Committee reduced the previous cash flow weighting by 10% to provide for the new Momentive Combination Synergies performance criteria. For employees of the Company, these weightings were adjusted from last year’s plan design with the allocation for the EBITDA component reduced due to the addition of EH&S statistics and Momentive Combination Synergies as performance criteria.

The minimum thresholds for Segment EBITDA, cash flow and Momentive Combination Synergies were set at 90%, 80% and 60% of the targets, respectively, and the maximum thresholds were set at 110%, 120% and 140% of the targets, respectively. The payout for achieving the minimum threshold was 50% of the allocated target award for the component and the payout for the maximum threshold was 175% or 200% of the allocated target award, depending on the executive’s position. The payout for achieving the target for either EH&S component was 50% of the allocated target award for this component.

The Segment EBITDA, cash flow and Momentive Combination Synergies elements under the 2011 ICP acted independently such that a payout of one element was possible even if the minimum target threshold for the other was not achieved. However, any payout for achievement of an EH&S target, since it is not self funding, was contingent upon the achievement of the applicable Combined Opco or division Segment EBITDA target.

Each participant’s incentive target award under the 2011 ICP was based on a percentage of his or her base salary. The following table summarizes the 2011 targets and performance components, including individual goals and weightings, for each of our Named Executive Officers.

Name	Incentive Target (% of Base Salary)	Award Payout Range (% of Incentive Target)	Performance Components Individual Goals	Weight	2011 ICP Payout by Performance Component ($)
C. Morrison	100%	50% -200%	Combined Opco EBITDA	50%	—
			Combined Opco Cash Flow	30%	—
			Combined Opco EH&S Goals	10%	—
			Momentive Combination Synergies	10%	106,000
W. Carter	80%	50% -200%	Combined Opco EBITDA	50%	—
			Combined Opco Cash Flow	30%	—
			Combined Opco EH&S Goals	10%	—
			Momentive Combination Synergies	10%	60,465
J. Sonnett	60%	50% -200%	Combined Opco EBITDA	50%	—
			Combined Opco Cash Flow	30%	—
			Combined Opco EH&S Goals	10%	—
			Momentive Combination Synergies	10%	25,440
N. Fisher	50%	50% -200%	Combined Opco EBITDA	50%	—
			Combined Opco Cash Flow	30%	—
			Combined Opco EH&S Goals	10%	—
			Momentive Combination Synergies	10%	16,695
K. McGuire	50%	50% -200%	Combined Opco EBITDA	50%	—
			Combined Opco Cash Flow	30%	—
			Combined Opco EH&S Goals	10%	—
			Momentive Combination Synergies	10%	16,695

We believe that our executives with divisional roles must have a strong tie to their division’s performance where they have the greatest impact and closest line of sight and therefore, 80% of their targets were tied to their division’s results, however none of our Named Executive Officers had divisional roles. The 2011 ICP plan awards for our Named Executive Officers were paid by MSC, their employer, and 49% of MSC’s cost of these awards was allocated to us in accordance with the terms of the Shared Services Agreement. Please see “Determining Compensation for our Named Executive Officers” below for a description of each Named Executive Officer’s performance against the 2011 ICP goals.

3. Long-term Incentive Awards

Equity Awards

From time to time, grants of equity-based awards may be made to our Named Executive Officers, other members of the Senior Leadership Team and other eligible associates. Because we do not have publicly-traded securities, our long-term incentive strategy includes the use of periodic large grants rather than on-going annual grants of equity. The purpose of equity awards is to provide an incentive toward a long-term projected value and to reward the participants for planning and delivering that long-term value. Time-based awards function as a retention incentive, while performance-based awards are linked to the attainment of specific long-term objectives.

Prior to the Momentive Combination, our Named Executive Officers received awards under the following plans administered by MSC Holdings or MSC: the 2004 Stock Incentive Plan (the “MSC 2004 Stock Plan”), the 2004 Deferred Compensation Plan (the “MSC 2004 DC Plan”), and the 2007 Long-Term Incentive Plan (the “MSC 2007 Long-Term Plan”). The material terms of awards made to our Named Executive Officers are further described in the Narrative to the Outstanding Equity Awards Table. As a result of the conversion in connection with the Momentive Combination, all outstanding equity-based awards currently relate to units of Momentive Holdings.

In February 2011, the Momentive Holdings Committee approved a new long-term equity incentive plan for employees and directors of MSC and the Company (the “2011 Equity Plan”). The 2011 Equity Plan was adopted to address the concern that many of MSC and the Company’s key managers at the time did not hold a meaningful or any equity stake in Momentive Holdings, and the fact that management’s overall ownership interest in Momentive Holdings was relatively small. Grants under the 2011 Equity Plan are denominated in Momentive Holdings common units. Under the 2011 Equity Plan, participants may receive grants of common units, restricted units, restricted deferred units, unit options, and other unit-based awards. Grants of restricted deferred units of Momentive Holdings and options to purchase units of Momentive Holdings were made in February 2011 to a select group of leaders, including our Named Executive Officers. The amount of each award was based on the executive’s scope of responsibility, long-term potential, retention risk and/or impact on value creation. The awards also varied depending upon the grantees’ existing equity holdings, as the Momentive Holdings Committee sought to harmonize equity ownership positions among key executives of MSC and the Company based on the factors above. The awards made pursuant to the 2011 Equity Plan are generally subject to time-based or performance-based vesting requirements. The time-based awards require continued service and function as a retention incentive, while the performance-based awards vest upon the achievement of certain unit prices following certain transactions involving Momentive Holdings, which we believe provides both a retention incentive and encourages the attainment of specific long-term financial objectives.

The material terms of the grants made to our Named Executive Officers under the 2011 Equity Plan are further described in the Narrative to the Grants of Plan-Based Awards Table.

Long-Term Cash Awards

The MSC Committee and MPM Committee may, from time to time, adopt long-term cash award plans for our Named Executive Officers, other members of the Senior Leadership Team and other eligible associates. The purpose of cash based long-term incentive plans is to provide a definite value to the executive after a multi-year period upon the achievement of financial targets, as well as a retention incentive.

In early 2009, the MSC Committee approved the MSC 2009 Leadership Long-Term Cash Incentive Plan (“MSC 2009 LTIP”) to provide management stability for MSC during a difficult economic environment and focus MSC’s key leaders, including certain of our Named Executive Officers, on business sustainability and recovery. Since the performance goals under the 2009 LTIP were achieved in 2009 and 2010, one-half of the award was payable in the first quarter of 2011 to certain of our Named Executive Officers, with the remainder to become payable in the first quarter of 2012. Because the performance goals were fully achieved in 2010, the full amount of each Named Executive Officer’s award under the MSC 2009 LTIP was reported as compensation earned for 2010 in MSC’s Summary Compensation Table last year, even though each award remained subject to time-based vesting requirements and ultimately may never have become payable. Because the awards under the MSC 2009 LTIP arise solely from services provided to MSC, the costs of such plans are not allocated in any manner to MPM under the Shared Services Agreement.

4. Retirement Benefits

Each of our Named Executive Officers participate in MSC’s qualified defined benefit and defined contribution retirement plans on substantially the same terms as other participating MSC employees. Our Named Executive Officers do not participate in the qualified defined benefit and defined contribution retirement plans of the Company, which are only available to employees of the Company.

While both the MSC Committee and MPM Committee believe that retirement benefits are important compensation and retention tools, in recognition of the market shift from defined benefit plans to defined contribution plans, the MSC Committee implemented a change in its retirement strategy during 2009, to move to a defined contribution retirement platform. As a result, MSC froze participation for the non-bargaining participants of its U.S. qualified defined benefit pension plan (the “MSC U.S. Pension Plan”) during 2009, and added a new element to its U.S. defined contribution plan, referred to as the Annual Retirement Contribution or “ARC.”

The MSC savings plan, which is a defined contribution plan (the “MSC 401K Plan”), covers all of MSC’s U.S. employees, including our Named Executive Officers. This plan allows eligible MSC employees to make pre-tax contributions from 1% to 15% of eligible earnings for highly compensated employees and 25% for all other MSC employees up to the federal limits for qualified plans. Those MSC employees are also eligible to receive matching contributions from MSC at 100% on contributions of up to 5% of eligible earnings. In addition to the ARC contribution described in the foregoing paragraph, an additional MSC contribution may be made if MSC achieves a specified annual financial goal established at the beginning of each plan year.

In conjunction with MSC’s new retirement strategy, at the end of 2008, MSC froze its non-qualified Executive Supplemental Pension Plan (“MSC Supplemental Plan”) under which MSC provided retirement benefits above the maximum limitations under an IRS qualified benefit plan to selected MSC executives.

MSC did not replace the frozen MSC Supplemental Plan during 2009 or 2010 due to the economic climate. In December 2011, recognizing that an executive supplemental retirement plan is standard in the industry and an important element of the total compensation rewards package used to recruit top talent, the MSC Committee adopted a new non-qualified Supplemental Executive Retirement Plan (the “MSC SERP”) for certain of MSC’s executives and other highly compensated employees, to replace the frozen MSC Supplemental Plan. Under the MSC SERP, MSC will provide an annual contribution of 5% of eligible earnings above the maximum limitations set by the IRS for qualified retirement plans. Like the MSC 401K Plan, the MSC SERP is also a defined contribution benefit plan.

There is a description of these MSC plans in the narrative following the Pension Benefits and Nonqualified Deferred Compensation Tables below.

The costs of the MSC 401K Plan and MSC SERP with respect to our Named Executive Officers are allocated 49% to us and 51% to MSC pursuant to the terms of the Shared Services Agreement. Because the MSC U.S. Pension Plan and the MSC Supplemental Plan were frozen prior to the Momentive Compensation and the benefits under such plans arise solely from services provided to MSC, the costs of such plans are not allocated in any manner to MPM under the Shared Services Agreement.

5. International Assignment Compensation

Benefits provided to executives as part of an international assignment are viewed by us as a means to compensate the executive for financial expenses and personal hardships which would not exist if the executive remained in his or her home country. These benefits may include a disturbance allowance, family travel and housing allowances, tax equalization payments, and relocation to their home country. Both the MSC Committee and MPM Committee believe that, as a growing global organization, it is necessary to offer this compensation to encourage key executives of MSC and the Company, respectively, to temporarily relocate for strategic business reasons.

6. Severance Benefits

The MSC Committee and MPM Committee believe that appropriate change in control and severance protections accomplish two objectives. First, they create an environment where key executives are at liberty to act on behalf of the organization without incurring undue personal risk. Second, they foster management stability during periods of potential uncertainty. The MSC Committee and MPM Committee are also cognizant that providing too much in the way of change in control and severance protection would not be in the best interest of MSC and the Company, respectively—encouraging undue risk taking on the part of executives. In an attempt to balance the delicate equation, MSC and the Company have provided these benefits very selectively.

Our Named Executive Officers are eligible to receive severance benefits from MSC if their employment is terminated without cause, or, in certain cases, if the Named Executive Officer resigns with good reason (as such terms are defined in the executive’s employment agreement or MSC’s severance guidelines). Severance benefits for Messrs. Morrison and Carter are provided pursuant to the terms of each executive’s employment agreement with MSC, and include base salary for a period of time that coincides with the period during which the executive is subject to a non-competition restriction, as well as benefits continuation for up to eighteen months at the same cost paid by active MSC U.S. associates. Our other Named Executive Officers are eligible to receive severance benefits on the same basis as MSC’s U.S. employees pursuant to MSC’s severance guidelines, which consider the employee’s position and years of service, and are subject to a minimum and maximum range. In the event the executive’s employment with MSC is terminated, these executives would no longer provide services to us under the Shared Services Agreement and the cost of such severance benefits would be allocated 49% to us pursuant to the terms of the Shared Services Agreement (except to the extent that 100% of such costs are demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost will be allocated to such party), provided the agreement is still in effect at the time of the termination.

Determining Compensation for our Named Executive Officers

President and Chief Executive Officer—Craig O. Morrison

In recognition of the strong financial performance of MSC and his other accomplishments in 2010, the MSC Committee increased Mr. Morrison’s base salary by 5.26% in the second quarter of 2011. In determining his merit increase, the MSC Committee considered Mr. Morrison’s leadership in the development of a comprehensive long term strategic business plan to ensure the continued growth and success of the business, his strong focus on achieving productivity savings, and the successful completion of the Momentive Combination.

At the beginning of 2011, Mr. Morrison recommended annual goals and objectives for the organization. The goals included a Combined Opco EBITDA target, a Combined Opco Cash Flow target, Combined Opco EH&S goals, Momentive Combination Synergies goals, compliance goals, six sigma goals, integration goals, specific actions relating to people and organization matters, the establishment of a Growth Council and the development and execution of specific plans to meet divisional growth targets. These goals supported both critical short-term objectives and long-term value creation and were discussed by MSC’s Board of Directors and subsequently approved by the MSC Committee. At its March meeting, the MSC Committee will consider Mr. Morrison’s performance against these goals, which will impact their decision on his merit increase for 2012.

Under the 2011 ICP, Mr. Morrison’s incentive was tied to the achievement of the Combined Opco EBITDA target, the Combined Opco EH&S target, the Combined Opco Cash Flow target, and the Momentive Combination Synergies target. Neither the Combined Opco EBITDA or the Combined Opco Cash Flow targets were met. While the Combined Opco EH&S targets under the 2011 ICP were met, since this performance objective is funded by meeting the Combined Opco EBITDA target, there will not be an EH&S goal payout. The Momentive Combination Synergies target of $50 million was met. Accordingly, under the 2011 ICP, Mr. Morrison will receive a payment of $106,000 in April, related solely to the achievement of the synergies target.

In February 2011, Mr. Morrison was granted an award of 193,667 restricted deferred units and an option to purchase 581,001 units under the 2011 Equity Plan. The amount of his award was determined based on a review of competitive executive compensation of comparable companies within the chemical industry and general industry published surveys, and on an internal comparison of current and targeted projected equity values of other MSC and Company executives conducted following the Momentive Combination. At December 31, 2011, 25% of his Tranche A options and restricted deferred units time-vested. These awards are further described in the Narrative to the Grants of Plan-Based Awards Table.

Under the MSC 2009 LTIP, in which Mr. Morrison participates, the relevant performance targets were achieved at December 31, 2010 giving Mr. Morrison an incentive payment of 300% of his January 1, 2009 MSC base salary. One-half of the target award vested on January 1, 2011 and was paid by MSC during the first quarter of 2011. The remaining one-half vested on January 1, 2012. In light of the challenging business environment in the fourth quarter, Mr. Morrison has requested that he be allowed to forego this payment, which would have been made to him in April 2012 and would have totaled $1,312,500. As noted above, because the performance goals were fully achieved in 2010, the full amount of Mr. Morrison’s award was reported as compensation earned for 2010 in MSC’s Summary Compensation Table last year, even though he has elected to forego his right to receive the second installment of the award.

Executive Vice President and Chief Financial Officer—William H. Carter

In recognition of the strong financial performance of MSC and his other accomplishments in 2010, the MSC Committee increased Mr. Carter’s base salary by 4.0% in the second quarter of 2011. In determining the amount of his merit increase, the MSC Committee considered the successful completion of several financing transactions, his support and direction on certain strategic transactions and the successful completion of the Momentive Combination.

Mr. Carter’s 2011 goals included achieving the Combined Opco EBITDA target, the Combined Opco Cash Flow target, Combined Opco EH&S goals, and Momentive Combination Synergies goals. In addition, Mr. Carter’s goals included completing a finance integration plan, evaluating and executing potential strategic alternatives, improving finance processes, integrating cash flow forecasting processes and debt management, aligning the finance organization to support growth initiatives, and goals relating to certain people and organization objectives. At its March meeting, the MSC Committee will consider Mr. Carter’s performance against these goals, which will impact their decision on his merit increase for 2012.

Under the 2011 ICP, Mr. Carter’s incentive was tied to the achievement of the Combined Opco EBITDA target, the Combined Opco EH&S target, the Combined Opco Cash Flow target, and the Momentive Combination Synergies target. Neither the Combined Opco EBITDA or the Combined Opco Cash Flow targets were met. While the Combined Opco EH&S targets under the 2011 ICP were met, since this performance objective is funded by meeting the Combined Opco EBITDA target, there will not be an EH&S goal payout. The Momentive Combination Synergies target of $50 million was met. Accordingly, under the 2011 ICP, Mr. Carter will receive a payment of $60,465 in April, related solely to the achievement of the synergies target.

Under the MSC 2009 LTIP, in which Mr. Carter participates, the relevant performance targets were achieved at December 31, 2010. Mr. Carter’s target award under this plan is 300% of his January 1, 2009 base salary. One-half of the target award vested on January 1, 2011 and was paid by MSC during the first quarter of 2011. The remaining one-half vested on January 1, 2012, and will be paid during the first quarter of 2012. As noted above, because the performance goals were fully achieved in 2010, the full amount of Mr. Carter’s award was reported as compensation earned for 2010 in MSC’s Summary Compensation Table last year.

In February 2011, Mr. Carter was granted an award of 154,934 restricted deferred units and an option to purchase 464,801 units under the 2011 Equity Plan. The amount of his award was determined based on a review of competitive executive compensation of comparable companies within the chemical industry and general industry published surveys, and on an internal comparison of current and targeted projected equity values of other MSC and Company executives conducted following the Momentive Combination. At December 31, 2011, 25% of his Tranche A options and restricted deferred units time-vested. These awards are further described in the Narrative to the Grants of Plan-Based Awards Table.

Executive Vice President, Human Resources—Judith A. Sonnett

In recognition of her accomplishments in 2010 and to reflect the increased size and scope of the functional area she leads, Ms. Sonnett’s base salary was increased in October 2010 and she was not eligible for a merit increase in 2011.

Ms. Sonnett’s goals for 2011 focused on integration and harmonization of people, policies and the compensation and benefit programs across MSC and the Company’s operations globally and recruiting the intellectual capital necessary to drive growth. Her goals included establishing a common staffing and development structure and optimizing our cost organizational structure. At its March meeting, the MSC Committee will consider Ms. Sonnett’s performance against these goals, which will impact their decision on her merit increase for 2012.

Under the 2011 ICP, Ms. Sonnett’s incentive was tied to the achievement of the Combined Opco EBITDA target, the Combined Opco EH&S target, the Combined Opco Cash Flow target, and the Momentive Combination Synergies target. Neither the Combined Opco EBITDA or the Combined Opco Cash Flow targets were met. While the Combined Opco EH&S targets under the 2011 ICP were met, since this performance objective is funded by meeting the Combined Opco EBITDA target, there will not be an EH&S goal payout. The Momentive Combination Synergies target of $50 million was met. Accordingly, under the 2011 ICP, Ms. Sonnett will receive a payment of $25,440 in April, related solely to the achievement of the synergies target.

Under the MSC 2009 LTIP, in which Ms. Sonnett participates, the relevant performance targets were achieved at December 31, 2010. Ms. Sonnett’s target award under this plan was 300% of her January 1, 2009 base salary. One-half of the target award vested on January 1, 2011 and was paid by MSC during the first quarter of 2011. The remaining one-half vested on January 1, 2012 and will be paid during the first quarter of 2012. As noted above, because the performance goals were fully achieved in 2010, the full amount of Ms. Sonnett’s award was reported as compensation earned for 2010 in MSC’s Summary Compensation Table last year.

In April 2011, the remaining one-half of the restricted stock units awarded to Ms. Sonnett under the MSC 2007 Long-Term Plan time-vested. These units will be distributed to her upon her termination from MSC.

In February 2011, Ms. Sonnett was granted an award of 153,295 restricted deferred units and an option to purchase 459,886 units under the 2011 Equity Plan. The amount of her award was determined based on a review of competitive executive compensation of comparable companies within the chemical industry and general industry published surveys, and on an internal comparison of current and targeted projected equity values of other MSC and Company executives conducted following the Momentive Combination. At December 31, 2011, 25% of her Tranche A options and restricted deferred units time-vested. These awards are further described in the Narrative to the Grants of Plan-Based Awards Table.

Executive Vice President, Procurement—Nathan E. Fisher

In recognition of his accomplishments in 2010 and to reflect the increased size and scope of the functional area he leads, Mr. Fisher’s base salary was increased in October 2010 and he was not eligible for a merit increase in 2011.

Mr. Fisher’s 2011 goals included achieving procurement productivity and synergy targets, developing strategic procurement commodity strategies and plans, adding new strategic suppliers and implementing cash improvement projects. In addition, Mr. Fisher had goals relating to certain people and organization objectives. At its March meeting, the MSC Committee will consider Mr. Fisher’s performance against these goals, which will impact their decision on his merit increase for 2012.

Under the 2011 ICP, Mr. Fisher’s incentive was tied to the achievement of the Combined Opco EBITDA target, the Combined Opco EH&S target, the Combined Opco Cash Flow target, and the Momentive

Combination Synergies target. Neither the Combined Opco EBITDA or the Combined Opco Cash Flow targets were met. While the Combined Opco EH&S targets under the 2011 ICP were met, since this performance objective is funded by meeting the Combined Opco EBITDA target, there will not be an EH&S goal payout. The Momentive Combination Synergies target of $50 million was met. Accordingly, under the 2011 ICP, Mr. Fisher will receive a payment of $16,695 in April, related solely to the achievement of the synergies target.

In February 2011, Mr. Fisher was granted an award of 79,141 restricted deferred units and an option to purchase 237,422 units under the 2011 Equity Plan. The amount of his award was determined based on a review of competitive executive compensation of comparable companies within the chemical industry and general industry published surveys, and on an internal comparison of current and targeted projected equity values of other MSC and Company executives conducted following the Momentive Combination. At December 31, 2011, 25% of his Tranche A options and restricted deferred units time-vested. These awards are further described in the Narrative to the Grants of Plan-Based Awards Table.

Executive Vice President, Business Processes and IT—Kevin W. McGuire

In recognition of his accomplishments in 2010 and to reflect the increased size and scope of the functional area he leads, Mr. McGuire’s base salary was increased in October 2010 and he was not eligible for a merit increase in 2011.

Mr. McGuire’s 2011 goals included achieving synergy targets in commercial services and information technology, developing outsourcing strategies and plans, improving service levels across the organization, implementing key integration projects, and goals relating to certain people and organization objectives. At its March meeting, the MSC Committee will consider Mr. McGuire’s performance against these goals, which will impact their decision on his merit increase for 2012.

Under the 2011 ICP, Mr. McGuire’s incentive was tied to the achievement of the Combined Opco EBITDA target, the Combined Opco EH&S target, the Combined Opco Cash Flow target, and the Momentive Combination Synergies target. Neither the Combined Opco EBITDA or the Combined Opco Cash Flow targets were met. While the Combined Opco EH&S targets under the 2011 ICP were met, since this performance objective is funded by meeting the Combined Opco EBITDA target, there will not be an EH&S goal payout. The Momentive Combination Synergies target of $50 million was met. Accordingly, under the 2011 ICP, Mr. McGuire will receive a payment of $16,695 in April, related solely to the achievement of the synergies target.

In February 2011, Mr. McGuire was granted an award of 79,141 restricted deferred units and an option to purchase 237,422 units under the 2011 Equity Plan. The amount of his award was determined based on a review of competitive executive compensation of comparable companies within the chemical industry and general industry published surveys, and on an internal comparison of current and targeted projected equity values of other MSC and Company executives conducted following the Momentive Combination. At December 31, 2011, 25% of his Tranche A options and restricted deferred units time-vested. These awards are further described in the Narrative to the Grants of Plan-Based Awards Table.

Summary Compensation Table

The following summary compensation table provides certain information concerning compensation (regardless of its source) for services in all capacities awarded to, earned by or paid during the years ended December 31, 2011, 2010 and 2009 to each person who served as our Chief Executive Officer during the most recent fiscal year, each person who served as our Chief Financial Officer during the most recent fiscal year, the three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, that provided services to us as of December 31, 2011. The compensation set forth in this summary compensation table for the Named Executive Officers, who also provide services to MSC on a shared basis, is shown regardless of the source of compensation and the cost allocations of any compensation amounts under the Shared Services Agreement. The table does not provide compensation information for previous years to the extent that such Named Executive Officers were not named executive officers of the Company in prior years.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)	Options Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3) (h)	All Other Compensation ($) (4) (i)	Total ($) (j)
Craig O. Morrison	2011	986,538	—	911,687	1,311,610	106,000	23,721	119,818	3,459,374
President and Chief Executive Officer (5)	2010	255,769	—	—	—	—	—	354,288	610,057

William H. Carter	2011	705,651	—	729,352	1,049,288	60,465	28,301	72,166	2,645,223
Executive Vice President and Chief Financial Officer	2010	184,587	—	—	—	—	—	206,552	391,139

Judith A. Sonnett	2011	400,000	—	721,636	1,038,192	25,440	11,283	46,650	2,243,201
Executive Vice President, Human Resources

Nathan E. Fisher	2011	315,000	—	372,556	535,980	16,695	5,337	33,692	1,279,260
Executive Vice President, Procurement

Kevin W. McGuire	2011	315,000	—	372,556	535,980	16,695	4,528	31,549	1,276,308
Executive Vice President, Business Processes and IT

(1)	The amounts shown in column (e) and column (f) reflect the grant date fair value of stock-based awards granted under the 2011 Equity Plan as computed in accordance with ASC Topic 718. The grant date fair value of restricted deferred units of Momentive Holdings and unit options to purchase units in Momentive Holdings with performance conditions assume the probable outcome of such performance conditions. For discussion of the assumptions used in computing the grant date fair value, refer to Note 11 to our consolidated financial statements. The terms of the awards granted under the 2011 Equity Plan and related performance conditions are described in the Narrative to the Grants of Plan Based Awards Table below.
(2)	The amounts shown in column (g) reflect the amounts earned under our 2011 ICP. The material terms of the 2011 ICP are described in detail within the Compensation Discussion & Analysis above.
(3)	The amounts shown in column (h) reflect the actuarial increase in the present value of benefits under the MSC U.S. Pension Plan and MSC Supplemental Plan. See the Pension Benefits Table below for additional information regarding our pension calculations, including the assumptions used for these calculations.
(4)	The amount shown for 2011 in column (i) for Mr. Morrison includes $12,250 in MSC matching contributions to the MSC 401K Plan and an accrued future contribution of $107,567 by MSC to the MSC SERP. For Mr. Carter, the amount shown for 2011 in column (i) includes $12,250 in MSC matching contributions to the MSC 401K Plan and an accrued future contribution of $59,915 by MSC to the MSC SERP. For Ms. Sonnett, the amount shown for 2011 in column (i) includes $12,250 in MSC matching contributions to the MSC 401K Plan and an accrued future contribution of $24,599 by MSC to the MSC SERP. For Mr. Fisher, the amount shown for 2011 in column (i) includes $12,250 in MSC matching contributions to the MSC 401K Plan and an accrued future contribution of $14,091 by MSC to the MSC SERP. For Mr. McGuire, the amount shown for 2011 in column (i) includes $9,800 in MSC matching contributions to the MSC 401K Plan and an accrued future contribution of $14,398 by MSC to the MSC SERP.
(5)	Mr. Morrison was also named President of the Company’s Silicones and Quartz division on an interim basis on February 13, 2012.

Grants of Plan-Based Awards—Fiscal 2011

The following table presents information about grants of awards during the year ended December 31, 2011 under the 2011 ICP and the 2011 Equity Plan.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All other stock awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Target (#) (g)
Craig O. Morrison
2011 ICP	—	50,000	1,000,000	2,000,000	—	—	—	—	—
2011 Equity Plan:
Tranche A Options	2/23/2011	—	—	—	—	—	290,501	4.85	624,577
Tranche B Options	2/23/2011	—	—	—	145,250	—	—	4.85	354,410
Tranche C Options	2/23/2011	—	—	—	145,250	—	—	4.85	332,623
Tranche A RDUs	2/23/2011	—	—	—	—	96,833	—	—	469,640
Tranche B RDUs	2/23/2011	—	—	—	48,417	—	—	—	224,655
Tranche C RDUs	2/23/2011	—	—	—	48,417	—	—	—	217,392

William H. Carter
2011 ICP	—	28,521	570,428	1,140,855	—	—	—	—	—
2011 Equity Plan:
Tranche A Options	2/23/2011	—	—	—	—	—	232,401	4.85	499,662
Tranche B Options	2/23/2011	—	—	—	116,200	—	—	4.85	283,528
Tranche C Options	2/23/2011	—	—	—	116,200	—	—	4.85	266,098
Tranche A RDUs	2/23/2011	—	—	—	—	77,468	—	—	375,720
Tranche B RDUs	2/23/2011	—	—	—	38,733	—	—	—	179,721
Tranche C RDUs	2/23/2011	—	—	—	38,733	—	—	—	173,911

Judith A. Sonnett
2011 ICP	—	12,000	240,000	480,000	—	—	—	—	—
2011 Equity Plan:
Tranche A Options	2/23/2011	—	—	—	—	—	229,944	4.85	494,379
Tranche B Options	2/23/2011	—	—	—	114,971	—	—	4.85	280,529
Tranche C Options	2/23/2011	—	—	—	114,971	—	—	4.85	263,284
Tranche A RDUs	2/23/2011	—	—	—	—	76,647	—	—	371,738
Tranche B RDUs	2/23/2011	—	—	—	38,324	—	—	—	177,823
Tranche C RDUs	2/23/2011	—	—	—	38,324	—	—	—	172,075

Nathan E. Fisher					—	—	—	—	—
2011 ICP	—	7,875	157,500	315,000	—	—	—	—	—
Tranche A Options	2/23/2011	—	—	—	—	—	118,710	4.85	255,227
Tranche B Options	2/23/2011	—	—	—	59,356	—	—	4.85	144,829
Tranche C Options	2/23/2011	—	—	—	59,356	—	—	4.85	135,925
Tranche A RDUs	2/23/2011	—	—	—	—	39,571	—	—	191,920
Tranche B RDUs	2/23/2011	—	—	—	19,785	—	—	—	91,802
Tranche C RDUs	2/23/2011	—	—	—	19,785	—	—	—	88,835

Kevin W. McGuire
2011 ICP	—	7,875	157,500	315,000	—	—	—	—	—
Tranche A Options	2/23/2011	—	—	—	—	—	118,710	4.85	255,227
Tranche B Options	2/23/2011	—	—	—	59,356	—	—	4.85	144,829
Tranche C Options	2/23/2011	—	—	—	59,356	—	—	4.85	135,925
Tranche A RDUs	2/23/2011	—	—	—	—	39,571	—	—	191,920
Tranche B RDUs	2/23/2011	—	—	—	19,785	—	—	—	91,802
Tranche C RDUs	2/23/2011	—	—	—	19,785	—	—	—	88,835

Narrative to Summary Compensation Table and Grants of Plan Based Awards Table

Shared Services Agreement

Our Named Executive Officers are employed and compensated by MSC and began to provide executive services to us on October 1, 2010 pursuant to the terms of the Shared Services Agreement, which is fully described in “—Compensation Discussion and Analysis—Shared Services Agreement.”

MSC Employment Agreements

MSC has employment agreements with Messrs. Morrison and Carter which include an agreement not to compete with MSC for eighteen months in the case of Mr. Morrison and two years in the case of Mr. Carter following their termination, a one-year non-solicitation agreement and a confidentiality agreement. In the event that their employment is terminated by MSC without cause or they resign for good reason, as defined in their employment agreements, they are entitled, under their employment agreements, to a lump sum payment equal to their base salary through their date of termination, any earned bonus and accrued and unused vacation. In addition, they are entitled to base salary continuance through their severance period and continued participation in the Company’s medical and dental plans at active associate contribution rates for eighteen months.

If Messrs. Morrison or Carter’s employment with MSC is terminated, these executives would no longer provide services to us under the Shared Services Agreement. In such event, the cost of any benefits payable would be allocated 49% to us and 51% to MSC (except to the extent that 100% of such costs are demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost would be allocated to such party) pursuant to the terms of the Shared Services Agreement, provided the agreement is still in effect at the time of the termination.

2011 Annual Incentive Compensation Plan

Information on the 2011 ICP targets, performance components, weightings and payouts for each of our Named Executive Officers can be found in the Compensation Discussion and Analysis section of this Report.

Restricted Deferred Units and Unit Options Granted under the 2011 Equity Plan

On February 23, 2011, our Named Executive Officers received awards of restricted deferred units (RDUs) and unit options in Momentive Holdings under the 2011 Equity Plan, which awards are shown in the table above. The RDUs are non-voting units of measurement which are deemed for bookkeeping purposes to be equivalent to one common unit of Momentive Holdings. Of the RDUs and options granted in 2011, approximately 50% are Tranche A RDUs and options with time-based vesting (subject to acceleration in the event of certain change of control transactions) and approximately 50% are Tranche B and C RDUs and options with performance-based vesting.

For our Named Executive Officers, the Tranche A RDUs and options vest and become exercisable in four equal annual installments on December 31 of each year from 2011 to 2014. However, in the event of certain change-of-control transactions, the remaining unvested Tranche A RDUs and options vest six months following the date of such transaction. With respect to the Tranche A RDUs that vest on December 31, 2011 and December 31, 2012, such units will be delivered within 60 days of January 1, 2013. With respect to the Tranche A RDUs that vest on December 31, 2013 and December 31, 2014, such units will be delivered within 60 days of January 1, 2015.

With respect to the performance-vesting RDUs and options, 50% are designated Tranche B and 50% are designated Tranche C. The Tranche B RDUs and options vest on the earliest to occur of (i) the two-year anniversary of the date that the common unit value is at least $10 following certain corporate transactions, and (ii) the six-month anniversary of the date that the common unit value is at least $10 following certain change of control transactions. The Tranche C RDUs and options vest on the earliest to occur of (i) the one-year anniversary of the date that the common unit value is at least $15 following certain corporate transactions, and (ii) the six-month anniversary of the date that the common unit value is at least $15 following certain change of control transactions. The vesting terms of the RDUs and unit options described above in each case are conditioned on the executive’s continued employment through the vesting dates mentioned above, subject to certain exceptions.

With respect to any RDUs that vest as a result of a corporate or change of control transaction, such RDUs will be delivered promptly following the vesting date, or a cash payment will be delivered in settlement therof, depending on the type of transaction. The RDUs and unit options contain restrictions on transferability and other customary terms and conditions.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table presents information about outstanding and unexercised options and outstanding and unvested stock awards held by our Named Executive Officers at December 31, 2011. The securities underlying the awards are common units of Momentive Holdings and were granted under the MSC 2004 Stock Option Plan, the MSC 2007 Long Term Plan and the 2011 Equity Plan. See the Narrative below for a discussion of these plans and the vesting conditions applicable to the awards.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (1)
Craig O. Morrison
MSC 2004 Stock Plan:
Tranche A Options	301,514	—	—	6.22	8/12/2014	—	—	—	—
Tranche B Options (2)	—	301,514	—	6.22	8/12/2014	—	—	—	—
2011 Equity Plan:
Tranche A Options (3)	72,625	217,876	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (4)	—	—	145,250	4.85	2/23/2021	—	—	—	—
Tranche C Options (5)	—	—	145,250	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (6)	—	—	—	—	—	72,625	198,993	—	—
Tranche B RDUs (4)	—	—	—	—	—	—	—	48,417	132,663
Tranche C RDUs (5)	—	—	—	—	—	—	—	48,417	132,663

William H. Carter
MSC 2004 Stock Plan:
Tranche A Options	241,211	—	—	6.22	8/12/2014	—	—	—	—
Tranche B Options (2)	—	241,211	—	6.22	8/12/2014	—	—	—	—
2011 Equity Plan:
Tranche A Options (3)	58,100	174,301	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (4)	—	—	116,200	4.85	2/23/2021	—	—	—	—
Tranche C Options (5)	—	—	116,200	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (6)	—	—	—	—	—	58,101	159,197	—	—
Tranche B RDUs (4)	—	—	—	—	—	—	—	38,733	106,128
Tranche C RDUs (5)	—	—	—	—	—	—	—	38,733	106,128
Judith A. Sonnett
MSC 2007 Long-Term Plan Options (7)	—	—	18,000	10.81	4/30/2017	—	—	—	—
2011 Equity Plan:
Tranche A Options (3)	57,486	172,458	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (4)	—	—	114,971	4.85	2/23/2021	—	—	—	—
Tranche C Options (5)	—	—	114,971	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (6)	—	—	—	—	—	57,486	157,512	—	—
Tranche B RDUs (4)	—	—	—	—	—	—	—	38,324	105,008
Tranche C RDUs (5)	—	—	—	—	—	—	—	38,324	105,008

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (1)
Nathan E. Fisher
MSC 2004 Stock Plan:
Tranche A Options	46,929	—	—	6.22	8/12/2014	—	—	—	—
Tranche B Options (2)	—	46,929	—	6.22	8/12/2014	—	—	—	—
2011 Equity Plan:
Tranche A Options (3)	29,678	89,032	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (4)	—	—	59,356	4.85	2/23/2021	—	—	—	—
Tranche C Options (5)	—	—	59,356	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (6)	—	—	—	—	—	29,678	81,318	—	—
Tranche B RDUs (4)	—	—	—	—	—	—	—	19,785	54,211
Tranche C RDUs (5)	—	—	—	—	—	—	—	19,785	54,211

Kevin W. McGuire
MSC 2004 Stock Plan:
Tranche A Options	46,929	—	—	6.22	8/12/2014	—	—	—	—
Tranche B Options (2)	—	46,929	—	6.22	8/12/2014	—	—	—	—
2011 Equity Plan:
Tranche A Options (3)	29,678	89,032	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (4)	—	—	59,356	4.85	2/23/2021	—	—	—	—
Tranche C Options (5)	—	—	59,356	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (6)	—	—	—	—	—	29,678	81,318	—	—
Tranche B RDUs (4)	—	—	—	—	—	—	—	19,785	54,211
Tranche C RDUs (5)	—	—	—	—	—	—	—	19,785	54,211

(1)	Since equity interests in our ultimate parent, Momentive Holdings, are not publicly traded, there is no closing market price at the completion of the fiscal year. The market values shown in columns (h) and (j) are based on the value of a unit of Momentive Holdings as of December 31, 2011, as determined by Momentive Holdings board of managers for management equity transaction purposes. In light of differences between the companies, including differences in capitalization, a value of a unit in Momentive Holdings does not necessarily equal the value of a share of the Company’s common stock.
(2)	This award is scheduled to vest on August 12, 2012.
(3)	This award vests in four equal annual installments on each December 31, beginning in 2011. The amount shown in column (b) is the 25% that vested December 31, 2011. The amount shown in column (c) will vest ratably on December 31, 2012, 2013, and 2014, subject to accelerated vesting six months following certain change of control transactions.
(4)	This award vests on the earliest to occur of (i) the two-year anniversary of the date that the common unit value is at least $10 following certain corporate transactions, and (ii) the six-month anniversary of the date that the common unit value is at least $10 following certain change of control transactions.
(5)	This award vests on the earliest to occur of (i) the one-year anniversary of the date that the common unit value is at least $15 following certain corporate transactions, and (ii) the six-month anniversary of the date that the common unit value is at least $15 following certain change of control transactions.
(6)	This award vests in four equal annual installments on each December 31, beginning in 2011. The 25% that vested December 31, 2011 is shown in the Nonqualified Deferred Compensation Table since delivery of the vested RDUs is deferred until early 2013, as described in the Narrative to the Nonqualified Deferred Compensation Table. The amount shown in column (g) will continue to vest ratably on each December 31 of 2012 through 2014, subject to accelerated vesting six months following certain change of control transactions.
(7)	This award vests in percentages, depending upon the internal rate of return realized by Apollo on its investment in MSC Holdings following certain corporate transactions.

Narrative to Outstanding Equity Awards Table

All of the Named Executive Officers were granted restricted deferred units and unit options under the 2011 Equity Plan, a portion of which are vested. For a description of these grants and the terms of the plan, see the Grants of Plan-Based Awards Table and Narrative above. For information on the vested restricted deferred units, see the Narrative to the Nonqualified Deferred Compensation Table.

Messrs. Morrison, Carter, Fisher and McGuire were granted options under the 2004 Stock Incentive Plan of Hexion LLC (the predecessor of MSC Holdings) (the “MSC 2004 Stock Plan”) which originally covered the equity securities of Hexion LLC. These options were subsequently converted into options to purchase common units of Momentive Holdings pursuant to the terms of the Combination Agreement.

The Tranche A options under the MSC 2004 Stock Plan (the “MSC Tranche A Options”) reported in the table for Messrs. Morrison, Carter, Fisher and McGuire vested over five years and were fully vested at December 31, 2011. The Tranche B options under the MSC 2004 Stock Plan (the “MSC Tranche B Options”) reported in the table for Messrs. Morrison, Carter, Fisher and McGuire are designed to vest on the eighth anniversary of the grant date, subject to accelerated vesting in connection with a sale of MSC, if specified internal rates of return for Apollo and target EBITDA levels are met. Since the specified performance targets have already been achieved, the Tranche B options are expected to vest on August 12, 2012. Definitions of specific terms used above in relation to vesting of options are found in the MSC 2004 Stock Plan or the agreement that evidences the individual award.

In addition to the RDUs and options shown above, Messrs. Morrison, Carter, Fisher and McGuire have deferred compensation which is held in the form of fully-vested deferred stock units in Momentive Holdings (Morrison- 241,211 units; Carter- 192,969 units; Fisher- 37,543 units and McGuire- 37,543 units). These deferred stock units will be distributed upon termination of employment or retirement, and are not shown in the table above. For information on the deferred stock units, see the Narrative to the Nonqualified Deferred Compensation Table.

Ms. Sonnett was granted options under the 2007 Long-Term Incentive Plan of Hexion LLC (the predecessor of MSC Holdings), which originally covered the equity securities of Hexion LLC. These options were subsequently converted into options to purchase common units of Momentive Holdings pursuant to the terms of the Combination Agreement. The options vest only if Apollo realizes certain internal rates of return on its investment in a sale or other transfer to independent third parties of a majority interest in Momentive Holdings.

The vesting of the above awards are conditioned on the executive’s continued employment with MSC through the applicable vesting dates, subject to certain exceptions. As is customary in equity incentive plans, the terms of outstanding awards under the above plans are subject to adjustment upon the occurrence of certain corporate events affecting the securities underlying the awards.

Option Exercises and Stock Vested—Fiscal 2011

The following table presents information on vesting of certain awards of common units of Momentive Holdings during the year ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
Craig O. Morrison
2011 Equity Plan Tranche A RDUs (2)	—	—	24,208	66,330
William H. Carter
2011 Equity Plan Tranche A RDUs (2)	—	—	19,367	53,066
Judith A. Sonnett
MSC 2007 Long-Term Plan 4 Year Vest RSUs (3)	—	—	3,000	16,710
2011 Equity Plan Tranche A RDUs (2)	—	—	19,162	52,504
Nathan E. Fisher
2011 Equity Plan Tranche A RDUs (2)	—	—	9,893	27,107
Kevin W. McGuire
2011 Equity Plan Tranche A RDUs (2)	—	—	9,893	27,107

(1)	The amount shown in column (e) is based upon the value of a unit of Momentive Holdings on the vesting date as determined by the Momentive Holdings board of managers for management equity transaction purposes.
(2)	The amount shown in column (d) for this award represents the number of restricted deferred units that vested on December 31, 2011. Delivery of these restricted units will occur within 60 days of January 1, 2013.
(3)	The amount shown in column (d) for this award represents the number of restricted stock units that vested in April 2011. Delivery of these restricted units will occur on Ms. Sonnett’s termination of employment with MSC, unless such termination is for cause, in which case the units will be forfeited.

Pension Benefits—2011

The following table presents information regarding the benefits payable to each of the Named Executive Officers at, following, or in connection with their retirement under MSC’s qualified and nonqualified defined benefit pension plans as of December 31, 2011. The table does not provide information regarding MSC’s defined contribution plans. The amounts shown in the table for each participant represent the present value of the annuitized benefit and does not represent the actual cash balance of a participant’s account. Because the MSC U.S. Pension Plan and the MSC Supplemental Plan were frozen prior to the Momentive Combination and the benefits under such plans arise solely from services provided to MSC, the costs of such plans are not allocated in any manner to MPM under the Shared Services Agreement. Our Named Executive Officers do not participate in the qualified defined benefit and defined contribution retirement plans of the Company, which are only available to employees of the Company.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Craig O. Morrison	MSC U.S. Pension Plan	9.78	104,306	—
	MSC Supplemental Plan	9.78	419,899	—
William H. Carter	MSC U.S. Pension Plan	16.76	201,448	—
	MSC Supplemental Plan	16.76	548,657	—
Judith A. Sonnett	MSC U.S. Pension Plan	13.17	140,902	—
	MSC Supplemental Plan	13.17	83,143	—
Nathan E. Fisher	MSC U.S. Pension Plan	8.84	78,308	—
	MSC Supplemental Plan	8.84	23,518	—
Kevin W. McGuire	MSC U.S. Pension Plan	7.16	82,405	—
	MSC Supplemental Plan	7.16	26,570	—

Narrative to Pension Benefits Table

MSC U.S. Pension Plans and MSC Supplemental Plan

The benefits associated with the MSC U.S. Pension Plan and MSC Supplemental Plan were frozen June 30, 2009 and January 1, 2009, respectively. Although participants will continue to receive interest credits under the plan from MSC, no additional compensation will be credited. Prior to the freeze, the MSC U.S. Pension Plan provided benefit credits equal to 3% of earnings to the extent that this credit does not exceed the Social Security wage base for the year plus 6% of eligible earnings in excess of the social security wage base to covered U.S. associates.

The MSC Supplemental Plan provided non-qualified pension benefits in excess of allowable limits for the qualified pension plans. The benefit formula mirrored the qualified MSC U.S. Pension Plans but applied only to eligible compensation above the federal limits for qualified plans. The accrued benefits are unfunded and are paid from MSC’s general assets upon the participant’s termination of employment with MSC.

Under both the MSC U.S. Pension Plan and MSC Supplemental Plan, eligible earnings included annual incentive awards that were paid currently, but exclude any long-term incentive awards. The accrued benefits earn interest credits at one-year Treasury bill rates until the participant begins to receive benefit payments. The interest rate that was determined under the plan for fiscal 2011 was 2.32%. Participants vest after the completion of three years of service.

For a discussion of the assumptions applied in calculating the benefits reported in the table above, please see Note 12 to the Consolidated Financial Statements included in Part II of Item 8 of the 2011 MSC Annual Report.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans—2011

The following table presents information with respect to each defined contribution or other plan maintained by Momentive Holdings, MSC or MSC Holdings that provides for the deferral of compensation for our Named Executive Officers on a basis that is not tax-qualified. Because the benefits under the MSC Supplemental Plan, the MSC 2004 DC Plan and the MSC 2007 Long Term Plan arise solely from services provided to MSC, the costs of such plans are not allocated in any manner to MPM under the Shared Services Agreement.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings (Loss) in Last FY ($) (d)	Aggregate With- drawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Craig O. Morrison
MSC Supplemental Plan	—	—	19,830	—	873,326
MSC SERP (1)	—	107,567	—	—	107,567
2004 DC Plan (2)	—	—	(508,955)	—	660,918
2011 Equity Plan Tranche A RDUs (3)	—	66,330	—	—	66,330
William H. Carter
MSC Supplemental Plan	—	—	37,986	—	1,672,925
MSC SERP (1)	—	59,915	—	—	59,915
2004 DC Plan (2)	—	—	(407,165)	—	528,735
2011 Equity Plan Tranche A RDUs (3)	—	53,066	—	—	53,066
Judith A. Sonnett
MSC Supplemental Plan	—	—	1,776	—	78,235
MSC SERP (1)	—	24,599	—	—	24,599
2007 Long Term Plan RSUs (4)	—	16,710	(14,820)	—	16,440
2011 Equity Plan Tranche A RDUs (3)	—	52,504	—	—	52,504
Nathan E. Fisher
MSC Supplemental Plan	—	—	556	—	24,502
MSC SERP (1)	—	14,091	—	—	14,091
2004 DC Plan (2)	—	—	(79,216)	—	102,868
2011 Equity Plan Tranche A RDUs (3)	—	27,107	—	—	27,107
Kevin W. McGuire
MSC Supplemental Plan	—	—	754	—	33,201
MSC SERP (1)	—	14,398	—	—	14,398
2004 DC Plan (2)	—	—	(79,216)	—	102,868
2011 Equity Plan Tranche A RDUs (3)	—	27,107	—	—	27,107

(1)	The amount shown in column (c) for the MSC SERP is included in the All Other Compensation column of the 2011 Summary Compensation Table.
(2)	Aggregate balance at last fiscal year end is based on the number of vested units multiplied by the value of a common unit of Momentive Holdings on December 31, 2011, as determined by Momentive Holdings’ Board of Managers for management equity purposes. In the Summary Compensation Table in MSC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, MSC reported the amount of a bonus for Mr. Carter and restricted stock payments for Mr. Morrison, a portion of which were deferred in the form of stock units.
(3)	The amount shown in column (c) reflects the value of restricted deferred units that vested during the fiscal year but, pursuant to the terms of the award agreement, delivery is deferred until 2013. The value of these restricted deferred units is based on the number of vested units multiplied by the value of a common unit of Momentive Holdings on December 31, 2011, as determined by Momentive Holdings’ Board of Managers for management equity purposes. The grant date fair value of these units is included in the “Stock Awards” column of the 2011 Summary Compensation Table.
(4)	The amount shown in column (c) reflects the value of restricted units that vested during the fiscal year but, pursuant to the terms of the award agreement, delivery is deferred until termination of employment with MSC. The value of these restricted deferred units is based on the number of vested units multiplied by the value of a common unit of Momentive Holdings at the time of vesting, as determined by Momentive Holdings’ Board of Managers for management equity purposes. The aggregate balance shown in column (f) represents the value of 6,000 vested units held by Ms. Sonnett at year-end, using the year-end value of a common unit of Momentive Holdings as determined by Momentive Holdings’ Board of Managers for management equity purposes. The grant date fair value of these restricted units was included in the “Stock Awards” column of the Summary Compensation Table in MSC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Narrative to the Nonqualified Deferred Compensation Table

MSC Supplemental Plan

Effective January 1, 2009, the benefits associated with the MSC Supplemental Plan were frozen. This plan provided supplemental retirement benefits and voluntary employee deferral opportunities at the point that the terms of the MSC 401K Plan are restricted by federal qualified plan compensation limits. The MSC Supplemental Plan benefits are unfunded and paid from MSC’s general assets upon the associate’s termination from MSC. Earnings are credited to the participant’s accounts at a floating rate equivalent to a fixed income fund of MSC 401K Plan, as selected by MSC. Interest credits are made to the participants’ accounts at an interest rate determined by MSC, which has been defined as the rate equivalent to the fixed income fund of the MSC 401K Plan.

MSC 2004 DC Plan

In 2004, in connection with the acquisition of MSC by Apollo, Messrs. Morrison, Carter, Fisher and McGuire deferred the receipt of compensation and were credited with a number of deferred stock units in Hexion LLC equal in value to the amount of compensation deferred (Morrison- 241,211 units; Carter- 192,969 units; Fisher- 37,543 units and McGuire- 37,543 units). At the time of the Momentive Combination, the deferred stock units were converted to units of Momentive Holdings. These deferred stock units are held pursuant to the MSC 2004 DC Plan, which is an unfunded plan, and will be distributed upon termination of employment or retirement. In certain instances, MSC may distribute a cash equivalent rather than stock units.

MSC SERP

MSC adopted the MSC SERP in 2011 to provide certain of its executives and other highly compensated employees an annual contribution of 5% of eligible earnings above the maximum limitations set by the IRS for contributions to a qualified pension plan. The MSC SERP is an unfunded plan. Allocations will be made to the plan during the second quarter of each year. Interest credits are provided in the participant’s SERP accounts at an interest rate determined by MSC, which has been defined as the rate equivalent to the fixed income fund of the MSC 401K Plan. This deferred compensation is paid following termination of employment.

MSC 2007 Long-Term Plan

Under the terms of the MSC 2007 Long-Term Plan, Ms. Sonnett’s remaining 3,000 unvested RSUs vested in April 2011 but will not be distributed until her termination of employment with MSC, unless such termination is for cause, in which case the units will be forfeited.

2011 Equity Plan

On February 23, 2011, our Named Executive Officers received awards of restricted deferred units (RDUs) in Momentive Holdings under the 2011 Equity Plan of Momentive Holdings. The RDUs are non-voting units of measurement which are deemed for bookkeeping purposes to be equivalent to one common unit of Momentive Holdings. Of the RDUs granted in 2011, approximately 50% are Tranche A RDUs with time-based vesting (subject to acceleration in the event of certain corporate or change of control transactions). On December 31, 2011, 25% of the Tranche A RDUs vested (Morrison- 24,208 units; Carter- 19,367 units; Sonnett- 19,162 units; Fisher- 9,893 units and McGuire- 9,893 units). Pursuant to the terms of the 2011 Equity Plan, delivery of the vested restricted units is deferred until January 1, 2013 or within 60 days thereafter. For additional information on the awards under the 2011 Equity Plan, including the vesting and delivery terms, see the Narrative to the Grants of Plan-Based Awards Table.

Potential Payments Upon Termination of Employment

The following table and narrative describe payments our Named Executive Officers would have received had the individual been terminated by MSC without cause or through no fault of their own (as defined in their employment agreements or MSC’s severance guidelines), and, in the case of Messrs. Morrison and Carter, if they had terminated their employment for good reason (as defined in their employment agreements) at December 31, 2011.

Name	Cash Severance ($) (1)	Continued Health Benefits ($) (2)	Outplacement Services Allowance ($) (2)	2011 ICP ($) (3)
Craig O. Morrison	1,500,000	19,367	25,000	106,000
William H. Carter	1,426,069	14,645	9,500	60,465
Judith A. Sonnett	400,000	—	9,500	25,440
Nathan E. Fisher	315,000	6,399	9,500	16,695
Kevin W. McGuire	315,000	6,399	9,500	16,695

(1)	This column reflects cash severance payments based on salary as of December 31, 2011. The cash severance shown for Messrs. Morrison and Carter in the table above is based upon each executive’s employment agreement with MSC. The severance amounts shown for Ms. Sonnett and Messrs. Fisher and McGuire are the severance amounts each would receive under MSC’s corporate severance guidelines, in light of each executive’s position and length of service to MSC. Severance payments are conditioned on the executive’s compliance with non-competition and non-solicitation covenants.
(2)	The values are based upon the Company’s cost of such benefit at December 31, 2011.
(3)	This column reflects the amount earned by each executive under the 2011 ICP, which would be paid if he or she was employed by MSC on December 31, 2011 and was terminated without cause. The incentive payment would be forfeited if the executive resigns from MSC or is terminated for cause by MSC prior to the payment date.

Our Named Executive Officers are employed by MSC and provide services to us under the Shared Services Agreement. As a result, they are only entitled to severance benefits following their termination of employment by MSC pursuant to the terms of their employment agreements with MSC or pursuant to MSC’s severance guidelines. In such event, however, these executives would no longer provide services to us under the Shared Services Agreement, and the cost of such benefits would be allocated 49% to us and 51% to MSC (except to the extent that 100% of such costs are demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost will be allocated to such party) pursuant to the terms of the Shared Services Agreement, provided the agreement is still in effect at the time of the termination. The estimated severance compensation and benefits set forth in the table above is shown regardless of the source of the benefits and the cost allocations under the Shared Services Agreement.

In addition to these benefits, the Named Executive Officers would also generally be entitled to receive the benefits set forth above in the Pension Benefits and Nonqualified Deferred Compensation Tables from MSC or MPM Holdings upon a termination of employment. MSC has also given Messrs. Morrison, Carter, Fisher and McGuire the right to require MSC Holdings to purchase the common units credited to them under the MSC 2004 DC Plan, and any units acquired upon the exercise of their vested options granted under the MSC 2004 Stock Plan, at fair value following their separation from MSC if MSC has not consummated an initial public offering.

Potential Payments Upon a Change of Control

As noted above in the Narrative to the Outstanding Equity Awards Table, our Named Executive Officers will also be entitled to accelerated vesting of their outstanding equity awards under the MSC 2004 Stock Plan, the MSC 2007 Long-Term Plan and the 2011 Equity Plan in connection with certain corporate transactions or change-in-control transactions. Please see the Narrative to the Outstanding Equity Awards Tables above for additional information on the outstanding awards held by our Named Executive Officers at December 31, 2011 and the terms of these awards. There was no value in any of the options held by our Named Executive Officers at December 31, 2011 as the option exercise prices all exceeded the year end unit value as determined by Momentive Holdings’ Board of Managers for management equity purposes. The value of unvested Tranche A RDUs under the 2011 Equity Plan, which vest six months following certain change-of-control transactions, are quantified in columns (g) and (h) of the Outstanding Equity Awards Table.

In addition, dividend equivalent payments associated with the vesting of the Tranche B options under the 2004 Stock Plan would accelerate and become payable to Messrs. Morrison, Carter, Fisher and McGuire following certain change-in-control transactions. These payments total $3,858,217, $3,086,574, $600,612 and $600,612, respectively and relate to extraordinary dividends declared by MSC in 2005 and 2006.

Please see the Compensation Discussion and Analysis section above for a discussion of how the foregoing payments and benefits were determined.

Director Compensation—Fiscal 2011

We do not have a compensation program in effect for members of our Board of Directors. Each of our directors is a member of the Board of Managers of our ultimate parent, Momentive Holdings, and the non-employee directors receive director fees for their services to Momentive Holdings. During 2011, our non-employee directors earned the following compensation as directors of Momentive Holdings: Messrs. Kleinman-$94,000, Zaken-$101,000 and Sambur-$89,000. We declared dividends to fund 49% of the total fees earned in 2011 by the directors of Momentive Holdings.

At December 31, 2011, Messrs. Kleinman, Zaken and Sambur held options to purchase 213,850, 78,141 and 50,000 common units, respectively, in Momentive Holdings. All of the options held by Mr. Zaken and Mr. Sambur are fully vested. Options to purchase 185,709 of common units held by Mr. Kleinman are fully vested. The remainder of Mr. Kleinman’s options vest upon an initial public offering of MSC or its parent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Zaken and Sambur, who are the members of the Compensation Committee and whose names appear in “—Executive Officers and Directors” above, are employed by Apollo Management, L.P., our indirect controlling shareholder. Neither of these directors is or has been an executive officer of the Company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Momentive Holdings is our ultimate parent company and indirectly owns 100% of our capital stock. The following table sets forth as of November 15, 2012 information regarding the beneficial ownership of Momentive Holdings common units and shows the number of common units and percentage owned by:

•	each person known to beneficially own more than 5% of the common units of Momentive Holdings;

•	each of our Named Executive Officers;

•	each member of our Board of Directors; and

•	all of the executive officers and members of the Board of Directors as a group.

As of November 15, 2012, Momentive Holdings had 307,521,727 common units issued and outstanding. The amounts and percentages of common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated common units.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Apollo Funds (1)	278,426,128	90.5%
GE Capital Equity Investments, Inc. (2)	25,491,297	8.1%
Scott Kleinman (3)(4)	185,709	*
Jordan C. Zaken (3)(4)	78,141	*
David B. Sambur (3)	50,000	*
Craig O. Morrison (4)(5)(10)	748,279	*
William H. Carter (4)(6)(10)	598,623	*
Judith A. Sonnett (4)(7)(10)	114,972	*
Nathan E. Fisher (4)(8)(10)	153,213	*
Kevin W. McGuire (4)(9)(10)	153,213	*
Executive Officers and Directors as a group (11)	2,730,301	*

*	Less than 1%
(1)	Represents (i) 102,454,557 common units held of record by Apollo Investment Fund VI, L.P. (“AIF VI”); (ii) 94,365,980 common units held of record by AP Momentive Holdings LLC (“AP Momentive Holdings”); (iii) 75,154,788 common units held of record by AIF Hexion Holdings, L.P. (“AIF Hexion Holdings”); and (iv) 6,450,803 common units held of record by AIF Hexion Holdings II, L.P. (“AIF Hexion Holdings II,” and together with AIF VI, AP Momentive Holdings and AIF Hexion Holdings, the “Apollo Holders”). The amount reported as beneficially owned does not include common units held or beneficially owned by certain of the directors, executive officers and other members of our management or of Momentive Holdings, for which the Apollo Holders and their affiliates have voting power and the power to cause the sale of such shares under certain circumstances.

Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. AIF IV Hexion GP, LLC (“AIF IV Hexion GP”) and AIF V Hexion GP, LLC (“AIF V Hexion GP”) are the general partners of AIF Hexion Holdings. AIF Hexion Holdings II GP, LLC (“Hexion Holdings II GP”) is the general partner of AIF

Hexion Holdings II. Apollo Investment Fund IV, L.P. and its parallel investment vehicle (collectively, the “AIF IV Funds”) are the members of AIF IV Hexion GP. Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner or managing general partner of each of the AIF IV Funds, and Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors IV. Apollo Investment Fund V, L.P. and its parallel investment vehicles (collectively, the “AIF V Funds”) are the members of AIF V Hexion GP and of Hexion Holdings II GP. Apollo Advisors V, L.P. (“Advisors V”) is the general partner, managing general partner or managing limited partner of each of the AIF V Funds, and Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Principal Holdings I”) is the sole stockholder or sole member, as applicable, of each of ACM IV, ACM V and ACM VI. Apollo Principal Holdings I GP, LLC (“Principal Holdings I GP”) is the general partner of Principal Holdings I.
Apollo Management VI, L.P. (“Management VI”) is the manager of AP Momentive Holdings, and AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management IV, L.P. (“Management IV”) is the manager of each of the AIF IV Funds. Apollo Management V, L.P. (“Management V”) is the manager of each of the AIF V Funds, and AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V. Apollo Management, L.P. (“Apollo Management”) is the general partner of Management IV and the sole member and manager of AIF V LLC and AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.
Leon Black, Joshua Harris and Marc Rowan are the managers of each of Management Holdings GP and Principal Holdings I GP, as well as principal executive officers of Management Holdings GP. Each of Advisors VI, ACM VI, AIF IV Hexion GP, AIF V Hexion GP, Hexion Holdings II GP, the AIF IV Funds, Advisors IV, ACM IV, the AIF V Funds, Advisors V, ACM V, Management IV, Management V, AIF V LLC, Management VI, AIF VI LLC, Apollo Management, Management GP, Principal Holdings I, Principal Holdings I GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any common units of Momentive Holdings owned of record by the Apollo Holders, except to the extent of any pecuniary interest therein. The address of each of the Apollo Holders, AIF IV Hexion GP, AIF V Hexion GP, the AIF IV Funds, Advisors IV, ACM IV, the AIF V Funds, Advisors V, ACM V, Advisors VI, ACM VI, Principal Holdings I, and Principal Holdings I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management IV, Management V, AIF V LLC, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Includes 6,003,363 common units issuable upon exercise of that certain warrant issued on December 4, 2006. Also includes 77,103 common units issuable upon the exercise of an option that is currently exercisable. The address of GE Capital Equity Investments, Inc. is 299 Park Avenue, New York, New York 10171.
(3)	The address of each of Messrs. Kleinman, Zaken and Sambur is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(4)	Represents common units issuable upon the exercise of options that are currently exercisable, or exercisable by January 14, 2012.
(5)	Does not include 265,419 vested deferred units credited to Mr. Morrison’s account as of November 15, 2012 and 24,209 deferred units that will vest on December 31, 2012.
(6)	Does not include 212,336 vested deferred units credited to Mr. Carter’s account as of November 15, 2012 and 19,367 deferred units that will vest on December 31, 2012.
(7)	Does not include 25,162 vested restricted deferred units credited to Ms. Sonnett’s account as of November 15, 2012 and 19,162 restricted deferred units that will vest on December 31, 2012.
(8)	Does not include 47,436 vested deferred units credited to Mr. Fisher’s account as of November 15, 2012 and 9,893 deferred units that will vest on December 31, 2012.
(9)	Does not include 47,436 vested deferred units credited to Mr. McGuire’s account as of November 15, 2012 and 9,893 deferred units that will vest on December 31, 2012.

(10)	The address for each of Messrs. Morrison, Carter, Fisher and McGuire and Ms. Sonnett is c/o Momentive Performance Materials Inc., 22 Corporate Woods Blvd., Albany, New York 12211.
(11)	Includes 2,730,301 common units issuable upon the exercise of options granted to our directors and executive officers that are currently exercisable, or exercisable by January 14, 2012. Does not include 631,471 vested deferred common stock units as of November 15, 2012 and 99,246 restricted deferred units that will vest on December 31, 2012.

Equity Compensation Plans

We have no compensation plans that authorize issuing our common stock to employees or non-employees. However, our direct and indirect parent companies have issued (and may issue from time to time) equity awards to our employees and other service providers that are denominated in (or based upon) their common equity. As the awards were granted in exchange for service to us these awards are included in our consolidated financial statements. For a discussion of these equity plans see Note 11 to our consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The MPM Group has entered into various agreements with GE and Apollo and their affiliates on terms which management has concluded are fair to us. Agreements with GE and its affiliates were entered into primarily in connection with the GE Advanced Materials Acquisition. Agreements with Apollo and its affiliates were entered into primarily in connection with the GE Advanced Materials Acquisition and the Momentive Combination.

Apollo Notes Registration Rights Agreement

On November 5, 2010, in connection with the issuance to Apollo of $525.7 million Second-Priority Springing Lien Notes due 2021, we entered into a registration rights agreement with an affiliate of Apollo. The registration rights agreement gives Apollo the right to make three requests by written notice to us specifying the maximum aggregate principal amount of Dollar Notes to be registered. The agreement requires us to file a registration statement with respect to the Dollar Notes held by Apollo as promptly as possible following receipt of each such notice. There are no cash or additional penalties under the registration rights agreement resulting from delays in registering the Dollar Notes.

In 2011, we filed a registration statement on Form S-1 with the SEC to register the resale of the notes held by Apollo. The registration statement was subsequently declared effective on May 7, 2012.

Shared Services Agreement; Master Confidentiality Agreement and Joint Development Agreement

On October 1, 2010 in connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MSC. Under this agreement, we provide to MSC, and MSC provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between MSC and us. Service costs in the fourth quarter of 2010 (the period we provided services to each other in 2010) and in 2011 were allocated 51% to MSC and 49% to us, except to the extent that 100% of any cost was demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost was allocated to such party. The Shared Services Agreement remains in effect until terminated according to its terms. MSC or we may terminate the agreement for convenience, without cause, by giving written notice not less than thirty (30) days prior to the effective date of termination. Pursuant to this agreement, during the years ended December 31, 2011 and 2010, we incurred approximately $151 million and $43 million, respectively, of costs for shared services and MSC incurred approximately $170 million and $42 million, respectively, of costs for shared services (excluding, in each case, costs allocated 100% to one party), including shared service true-up billings in 2011. In the fourth quarter of 2011, MSC billed us approximately $7 million which represents a true-up payment to bring the percentage of total net incurred costs for shared services for the year ended December 31, 2011 under the Shared Services Agreement to 49% for us and 51% for MSC as well as costs allocated 100% to one party. The true-up amount is included in Selling, general and administrative expense in the Consolidated Statements of Operations. We had accounts receivable of $3 million and $1 million as of December 31, 2011 and 2010, respectively, and accounts payable to MSC of $15 million and $0 at December 31, 2011 and 2010, respectively.

On March 17, 2011, we amended the Shared Services Agreement with MSC to reflect the terms of the Master Confidentiality and Joint Development Agreement (the “JDA”) by and between MSC and us entered into on the same date. This amendment incorporates by reference the terms of the JDA and provides that in the event of a conflict between such agreements, the terms of the JDA shall control. The JDA, which is effective as of October 1, 2010, sets forth the terms and conditions for (i) the disclosure, receipt and use of each party’s confidential information; (ii) any research and development (“R&D”) collaborations agreed to be pursued by MSC and us; (iii) the ownership of products, technology and intellectual property (“IP”) resulting from such collaborations; (iv) licenses under each party’s respective IP; and (v) strategies for commercialization of products and/or technology developed under the agreement.

Pursuant to the JDA, each party has sole ownership rights for any R&D work product and related IP developed under the agreement (“Technology”) for their respective product categories and/or technology fields (as defined in the JDA). For Technology that relates to product categories and/or technology fields of both MSC and us (“Hybrid Technology”), a steering committee made up of three representatives of each party shall determine which party shall be granted ownership rights, subject to certain exceptions. In the event that the steering committee is unable to reach a decision, the Hybrid Technology shall be jointly owned by the parties. In addition, under the terms of the JDA, each party grants to the other party a non-exclusive royalty-bearing (subject to certain exceptions) license for the Technology or the Hybrid Technology. The royalty shall be determined by the respective representatives of the parties through the steering committee in arm’s-length good faith negotiations. The parties also grant royalty-free licenses to each other with respect to their IP for R&D, including for initiatives outside the scope of the JDA. The JDA has a term of 20 years, subject to early termination pursuant to its terms for cause or for a change of control.

Trademark License Agreement

We and GE are parties to a trademark license agreement with respect to the GE mark and monogram and certain product specifications containing the letters “GE” for use in connection with certain of the MPM Group’s products. GE has quality control rights with respect to products using the GE mark and monogram. The initial term of the license expires on December 3, 2013 and is royalty-free, with a five-year renewal option that would require payment of royalties.

Intellectual Property Cross License Agreement

We and GE are parties to an intellectual property cross-licensing agreement to ensure that the MPM Group owns or has the right to use all intellectual property necessary to conduct its business as was conducted at the time of the GE Advanced Materials Acquisition. The agreement provides for four different categories of ownership and licensing terms (including the scope, duration and exclusivity of the license) based on the use of the intellectual property by the MPM Group or by GE prior to closing of the GE Advanced Materials Acquisition. All licenses of intellectual property by GE to the MPM Group or by the MPM Group to GE are perpetual and royalty-free.

Siloxane Off-Take, Long-Term Siloxane Supply and Technology License Agreement

One of our subsidiaries, Momentive Performance Materials (Thailand) Ltd., or MPM Thailand, is presently a party to an off-take agreement that provides for ASM, which is owned 50% by GE Monomer (Holdings) Pte. Ltd. and its affiliates, to supply siloxane and certain related products to us through 2014 (or until certain ASM financing obligations are satisfied) at a cost-plus pricing formula. At the closing of the GE Advanced Materials Acquisition, GE, GE Monomer (Holdings) Pte. Ltd., formerly known as GETOS Singapore Pte. Ltd., MPM Holdings and MPM Thailand, formerly known as GE Toshiba Silicones (Thailand) Limited, entered into a long-term supply agreement with respect to the supply of siloxane and certain related products. Pursuant to the long-term siloxane supply agreement, for the period through December 2026, GE and GE Monomer (Holdings) Pte. Ltd. will ensure MPM Thailand a minimum annual supply of siloxane and certain related products equal to the amount purchased by GE Toshiba Silicones (Thailand) Limited during the twelve-month period ending November 30, 2006, subject to customary force majeure provisions and certain other limited exceptions. Under the current arrangement, MPM Thailand will pay approximately $113 million in 2012 for off-take product, and it is expected it will pay approximately $1.7 billion over the remaining term of the agreement, assuming current volumes, without taking account inflation and changes in foreign exchange rates. Pursuant to the off-take agreement, MPM Thailand purchased approximately $109 million, $103 million and $87 million of off-take product in 2011, 2010 and 2009, respectively. For as long as the current off-take agreement is in effect, MPM Thailand will continue to pay the pricing specified in that agreement. After expiration of the off-take agreement, MPM Thailand will pay the same price at which ASM sells product to GE Monomer (Holdings) Pte. Ltd.

At the closing of the GE Advanced Materials Acquisition, pursuant to an Assignment and Assumption Agreement, GE Monomer (Holdings) Pte. Ltd. also assigned its interest as licensor under a certain Technology License Agreement with ASM to MPM Thailand and MPM Thailand assumed all of the obligations of GE Monomer (Holdings) Pte. Ltd. under such agreement. Pursuant to the Technology License Agreement, which terminates in 2039, MPM Thailand received royalties from ASM of approximately $2 million in each of 2011, 2010 and 2009. Over the remaining term of the Technology License Agreement with ASM, we estimate that MPM Thailand will receive royalties of approximately $52 million from ASM.

Product Supply and Distribution Agreements with GE and its Affiliates

At the closing of the GE Advanced Materials Acquisition, we entered into several product supply agreements with GE pursuant to which we agreed to supply certain silicones and quartz products to GE’s Plastics, Aviation, Energy and Lighting divisions and entered into a distribution agreement pursuant to which we agreed to distribute silicones products through GE’s Polymershapes division. The agreements with GE’s Plastics and Polymershapes divisions were subsequently assigned by GE to unaffiliated third parties in connection with GE’s sale of its Plastics business in 2007. Subsequent to the GE Advanced Materials Acquisition, we also agreed to supply certain silicone products to various other GE divisions and other affiliates. The agreements with GE or its affiliates have remaining terms of one to two years with the exception of a small aviation contract which has a remaining term of thirteen years. These agreements in certain cases obligate us to supply, and GE to purchase, minimum volumes of product or require GE to purchase a specified percentage of its requirements of certain products from us. Pursuant to these agreements and other purchase orders, we sold GE and its affiliates approximately $21 million, $21 million and $19 million of products in 2011, 2010 and 2009, respectively. We do not expect material sales to GE and its affiliates under the remaining terms of these agreements.

Service and Product Agreements with GE and its Affiliates

At the closing of the GE Advanced Materials Acquisition, we entered into four other commercial agreements with GE pursuant to which GE or its affiliates provide us with certain services, raw materials and products, including materials testing services, acetone supply and production and refurbishment of certain equipment. The agreement regarding the supply of acetone was subsequently assigned by GE to an unaffiliated third party in connection with GE’s sale of its Plastics business in 2007. Subsequent to the GE Advanced Materials Acquisition, we also entered into a variety of lease and service agreements with GE or its affiliates, pursuant to which we lease real estate and various assets, including passenger vehicles and heavy equipment, and GE or its affiliates provide us with various services, including fleet and outsourcing services. The commercial agreements and the lease and service agreements with GE and its affiliates have remaining terms of one to two years. Pursuant to these agreements and other purchase orders, we purchased approximately $19 million, $17 million and $25 million of goods and services in 2011, 2010 and 2009, respectively. In addition, MPM purchased $16 million of machinery and equipment in 2009. We do not expect material purchases under the remaining terms of these agreements. We had accounts payable to GE and its affiliates of $1 million and $2 million at December 31, 2011 and 2010, respectively.

Product and Service Purchases and Sales with Affiliates of Apollo

We supply products to, and purchase products and services from, various affiliates of Apollo in addition to MSC. We sold these other Apollo affiliates approximately $2 million, $0.1 million and $0.1 million of products in 2011, 2010 and 2009, respectively. We purchased from these other Apollo affiliates approximately $6 million, $1 million and $2 million of products and services in 2011, 2010 and 2009, respectively.

Development Agreement

We were party to a research and development agreement with GE’s Global Research Center that provided for the continuation of certain of our research development activities undertaken by GE Global Research. We paid GE for costs incurred in connection with the research and development services provided by GE and reimbursed GE for expenses related to projects under the agreement. The extent of each party’s intellectual property rights for each project depended on the classification assigned to the project by the parties. The agreement expired on December 31, 2010. Pursuant to this agreement, we incurred fees of approximately $3 million in each of 2010 and 2009.

Other Transactions and Arrangements

Momentive Holdings purchases insurance policies which also cover us and MSC. Amounts are billed to us based on our relative share of the insurance premiums. Amounts billed to us from Momentive Holdings were $7 million for the year ended December 31, 2011. We had accounts payable of $1 million to Momentive Holdings under these arrangements at December 31, 2011.

Warrants

At the closing of the GE Advanced Materials Acquisition, MPM Holdings issued to GE warrants to purchase up to 155,722 shares of MPM Holdings’ common stock at $100 per share. The warrants have since been transferred to GE Capital Equity Investments, Inc. with our consent. The warrants will expire on June 4, 2017. As a result of the Momentive Combination, these warrants are now exercisable for 6,003,363 common units of Momentive Holdings at a price per unit of $2.59.

Apollo Management Agreement

We are subject to a management consulting and advisory services agreement with Apollo (the “Management Agreement”), for the provision of management and advisory services with an initial term extending through December 31, 2018. The annual fees under the Management Agreement are $4 million. We paid annual fees of $4 million in each of 2011 and 2010 and also reimbursed Apollo for expenses totaling less than $1 million, including certain third-party consulting fees, in each of 2011 and 2010. Due to the economic downturn, Apollo elected to waive payment of the 2009 annual fee in its entirety. The Management Agreement provides for indemnification to Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. In the event that Apollo exercises its right to terminate the Management Agreement prior to the end of its term, Apollo is entitled to receive a lump-sum settlement equal to the net present value of the sum of the remaining annual management fees payable under the agreement at the time of the termination and any previously deferred fees.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter requires that the Audit Committee review and approve all transactions between related persons required to be reported under the provisions of Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

The types of transactions that are covered by the policy include all transactions required to be so reported, including financial and other transactions, arrangements or relationships in which we or any of its subsidiaries is a participant and in which a related person has a direct or indirect material interest, where the amount involved exceeds $120,000. There were no transactions required to be reported under the provisions of Item 404 of Regulation S-K since the beginning of the last year where the above procedures did not require review, approval or ratification or where such procedures were not followed.

Related persons include directors and director nominees, executive officers, stockholders beneficially owning more than 5% of our voting stock, and immediate family members of any of the previously described persons. A related person could also be an entity in which a director, executive officer or 5% stockholder is an employee, general partner or 5% stockholder.

Director Independence

We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association, which has requirements that a majority of our Board of Directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, none of our directors are independent.

DESCRIPTION OF OTHER INDEBTEDNESS

In addition to the notes, the Company has the following secured indebtedness outstanding:

•	the senior secured credit facilities (prior to our entering into the ABL Facility);

•	the ABL Facility (after we enter into such facility);

•	the Senior Secured Notes;

•	the Second Lien Notes; and

•	the Second-Priority Springing Lien Notes.

Each of the foregoing are secured by separate collateral agreements with substantially identical terms and covering substantially identical collateral subject to exceptions for foreign collateral pledged in favor of lenders under the senior secured credit facilities and the ABL Facility and subject to other customary exceptions.

First-Priority Lien Obligations

Senior Secured Credit Facilities

Our senior secured credit facilities provide for a revolving credit facility in an aggregate amount of up to $300 million, which includes borrowing capacity available for letters of credit of up to $100 million and for borrowings on same-day notice, referred to as swingline loans. There were $80 million of borrowings outstanding under the revolving credit facility as of September 30, 2012. The outstanding letters of credit under the revolving credit facility at September 30, 2012 were $47 million, leaving unused borrowing capacity of $173 million.

We use our revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Our senior secured credit facilities at September 30, 2012 also consisted of three variable-rate term loans in an aggregate U.S. dollar equivalent principal amount of approximately $744 million and a $33 million synthetic letter of credit facility. Outstanding letters of credit issued under the synthetic letter of credit facility at September 30, 2012 were $32 million, leaving unused capacity of $1 million. The borrowers under the revolving credit facility are our wholly-owned subsidiaries, MPM USA and MPM GmbH. The term loans, one of which is denominated in Euros, and our synthetic letter of credit facility are extended to MPM GmbH.

Our senior secured credit facilities also permit us to obtain up to an additional $300 million of credit facilities (the “additional credit facilities”), without the consent of the existing lenders under our senior secured credit facilities.

With the issuance of the new incremental term loans in April 2012, the additional amount of credit facilities we can obtain without the consent of such lenders is now $125 million.

In connection with the Refinancing Transactions, (i) we used the proceeds from the offering of the notes to repay all amounts outstanding under our senior secured credit facilities (without reducing the revolving credit facility commitments) and to pay related fees and expenses and accrued interest and (ii) we entered into the Credit Agreement Amendment, effective as of November 16, 2012, to, among other things, allow for our assumption of the notes and the pari passu sharing of the collateral of the Company and its domestic subsidiaries currently securing our senior secured credit facilities between the secured parties under such credit facilities and the holders of the notes. The Credit Agreement Amendment also (a) increased the maximum senior secured leverage ratio to which we are subject from 4.25 to 1.00 to 5.25 to 1.00, (b) increased (I) the applicable margin with respect to revolving loans to 6.00% for Eurocurrency loans and (II) the commitment fee on the unused revolving credit facility amount to 4.00%, in each case effective as of 60 days after the effective date of the Credit Agreement Amendment and (c) modified certain other provisions of our senior secured credit facilities.

Scheduled Amortization Payments and Mandatory Prepayments

Our term loan facility and our synthetic letter of credit facility under the senior secured credit facilities provide for quarterly and annual amortization payments, respectively, in each case totaling 1% per annum, with the balance payable or returnable, respectively, upon the final maturity date.

Voluntary Prepayments and Reduction and Termination of Commitments

We are able to voluntarily prepay loans and permanently reduce the loan commitments or return synthetic letter of credit deposits under our senior secured credit facilities at any time without premium or penalty, subject to the payment of customary LIBOR or Euro LIBOR breakage costs, if any. The revolving loan commitment and the synthetic letter of credit facility commitment may not be reduced to less than the outstanding balance of loans (in the case of the revolving loan commitment) and letter of credit obligations under such commitment on the date of such reduction. In addition, we are able to terminate our senior secured credit facilities without paying a premium or penalty upon prior written notice, and, in some cases, we may revoke such notice. Upon termination, we will be required to repay all obligations outstanding under our senior secured credit facilities and to satisfy or cash collateralize all outstanding letter of credit obligations.

Interest and Applicable Margins

The interest rates per annum applicable to loans to the U.S. borrower under the senior secured credit facilities are, at the option of the U.S. borrower, equal to either an alternate base rate or an adjusted LIBO rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case plus an applicable margin. The interest rates per annum applicable to loans to the German borrower under the facilities are equal to an adjusted LIBO rate for any of such periods, plus an applicable margin. The alternate base rate, which is only available for borrowings by the U.S. borrower, means the greater of (i) JPMorgan Chase Bank, N.A.’s prime rate and (ii) one-half of 1% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in the currency of the applicable borrowing in the London or European interbank market for a period equal to the interest period of the applicable loan and the maximum reserve percentages established by the Board of Governors of the U.S. Federal Reserve to which the lenders under the facilities are subject.

As of September 30, 2012, the applicable margin with respect to all of our outstanding term loans was 3.50%. The applicable margin with respect to borrowings under our current revolving credit facility, which is available until December 3, 2012, ranges from 3.00% to 3.75% depending on our Senior Secured Leverage Ratio, subject to prospective adjustment on a quarterly basis. The applicable margin with respect to borrowings under our new or extended revolving credit facility that will become effective later in 2012, as described in “Maturity and Amortization” below, is 4.75% (and on and after January 15, 2013, 6.00%).

The German borrower also pays a participation fee equal to the applicable margin for the term loans (plus a customary fee) on the maximum principal amount of the synthetic letter of credit facility, irrespective of whether the maximum amount of letters of credit is issued under such facility.

Following and during the continuance of an event of default, overdue amounts owing under our senior secured credit facilities will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the borrowers are required to pay a commitment fee to the lenders under the revolving credit facility (and our new or extended revolving credit facility) in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum subject to step-downs based on our Senior Secured Leverage Ratio (and on and after January 15, 2013, 4.00% per annum). The borrowers also pay customary letter of credit and agency fees.

Maturity and Amortization

The current revolving credit facility is available until December 3, 2012. In late 2010, however, we obtained commitments from certain of our revolving facility lenders and other financial institutions to provide a new and/ or extended revolving credit facility for the full $300 million under our existing revolving credit facility. The commitments are subject to customary conditions and will take effect on or no more than five business days prior to December 3, 2012, in the case of a new lender, and the earlier of such date or the effective date of an amendment to our senior secured credit facility that extends the revolver maturity date, in the case of an existing lender. The commitments for the new revolving facility will mature on December 3, 2014 (the “extended revolver maturity date”). In the event more than $500 million of our term loans mature prior to 91 days after the extended revolver maturity date, the revolver loans outstanding under the new revolving facility must be repaid in full at least 91 days prior to such maturity date of such term loans and the revolver loans may not be drawn thereunder until such term loans are repaid and/or their maturity date extended to a date not earlier than 91 days after the extended revolver maturity date. The synthetic letter of credit facility amortizes at a rate of $350,000 per annum, 1% of the original commitment, and is due and payable in full on December 4, 2013.

Guarantees and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by Momentive Performance Materials Holdings Inc., the Company’s parent, us, and, subject to certain exceptions, each of our existing and future direct and indirect U.S. subsidiaries, which we refer to collectively as “U.S. Guarantors.” In addition, all obligations of the German borrower under the senior secured credit facilities are guaranteed by the U.S. borrower, the U.S. Guarantors, and certain other direct and indirect foreign subsidiaries of the Company, which we collectively refer to as the “Foreign Guarantors.” The obligations of the U.S. borrower under the senior secured credit facilities and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured on a first-lien basis by substantially all of the assets and stock (but in the case of non-U.S. subsidiaries, limited to 65% of the voting equity of such subsidiaries) owned by the U.S. borrower and the U.S. Guarantors, other than the intercompany notes issued to subsidiaries of the Company by Momentive Performance Materials Japan LLC and subject to certain other exceptions. The obligations of the German borrower under the senior secured credit facilities and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured on a first-lien basis by substantially all of the assets and stock owned by the U.S. borrower, the U.S. Guarantors, the German borrower and certain of the Foreign Guarantors, subject to certain exceptions, including German real estate and intercompany receivables.

Certain Covenants and Events of Default

Our senior credit facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividends or other restricted payments. In addition, our revolving credit facility requires that we do not exceed a maximum Senior Secured Leverage Ratio of 4.25:1.0 (and effective as of November 16, 2012, 5.25:1.0) at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder. Our senior secured credit facilities also contain certain customary affirmative covenants and events of default. The negative covenants in the senior secured credit facilities include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions);

•

incur additional indebtedness, except that we may incur indebtedness so long as our senior secured leverage ratio is not greater than 3.75:1.0, and we may incur other indebtedness pursuant to one or more issuances of additional senior secured notes or loans so long as, among other things, an agreed amount of the net cash proceeds from any such issuance are used to prepay term loans and/or revolving loans under our senior secured credit facilities at par;

•

grant liens, except that we may grant liens in connection with permitted incurred indebtedness, or so long as our Senior Secured Leverage Ratio is less than or equal to 3.75:1.0 and we comply with certain other limitations;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt or other material agreements;

•	change our fiscal year;

•	restrict dividends from our subsidiaries or restrict liens;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell assets; and

•	enter into transactions with affiliates.

The events of default under our senior secured credit facilities include, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the Credit Agreement) and cross-defaults.

ABL Facility

We intend to enter into the ABL Facility, which we expect will provide borrowing availability equal to the lesser of (a) $300 million and (b) the borrowing base described below. The ABL Facility will have a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the 11 1/2% Senior Subordinated Notes due 2016, more than $50.0 million aggregate principal amount of the 11 1/2% Senior Subordinated Notes due 2016 is outstanding, in which case the ABL Facility will mature on such earlier date. We will enter into the ABL Facility as soon as practicable following the date of this prospectus and upon satisfaction of customary conditions including field exams, collateral appraisals and other customary closing conditions. As of the date of this prospectus, we have received commitments from lenders for $270 million of the proposed ABL Facility and we expect to receive the remaining $30 million in commitments, although there can be no assurance that we will obtain such additional commitments. If we do not receive such additional commitments, our ABL Facility will be limited to a maximum of $270 million in availability, subject to a borrowing base.

In addition, the ABL Facility will require us to maintain a minimum fixed charge coverage ratio at any time when the average availability is less than the greater of (a) 12.5% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of ABL Facility commitments at such time, and (b) $30 million. In that event, we must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0. We do not currently satisfy this fixed charge coverage ratio. We expect that, on a pro forma basis giving effect to the Refinancing Transactions, the fixed charge coverage ratio will not be in effect. The ABL Facility also contains certain other customary affirmative covenants and events of default.

In addition, we may request one or more incremental revolving commitments under the ABL Facility in an aggregate principal amount up to the greater of (a) $50 million and (b) the excess of the borrowing base over the amount of the then-effective commitments under the ABL Facility at the time of such increase (to the extent we can identify lenders willing to make such an increase available to us).

The borrowing base will be, at any time of determination, an amount (net of reserves) equal to the sum of

•	90% of the amount of eligible accounts receivable (including trade receivables), plus

•	the lesser of (i) 70% of the amount of eligible inventory and (ii) 90% of the net orderly liquidation value of eligible inventory, plus

•

in the case of the Borrowing Base for MPM GmbH and our Canadian subsidiary, the lesser of (i) 80% of the amount of eligible machinery and equipment of the German loan parties and Canadian loan parties appraised on an orderly liquidation basis and (ii) $50 million.

The ABL Facility will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

The borrowings under the ABL Facility will bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (the “ABR Rate”) determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the administrative agent or one of its affiliates or one of its affiliates, as administrative agent, and (3) the adjusted LIBOR rate for a one-month interest period plus 1.00%, and (b) a eurocurrency rate (“LIBOR”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the ABL Facility is 2.25%. The initial applicable margin for ABR Rate borrowings under the ABL Facility will be 1.25%. From and after the date of delivery of our financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility.

In addition to paying interest on outstanding principal under the ABL Facility, we will be required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at an initial rate equal to 0.50% per annum. From and after the date of delivery of our financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the commitment fee will be adjusted depending on the usage. We will also pay a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

We may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

The ABL Facility will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

All obligations under the ABL Facility will be unconditionally guaranteed by Momentive Performance Materials Holdings Inc., the Company’s parent, us, and, subject to certain exceptions, each of our existing and future direct and indirect U.S. subsidiaries, which we refer to collectively as “U.S. Guarantors.” In addition, all obligations of MPM GmbH and MPM Canada under the ABL Facility are guaranteed by MPM USA, the U.S. Guarantors, and certain other direct and indirect foreign subsidiaries of the Company, which we collectively refer to as the “ABL Foreign Guarantors.” The obligations of MPM USA under the ABL Facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured by substantially all of the assets and stock (but in the case of non-U.S. subsidiaries, limited to 65% of the voting equity of such subsidiaries) owned by MPM USA and the U.S. Guarantors, other than the intercompany notes issued to subsidiaries of the Company by Momentive Performance Materials Japan LLC and subject to certain other exceptions. The obligations of MPM GmbH and MPM Canada under the ABL Facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured by substantially all of the assets and stock owned by MPM USA, the U.S. Guarantors, MPM GmbH, MPM Canada and certain of the ABL Foreign Guarantors, subject to certain exceptions. Such security interest will consist, (1) with respect to the assets of MPM USA and the U.S. Guarantors constituting collateral, of a first-priority lien with respect to the ABL Priority Collateral and a second-priority lien with respect to the Notes Priority Collateral (each as defined in the Description of the Notes) and (2) with respect to the assets of MPM GmbH, MPM Canada and the ABL Foreign Guarantors constituting collateral, of a first-priority lien.

Senior Secured Notes

General

The 10% Senior Secured Notes due 2020 (the “Senior Secured Notes”) consist of $250 million original aggregate principal amount.

Rankings

The Senior Secured Notes rank equally in right of payment to all of the Company’s existing and future senior indebtedness and rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness. The Senior Secured Notes rank junior in priority as to collateral with respect to the notes, our senior secured credit facilities, the proposed ABL Facility and holders of certain other obligations secured pari passu with the notes, and such senior secured credit facilities, including other first-priority obligations (to the extent of the value of such collateral) and senior in priority as to collateral with respect to all of the Company’s existing and future obligations secured by a junior lien on the collateral (including the Second-Priority Springing Lien Notes).

Optional Redemption

The Senior Secured Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: upon the Company becoming aware of the acquisition by any person or group, other than any of the permitted holders, by way of merger, consolidation or other business combination or purchase of beneficial ownership of more than 50% of the total voting power of the voting stock of the Company; or upon the sale, lease or transfer of substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person other than any of the permitted holders.

Covenants

Under the terms of the indenture governing the Senior Secured Notes, the Company is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt, incur debt at its subsidiaries, pay dividends, issue disqualified and preferred stock or enter into sale leaseback transactions.

Events of Default

The Senior Secured Notes specify events of default including failure to pay principal and interest on the Senior Secured Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Second-Priority Lien Obligations

Second Lien Notes

We issued $200 million aggregate principal amount of 12  1/2% Second-Priority Senior Secured Notes due 2014 (the “Second Lien Notes”). On November 16, 2012, we irrevocably deposited approximately $219 million with the trustee for the Second Lien Notes to satisfy and discharge our obligations under the Second Lien Notes and the indenture governing the Second Lien Notes. In addition, on November 16, 2012, we issued a notice of redemption to redeem all of the outstanding Second Lien Notes on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption date.

Second-Priority Springing Lien Notes

General

We issued $1.2 billion aggregate principal amount of 9.0% Second-Priority Springing Lien Notes due 2021 (the “Dollar Notes”) and €150,000,000 aggregate principal amount of 9.5% Second-Priority Springing Lien Notes due 2021 (the “Euro Notes,” and together with the Dollar Notes, the “Second-Priority Springing Lien Notes”). We have $1.2 billion in aggregate principal amount of the Dollar Notes outstanding and €132.8 million in aggregate principal amount of the Euro Notes outstanding.

Rankings

The Second-Priority Springing Lien Notes rank equal in right of payment with all existing and future senior indebtedness of the Company, senior in right of payment to all existing and future subordinated indebtedness of the Company and structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not secure the Second-Priority Springing Lien Notes. The Second-Priority Springing Lien Notes have the benefit of a security interest in substantially all of the Company’s and the Note Guarantors’ property and assets that secure the obligations under our senior secured credit facilities, and rank as to such collateral effectively junior in priority with respect to the rights of holders of the Company’s obligations under our senior secured credit facilities, the notes, the Senior Secured Notes and holders of certain other obligations secured pari passu with other such senior secured credit facilities including other first-priority obligations (to the extent of the value of such collateral), effectively pari passu with other second lien obligations and effectively senior to any unsecured obligations (to the extent of the value of such collateral).

Optional Redemption

The Second-Priority Springing Lien Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Second-Priority Springing Lien Notes.

Change of Control

In the event of a Change in Control (as defined in the applicable indenture), a holder has the right to require us to buy such holder’s Second-Priority Springing Lien Notes at 101% of their principal amount, plus accrued and unpaid interest.

Covenants

Under the terms of the indenture governing the Second-Priority Springing Lien Notes, the Company is subject to covenants that, among other things, restrict its ability to incur or guarantee additional indebtedness or issue preferred stock, pay dividends or make distributions to stockholders, repurchase or redeem capital stock, make investments or acquisitions, enter into affiliate transactions, grant liens on assets and transfer and sell assets.

Events of Default

The Second-Priority Springing Lien Notes specify events of default including failure to pay principal and interest on the Second-Priority Springing Lien Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Subordinated Notes

General

The existing subordinated notes consist of $382 million aggregate principal amount of 11  1/2% Senior Subordinated Notes due 2016.

Rankings

The existing subordinated notes rank junior in right of payment to all of the Company’s existing and future senior indebtedness. The existing subordinated notes rank equally in right of payment with all of our and the guarantors’ existing and future senior subordinated indebtedness. The existing subordinated notes are effectively subordinated to any secured indebtedness of MPM to the extent of the value of the assets securing such indebtedness.

Optional Redemption

The existing subordinated notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the existing subordinated notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s existing subordinated notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: upon the Company becoming aware of the acquisition by any person or group, other than any of the permitted holders, by way of merger, consolidation or other business combination or purchase of beneficial ownership of more than 50% of the total voting power of the voting stock of the Company or any direct or indirect parent of the Company; or upon the sale, lease or transfer of substantially all of the assets of the Company and its subsidiaries, taken as a whole to any person other than any of the permitted holders.

Covenants

Under the terms of the indenture governing the existing subordinated notes, the Company is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions.

Events of Default

The existing subordinated notes specify events of default including failure to pay principal and interest on the existing subordinated notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

International Credit Agreements

We also have additional international secured and unsecured credit agreements providing for borrowings to our subsidiaries outside the United States, in countries including China. As of September 30, 2012, we had $53 million of indebtedness outstanding under these agreements, based on exchange rates as of such date.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the initial notes, in which we agreed to file a registration statement relating to an offer to exchange the initial notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the initial notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Initial notes in an aggregate principal amount of $1,100,000,000 were issued on October 25, 2012.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the initial notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•

prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders of the initial notes in the exchange offer would not be transferable without restriction under the Securities Act;

•

if any initial purchaser so requests on or prior to the 60th day after consummation of the registered exchange offer with respect to the initial notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer; or

•

if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered initial notes and so requests on or prior to the 60th day after the consummation of the registered exchange offer.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the initial notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute the exchange notes and (ii) will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any initial notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of initial notes surrendered under the exchange offer. Initial notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
The exchange notes that we propose to issue in this exchange offer will be substantially identical to the form and terms of our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at midnight, New York City time, at the end of                     , 2013, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise and we will disclose the number of initial notes tendered as of the date of the notice.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before midnight, New York City time, on the expiration date.

(2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before midnight, New York City time, on the expiration date.

(3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.;

(2) a commercial bank or trust company having an office or correspondent in the United States; or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a) by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or

(b) for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2) a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the Issuer and the issuance of exchange notes in exchange therefor shall constitute performance in full by the Issuer of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book- entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before midnight, New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before midnight, New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial notes to be withdrawn;

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and

(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer;

(2) there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

(3) there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

(5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any initial notes that have been tendered;

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the initial note offering and the exchange offer over the term of the notes.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Hand, Overnight Delivery, Registered or Certified Mail:

The Bank of New York Mellon Trust Company, N.A.,

    as Exchange Agent

c/o The Bank of New York Mellon

Corporate Trust Reorganization Unit

Attn: Dacia Brown-Jones

111 Sanders Creek Corporate Center

East Syracuse, NY 13057

By facsimile (for eligible institutions only):

The Bank of New York Mellon Trust Company, N.A.,

    as Exchange Agent

c/o The Bank of New York Mellon

Corporate Trust Reorganization Unit

111 Sanders Creek Corporate Center

East Syracuse, NY 13057

(732) 667-9408

Attn: Dacia Brown-Jones

For information or confirmation by telephone:

(315) 414-3349

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

(2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1) an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

(2) you are not eligible to participate in the exchange offer;

(3) you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(4) you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF THE NOTES

General

On October 25, 2012, $1,100,000,000 aggregate principal amount of 8.875% First-Priority Senior Secured Notes due 2020 (the “initial notes”) were issued under an indenture (the “Indenture”) by and among MPM Escrow LLC and MPM Finance Escrow Corp., as issuers, MPM TopCo LLC, as the note guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”). On November 16, 2012, in connection with the consummation of the MPM Assumption, Momentive Performance Materials Inc. (the “Issuer”) assumed all obligations under the notes, and the notes were guaranteed by certain domestic subsidiaries of the Issuer (the “Note Guarantors”). Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions” below. As used in this “Description of the Notes” section, “we,” “us” and “our” mean the Issuer and its Subsidiaries, and the Issuer refers only to Momentive Performance Materials Inc. and not to any of its subsidiaries.

The following summary of certain provisions of the Indenture, the notes, the Security Documents, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. We urge you to read the agreements because they, not this description, will define your rights as holders of the notes.

The Issuer may issue additional notes under the Indenture from time to time (the “Additional Notes”) after the issuance of the exchange notes pursuant to this prospectus. Any subsequent issuance of Additional Notes will be secured, equally and ratably, with the notes. As a result, the issuance of Additional Notes has the effect of diluting the security interest in the Collateral for the then-outstanding notes. Any issuance of Additional Notes is subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The notes and any Additional Notes subsequently issued under the Indenture (to the extent fungible with the existing notes for U.S. federal income tax purposes) will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any Additional Notes actually issued.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the corporate trust office of the Trustee located in East Syracuse, New York).

The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The initial notes are, and the exchange notes will be, senior obligations of the Issuer. Prior to the Issuer entering into the ABL Facility, the notes are secured by first-priority pari passu security interests in substantially all of the Issuer’s and the Note Guarantors’ property and assets that secure their obligations under our Existing Credit Agreement, which generally includes all of the Issuer’s and the Note Guarantor’s property, other than Excluded Assets (the “Existing Collateral”). Following the Issuer entering into the ABL Facility, the notes will have the benefit of a first-priority security interest in the Notes Priority Collateral and a second-priority security interest in the domestic ABL Priority Collateral (in each case, subject to certain exceptions, Permitted Liens and releases under certain circumstances) as described below under “—Security for the Notes.” The notes will mature on October 15, 2020. The notes will bear interest in cash at a rate of 8.875% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2013.

Optional Redemption

On or after October 15, 2015, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Notes redemption price
2015	106.656%
2016	104.438%
2017	102.219%
2018 and thereafter	100.000%

In addition, prior to October 15, 2015, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 15, 2015, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 108.875%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of Additional Notes after the Issue Date) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption of notes, the Trustee will select the notes of such series to be redeemed (a) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.”

From time to time, the Issuer, its Affiliates or the Stockholders may acquire notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Issuer, its Affiliates or the Stockholders (as applicable) may determine (or as may be provided for in the Indenture), which may be more or less than the consideration to be received by participating holders in the Transactions and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Issuer, its Affiliates or the Stockholders may choose to pursue in the future.

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the notes in East Syracuse, New York. The initial paying agent for the notes will be the Trustee. The Issuer will also will also maintain a registrar with offices in East Syracuse, New York in respect of the notes. The initial registrar for the notes will be the Trustee. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuer. The Issuer may change the paying agent or registrar without prior notice to the holders. The Issuer or a Wholly Owned Subsidiary may act as a paying agent or registrar.

Ranking

The Indebtedness evidenced by the notes and Note Guarantees, respectively, is senior Indebtedness of the Issuer and the Note Guarantors, respectively, and ranks equal in right of payment with all existing and future senior Indebtedness of the Issuer and the Note Guarantors.

The notes and the Note Guarantees have the benefit of a first-priority security interest in the Existing Collateral, on a pari passu basis with the existing senior secured credit facility, subject to Permitted Liens and exceptions described under “—Security for the Notes.”

After the Issuer enters into the ABL Facility, the notes and the Note Guarantees will have the benefit of (i) a first-priority security interest in the Notes Priority Collateral, which will also secure the ABL Obligations on a second-priority basis and all Other First Priority Lien Obligations on a first-priority basis, including any future senior secured credit facilities, and (ii) a second-priority security interest in the ABL Priority Collateral of the Issuer and the Note Guarantors, which will also secure the ABL Obligations on a first-priority basis and all Other First Priority Lien Obligations on a second-priority basis, in each case subject to Permitted Liens and exceptions described under “—Security for the Notes.” The notes and the Note Guarantees will rank effectively senior to the ABL Obligations, to the extent of the value of the Notes Priority Collateral, and effectively junior to the ABL Obligations, to the extent of the value of the ABL Priority Collateral. The notes will rank pari passu with all Other First Priority Lien Obligations, including any future senior secured credit facilities, to the extent of the value of the Collateral securing the notes and any such Other First Priority Lien Obligations.

The notes and the Note Guarantees are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and the Note Guarantors, as applicable, including the Old Subordinated Notes (or the guarantees thereof) and effectively senior to all existing and future Junior Lien Obligations of the Issuer and the Note Guarantors and senior to all unsecured Indebtedness of the Issuer and the Note Guarantors, to the extent of the value of the Collateral.

As of September 30, 2012, on a pro-forma basis after giving effect to the Refinancing Transactions:

(1) the Issuer and its Subsidiaries would have had approximately $1,100 million of Secured Indebtedness outstanding, all of which constitute First Priority Lien Obligations, consisting of the notes. In addition, as of such date, the Issuer and its Subsidiaries would have had $221 million of availability under the ABL Facility (subject to borrowing base availability), as well as $79 million of outstanding letters of credit under the ABL Facility, all of which will be secured by a first-priority lien on the ABL Priority Collateral and by a second-priority lien on the Notes Priority Collateral;

(2) the Issuer and its Subsidiaries would have had $1,581 million of Secured Indebtedness outstanding constituting lien obligations junior to First Priority Lien Obligations, consisting of Senior Secured Notes ($250 million principal amount), and Springing Notes (which are secured on a second-lien basis); and

(3) the Issuer and its Subsidiaries would have had $380 million ($382 million principal amount) of Subordinated Indebtedness outstanding, consisting of the Old Subordinated Notes.

In addition, on a pro-forma basis after giving effect to the Refinancing Transactions, the Issuer’s Subsidiaries that are not Note Guarantors would have had total Indebtedness of approximately $53 million (excluding intercompany liabilities of Subsidiaries that are not Note Guarantors), which will rank effectively senior to the notes and the Note Guarantees with respect to the assets of such Subsidiaries.

Although the Indenture limits the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur additional Indebtedness and, subject to certain limitations, such Indebtedness may be Secured Indebtedness, including ABL Obligations and Other First Priority Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, holders of Indebtedness and claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary, generally have priority with respect to the assets and earnings of such Subsidiary over the holders of Indebtedness and claims of creditors of the Issuer, including holders of the notes. The notes, therefore, are effectively subordinated to holders of Indebtedness and creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors. See “Risk Factors—Risks Related to an Investment in the Notes—The notes are structurally subordinated to all liabilities of the Company’s subsidiaries that are not Note Guarantors.” For condensed consolidated financial information with respect to the Note Guarantors, see Note 16 to the Issuer’s audited condensed consolidated financial statements and Note 12 to the Issuer’s unaudited condensed consolidated financial statements contained elsewhere herein.

Security for the Notes

Prior to the entering into the ABL Facility, the notes and the Note Guarantees have the benefit of a first-priority security interest in the Existing Collateral, on a pari passu basis with the existing senior secured credit facilities, subject to Permitted Liens and exceptions described below.

After the Issuer enters into the ABL Facility, the notes and the Note Guarantees will have the benefit of (i) a first-priority security interest in the Notes Priority Collateral, which will also secure the ABL Obligations on a second-priority basis and all Other First Priority Lien Obligations, including any future senior secured credit facilities, on a first-priority basis, and (ii) a second-priority security interest in the ABL Priority Collateral of the Issuer and Note Guarantors, which will also secure the ABL Obligations on a first-priority basis and all Other First Priority Lien Obligations on a second-priority basis, in each case subject to Permitted Liens and exceptions.

The Senior Secured Notes and the Springing Notes are secured by security interests in both the ABL Priority Collateral and the Notes Priority Collateral that rank junior to the security interests securing the Note Obligations, the ABL Obligations and Other First Priority Lien Obligations. The secured parties under the ABL Facility will have rights and remedies with respect to the ABL Priority Collateral that, if exercised, could adversely affect the value of the ABL Priority Collateral or the ability of the respective agents under the applicable intercreditor agreement to realize or foreclose on the ABL Priority Collateral on behalf of the First Priority Lien Secured Parties. First Priority Lien Secured Parties, other than the holders of the notes, will have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral or the ability of the holders of the notes to cause a realization or foreclosure on the Collateral, particularly the rights described below under “Security for the Notes—New Intercreditor Agreements.”

The “Notes Priority Collateral” will consist of any and all of the following assets and properties now owned or at any time hereafter acquired by the Issuer or any of the Note Guarantors (collectively, the “Pledgors”), in each case other than to the extent constituting Excluded Assets: (a) all real property, fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries (limited to 65% of the voting interests of the Pledgors’ foreign subsidiaries); (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (f) all intercompany indebtedness of the Company and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (h) all proceeds of insurance policies (excluding any such proceeds that relate to ABL Priority Collateral); (i) all books and records related to the foregoing and not relating to ABL Priority Collateral; (j) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (k) all other collateral not constituting ABL Priority Collateral.

The “ABL Priority Collateral” will consist of any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors, in each case other than to the extent constituting Excluded Assets: (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all payments received from the Pledgors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by the Pledgors; (f) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral) and securities entitlements and other rights with respect thereto; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (h) all books and records related to the foregoing; and (i) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral). The Collateral is pledged pursuant to the Security Documents to the First Lien Collateral Agent on behalf of all holders of First Priority Lien Obligations on an equal and ratable basis.

The Collateral pledged by the Issuer and Note Guarantors to secure the notes may also secure both foreign and domestic obligations under the ABL Facility. In the event of a bankruptcy, liquidation or insolvency or any event of default under our ABL Facility, the proceeds from any sale of any ABL Priority Collateral for which such lenders have a first priority security interest will be applied first to satisfy the foreign and domestic obligations under the ABL Facility prior to be used to satisfy the Obligations under the Indenture and any Other First Priority Lien Obligations.

Prior to the entry into the ABL Facility, the Collateral excludes all assets that do not secure First Priority Lien Obligations under the Credit Agreement at any time and from time to time (so long as a Credit Agreement is in effect). After the entry into the ABL Facility, (i) the ABL Priority Collateral will exclude all assets that do not secure ABL Obligations at any time and from time to time and (ii) the Notes Priority Collateral will, if we enter into any future senior secured credit facilities that constitute First Priority Lien Obligations and is the Designated Credit Agreement, exclude all assets that do not secure such senior secured credit facilities at any time and from time to time. If there is no senior secured credit facilities that constitute the Designated Credit Agreement, then the Notes Priority Collateral will include all assets and property that would constitute Notes Priority Collateral, other than Excluded Assets of the types described in clauses (i) through (xiii) and (xv) below. The assets that secure First Priority Lien Obligations as of the date hereof do not include, and the Collateral will exclude: (i) any license, contract or agreement of the Issuer or any of the Note Guarantors, to the extent that such grant of a security interest under the Security Documents would, under the terms of such license, contract or agreement, result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement and only for so long as such provision is in effect, (ii) any vehicles covered by a certificate of title on ownership, (iii) any cash, deposit accounts and securities accounts, (iv) any assets acquired after the Issue Date, to the extent that, and for long as, granting a security interest in such assets would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets; provided that if any such contractual restrictions are waived or eliminated and any such assets are pledged as collateral to secure any other First Priority Lien Obligations, ABL Obligations or Junior Priority Obligations, such assets shall not be Excluded Assets hereunder; (v) the Japan Notes, (vi) any equity interests or other securities of any of the Issuer’s Subsidiaries to the extent that the pledge of such securities results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC (including without limitation any Excluded Securities described below), but only to the extent necessary not to be subject to such requirement and only for so long as such requirement is in existence, (vii) certain real properties, (viii) any property or assets owned by any Foreign Subsidiaries, (ix) any equity interests in Foreign Subsidiaries other than “first-tier” Foreign Subsidiaries, (x) certain equity interests in certain domestic Wholly Owned Subsidiaries disregarded as entities for U.S. federal income tax purposes, (xi) voting equity interests in excess of 65% of the issued and outstanding voting equity interests in each “first-tier” Foreign Subsidiary directly owned by the Issuer or a Note Guarantor, (xii) certain equipment owned by the Issuer or any Note Guarantor subject to a purchase money or capital lease obligation, (xiii) letter of credit rights to the extent a Note Guarantor is required by applicable law to apply the proceeds of a drawing; (xiv) so long as a senior secured credit facility is outstanding that constitutes a First Priority Lien Obligation and is the Designated Credit Agreement, all assets not pledged to secure obligations thereunder and, so long as an ABL Facility is outstanding, all assets that would constitute ABL Priority Collateral that are not pledged to secure obligations thereunder, and (xv) certain other exceptions described in the Security Documents (all such excluded assets are referred to herein as “Excluded Assets”). In addition, no foreign law governed pledges of equity interests in Foreign Subsidiaries will be required.

In the event that Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s securities secure the notes, then the securities of such Subsidiary (the “Excluded Securities”) shall automatically be deemed to not be part of the Collateral, but only for so long as, and only to the extent, necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to release the security interests in the Excluded Securities that are so deemed to no longer constitute part of the Collateral. Any portion of a Subsidiary’s securities that does not secure the notes pursuant to this paragraph may continue to secure any First Priority Lien Obligations.

You may not have a security interest in all of the Collateral as of the date of this prospectus. For example, some or all of the mortgages may not have been in place upon issuance of the notes, and no surveys or title insurance were delivered prior to the Escrow Release Date. However, to the extent that any such instrument or delivery is required to be delivered or security is required to be granted, we will be required to use our commercially reasonable efforts to deliver such security, instruments and deliverables within 120 days following the Escrow Release Date.

Prior to entry into the ABL Facility, the security interests securing the notes are, pursuant to the terms of the First Lien Intercreditor Agreement, pari passu in priority to all Liens granted by the Issuer and the Note Guarantors to secure the Existing Credit Agreement and any Other First Priority Lien Obligations. After the entry into the ABL Facility, (i) the security interests in the ABL Priority Collateral securing the notes will be junior and subordinate pursuant to the terms of the ABL Intercreditor Agreement to any and all security interests at any time granted by the Issuer and the Note Guarantors to secure the ABL Obligations and (ii) the security interests in the Notes Priority Collateral securing the notes will be, pursuant to the terms of the First Priority Intercreditor Agreement, pari passu in priority to all Liens granted by the Issuer and the Note Guarantors to secure any Other First Priority Lien Obligations and, pursuant to the terms of the ABL Intercreditor Agreement, senior to any and all security interests in the Notes Collateral at any time granted by the Issuer and the Note Guarantors to secure the ABL Obligations. The security interest securing the notes will be, pursuant to the Junior Priority Intercreditor Agreements, senior in priority to any and all security interests at any time granted by the Issuer and the Note Guarantors to secure the Senior Secured Notes, the Springing Notes and/or all other existing and future Junior Lien Obligations and will also be subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Persons holding such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Collateral Agent (as defined below) to realize or foreclose on the Collateral on behalf of holders of the notes.

Subject to certain limitations and exceptions (including for Excluded Assets), if the Issuer or any Note Guarantor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations or ABL Obligations, the Issuer or Note Guarantor will concurrently grant a Lien upon such property as security for the notes with the priority required as described in “—Security for the Notes.”.

If any such property or asset (other than Excluded Assets) is acquired by the Issuer or a Note Guarantor that is not automatically subject to a perfected security interest under the Security Documents, or a Subsidiary of the Issuer becomes a Note Guarantor, then the Issuer or Note Guarantor will, as soon as practical after such property’s acquisition or such Subsidiary becomes a Note Guarantor, provide a Lien on such property (or, in the case of a new Note Guarantor, all of its assets other than Excluded Assets) in favor of the First Lien Collateral Agent as security for the notes with the priority required by the Indenture and deliver certain documentation in respect thereof as required by the Indenture and the Security Documents, in each case subject to certain exceptions. If granting a security interest in such property, including property acquired in connection with an Asset Sale involving non-cash consideration, requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the security interest in favor of the First Lien Collateral Agent for the benefit of the holders of notes. If such party does not consent to the granting of the security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the holders of the ABL Obligations, the notes and the Other First Priority Lien Obligations. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable.

The Collateral is pledged to the Administrative Agent under the senior secured credit facilities (or a successor thereto), on a first-priority basis, for the benefit of the “Secured Parties” (as defined in the security documents relating to the senior secured credit facilities) and the holders of the notes on a pari passu basis. Upon entry into the ABL Facility and termination of the existing senior secured credit facilities, the Administrative Agent may resign as First Lien Collateral Agent and, in such case, the Collateral will be assigned and/or pledged to The Bank of New York Mellon Trust Company, N.A., as First Lien Collateral Agent, for the benefit of the Trustee and the holders of the notes pari passu to all existing and future Other First Priority Lien Obligations and senior to the Senior Secured Notes, the Springing Notes and all other existing and future Junior Lien Obligations. The Obligations in respect of the notes (and any Other First Priority Lien Obligations) will constitute claims separate and apart from (and of a different class from) the Junior Lien Obligations.

Security documents. Prior to our entry into the ABL Facility, the Note Obligations are secured by a first-priority security interest in all of the Existing Collateral, on a pari passu basis with the Obligations under the existing senior secured credit facilities pursuant to an amendment and restatement of the existing security agreement and related documents that currently secure the existing senior secured credit facilities. Upon the Issuer’s and the Note Guarantors’ entry into the ABL Facility, the Issuer, the Note Guarantors, the Trustee and the First Lien Collateral Agent will enter into a new security agreement, which will provide for the security interests to secure the Note Obligations. At the same time, the Issuer and the Note Guarantors will enter into a separate security agreement with the ABL Facility Collateral Agent, which security agreement will provide for the security interests to secure the ABL Obligations. The security interests securing the notes will secure the payment and performance when due of all of the Obligations of the Issuer under the notes, the Indenture and the Security Documents, as provided in the Security Documents.

Subject to the terms of the Security Documents, the Issuer and the Note Guarantors have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

New Intercreditor Agreements

First Lien Intercreditor Agreement. Prior to our entry into the ABL Facility, the Trustee and the First Lien Collateral Agent entered into the First Lien Intercreditor Agreement with the Authorized Representative of the Existing Credit Agreement with respect to the Collateral, which may be amended from time to time without the consent of the holders of the notes to add other parties holding First Priority Lien Obligations permitted to be incurred under the Indenture, the Credit Agreement and the First Lien Intercreditor Agreement.

Prior to the entry into the ABL Facility, the First Lien Intercreditor Agreement governs the relative rights and remedies with respect to the Collateral of the lenders under the Existing Credit Agreement, the holders of the notes and holders of any Other First Priority Lien Obligations. Upon the entry into the ABL Facility and the termination of our Existing Credit Agreement, the notes will be the only First Priority Lien Obligations outstanding (unless Other First Priority Lien Obligations are incurred after the issue date and prior to such date), but the First Lien Intercreditor Agreement will remain in place to govern the relative rights and remedies with respect to the Collateral of the holder of the notes and the holders of any Other First Priority Lien Obligations incurred in the future. Such future First Priority Lien Obligations may be in the form of a senior secured credit facility, in which case the provisions in the First Lien Intercreditor Agreement with respect to the Existing Credit Agreement would then apply with respect to such future senior secured credit facilities.

Under the First Lien Intercreditor Agreement, as described below, the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Common Collateral, and the Authorized Representatives of other Series of First Priority Lien Obligations have no right to take actions with respect to the Common Collateral. The Applicable Authorized Representative is the administrative agent under the Existing Credit Agreement, and the Trustee for the holders of the notes, as Authorized Representative in respect of the notes, initially has no rights to take any action with respect to the Common Collateral under the

First Lien Intercreditor Agreement. Upon entry into the ABL Facility and the termination of the Existing Credit Agreement, the Trustee will become the Applicable Authorized Representative, however if a Designated Credit Agreement is incurred thereafter, the administrative agent under such Designated Credit Agreement will again become the Applicable Authorized Representative under the First Lien Intercreditor Agreement.

The administrative agent under any Designated Credit Agreement will remain the Applicable Authorized Representative until the earlier of (1) the Discharge of Credit Agreement Obligations and (2) the Non-Controlling Authorized Representative Enforcement Date (such date, the “Applicable Authorized Agent Date”). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Series of Additional First Priority Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Priority Lien Obligations, other than the Obligations under such Designated Credit Agreement, with respect to the Common Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 180 days (throughout which 180-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an Event of Default, as defined in the Indenture or other applicable indenture for that Series of First Priority Lien Obligations, and (b) the First Lien Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default, as defined in the Indenture or other applicable indenture for that Series of First Priority Lien Obligations, has occurred and is continuing and (ii) the First Priority Lien Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Indenture or other applicable indenture for that Series of First Priority Lien Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the administrative agent under the Designated Credit Agreement or the First Lien Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Issuer or the Guarantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative shall have the sole right to instruct the First Lien Collateral Agent to act or refrain from acting with respect to the Common Collateral, the First Lien Collateral Agent shall not follow any instructions with respect to such Common Collateral from any representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative), and no Authorized Representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative) will instruct the First Lien Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Common Collateral.

Notwithstanding the equal priority of the Liens on the Common Collateral, the First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Common Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent, Applicable Authorized Representative or Controlling Secured Party. The Trustee and each other Authorized Representative will agree that it will not accept any Lien on any Collateral for the benefit of the holders of the notes (other than funds deposited for the discharge or defeasance of the notes) or of any other series of First Priority Lien Obligations other than pursuant to the First Lien Security Documents. Each of the First Lien Secured Parties also will agree that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of the First Lien Intercreditor Agreement. The First Lien Intercreditor Agreement provides that if any Common Collateral is transferred to a third party or otherwise disposed of in connection with any enforcement by the First Lien Collateral Agent thereunder, the Liens upon such Common Collateral will be automatically released and discharged.

If an Event of Default or any event of default under any other First Priority Lien Obligations has occurred and is continuing and the First Lien Collateral Agent is taking action to enforce rights in respect of any Common Collateral, or any distribution is made with respect to any Common Collateral in any bankruptcy case of the Issuer or any Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the First Lien Collateral Agent or any other First Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First Priority Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First Priority Lien Obligations to the payment in full of the First Priority Lien Obligations on a ratable basis, after payment of all amounts owing to the First Lien Collateral Agent.

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Priority Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute, and after giving effect to any other applicable intercreditor agreements) to the security interest of any other Series of First Priority Lien Obligations (such third party, an “Intervening Creditor”), the value of any Common Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or proceeds to be distributed in respect of the Series of First Priority Lien Obligations with respect to which such Impairment exists.

None of the First Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the First Lien Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral. In addition, none of the First Lien Secured Parties may seek to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First Lien Secured Party obtains possession of any Common Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each Series of First Priority Lien Obligations, then it must hold such Common Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Common Collateral, proceeds or payment to the First Lien Collateral Agent to be distributed in accordance with the First Lien Intercreditor Agreement.

If the Issuer or any Guarantor becomes subject to any bankruptcy case, the First Lien Intercreditor Agreement provides that if the Issuer or any Guarantor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) will agree not to object to any such financing or to the Liens on the Common Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First Priority Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth in the First Lien Intercreditor Agreement), in each case so long as:

(A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case,

(B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in the First Lien Intercreditor Agreement,

(C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Priority Lien Obligations, such amount is applied pursuant to the First Lien Intercreditor Agreement, and

(D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to the First Lien Intercreditor Agreement;

provided, that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Common Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

The First Lien Secured Parties acknowledge that the First Priority Lien Obligations of any Series may, subject to the limitations set forth in the other First Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First Lien Intercreditor Agreement defining the relative rights of the First Lien Secured Parties of any Series.

ABL Intercreditor Agreement. Upon entry into the ABL Facility, the First Lien Collateral Agent, on its own behalf and on behalf of the First Priority Lien Secured Parties under the Indenture, and the ABL Facility Collateral Agent, on its own behalf and on behalf of the administrative agent and lenders under the ABL Facility (together with the First Lien Collateral Agent, the “Applicable Collateral Agents”), the Issuer and the Note Guarantors will enter into an intercreditor agreement (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) that sets forth the relative priority of the Liens securing the First Priority Lien Obligations compared to the Liens securing the ABL Obligations (collectively, all such First Priority Lien Obligations and ABL Obligations, the “Applicable Obligations”) once such ABL Obligations are incurred. Although the holders of First Priority Lien Obligations and the ABL Obligations will not be parties to the ABL Intercreditor Agreement, by their acceptance of the instruments evidencing such Obligations, each will be deemed to agree to be bound thereby. In addition, the ABL Intercreditor Agreement will provide that it may be amended from time to time to add additional secured parties with respect to Other First Priority Lien Obligations to the extent permitted to be incurred under the Indenture and the ABL Facility and to add holders of ABL Obligations arising under any ABL Facility Documents. The ABL Intercreditor Agreement allocates the benefits of any Collateral between the holders of the ABL Obligations on the one hand and the holders of the First Priority Lien Obligations on the other hand.

The ABL Intercreditor Agreement will provide, among other things:

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Lien Priority. Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing any ABL Obligations (the “ABL Liens”), the Liens securing any First Priority Lien

Obligations (the “First Priority Liens”), or the enforceability of any such Liens or Obligations, (1) the ABL Liens on the ABL Priority Collateral will rank senior to any First Priority Liens on the ABL Priority Collateral, and (2) the First Priority Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral.

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Prohibition on Contesting Liens and Obligations. No Applicable Collateral Agent or holder of any Applicable Obligation may contest or support any other person in contesting the validity or enforceability of the Liens of any other Applicable Collateral Agent or holder of any other class of Applicable Obligations.

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Exercise of Remedies and Release of Liens with respect to the ABL Priority Collateral. Prior to the Discharge of the ABL Obligations, the ABL Facility Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of any First Lien Collateral Agent to take limited protective measures with respect to the First Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Facility Collateral Agent, which results in the release of the Liens by such ABL Facility Collateral Agent on such item of ABL Priority Collateral, the Liens of each other class of Applicable Obligations on such item of ABL Priority Collateral will be automatically released.

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Exercise of Remedies and Release of Liens with respect to the Notes Priority Collateral. Prior to the Discharge of the First Priority Lien Obligations, the First Lien Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Facility Collateral Agent to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon any sale of any Notes Priority Collateral in connection with any enforcement action consented to by the First Lien Collateral Agent, which results in the release of the Liens by such First Lien Collateral Agent on such item of Notes Priority Collateral, the Liens of each other class of Applicable Obligations on such item of Notes Priority Collateral will be automatically released.

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Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral, including in respect of any Insolvency or Liquidation Proceeding, (x)(1) all proceeds of ABL Priority Collateral will first be applied to the repayment of all ABL Obligations, before being applied to any First Priority Lien Obligations; and (2) after the Discharge of ABL Obligations, if any First Priority Lien Obligations remain outstanding, all proceeds of ABL Priority Collateral will be applied to the repayment of any outstanding First Priority Lien Obligations in accordance with the terms of the First Priority Intercreditor Agreement; and (y)(1) all proceeds of Notes Priority Collateral shall be applied to First Priority Lien Obligations in accordance with the terms of the First Priority Intercreditor Agreement, before being applied to any ABL Obligations; (2) after the Discharge of First Priority Lien Obligations, if any ABL Obligations remain outstanding, all proceeds of Notes Priority Collateral will be applied to the repayment of any outstanding ABL Obligations. If any holder of any Applicable Obligations or if any Applicable Collateral Agent receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Collateral Agent entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

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Amendment and Refinancings. The ABL Obligations and the First Priority Lien Obligations may be amended or refinanced subject to continuing rights of the holders of such refinancing Indebtedness under the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreements.

•	Intercreditor Agent. The ABL Intercreditor Agreement will provide for the appointment of an intercreditor agent (the “Intercreditor Agent”) who will enter into a joinder to the existing Junior Lien

Intercreditor Agreements. With respect to any Collateral, the Intercreditor Agent will take direction from the Applicable Collateral Agent that is at the time entitled to exercise rights and enforce remedies with respect to such Collateral under the ABL Intercreditor Agreement.

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First Lien Intercreditor Applicable Agent. The First Lien Intercreditor Agreement will provide for the appointment of an Applicable Authorized Agent that will have the right to direct the First Lien Collateral Agent under the ABL Intercreditor Agreement and, with respect to any Notes Priority Collateral, the First Lien Collateral Agent will take direction from the Applicable Authorized Agent that is at the time entitled to exercise rights and enforce remedies with respect to such Collateral under the First Lien Intercreditor Agreement.

In addition, the ABL Intercreditor Agreement will provide that if the Company or any of its subsidiaries is subject to a case under the Bankruptcy Code or any other bankruptcy law:

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(x) if the ABL Facility Collateral Agent desires to permit the use of cash collateral or to permit the Issuer or any Note Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law (“DIP Financing”) secured by a lien on ABL Priority Collateral, then each First Lien Secured Party agrees not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the ABL Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Liens in such ABL Priority Collateral securing the ABL Obligations; and (y) if the First Lien Collateral Agent desires to permit the Issuer or any Note Guarantor to obtain any DIP Financing secured by a Lien on Notes Priority Collateral, then the ABL Facility Collateral Agent and the holders of ABL Obligations agree not to object to such DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on Notes Priority Collateral securing the First Priority Lien Obligations are subordinated or pari passu with respect to such DIP Financing, will subordinate its Liens in the Notes Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the First Priority Liens in the Notes Priority Collateral;

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(x) in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Lien Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Obligations made by the ABL Facility Collateral Agent or any holder of such ABL Obligations (ii) any lawful exercise by any holder of ABL Obligations of the right to credit bid ABL Obligations in any sale in foreclosure of ABL Priority Collateral; and (iii) any other request for judicial relief made in any court by any holder of ABL Obligations relating to the lawful enforcement of any Lien on the ABL Priority Collateral; and (y) in the case of Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the First Lien Collateral Agent or any holder of such First Priority Lien Obligations; (ii) any lawful exercise by any holder of First Priority Lien Obligations of the right to credit bid First Priority Lien Obligations in any sale in foreclosure of Notes Priority Collateral; and (iii) any other request for judicial relief made in any court by any holder of First Priority Lien Obligations relating to the lawful enforcement of any Lien on the Notes Priority Collateral;

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(x) in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Lien Obligations will not object to (and will not otherwise contest) any order relating to a sale of ABL Priority Collateral of any Issuer or Note Guarantor for which the ABL Facility Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the ABL Liens and the First Priority Liens will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the ABL Intercreditor Agreement; and (y) in the case of Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not object to (and will not otherwise contest) any order relating to a sale of Notes Priority Collateral of any Issuer or Note Guarantor for which the First Lien Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the ABL Liens and the First Priority Liens will attach to the proceeds of the sale on the same basis of priority as such Liens attached to the assets being sold, in accordance with the ABL Intercreditor Agreement;

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(x) in the case of ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Lien Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the ABL Facility Collateral Agent; and (y) in the case of Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the First Lien Collateral Agent;

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In respect of the ABL Priority Collateral, the First Lien Collateral Agent and the holders of First Priority Lien Obligations will not contest (or support any other person contesting) (a) any request by the ABL Facility Collateral Agent or the holders of ABL Obligations for adequate protection or (b) any objection by the ABL Facility Collateral Agent or the holders of ABL Obligations to any motion, relief, action or proceeding based on the ABL Facility Collateral Agent or the holders of ABL Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of ABL Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the First Lien Collateral Agent may seek or request adequate protection in the form of a Lien on such additional collateral, so long as, with respect to ABL Priority Collateral, such Lien is subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other First Priority Liens on ABL Priority Collateral securing First Priority Lien Obligations are subordinated to the Liens on ABL Priority Collateral securing the ABL Obligations under the ABL Intercreditor Agreement and (ii) in the event the First Lien Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the First Lien Collateral Agent and the holders of First Priority Lien Obligations agree that the holders of the ABL Obligations shall also be granted a Lien on such additional collateral as security for the applicable ABL Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes ABL Priority Collateral securing the First Priority Lien Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on ABL Priority Collateral granted to the holders of ABL Obligations as adequate protection on the same basis as the First Priority Liens are subordinated to the Liens securing the ABL Obligations under the ABL Intercreditor Agreement;

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(x) neither the First Lien Collateral Agent nor any other First Priority Lien Secured Party shall oppose or seek to challenge any claim by the ABL Facility Collateral Agent or any holder of ABL Obligations for allowance of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Liens on the ABL Priority Collateral, without regard to the existence of the First Priority Liens on the ABL Priority Collateral; and (y) neither the ABL Facility Collateral Agent nor any holder of ABL Obligations shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any other First Priority Lien Secured Party for allowance of First-Priority Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens on the Notes Priority Collateral, without regard to the existence of the ABL Liens on the Notes Priority Collateral;

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In respect of the Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not contest (or support any other person contesting) (a) any request by the First Lien

Collateral Agent and the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Collateral Agent and the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on the First Lien Collateral Agent and the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the ABL Facility Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to Notes Priority Collateral, such Lien is subordinated to the Liens on Notes Priority Collateral securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other ABL Liens on Notes Priority Collateral are subordinated to the First Priority Liens on Notes Priority Collateral under the ABL Intercreditor Agreement and (ii) in the event the ABL Facility Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the ABL Facility Collateral Agent and the holders of ABL Obligations agree that the holders of the First Priority Lien Obligations shall also be granted a Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes Notes Priority Collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on Notes Priority Collateral granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other ABL Liens on Notes Priority Collateral are subordinated to the First Priority Liens on Notes Priority Collateral under the ABL Intercreditor Agreement; and

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(x) until the Discharge of ABL Obligations has occurred, the First Lien Collateral Agent, on behalf of itself and the holders of First Priority Lien Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the ABL Liens on ABL Priority Collateral for costs or expenses of preserving or disposing of any Collateral; and (y) until the Discharge of First Priority Lien Obligations has occurred, the ABL Facility Collateral Agent, on behalf of itself and the holders of ABL Obligations, will not assert or enforce any claim under Section 506(c) of the United States bankruptcy Code senior to or on a parity with the First Priority Liens on Notes Priority Collateral for costs or expenses of preserving or disposing of any Collateral.

The ABL Intercreditor Agreement will also provide for customary access and use of the Notes Priority Collateral for purposes of exercising remedies with respect to the ABL Priority Collateral, and that the ABL Obligations and the First Priority Lien Obligations shall be deemed separate classes of secured obligations.

Notwithstanding the foregoing, if the ABL Facility provides that the ABL Obligations will not be secured by a second priority security interest in the Notes Priority Collateral, we may, at our option, modify the collateral and intercreditor arrangements described above accordingly.

Junior Priority Agreements

The First Lien Collateral Agent is party to the Junior Priority Intercreditor Agreements, which establish the terms of the relationship between (1) in the case of the 1.5 Lien Intercreditor Agreement, (i) parties holding the ABL Obligations, the First Priority Lien Obligations, and the Notes Obligations, on the one hand, and (ii) parties holding the Senior Secured Notes and other Obligations secured by Liens on the Collateral ranking equally with the Liens securing the Senior Secured Notes, on the other hand, and (2) in the case of the Second Lien Intercreditor Agreement, parties holding ABL Obligations, First Priority Lien Obligations, the Notes Obligations and the Senior Secured Notes, on the one hand, and (ii) parties holding the Old Secured Lien Notes, the Springing Notes and other Junior Lien Obligations, on the other hand, and each of which may be amended from time to time to add other parties holding, or representing holders of, ABL Obligations, Other First Priority Lien Obligations, or Junior Lien Obligations permitted to be incurred under the Indenture. The Existing Representative under each of the Junior Priority Intercreditor Agreements is the administrative agent under the Issuer’s senior secured credit facilities. Pursuant to the terms of the Junior Priority Intercreditor Agreements, at any time at which ABL Obligations, First Priority Lien Obligations, notes or Other First Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Existing First Priority Representative will determine the time and method by which the security interests in the Collateral will be enforced. The Junior Priority Collateral Agents will not be permitted to enforce the security interests even if any Event of Default under the Senior Secured Notes Indenture or the Springing Notes Indenture or the documentation governing any other Junior Lien Obligations has occurred and the Senior Secured Notes, the Springing Notes or any other Junior Lien Obligations have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the Senior Secured Notes, the Springing Notes or any such Junior Lien Obligations or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the Liens. Only after the time at which all First Priority Lien Obligations, notes and Other First Priority Lien Obligations have been discharged in full, the Junior Priority Collateral Agent in accordance with the provisions of the Senior Secured Notes Indenture and the Junior Priority Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Junior Priority Security Documents for the ratable benefit of the holders of the Junior Lien Obligations. In the event of a conflict between the terms of the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements relating to the relative priorities, rights or obligations of the parties holding the First Priority Lien Obligations, the holders of the notes (and Other First Priority Lien Obligations), ABL Obligations, the holders of the Senior Secured Notes, the Springing Notes and all other existing Junior Lien Obligations, as applicable, the terms of the Junior Priority Intercreditor Agreements shall govern.

In addition, the Junior Priority Intercreditor Agreements provide that, so long as there are First Priority Lien Obligations, the notes or Other First Lien Priority Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First Priority Lien Obligations, notes or Other Pari Passu Obligations may direct the Existing First Priority Representative to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the the Springing Notes or other Junior Lien Obligations, (2) the Issuer and the Notes Guarantors may require the Junior Priority Collateral Agent to agree to modify the Junior Priority Security Documents or the Junior Priority Intercreditor Agreements, without the consent of the Junior Priority Collateral Agent and the holders of the Springing Notes or other Junior Lien Obligations, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture and (3) the holders of First Priority Lien Obligations, notes or Other First Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the Springing Notes or other Junior Lien Obligations, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Springing Notes or other Junior Lien Obligations, and not the other secured creditors in a like or similar manner.

Release of collateral

The Issuer and the Note Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the notes and the Note Guarantees under any one or more of the following circumstances and as provided in the New Intercreditor Agreements as described above:

(1) to enable the Issuer and Note Guarantors to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(2) in respect of the property and assets of a Note Guarantor, upon the designation of such Note Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(3) in respect of the property and assets of a Note Guarantor, upon the release or discharge of the Note Guarantee of such Note Guarantor in accordance with the Indenture;

(4) after the Issuer’s entry into an ABL Facility, in respect of any property and assets of the Issuer or a Note Guarantor that would constitute ABL Priority Collateral but is at such time not subject to a Lien securing ABL Obligations, other than any assets or property that cease to be subject to a Lien securing ABL Obligations in connection with a release or discharge by or as a result of payment in full and termination of the ABL Facility; provided that if such property and assets are subsequently subject to a Lien securing ABL Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder;

(5) in respect of any property and assets of the Issuer or a Note Guarantor that would constitute Collateral but is at such time not subject to a Lien securing First Priority Lien Obligations under a senior secured credit facility that constitutes the Designated Credit Agreement (to the extent there is such a facility at such time), other than any property or assets that cease to be subject to a Lien securing First Priority Lien Obligations in connection with a release or discharge by or as a result of payment in full and termination of such Designated Credit Agreement; provided that if such property and assets are subsequently subject to a Lien securing First Priority Lien Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder;

(6) in the case of a Note Guarantor making a Transfer to any Restricted Subsidiary; provided that such Transfer is permitted by clause (y) of the last paragraph under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;” and

(7) as described under “—Amendments and Waivers” below.

The security interests in all Collateral securing the notes and the Note Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, the Issuer and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Issuer and the Note Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Trustee, the First Lien Collateral Agent or the ABL Collateral Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, cancelling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “Repurchase at the Option of Holders—Asset Sales”;

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in the Issuer’s business.

Note Guarantees

Prior to the Escrow Release Date, the notes were guaranteed by MPM TopCo LLC. Upon the MPM Assumption, the Guarantee by MPM TopCo LLC was automatically release. On and following the Escrow Release Date, each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries (unless such Subsidiary is a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary) and that Incur or guarantee Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee, on a senior basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations of the Issuer under the Indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such Obligations guaranteed by the Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees. Such Note Guarantors guarantee the Issuer’s existing senior secured credit facilities, on a senior secured basis, the Senior Secured Notes on a senior secured basis, the Springing Notes on a senior secured basis and the Old Subordinated Notes on a senior subordinated unsecured basis.

As of and for the year ended December 31, 2011, and as of and for the nine months ended September 30, 2012, the Issuer and the Note Guarantors collectively represented 31.4% and 30.0% of our consolidated assets and 32.1% and 32.0% of our consolidated net sales, respectively, in each case after intercompany eliminations. For condensed consolidated financial information with respect to the Note Guarantors, see Note 16 to the Issuer’s audited condensed consolidated financial statements and Note 12 to the Issuer’s unaudited condensed consolidated financial statements contained elsewhere herein.

Each Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to an Investment in the Notes—Fraudulent conveyance laws and other limitations on the enforceability of the notes or the Note Guarantees may adversely affect the validity and enforceability of the notes or Note Guarantees.”

After the Escrow Release Date, the Issuer caused each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of the Note Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on a senior basis, consistent with the provisions described above under “—Security for the Notes.” See “—Certain Covenants—Future Note Guarantors.”

Each Note Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2) be binding upon each such Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor under the Indenture and the notes will be automatically released upon:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,

(b) the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary under the Indenture in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of the Indebtedness or the repayment of the Indebtedness, in each case, which resulted in the obligation to guarantee the notes, and

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2) in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the ABL Facility or a Credit Agreement and any other Indebtedness of the Issuer or any Note Guarantor.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the ABL Facility or First Priority Lien Obligations or other exercise of remedies in respect thereof.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future.

Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events that would constitute a Change of Control would constitute a default under the Issuer’s existing senior secured credit facilities. The ABL Facility will and Future Bank Indebtedness of the Issuer may contain prohibitions on certain events that would constitute a Change of Control or require such ABL Facility or Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to an Investment in the Notes—The Company may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. Following the first day (the “Suspension Date”) that (i) the notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, beginning on that day, the covenants specifically listed under the following captions in this “Description of the Notes” section will no longer be applicable to the notes:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(2) “—Limitation on Restricted Payments;”

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(4) “—Asset Sales;”

(5) “—Transactions with Affiliates;”

(6) “—Future Note Guarantors;” and

(7) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,”

(collectively, the “Suspended Covenants”). If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection. In addition, in such event, the Issuer may also elect to release any or all of the Collateral from the Liens securing the notes and the Note Guarantees.

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above, and any Collateral that was released from Liens securing the notes and Note Guarantees as a result of the suspension of covenants, as well as any Collateral acquired since the Suspension Date, will be restored and pledged to secure the notes and the Note Guarantees, as applicable. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” For purposes of the covenant described under “—Future Note Guarantors,” all Indebtedness Incurred during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Limitation on Restricted Payments” and the items specified in clauses (1) through (6) of the definition of “Cumulative Credit” will increase the amount available to be made as Restricted Payments under the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Asset Sales,” on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture provides that:

(1) the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of the Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred

Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or the Restricted Subsidiaries of Indebtedness (including under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) and Indebtedness represented by the notes and the Note Guarantees) up to an aggregate principal amount of:

(i) the sum of (1) $300 million and (2) in the case of Indebtedness under an ABL Facility, the amount by which the Borrowing Base (calculated on a pro forma basis) exceeds $300 million at the time of incurrence; plus

(ii) the sum of (x) $1,200 million and (y) an aggregate additional principal amount of Consolidated Total Indebtedness constituting First Priority Lien Obligations that does not cause the Consolidated Secured Debt Ratio of the Issuer to exceed 3.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) [Reserved];

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b)), including the Existing Notes and the guarantees thereof;

(d) (1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of the Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and (2) Acquired Indebtedness in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $150,000,000 and 5.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $150,000,000 and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Issuer or any of the Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any

Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o) and/or (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the maturity date of any notes then outstanding were instead due on such date one year following the maturity date of such notes;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or defeased or (y) 91 days following the maturity date of the notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided, further, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of (A) the notes and (B) any Indebtedness constituting First Priority Lien Obligations.

(o) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of the Restricted Subsidiaries or merged or amalgamated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition, merger or amalgamation;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries), as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(t) Indebtedness of Foreign Subsidiaries for working capital purposes or any other purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) other than for working capital purposes (up to an aggregate principal amount outstanding not to exceed $100,000,000), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $150,000,000 and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (t) shall cease to be deemed Incurred or outstanding for purposes of this clause (t) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant, and the other provisions of the Indenture, without reliance upon this clause (t));

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $7,500,000; and

(w) Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent permitted under clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (w) above or pursuant to the first paragraph of this covenant but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Any Indebtedness Incurred under an ABL Facility pursuant to clause (a) of the second paragraph of this covenant shall be deemed for purposes of this covenant to have been Incurred on the date such Indebtedness was first Incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any credit facility that provides that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of the Note Guarantors (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (a) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (b) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph), but excluding all other Restricted Payments permitted by the next succeeding paragraph, is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from July 1, 2012, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below). Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified

Stock) or any direct or indirect parent of the Issuer (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary, in each case subsequent to the Issue Date, from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any of the Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than, in each case, to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case subsequent to the Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property, other than cash, covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer, and

(1) in the case of property with a Fair Market Value in excess of $15,000,000, shall be set forth in an Officer’s Certificate,

(2) in the case of property with a Fair Market Value in excess of $25,000,000, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer, or

(3) in the case of property with a Fair Market Value in excess of $50,000,000, shall be set forth in writing by an Independent Financial Advisor.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor that is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(b) such Indebtedness is subordinated to the notes or the related Note Guarantees, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any notes then outstanding were instead due on such date one year following the maturity date of such notes;

(4) a Restricted Payment to pay for the redemption, repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “—Limitation on Restricted Payments”); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of the Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7), that are at the time outstanding, not to exceed the greater of $40,000,000 and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50,000,000 and 1.0% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12) (a) with respect to each tax year or portion thereof that any direct or indirect parent of the Issuer qualifies as a Flow Through Entity, the distribution by the Issuer to the holders of Capital Stock of such direct or indirect parent of the Issuer of an amount equal to the product of (i) the amount of aggregate net taxable income of the Issuer allocated to the holders of Capital Stock of the Issuer for such period and (ii) the Presumed Tax Rate for such period; and (b) with respect to any tax year or portion thereof that any direct or indirect parent of the Issuer does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Issuer that files a consolidated U.S. federal tax return that includes the Issuer and its subsidiaries in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Issuer and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of any Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of the Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c) in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses related to any equity or debt offering of such parent;

(14) Restricted Payments used to fund the Transactions or in respect of amounts owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales;” provided that all notes tendered by holders of the notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19) any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof); and

(20) cash dividends or other distributions in respect of the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer in order to, fund the payment of expenses of the type and in the amount described in clauses (3) and (5) of the second paragraph under the caption “—Transactions with Affiliates” to the extent that such amounts are not paid directly by the Issuer or any its Subsidiaries.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (6), (7), (10) or (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries, other than Momentive Performance Materials (Nantong) Co., Ltd. and MPM AR LLC. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents and the Existing Notes and the guarantees thereof and the indentures relating thereto;

(2) the Indenture, the notes (and any exchange notes and guarantees thereof), the Security Documents, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations and Capitalized Lease Obligations, in each case for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock (i) of the Issuer or any Restricted Subsidiary of the Issuer (x) that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) in the case of a Restricted Subsidiary that is not a Note Guarantor, an Officer reasonably determines in good faith that any such encumbrance or restriction will not materially adversely affect the Issuer’s ability to make anticipated principal or interest payments on the notes or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $70,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option to any one or more of the following:

(1) (a) to repay (i) any First Priority Lien Obligations (but not, for the avoidance of doubt, ABL Obligations secured by junior liens on the Notes Priority Collateral) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, and, if the Issuer shall so reduce First Priority Lien Obligations, the Issuer will equally and ratably reduce Obligations under the notes in any manner set forth in clause (iv) below, (ii) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, (iii) the notes or (iv) Pari Passu Indebtedness other than First Priority Lien Obligations so long as the Net Proceeds are with respect to assets not constituting Collateral (provided that if the Issuer or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness pursuant to this clause (iv), the Issuer will equally and ratably reduce Obligations under the notes as provided under “Optional Redemption”, through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes, or (b) to repay ABL Obligations (which repayment need not be permanent), to the extent the Net Proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of the Capital Stock of a Person);

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer or, if such Person is a Restricted Subsidiary of the Issuer, in an increase in the percentage ownership of such Person by the Issuer or any Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business; or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer or, if such Person is a Restricted Subsidiary of the Issuer, in an increase in the percentage ownership of such Person by the Issuer or any Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary may satisfy its obligation as to any Net Proceeds by entering into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20,000,000, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such First Priority Lien Obligations or other Pari Passu Indebtedness, as applicable), that is at least $2,000 and an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Priority Lien Obligations or Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such First Priority Lien

Obligations or Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20,000,000 by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such First Priority Lien Obligations or Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more notes (and First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of notes (and First Priority Lien Obligations or Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $2,000 or less shall be purchased in part. Selection of such First Priority Lien Obligations or Pari Passu Indebtedness will be made pursuant to the terms of such Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

The Credit Agreement provides that certain asset sale events with respect to the Issuer would constitute a default under the Credit Agreement. Any future credit agreements or similar agreements to which the Issuer becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Agreement, to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under the Issuer’s other Indebtedness.

Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7,500,000, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unaffiliated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash. Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (a) $6,000,000 and (b) 2.0% of EBITDA of the Issuer and the Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (3)(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5) payments by the Issuer or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the Offering Circular (including the documents incorporated therein by reference) or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to directors, officers, employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries under the terms of, any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(9) the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under the terms of the Acquisition Documents, any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any agreement described in the Offering Circular (including the documents incorporated therein by reference), and, in each case, any amendment thereto or similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or any such new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, the 2009 Transactions, the 2010 Transactions and the Acquisition Transactions, including fees to the Sponsors, which are described in the Offering Circular (including the documents incorporated therein by reference) or contemplated by the Acquisition Documents;

(11) (a) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on restricted payments;”

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;”

(18) transactions between the Issuer or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business; and

(21) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens. The Indenture provides that the Issuer will not, and will not permit any Note Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of the Issuer or any Note Guarantor, other than Liens on Collateral securing Indebtedness that are junior in priority to the Liens on such property or assets securing the notes pursuant to the terms of the Junior Priority Intercreditor Agreements or an intercreditor agreement not materially less favorable to the holders of the notes than the Junior Priority Intercreditor Agreements.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens”, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Reports and Other Information. The Indenture provides that, notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, including by posting such reports on the primary website of the Issuer or its subsidiaries, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b) any direct or indirect parent of the Issuer becomes a guarantor of the notes,

the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Note Guarantors, if any, and the other Subsidiaries on a standalone basis, on the other hand.

In addition, the Issuer shall, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15 (d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Future Note Guarantors. The Indenture provides that after the Escrow Release Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a (x) Receivables Subsidiary or (y) a Subsidiary of a Foreign Subsidiary) that guarantees any Indebtedness of the Issuer or any of the Note Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) The Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the notes is a corporation;

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction); either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) subject to the restrictions on Note Guarantors described in the following paragraph, any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Note Guarantor, each Note Guarantor will not, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture and such Note Guarantor’s applicable Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales;” and

(2) the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture and such Note Guarantor’s applicable Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and such Note Guarantor’s applicable Note Guarantee.

Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of Total Assets as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date.

Defaults

An Event of Default will be defined in the Indenture as:

(1) a default in any payment of interest (including any additional interest) on any note when due, continued for 30 days;

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) the failure by the Issuer to comply with its obligations under the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above;

(4) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the notes or the Indenture;

(5) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35,000,000 or its foreign currency equivalent (the “cross-acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”);

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35,000,000 or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”);

(8) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee and such Default continues for 10 days;

(9) unless such Liens have been released in accordance with the provisions of the Security Documents, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements and the Indenture, the Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions;

(10) the failure by the Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (9), the “security default provisions”); or

(11) the failure by the Issuer to pay or cause to be paid the Escrow Redemption Price on the Escrow Redemption Date, if any.

Each of the foregoing will constitute an Event of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) or (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above with respect to the notes, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the applicable noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions and the provisions of the New Intercreditor Agreements and the Indenture, the Security Documents, the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements and the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (which consents may be obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (which consents may be obtained in connection with a tender offer or exchange for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above;

(5) make any note payable in money other than that stated in such note;

(6) expressly subordinate the notes or any Note Guarantees to any other Indebtedness of the Issuer or any Note Guarantor;

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions; or

(9) except as expressly permitted by the Indenture, modify any Note Guarantee in any manner adverse in any material respect to the holders.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding (which consents may be obtained in connection with a tender offer or exchange for the notes), no amendment or waiver may (i) release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the notes, subject to the terms of the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements or (ii) make any change in the provisions in the New Intercreditor Agreements, the Junior Priority Intercreditor Agreements or the Indenture or any material change in the provisions in the Security Documents, in each case dealing with the application of proceeds of Collateral upon the exercise of remedies with respect to such Collateral that would adversely affect the holders of the notes.

Without the consent of any holder, the Issuer and the Trustee may amend the Indenture, any Security Document, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements to cure any ambiguity, omission, defect, mistake or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the Indenture and the notes, to provide for the assumption by a Successor Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(b) of the Code), to add a Note Guarantee with respect to the notes, to secure the notes, to add additional assets as Collateral, to release Collateral as permitted by the Indenture, the Security Documents, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements, to add additional secured creditors holding ABL Obligations, Other First Priority Lien Obligations, Junior Lien Obligations or additional First Priority Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to amend, modify or enter into any such agreements in connection with the Transactions (including with respect to entry into the ABL Facility after the Issue Date), to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture, the New Intercreditor Agreements or the Junior Priority Intercreditor Agreements or to make certain changes to the Indenture to provide for the issuance of Additional Notes. In addition, the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to ABL Obligations or First Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No affiliate, director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuer or any Note Guarantor under the notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in Indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, cash in U.S. dollars, U.S. dollar-denominated Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of such notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the security default provisions described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its applicable Note Guarantee and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an

Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “—Defaults” or because of the failure of the Issuer to comply with clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option with respect to the notes, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee, U.S. dollar-denominated Government Obligations or a combination thereof, for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the notes not theretofore delivered to the Trustee for cancellation have become due and payable.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee and may be the First Priority Collateral Agent under the Indenture and the Security Documents, respectively, and has been appointed by the Issuer as Registrar and a paying agent.

Governing Law

The Indenture, the notes and the New Intercreditor Agreements and the Junior Priority Intercreditor Agreements provide that they are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“2009 Transactions” means the exchange of the Old Second Lien Notes for certain Old Senior Notes and Old Subordinated Notes pursuant to the offering memorandum pursuant to which the Old Second Lien Notes were issued and the transactions contemplated thereby.

“2010 Offering Memorandum” means the offering memorandum pursuant to which the Springing Notes were issued.

“2010 Transactions” refers collectively to (1) the offering of Springing Notes, (2) the Cash Tender Offers described under the heading “Summary” in the 2010 Offering Memorandum, (3) the discharge or the redemption of Old Senior Notes in connection with the 2010 Transactions, (4) the Apollo Notes Exchange described under the heading “Summary” in the 2010 Offering Memorandum and (5) the use of the proceeds of this offering as described in further detail under the heading “Use of proceeds” in the 2010 Offering Memorandum.

“ABL Facility” means (i) the asset-based revolving credit agreement designated by the Issuer as the “ABL Facility” to be entered into subsequent to the Issue Date, among the Issuer and each subsidiary of the Issuer party thereto, the lenders and agents party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “ABL Facility,” one or more asset-based (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuer and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Collateral Agent” means the “Collateral Agent” (or similar entity) under the ABL Facility Documents and any successor thereto in such capacity.

“ABL Facility Documents” means the agreements and other instruments governing the ABL Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the ABL Facility or relating to ABL Obligations).

“ABL Intercreditor Agreement” means (i) the intercreditor agreement entered into in connection with the incurrence of the ABL Facility among the Issuer, the Note Guarantors, the ABL Collateral Agent and the First Lien Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture or (ii) any replacement thereof that contains terms not materially less favorable to the holders of the notes than the intercreditor agreement referred to in clause (i).

“ABL Liens” has the meaning ascribed to such term under “—Security for the Notes—New Intercreditor Agreements—ABL Intercreditor Agreement.”

“ABL Obligations” means the Obligations of the borrowers and other obligors (including the Issuer and the Note Guarantors) under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof, which Obligations, in the case of Indebtedness, are secured by Liens on the Collateral ranking equal to the Liens securing the notes and the Note Guarantees or by Liens ranking senior to the notes and the Note Guarantees on the ABL Priority Collateral and junior to the notes and the Note Guarantees on the Notes Priority Collateral, as permitted by clause (8) of Permitted Liens.

“ABL Obligors” means the Issuer and each subsidiary of the Issuer that is a borrower under or a guarantor of the ABL Obligations under an ABL Facility.

“ABL Priority Collateral” has the meaning ascribed to such term under “—Security for the Notes.”

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Documents” means the Purchase Agreement and any other document entered into in connection with the Acquisition Transactions, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the Acquisition Documents as in effect on the Issue Date).

“Acquisition Transactions” means the transactions described under “The Acquisition” in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

“Additional First Priority Lien Secured Party” means the holders of any Other First Priority Lien Obligations that are Incurred after the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the administrative agent under the Designated Credit Agreement and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Collateral Agent” has the meaning ascribed to such term under “—Security for the Notes—New Intercreditor Agreements—ABL Intercreditor Agreement.”

“Applicable Obligations” has the meaning ascribed to such term under “—Security for the Notes—New Intercreditor Agreements—ABL Intercreditor Agreement.”

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such note, at October 15, 2015 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through October 15, 2015 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions);

in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(d) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $12,500,000;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure on assets of the Issuer or any of the Restricted Subsidiaries;

(h) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any disposition of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) any swap of assets, or any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as determined in good faith by the Issuer; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales;”

(n) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(p) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(q) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements, (iii) the reservation or presale of production capacity of the Issuer or any of its Restricted Subsidiaries by one or more third parties;

(r) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(t) the sale of any intellectual property and other assets primarily related to the production of gallium nitride, including any interests in joint ventures relating thereto;

(u) dispositions in connection with Permitted Liens; and

(v) any Sale/Leaseback Transaction pursuant to which the Issuer or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15,000,000.

“Authorized Representative” means (i) in the case of the notes, the Trustee, (ii) in the case of the Existing Credit Agreement, the administrative agent under the Existing Credit Agreement, and (iii) in the case of any Series of Other First Priority Lien Obligation that become subject to the First Priority Intercreditor Agreement, the authorized representative (and any successor thereto) named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” shall mean, as of any date, the sum of (w) 85% of the book value of the inventory of the Issuer and the ABL Obligors as of the end of the most recent fiscal quarter preceding such date, (x) 90% of the book value of the accounts receivable of the Issuer and the ABL Obligors as of the end of the most recent fiscal quarter preceding such date, (y) to the extent machinery and equipment is an element of the Borrowing Base under an ABL Facility, up to 90% of the book value of the machinery and equipment of the ABL Obligors (that are foreign subsidiaries of the Issuer) as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the Unrestricted Cash of the Issuer and the ABL Obligors as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with GAAP (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Trustee’s principal office is located.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government, Australia, Great Britain, Canada, Netherlands or any other country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $250,000,000 and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (9) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any of the Security Documents.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and the Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, (i) severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration costs, (ii) expenses or charges in connection with the Acquisition Transactions related to curtailments or modifications to pension or other post-employment benefit plans and (iii) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful);

(2) any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Acquisition Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any impairment charges or asset write-offs and amortization of intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Acquisition Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of the Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established or adjusted, in each case as a result of the Acquisition Transactions within 12 months after the Issue Date, and that are so required to be established or adjusted in accordance with GAAP, and changes in accruals and reserves as a result of the adoption or modification of accounting policies in connection with the Acquisition Transactions, shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and the Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(17) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and the Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that constitutes ABL Obligations or First Priority Lien Obligations to (b) the aggregate amount of EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (8)(B) of the definition of “Permitted Liens,” the Issuer or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of the Issuer, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, minus (3) the lesser of (x) $150.0 million and (y) the aggregate amount of all Unrestricted Cash on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Credit Agreement” means, collectively, (i) the amended and restated credit agreement, dated as of February 10, 2011, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional issuers or guarantors thereunder, among the Issuer, Momentive Performance Materials Holdings Inc., a Delaware corporation and a parent company of the Issuer, Momentive Performance Materials GmbH, an indirect wholly owned subsidiary of the Issuer organized under the laws of Germany that consummated a portion of the Acquisition Transactions and Momentive Performance Materials USA Inc., a Delaware corporation and a direct wholly owned subsidiary of the Issuer, as borrowers, and the guarantors named therein, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, and (ii) whether or not the agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any “Credit Agreement,” any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Credit Agreement” means, initially, the Existing Credit Agreement and, from and after the termination of the Existing Credit Agreement, if the Issuer incurs any Credit Agreement hereunder, the Credit Agreement designated by the Issuer to be the Designated Credit Agreement hereunder. For the avoidance of doubt, an ABL Facility may not be a Designated Credit Agreement

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement or the Junior Lien Intercreditor Agreements with respect to the reinstatement or continuation of any ABL Obligations under certain circumstances, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all ABL Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the ABL Facility, delivery of cash collateral or backstop letters of credit in respect thereof in a manner reasonably satisfactory to the ABL Facility Collateral Agent and issuing lenders under the ABL Facility, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the ABL Facility (as defined therein); provided that the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of a replacement asset backed credit facility (unless in connection with such replacement all of the ABL Obligations are repaid in full in cash (and the other conditions set forth in this definition prior to the proviso are satisfied) with the proceeds of a Qualified Receivables Financing, in which case a Discharge of ABL Obligations shall be deemed to have occurred). In the event the ABL Obligations are modified and the ABL Obligations are paid over time or otherwise modified, in each case pursuant to Section 1129 of the Bankruptcy Code, the ABL Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Discharge of Credit Agreement Obligations” means, with respect to any Common Collateral, the date on which the Obligations under the Designated Credit Agreement are no longer secured by such Common Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a refinancing of such Credit Agreement Obligations or an incurrence of future Credit Agreement Obligations with additional First Priority Lien Obligations secured by such Common Collateral under an agreement relating to Other First Priority Lien Obligations which has been designated in writing by the Issuer to the First Lien Collateral Agent and each other Authorized Representative as the Designated Credit Agreement for purposes of the First Lien Intercreditor Agreement.

“Discharge of First Priority Lien Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement or the Junior Lien Intercreditor Agreement with respect to the reinstatement or continuation of any First Priority Lien Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First Priority Lien Obligations and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First Priority Lien Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the First Priority Lien Secured Parties under such document evidencing such Obligation; provided that the Discharge of

First Priority Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified, in each case pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; provided, however, such amount will be included in EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, severance, systems establishment costs and excess pension charges); plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period an amount determined in accordance with clause (3) of the covenant described under “—Certain Covenants—Transactions with Affiliates;” plus

(6) impairment charges, including the write down of Investments; plus

(7) non-operating expenses; plus

(8) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income;

less, without duplication,

(9) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period, including the amortization of employee benefit plan prior service costs); minus

(10) non-operating income.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Escrow Account” means a segregated account, under the control of the Trustee, that includes only cash and Cash Equivalents (or rights to receive such cash under letters of credit issued for the benefit of the Escrow Agent), the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the Trustee for the benefit of the holders of the notes.

“Escrow Period” means that period beginning on the Issue Date and ending on the date on which the funds held in the Escrow Account are released upon satisfaction of all conditions precedent to such release, as set forth in the escrow agreement and described above under the caption “—Escrow of Gross Proceeds.”

“Escrow Redemption Date” means the date that is no later than 30 days after the Conditions Precedent Date.

“Escrow Redemption Price” means a price equal to par plus accrued and unpaid interest thereon from the Issue Date to, but excluding, the Escrow Redemption Date, calculated using a rate of 8.875% per annum.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the additional Notes issued as contemplated by the Registration Rights Agreement.

“Excluded Assets” means the property and other assets of the Issuer and the Note Guarantors that is excluded from the grant of security interest in favor of the First Lien Collateral Agent, on behalf of the holders of the notes, pursuant to the terms of the Indenture and the Security Documents.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Collateral” has the meaning ascribed to such term under “—Terms of the Notes.”

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 10, 2011, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., the Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties from time to time party thereto (as amended by the Incremental Assumption Agreement, dated as of April 2, 2012), as amended, restated, supplemented or otherwise modified from time to time.

“Existing First Priority Representative” means the “First Priority Representative” under the Junior Priority Intercreditor Agreements.

“Existing Notes” means the Issuer’s Senior Secured Notes, Old Second Lien Notes, Springing Notes and Old Subordinated Notes, in each case to the extent outstanding after completion of the Transactions.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Collateral Agent” shall mean JPMorgan Chase Bank, N. A., in its capacity as collateral agent for the First Lien Secured Parties, together with its successors and permitted assigns under the Credit Agreement, the Indenture and the First Lien Security Documents exercising substantially the same rights and powers; and in each case provided that if such First Lien Collateral Agent is not JPMorgan Chase Bank, N. A., such First Lien Collateral Agent shall have become a party to the First Lien Intercreditor Agreement and the other applicable First Lien Security Documents.

“First Lien Intercreditor Agreement” means (i) the intercreditor agreement dated as of the Issue Date among the Issuer, the Note Guarantors, the Authorized Representatives party thereto and the First Lien Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture or (ii) any replacement thereof that contains terms not materially less favorable to the holders of the notes than the intercreditor agreement referred to in clause (i).

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Priority Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Priority Lien Secured Parties” means (a) the “secured parties” as defined in the Credit Agreement, (b) the holders of the First Priority Lien Obligations and (c) any Additional First Priority Lien Secured Parties.

“First Priority Liens” means all Liens that secure the First Priority Lien Obligations.

“First Priority Lien Obligations” means (i) all Obligations in respect of Secured Bank Indebtedness, (ii) all Note Obligations, (iii) all Other First Priority Lien Obligations and (iv) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case that are secured by Liens granted pursuant to any Credit Agreement Document.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition Transactions), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Issuer or any of the Restricted Subsidiaries has either determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition Transactions), dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, business realignment projects or initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation, operational change, business realignment projects or initiatives, restructurings or reorganizations, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, operational change, business realignment projects or initiatives, restructurings or reorganizations had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Acquisition Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the

Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period; and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and the Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect as of December 4, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with the Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“General Electric” means General Electric Company, a New York corporation.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America or a member of the European Union, for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such member of the European Union; which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Impairment” means, with respect to any Series of First Priority Lien Obligations, (i) any determination by a court of competent jurisdiction that (x) any of the First Priority Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Priority Lien Obligations), (y) any of the First Priority Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Priority Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Priority Lien Obligations) on a basis ranking prior to the security interest of such Series of First Priority Lien Obligations but junior to the security interest of any other Series of First Priority Lien Obligations or (ii) the existence of any Collateral for any other Series of First Priority Lien Obligations that is not Common Collateral.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and the Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of the Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing); provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” shall mean, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the notes are originally issued.

“Japan Acquisition Co.” means Momentive Performance Materials Japan LLC and any successor thereto.

“Japan Notes” means, collectively, (i) the note issued by Japan Acquisition Co. to Juniper Bond Holdings I LLC in an original principal amount of $210,000,000, (ii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings II LLC in an original principal amount of $210,000,000, (iii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings III LLC in an original principal amount of $210,000,000 and (iv) the note issued by Japan Acquisition Co. to Juniper Bond Holdings IV LLC in an original principal amount of $210,000,000.

“Junior Lien Obligations” means (i) Obligations with respect to the Senior Secured Notes, (ii) Obligations with respect to the Old Second Lien Notes, (iii) following the Springing Lien Trigger Date, Obligations with respect to the Springing Notes and (iv) Obligations with respect to other Indebtedness permitted to be incurred under the Indenture which is by its terms intended to be secured on a basis junior to the Liens securing the notes.

“Junior Priority Collateral Agent” means The Bank of New York Mellon Trust Company N.A. in its capacity as collateral agent on behalf of the Senior Secured Notes, Old Second Lien Notes, the Springing Notes (after the Springing Lien Trigger Date) and any other Junior Lien Obligations, together with its successors in such capacity.

“Junior Priority Intercreditor Agreements” means (i) the intercreditor agreement dated May 25, 2012 among the Issuer, the Note Guarantors, the Existing First Priority Representative and the Junior Priority Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture, including in connection with the Transactions (the “1.5 Lien Intercreditor Agreement”), (ii) the intercreditor agreement dated June 15, 2009 among the Issuer, the Note Guarantors, the Existing First Priority Representative and the Junior Priority Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture, including in connection with the Transactions (the “Second Lien Intercreditor Agreement”) or (iii) any replacement thereof that contains terms not materially less favorable to holders of the notes than the intercreditor agreement referred to in clause (i) or (ii) of this definition.

“Junior Priority Security Documents” has the meaning given to the term “Second Priority Security Documents” or any comparable term in the Junior Priority Intercreditor Agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by

(x) a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MPM” means Momentive Performance Materials Inc.

“MPM Assumption” means the consummation of the transactions on the Escrow Release Date whereby MPM will assume all of the obligations of MPM Escrow LLC and MPM Finance Escrow Corp. under the notes and the Indenture pursuant to a supplemental indenture and other agreements.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any required consent therefore), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Intercreditor Agreements” means the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Note Documents” means the Indenture, the notes, the Note Guarantees and the Security Documents.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee with respect to the notes in accordance with the Indenture, such Person ceases to be a Note Guarantor with respect to the notes.

“Note Obligations” means the Obligations of the Issuer and any other obligor under the Indenture or any of the other Note Documents, including any Note Guarantor, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Note Documents and the performance of all other Obligations of the Issuer and the Note Guarantors.

“Notes Priority Collateral” has the meaning ascribed to such term under “Security for the Notes”; provided that, if after the entry into the ABL Facility the ABL Facility is subsequently terminated and there is no ABL Facility outstanding, the Notes Priority Collateral shall mean all Collateral (other than Excluded Assets), and the notes shall be secured by a first priority lien in such Collateral (other than Excluded Assets) on a pari passu basis with any other First Priority Lien Obligations pursuant to the terms of the First Lien Intercreditor Agreement.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Offering Circular” means the Offering Circular, dated October 11, 2012, with respect to the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or a Note Guarantor, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of a Guarantor by an Officer of such Note Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or such Note Guarantor, as applicable, that meets the requirements set forth in the Indenture.

“Old Second Lien Notes” means the Issuer’s 12 1/2% Second-Lien Senior Secured Notes due 2014.

“Old Second Lien Notes Indenture” means the Indenture dated as of June 15, 2009 pursuant to which the Old Second Lien Notes were issued, as amended, restated, supplemented or otherwise modified from time to time.

“Old Subordinated Notes” means the Issuer’s 11 1/2% Senior Subordinated Notes due 2016.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other First Priority Lien Obligations” means Note Obligations and any other First Priority Lien Obligations that are Incurred after the Issue Date (other than Indebtedness incurred under the credit agreement described in clause (i) of the definition of “Credit Agreement”) and secured by the Common Collateral pursuant to the Security Documents on a pari passu basis with the Liens securing the Notes Obligations.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness that ranks pari passu in right of payment to the notes; and

(2) with respect to any Note Guarantor, its Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) General Electric and its controlled Affiliates and (iii) the Management Group, (iv) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided, that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) advances to directors, officers or employees not in excess of $25,000,000 outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9) any Investment by the Issuer or any of the Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $150,000,000 and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of the Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $150,000,000 and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11)(b), (17) and (18) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors;”

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales;”

(19) additional Investments in joint ventures of the Issuer or any of the Restricted Subsidiaries in an aggregate amount outstanding not to exceed $50,000,000;

(20) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such Liens do not extend to the property or assets of the Issuer or any Domestic Subsidiary;

(8) Liens on the Collateral (and Excluded Assets) incurred to secure

(A) the notes (other than Additional Notes) and the Note Guarantees,

(B) Indebtedness Incurred pursuant to the first paragraph of, or clause (a)(i)(1), (a)(ii), or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is incurred pursuant to this clause (8)(B) as designated by the Issuer; provided, however, that, other than with respect to Liens incurred to secure Indebtedness Incurred pursuant to clauses (a) and (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain

Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8)(B) by reason of the second proviso to clause (22) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (22)); provided further however that the Liens on the Collateral securing Indebtedness Incurred pursuant to this clause (B) shall rank equal to the Liens securing the notes and the Note Guarantees;

(C) Junior Lien Obligations; provided that, in the case of clause (C), if the Liens are not on Collateral, a Lien on such asset is granted to secure the notes or the applicable Note Guarantee on basis ranking senior to the Lien securing such Junior Lien Obligations;

(D) Liens securing Indebtedness that constitutes ABL Obligations Incurred pursuant to clause (a)(i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens may (or, in the case of Liens securing Indebtedness incurred pursuant to clause (a)(i)(2), shall) rank senior to the Liens securing the notes in respect of ABL Priority Collateral and, if the Liens securing the ABL Obligations on the ABL Priority Collateral are senior to the Liens securing the notes, then, in such case, the Liens securing the ABL Obligations on the Notes Priority Collateral shall rank junior to the Liens securing the notes on such Note Priority Collateral pursuant to the terms of the ABL Intercreditor Agreement or another intercreditor agreement not materially less favorable to the holders of the notes than the ABL Intercreditor Agreement; and

(E) Liens securing Hedging Obligations and cash management obligations owed to any financial institution party to the ABL Facility or a Credit Agreement (or affiliate thereof), which Liens shall not be senior to the Liens on the Collateral securing the ABL Facility or the Credit Agreement, as applicable;

(9) Liens existing on the Issue Date (excluding, for the avoidance of doubt, Liens securing Bank Indebtedness Incurred or deemed Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” on the Issue Date);

(10) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(11) Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens(other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13) Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses and leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of the Issuer or any Note Guarantor or Liens on assets of a Restricted Subsidiary of the Issuer that is not a Note Guarantor in favor solely of another Restricted Subsidiary of the Issuer that is not a Note Guarantor;

(18) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) Liens on the Equity Interests of Unrestricted Subsidiaries;

(21) grants of software and other technology licenses in the ordinary course of business;

(22) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8)(B) or 8(D), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (8)(B) or 8(D) and not this clause (22) for purposes of determining the principal amount of Indebtedness outstanding under clause (8)(B) or 8(D) and for purposes of the definition of Secured Bank Indebtedness and the Consolidated Secured Debt Ratio;

(23) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(24) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(27) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(28) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(29) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(32) other Liens securing obligations in an aggregate principal amount not exceed $30,000,000 at any one time outstanding.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Agreement” means the Stock and Asset Purchase Agreement, dated as of September 14, 2006, between General Electric and Momentive Performance Materials Holdings Inc., a Delaware corporation, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the Purchase Agreement as in effect on the Issue Date).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the notes or any Indebtedness incurred to refinance the notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(f) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement in respect of the notes, dated the Issue Date, among the Issuer and the Initial Purchasers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements creating the security interests in the Collateral as contemplated by the Indenture, in each case as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time thereafter.

“Senior Secured Notes” means the Issuer’s 10% Senior Secured Notes due 2020.

“Senior Secured Notes Indenture” means the Indenture dated as of May 25, 2012 pursuant to which the Senior Secured Notes were issued, as amended, restated, supplemented or otherwise modified from time to time.

“Series” means (a) with respect to the First Priority Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the holders of the notes and the Trustee (each in their capacity as such) and (iii) the Additional First Priority Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Priority Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Note Obligations and (iii) the Other First Priority Lien Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Priority Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Springing Lien Trigger Date” shall mean the date on which Liens on the Collateral are first granted to secure Obligations under the Springing Notes in accordance with the terms thereof.

“Springing Notes” means the Issuer’s 9% Second-Priority USD Springing Lien Notes due 2021 and the Issuer’s 9 1/2% Second-Priority EUR Springing Lien Notes due 2021.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” refers to (i) the offering of the notes, (ii) the use of the proceeds of the offering of the notes as described in further detail under the heading “Use of Proceeds” in this prospectus, including the purchase, redemption or discharge of all of the Issuer’s outstanding Old Second Lien Notes and (iii) entering into the ABL Facilities.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2015; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to October 15, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of the Issuer or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the indentures for the Existing Notes will be Unrestricted Subsidiaries.

Notwithstanding anything to the contrary herein, each of the Escrow Issuers shall be an Unrestricted Subsidiary (unless and until otherwise designated as a Restricted Subsidiary in accordance with the terms hereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes” below.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Initially, the trustee will act as paying agent and registrar. The Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts designated by Participants with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a Global Notes, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Notes to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, and interest on the Global Notes registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the trustee nor any of the Company’s or the trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment” below. Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the foregoing procedures to facilitate transfers of interests in the Regulation S Global Note and in the Rule 144A Dollar Global Note among Participants in DTC, and such procedures may be discontinued at any time. Neither the Company nor the trustee nor any of the Company’s or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./ N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not Euroclear Clearance Systems S.C. (the “Cooperative”). The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian laws (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Clearstream, Luxembourg

Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations and may include the initial purchasers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Exchange of Book-Entry Notes for Certificated Notes

The Global Notes are exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed; or

(2) the Company, at its option and subject to the procedures of DTC, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an event of default with respect to the notes.

In addition, beneficial interests in the Global Notes may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

Payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to notes in certificated form, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be done through DTC in accordance with DTC’s rules on behalf of each of Euroclear or Clearstream by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment tin accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositary for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the Global Notes from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of a sale of an interest in the Global Notes by or through a Euroclear or Clearstream banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the issuer, the trustee nor any payment agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offering. Subject to the limitations and qualifications set forth in this Registration Statement (including exhibit 8.1 thereto), this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the initial notes or exchange notes (collectively referred to as “notes”) as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, U.S. federal alternative minimum tax law or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by Holders pursuant to the exchange offering or that any such position would not be sustained.

If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

United States Holders

This section applies to “United States Holders.” A United States Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident alien of the United States for U.S. federal income tax purposes,

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer

Exchanging an initial note for an exchange note should not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders should not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note should include the holding period for the initial note and the initial basis in an exchange note should be the same as the adjusted basis in the initial note.

Payments upon Optional Redemption, Change of Control or Other Circumstances

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. In other circumstances, we may redeem the exchange notes, in whole or in part, before their maturity date, at a price that may exceed the principal amount of the exchange notes. The requirement or option to make any such payments may implicate the provisions of Treasury Regulations governing “contingent payment debt instruments.” However, a debt instrument is not considered a “contingent payment debt instrument” if, at the date of its issuance, there is only a “remote” chance that such payments will be made, and therefore the possibility that any such payments will be made will not affect the amount of interest income a United States Holder recognizes. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat any such payments as part of the yield to maturity of any exchange note. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and original issue discount otherwise includible and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional amounts on the exchange notes pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, United States Holders will be required to recognize such amounts as income. The remainder of this summary assumes that the exchange notes will not be subject to the Treasury Regulations governing contingent payment debt instruments.

MPM Assumption

We believe that the MPM Assumption did not constitute a significant modification of the notes and therefore did not result in a deemed exchange of such notes for U.S. federal income tax purposes. As a result, there were no tax consequences to United States Holders. It is possible, however, that the IRS could treat the MPM Assumption as a significant modification of the notes for U.S. federal income tax purposes, resulting in a deemed exchange of such notes held by a United States Holder for “new” notes. If such a position were taken and sustained, the deemed exchange would have been fully taxable to United States Holders unless the deemed exchange qualified as a recapitalization for U.S. federal income tax purposes. In addition, a United States Holder could have been treated as acquiring the “new” note with original issue discount. This would occur if the issue price of the “new” notes as of the date of the deemed exchange (based on the fair market value of the notes if either the original notes or the “new” notes are treated as publicly traded for U.S. federal income tax purposes) was less than the stated principal amount of the original notes. Such OID would be included in income as it accrued, regardless of such holder’s regular method of tax accounting, and regardless of when any related cash was actually received. Further, regardless of whether the deemed exchange qualified as a recapitalization, a United States Holder could recognize ordinary interest income to the extent that any portion of the “new” notes is attributable to accrued but unpaid QSI not previously taken into income. The remainder of this summary assumes that the MPM Assumption did not constitute a significant modification of the notes.

Interest

Payments of qualified stated interest (“QSI”) on the exchange notes will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such holder’s method of tax accounting. We expect the regular interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Market Discount, Acquisition Premium and Bond Premium

Market Discount. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of QSI). The rules described below do not apply to a United States Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a United States Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. Such holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If such holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If such holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. United States Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Medicare Contribution Tax on Unearned Income

For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of United States Holders that are individuals, estates and trusts. Net investment income includes, among other things, interest income not derived from the conduct of a nonpassive trade or business. Payments of interest on the exchange notes are expected to constitute net investment income.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note at the time of disposition. A United States Holder’s adjusted tax basis in an exchange note should be the price such holder paid therefor, increased by any market discount previously included in gross income and reduced (but not below zero) by amortized bond premium and payments, if any, such holder previously received other than QSI. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of noncorporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will apply to United States Holders other than certain exempt recipients, such as corporations, with respect to certain payments of interest on the exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the exchange notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

This section applies to “non-United States Holders.” A non-United States Holder is a beneficial owner of a note that is not a United States Holder and that is, for U.S. federal income tax purposes, an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust.

Exchange Offer

Non-United States Holders should not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

MPM Assumption

The MPM Assumption did not subject a non-United States Holder to U.S. federal income tax if, as we believe, the MPM Assumption did not give rise to a deemed exchange of notes for “new” notes. Moreover, even if there were a deemed exchange, such exchange would have resulted in tax only if such deemed exchange were not considered a recapitalization and such Non-United States Holders were subject to U.S. tax as described above in “Sale or Other Taxable Disposition of the Notes.” As noted in more detail above in “United States Holders—MPM Assumption,” the remainder of this summary assumes that the MPM Assumption did not constitute a deemed exchange of the notes.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a non-United States Holder on an exchange note will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets all of the following requirements:

•

Such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of the stock of the Issuer entitled to vote.

•	Such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Issuer through equity ownership.

•	Such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	Such holder provides a properly completed IRS Form W-8BEN certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (A) such holder provides a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI or Form W-8BEN.

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless:

•

such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•

such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Income

If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, the such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI or W-8BEN. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to a non-United States Holder any payments to such holder in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note to a non-United States Holder, if such holder provides a properly competed IRS Form W-8BEN, provided that we, our paying agent or an applicable withholding agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such non-United States Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it (i) has not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute such exchange notes and (ii) will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes only where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued were passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The financial statements of Momentive Performance Materials Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) as of December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements and schedule of Momentive Performance Materials Inc. and subsidiaries for the year ended December 31, 2009, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports are available free of charge to the public through our internet website at www.momentive.com or on the SEC’s website at www.sec.gov. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the offer. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to George F. Knight, Senior Vice President—Finance and Treasurer, Momentive Performance Materials Inc., 22 Corporate Woods Blvd., 2nd Fl., Albany, NY 12211, (518) 533-4600.

INDEX TO FINANCIAL STATEMENTS

Page Number
Reports of Independent Registered Public Accounting Firms	F-2

Consolidated Financial Statements of Momentive Performance Materials Inc.:

Consolidated Balance Sheets at December 31, 2011 and 2010	F-4

Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009	F-5

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2011, 2010 and 2009	F-6

Consolidated Statements of Equity (Deficit) for the years ended December 31, 2011, 2010 and 2009	F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009	F-8

Notes to Consolidated Financial Statements	F-9

Schedule II—Valuation and Qualifying Accounts	F-55

Management’s Annual Report on Internal Control Over Financial Reporting	F-56

Unaudited Condensed Consolidated Financial Statements of Momentive Performance Materials Inc.:

Condensed Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011	F-57

Condensed Consolidated Statements of Operations for the Fiscal Three and Nine-Month Periods ended September 30, 2012 and September 30, 2011	F-58

Condensed Consolidated Statements of Comprehensive Income (Loss) for the Fiscal Three and Nine-Month Periods ended September 30, 2012 and September 30, 2011	F-59

Condensed Consolidated Statements of Cash Flows for the Fiscal Nine-Month Periods ended September 30, 2012 and September 30, 2011	F-60

Condensed Consolidated Statements of Equity (Deficit) for the Fiscal Nine-Month Period ended September 30, 2012	F-61

Notes to Consolidated Financial Statements	F-62

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Momentive Performance Materials Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), equity (deficit) and cash flows present fairly, in all material respects, the financial position of Momentive Performance Materials Inc. and its subsidiaries at December 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule as of December 31, 2011 and 2010 and for the years then ended presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting listed in the accompanying index. Our responsibility is to express opinions on the financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Albany, New York

March 2, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the changes in the presentation of comprehensive income discussed in Note 2 (u), the changes in presentation of segments discussed in Note 15, and the revisions to the guarantor and non guarantor condensed consolidating financial statements discussed in Note 16, as to which the date is November 27, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of

Momentive Performance Materials Inc.:

We have audited the accompanying consolidated statements of operations, comprehensive income (loss), equity (deficit), and cash flows of Momentive Performance Materials Inc. and subsidiaries (the Company) for the year ended December 31, 2009. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule of valuation and qualifying accounts for the year ended December 31, 2009. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the operations and cash flows of Momentive Performance Materials Inc. and subsidiaries for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2009, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG

Albany, New York

March 8, 2010 except as to note 16,

which is as of July 26, 2011

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in millions)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$203	$254
Accounts receivable (net of allowance for doubtful accounts of $3)	315	336
Due from affiliates (note 3)	8	4
Inventories (note 5)	394	375
Prepaid expenses	14	10
Income tax receivable (note 12)	—	2
Deferred income taxes (note 12)	10	12
Other current assets	49	50

Total current assets	993	1,043
Property and equipment, net (note 6)	1,084	1,109
Other long-term assets	89	88
Deferred income taxes (note 12)	25	41
Intangible assets, net (note 7)	542	586
Goodwill (note 7)	432	425

Total assets	$3,165	$3,292

Liabilities and Deficit
Current liabilities:
Trade payables	$312	$303
Short-term borrowings (note 8)	3	2
Accrued expenses and other liabilities (note 9)	162	170
Accrued interest	62	25
Due to affiliates (note 3)	15	2
Accrued income taxes (note 12)	2	10
Deferred income taxes (note 12)	19	13
Current installments of long-term debt (note 8)	36	25

Total current liabilities	611	550
Long-term debt (note 8)	2,895	2,952
Other liabilities	51	59
Pension liabilities (note 14)	292	272
Deferred income taxes (note 12)	52	63

Total liabilities	3,901	3,896

Commitments and contingencies (note 13)
Deficit (note 10):
Common stock	—	—
Additional paid-in capital	605	603
Accumulated deficit	(1,569)	(1,428)
Accumulated other comprehensive income	228	217

Total Momentive Performance Materials Inc.’s deficit	(736)	(608)
Noncontrolling interests (note 10)	—	4

Total deficit	(736)	(604)

Total liabilities and deficit	$3,165	$3,292

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollar amounts in millions)

	For the years ended December 31,
	2011	2010	2009
Net sales	$2,637	$2,588	$2,083
Costs and expenses:
Cost of sales, excluding depreciation	1,798	1,645	1,420
Selling, general and administrative expenses	389	388	346
Depreciation and amortization expenses	197	197	191
Research and development expenses	78	73	63
Restructuring and other costs (note 2(v))	33	23	23

Operating income	142	262	40
Other income (expense):
Interest expense, net (notes 6 and 8)	(256)	(249)	(258)
Other income, net	—	—	12
Gain (loss) on extinguishment and exchange of debt (notes 2(c) and 8)	7	(78)	179

Loss before income taxes (benefit) and losses from unconsolidated entities	(107)	(65)	(27)
Income taxes (benefit) (note 12)	27	(2)	15

Loss before losses from unconsolidated entities	(134)	(63)	(42)
Losses from unconsolidated entities	(6)	—	—

Net loss	(140)	(63)	(42)
Net income attributable to noncontrolling interests (note 10)	(1)	(1)	—

Net loss attributable to Momentive Performance Materials Inc.	$(141)	$(64)	$(42)

See accompanying notes to the consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated Statements of Comprehensive Income (Loss)

(Dollar amounts in millions)

	For the years ended December 31,
	2011	2010	2009
Net loss	$(140)	$(63)	$(42)
Other comprehensive income (loss), net of tax:
Foreign currency translation	26	77	—
Other comprehensive income adjustments, net	(15)	(40)	4

Comprehensive loss	(129)	(26)	(38)
Comprehensive income attributable to the noncontrolling interest	(1)	(1)	—

Comprehensive loss attributable to Momentive Performance Materials Inc.	$(130)	$(27)	$(38)

See accompanying notes to the consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

Consolidated Statements of Equity (Deficit)

(Dollar amounts in millions, except for per share data)

	Common Shares	Common Stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Equity attributable to noncontrolling interest	Total equity (deficit)
Balance December 31, 2008	100	$—	$601	$(1,322)	$176	$4	$(541)
Stock option activity and other	—	—	1	—	—	—	1
Comprehensive income (loss):
Net loss	—	—	—	(42)	—	—	(42)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	—	—
Foreign currency translation adjustment—net	—	—	—	—	—	—	—
Other comprehensive income adjustments—net	—	—	—	—	4	—	4

Balance at December 31, 2009	100	$—	$602	$(1,364)	$180	$4	$(578)
Stock option activity and other	—	—	2	—	—	—	2
Dividends paid to noncontrolling interest	—	—	—	—	—	(1)	(1)
Dividends paid to parent, at $12,500 per share	—	—	(1)	—	—	—	(1)
Comprehensive income (loss):
Net loss	—	—	—	(64)	—	—	(64)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	1	1
Foreign currency translation adjustment—net	—	—	—	—	77	—	77
Other comprehensive income adjustments—net	—	—	—	—	(40)	—	(40)

Balance at December 31, 2010	100	$—	$603	$(1,428)	$217	$4	$(604)
Stock option activity and other	—	—	3	—	—	—	3
Dividends paid to parent, at $7,500 per share	—	—	(1)	—	—	—	(1)
Comprehensive income (loss):
Net loss	—	—	—	(141)	—	—	(141)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	1	1
Foreign currency translation adjustment—net	—	—	—	—	26	—	26
Disposition of noncontrolling interest	—	—	—	—	—	(5)	(5)
Other comprehensive income adjustments—net	—	—	—	—	(15)	—	(15)

Balance at December 31, 2011	100	$—	$605	$(1,569)	$228	$—	$(736)

See accompanying notes to the consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollar amounts in millions)

	Year ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(140)	$(63)	$(42)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	197	197	191
(Gain) loss on extinguishment and exchange of debt	(7)	78	(179)
Amortization of debt discount and issuance costs	15	17	15
Stock-based compensation expense	2	3	1
Losses from nonconsolidated entities	6	—	—
Deferred income taxes	9	(19)	1
Noncash paid-in-kind interest election	—	11	28
Change in unrealized gain on derivative instruments	—	—	(7)
Changes in operating assets and liabilities:
Accounts receivable	22	(7)	36
Inventories	(19)	(28)	35
Due to/from affiliates	10	4	(10)
Prepaid expenses and other assets	(7)	1	2
Trade payables	5	30	(52)
Accrued expenses and other liabilities	16	16	(19)
Accrued income taxes	(5)	5	19
Pension liabilities	5	17	8

Net cash provided by operating activities	109	262	27

Cash flows from investing activities:
Capital expenditures	(111)	(95)	(77)
Purchases of intangible assets	(2)	(4)	(3)
Investment in joint venture	(6)	—	(5)

Net cash used in investing activities	(119)	(99)	(85)

Cash flows from financing activities:
Net increase (decrease) in short-term borrowings	1	2	(7)
Proceeds from issuance of long-term debt	52	849	106
Payments of long-term debt	(88)	(890)	(158)
Debt issuance costs	(5)	(18)	(7)
Payments on the extinguishment of debt	—	(54)	—
Dividends paid to Parent	(1)	(1)	—

Net cash used in financing activities	(41)	(112)	(66)

(Decrease) increase in cash and cash equivalents	(51)	51	(124)
Effect of exchange rate changes on cash	—	(7)	(6)
Cash and cash equivalents, beginning of period	254	210	340

Cash and cash equivalents, end of period	$203	$254	$210

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$203	$208	$219
Income taxes, net of refunds	22	8	—

See accompanying notes to the consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

(Dollar amounts in millions)

(1) Description of Business

Momentive Performance Materials Inc. (the “Company” or “MPM”) was incorporated in Delaware on September 6, 2006 as a wholly-owned subsidiary of Momentive Performance Materials Holdings Inc. (MPM Holdings and together with its subsidiaries, the MPM Group) for the purpose of acquiring the assets and stock of various subsidiaries of General Electric Company (GE) that comprised GE’s Advanced Materials (GEAM or the Predecessor) business. The acquisition was completed on December 3, 2006 (the GE Advanced Materials Acquisition). GEAM was comprised of two businesses, GE Silicones and GE Quartz, and was an operating unit within the Industrial segment of GE. On October 1, 2010, the newly formed holding companies of MPM Holdings and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), merged, with the surviving entity renamed Momentive Performance Materials Holdings LLC. The Company refers to this transaction as the “Momentive Combination”. As a result of the merger, Momentive Performance Materials Holdings LLC (Momentive Holdings) became the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, LP. (together with Apollo Global Management, LLC and subsidiaries, “Apollo”).

The Company is comprised of two businesses, Silicones and Quartz. Silicones (Silicones) is a global business engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. Quartz (Quartz), also a global business, is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company is headquartered in Albany, New York.

Momentive Performance Materials Inc. is comprised of the following legal entities and their wholly-owned subsidiaries: Momentive Performance Materials USA Inc.; Momentive Performance Materials Worldwide Inc.; Momentive Performance Materials China SPV Inc.; Juniper Bond Holdings I LLC; Juniper Bond Holdings II LLC; Juniper Bond Holdings III LLC; and Juniper Bond Holdings IV LLC.

In the Americas, Silicones has manufacturing facilities in Waterford, New York; Sistersville, West Virginia; New Smyrna Beach, Florida; Itatiba, Brazil; and custom elastomers compounding operations in Chino, California and Garrett, Indiana. In the Americas, Quartz manufactures in Strongsville, Ohio; Willoughby, Ohio; Richmond Heights, Ohio and Newark, Ohio. A majority of the manufacturing personnel in Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio are covered by collective bargaining agreements.

Silicones has manufacturing facilities outside the Americas in Leverkusen, Germany; Nantong, China; Ohta, Japan; Rayong, Thailand; Shanghai, China; Bergen op Zoom, Netherlands; Lostock, U.K.; Termoli, Italy; Antwerp, Belgium and Chennai, India. Quartz’ non-U.S. manufacturing facilities are located in Kozuki, Japan; Wuxi, China and Geesthacht, Germany. In Europe, employees at the Leverkusen, Bergen op Zoom, Termoli, and Geesthacht facilities are covered by collective bargaining agreements.

The collective bargaining agreements that cover the Willoughby, Ohio, Waterford, New York and Sistersville, West Virginia facilities will expire in 2013. The Company does not have significant collective bargaining agreements that will expire before the end of 2012.

(2) Summary of Significant Accounting Policies

(a) Accounting Principles

These consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles.

(b) Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Noncontrolling interests represent the noncontrolling shareholder’s proportionate share of the equity in a consolidated joint venture affiliate. During 2011, the Company disposed of its interest in this affiliate. All significant intercompany balances and transactions, including profit and loss as a result of those transactions, have been eliminated in the consolidation.

The Company also has investments in nonconsolidated entities, primarily consisting of a subsidiary’s investments in a siloxane joint venture in China. During 2011, the Company’s subsidiary contributed $6 to the joint venture as a capital contribution. Prior to this contribution, the investments in the joint venture had no carrying value. Upon this capital contribution, the Company’s subsidiary, which has a 49% ownership interest in the joint venture, recognized 49% of the joint venture’s losses from its inception. During 2011, the Company recorded $6 in losses, which represents its subsidiary’s share of all losses from inception. The Company is also committed to make additional capital contributions of $26 to this joint venture, which will likely occur in 2013 or later.

In connection with the GE Advanced Materials Acquisition, MPM Holdings, the Company’s Parent, issued a Senior Discount PIK Note in an aggregate principal amount of $400 million. This note was subsequently split into separate notes with identical terms (Senior Discount Notes). The Senior Discount Notes mature on December 4, 2017. Interest accrues at 11% pay-in-kind per annum in the form of an increase in the accreted value of the notes and no cash interest is payable on the note until maturity. The Senior Discount Notes have a maximum principal sum of $1,231 million on the maturity date. The Company has not reflected the Senior Discount Notes in its consolidated financial statements based on the absence of definitive cash requirements by the Company to support MPM Holdings’ debt service in the foreseeable future. In addition, the Company has not guaranteed the Senior Discount Notes or provided any other form of security interests in the assets of the Company for this obligation of MPM Holdings.

(c) Foreign Currency

Assets and liabilities of non-U.S. operations have been translated into United States dollars at the applicable rates of exchange in effect at the end of each period and any resulting translation gains and losses are included as a separate component of shareholder’s equity in the Consolidated Balance Sheets. Revenues, expenses and cash flows have been translated at the applicable weighted average rates of exchanges in effect during the applicable period. Aggregate realized and unrealized gains (losses) on foreign currency transactions for the years ended December 31, 2011, 2010 and 2009 were $5, $9 and $10, respectively. These amounts are included in selling, general and administrative expenses in the Consolidated Statements of Operations. In 2010, an additional $25 of realized losses on foreign currency transactions was recorded in conjunction with the loss on the debt extinguishment and exchange and is recorded in other income (expense). Certain non-U.S. operations use the United States dollar as their functional currency since a majority of their activities are transacted in United States dollars.

(d) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and intangibles, valuation allowances for receivables, inventories, deferred income tax assets and assets and obligations related to employee benefits. Actual results could differ from those estimates.

(e) Cash Equivalents

Cash equivalents consist of bank deposits, money market and other financial instruments with an initial maturity of three months or less. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(f) Revenue Recognition

Revenues comprise the invoiced value for the sale of goods, net of value added tax, rebates and discounts, and after elimination of sales between the consolidated entities.

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

(g) Receivables

Trade receivables are recorded at the invoiced amount and do not bear interest. An allowance for doubtful accounts has been established based upon the Company’s best estimate of probable credit losses related to these receivables. The allowance is based on the customers’ financial status and historical write-off experience. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(h) Inventories

All inventories are stated at the lower of cost or net realizable values. The Company uses the first-in, first-out (FIFO) method of accounting for inventories.

(i) Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated economic useful lives. Depreciation expense on property and equipment is calculated using the straight-line method. Leasehold improvements and assets under capital leases are amortized over the shorter of the lease term or estimated useful life of the assets.

Property and equipment considers the allocation of fair values as of the date of the Acquisition. Property and equipment includes costs related to the development of internal use software pursuant to the guidance in the Intangibles—Goodwill and Other Topic, ASC 350-40.

Maintenance costs, including expense related to planned major maintenance activities, are recognized in the Consolidated Statements of Operations in the periods during which the underlying costs are incurred.

(j) Investments in Nonconsolidated Affiliates

For those investments in affiliates that the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the affiliates as they occur rather than as dividends or as other distributions are received. The Company’s share of net income or loss of affiliates also includes other than temporary declines in fair value recognized during the period, if any.

(k) Goodwill

The Company does not amortize goodwill, but tests it annually (based on financial information as of the fiscal third quarter of each year) for impairment using a fair value approach at the reporting unit level. The Company also tests goodwill for impairment when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. This assessment requires the Company to estimate the fair market value of its reporting units. If the Company determines that the fair values of our reporting units are less than their carrying amounts, absent other facts to the contrary, the Company must recognize an impairment charge for the associated goodwill of the reporting unit against earnings in the consolidated financial statements. Based on the guidance provided by the Goodwill and other Topic, ASC 350-20-35, the Company has determined that the Silicones and Quartz businesses represent the two reporting units for the purposes of the annual goodwill impairment evaluation.

The Company performs an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, goodwill is evaluated for impairment using the two-step process as prescribed in the Goodwill and other Topic, ASC 350-20-35. The first step is to compare the fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step must be performed to calculate impairment. Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. To determine fair value for the reporting units, the Company uses a combination of a discounted cash flow model and a market multiple model, both weighted equally. The discounted cash flow model requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows over a multiyear period, as well as determine the weighted average cost of capital to be used as a discount rate. Applying this discount rate to the multiyear projections provides an estimate of fair value for the reporting unit. The benefit to the discounted cash flow model is that it incorporates management’s understanding of the business and factors in company specific data that may not be representative of other market participants. The market multiple method requires management to select a representative sample of peer companies to incorporate into the model. Utilizing financial information available for the peer companies, management arrives at a market multiple that is applied to projected EBITDA to arrive at the estimated fair value of the reporting unit. The benefit to the market multiple model is that it incorporates external market factors and the performance of other similar market participants in order to arrive at an estimate of fair value. In preparing the goodwill impairment analysis, the Company believes that an equal weighting of the two models is the most meaningful manner in which to arrive at an estimate of fair value as it incorporates both internal knowledge of the Company as well as the external market factors to which the Company is exposed.

Due to the numerous variables associated with judgments and assumptions relating to the valuation of the reporting unit and the effects of changes in circumstances affecting this valuation, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, the Company may change its estimates.

(l) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of and Intangible Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized. The impairment charge is the amount by which the carrying amount of the asset exceeds the fair value of the asset. For purposes of recognition and measurement of an impairment loss, assets are grouped at the level at which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets, reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated. The Company amortizes the cost of other intangibles over their estimated useful lives on a straight-line basis.

(m) Advertising

Advertising costs are expensed as incurred and were $7, $9 and $6 for the years ended December 31, 2011, 2010 and 2009, respectively. Advertising costs are recorded in selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations.

(n) Deferred Financing Costs

Deferred financing costs were recorded by the Company in connection with the long-term financing arrangements associated with the GE Advanced Materials Acquisition and with the debt refinancing and private exchange offers completed in November of 2010 and June of 2009, respectively, and described in Note 9. Deferred financing costs, net of accumulated amortization, of $67 and $71 are included in other long-term assets in the accompanying Consolidated Balance Sheets at December 31, 2011 and 2010, respectively. These costs are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs, which is classified as interest expense in the Consolidated Statements of Operations, was $8, $10 and $10 for the years ended December 31, 2011, 2010 and 2009, respectively. In addition, $12 and $6 of deferred financing costs were written off in conjunction with the debt extinguishment and exchange transaction in November of 2010 and June of 2009, respectively.

(o) Pension Liabilities

Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions—discount rate and expected return on assets—are important elements of plan expense and asset/liability measurement. The Company evaluates these critical assumptions at least annually on a plan and country-specific basis. The Company periodically evaluates other assumptions involving demographic factors, such as retirement age, mortality and turnover, and updates them to reflect the Company’s experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Accumulated and projected benefit obligations are measured as the present value of future cash payments. The Company discounts those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

To determine the expected long-term rate of return on pension plan assets, the Company considers current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for the principal benefit plans’ assets, the Company evaluates general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios.

(p) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. A valuation allowance is established, as needed, to reduce deferred tax assets to the amount expected to be realized.

The majority of the Company’s non-U.S. operations have been treated as branches of the U.S. Company and are included in the MPM Group’s U.S. consolidated income tax return. For the purpose of the consolidated financial statements, for the years ended December 31, 2011, 2010 and 2009, the tax provision for all operations has been prepared on a consolidated basis.

The Income Taxes Topic, ASC 740, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The Statement prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. The Company also applies the guidance relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

(q) Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Stock Compensation Topic, ASC 718. ASC 718 requires companies to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options and employee stock purchase plans. The expense is measured based on the fair value of the award at its grant date based on the estimated number of awards that are expected to vest, and recorded over the applicable requisite service period. In the absence of an observable market price for a share-based award, the fair value is based upon a valuation methodology that takes into consideration various factors, including the exercise price of the award, the expected term of the award, the current price of the underlying shares, the expected volatility of the underlying share price based on peer companies, the expected dividends on the underlying shares and the risk-free interest rate.

A portion of the Company’s option awards vest over time, while some have a vesting contingent upon attainment of a specified performance measure. For expense recognition related to awards with graded vesting, the Company has adopted a policy of recognizing expense over the requisite service period of each separately vesting portion of the award as if each vesting tranche was a separate grant. For awards with vesting contingent upon attainment of a specific performance measure, expense is measured but not recorded until the actual occurrence of the condition being met, at which time the total remaining expense would be recognized.

(r) Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, trade payables, short-term borrowings and accrued expenses and other liabilities. Carrying amounts approximate fair value due to the short-term maturity of these instruments. The fair value of long-term debt is disclosed in note 9.

(s) Derivative Instruments and Hedging Activities

The Company conducts business activities in diverse markets around the world. The Company is exposed to market fluctuations in the price of platinum, natural gas and electricity, as well as currency exchange risks in its business operations. The Company manages its exposure to these risks using derivative instruments. The Company applies strict policies to manage each of these risks, including prohibitions on derivatives trading, derivatives market-making or other speculative activities.

The Company accounts for its derivatives and hedging activities in accordance with the Derivatives and Hedging Topic, ASC 815, which requires that all derivative instruments be recorded on the Consolidated Balance Sheets at their respective fair values and changes in the fair value are recognized immediately in income, unless the derivatives qualify as hedges of cash flows. The Company uses internal valuation models that incorporate market-based information to value derivative contracts that are not exchange-traded instruments. Derivative contracts representing unrealized gain positions and purchased options are recorded as assets. Derivative contracts representing unrealized losses and options sold are recorded as liabilities. Gains and losses on derivatives designated as hedges, when recognized, are included in cost of sales, excluding depreciation; selling, general and administrative expenses; or interest expense in the Company’s Consolidated Statement of Operations. Specific line item classification is determined based on the nature of the risk underlying individual hedge strategies. Gains and losses on derivatives not designated as hedges are included in other income (expense), net.

On March 10, 2008, the Company entered into an interest rate swap agreement, whereby the Company receives one-month LIBOR and pays a fixed rate of 2.48% on a notional value of $185. The interest rate swap expired on March 31, 2010. The Company designated the interest rate swap as a cash flow hedge of variable interest rate risk associated with the first $185 of its U.S. dollar denominated term loan (tranche B-1). The Company recorded the change in fair value of the interest rate swap in accumulated other comprehensive income as a pre-tax unrealized gain of $1 for the year ended December 31, 2010.

(t) Commitments and Contingencies

The Company records liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change.

(u) Recently Issued Accounting Standards

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASUs) to the FASB’s Accounting Standards Codification.

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial position and results of operations.

Newly Adopted Accounting Standards

In September 2011, the FASB issued Accounting Standards Update No. 2011-08: Testing for Goodwill Impairment (“ASU 2011-08”). ASU 2011-08 amends current goodwill impairment testing guidance by providing entities with an option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted. In the fourth quarter of 2011, the Company elected to early adopt ASU 2011-08 for its annual goodwill impairment test for the year ended December 31, 2011. The early adoption of ASU 2011-08 did not have a material impact on the Company’s consolidated financial statements.

Newly Issued Accounting Standards

In June 2011, the FASB issued Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statement of changes in stockholder’s equity and requires presentation of comprehensive income in a single continuous financial statement or in two separate but consecutive financial statements. The amendments in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 will be effective for the Company on January 1, 2012. The Company has retrospectively applied the presentation of its Statement of Comprehensive Income in accordance with ASU 2011-12 within its consolidated financial statements.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). ASU 2011-12 defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement, while still requiring entities to adopt the other requirements contained in ASU 2011-05. The Company is currently assessing the impact of ASU 2011-12 on the presentation of its Statement of Comprehensive Income within its consolidated financial statements.

(v) Restructuring and other costs

Included in restructuring and other costs are costs related to restructuring (primarily severance payments associated with workforce reductions), consulting services associated with transformation savings, and initial stand-alone activities.

The Company recognized restructuring costs of $9, $3 and $22 (of which $2 related to asset impairment), and other costs of $24, $20, and $1 for the years ended December 31, 2011, 2010 and 2009, respectively. Other costs of $24 for the year ended December 31, 2011 were primarily comprised of costs associated with the Momentive Combination and various debt restructuring activities. Other costs of $20 for the year ended December 31, 2010 were primarily comprised of costs associated with the Momentive Combination and the settlement of all claims brought by the National Labor Relations Board arising from a dispute between the Company and one of its unions related to wage reductions and changes in job classifications implemented by the Company at its Waterford, NY facility in January 2009. Other costs of $1 for the year ended December 31, 2009 included a one-time benefit reduction and wage tax credits of $5 recorded during fiscal three-month period ended March 29, 2009.

The following table sets forth the changes in the restructuring reserve:

	Silicones	Quartz	Total
Balance as of January 1, 2010	$8	$3	$11
Additions	3	—	3
Cash payments	(8)	(3)	(11)
Foreign currency translation adjustments	—	—	—

Balance as of December 31, 2010	3	—	3
Additions	9	—	9
Cash payments	(4)	—	(4)
Foreign currency translation adjustments	—	—	—

Balance as of December 31, 2011	$8	$—	$8

The restructuring costs above are primarily related to the Momentive Combination and are expected to be paid in 2012.

(w) Shipping and Handling Costs

Freight costs that are billed to customers are included in Net sales in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales in the Consolidated Statements of Operations.

(x) Reclassifications

Certain prior period balances have been reclassified to conform to the current year presentation. Certain prior period non-trade accounts receivable balances were reclassed to other current assets in the current period.

(3) Related Party Transactions

On October 1, 2010 in connection with the closing of the Momentive Combination, the Company entered into a shared services agreement with MSC. Under this agreement, as amended on March 17, 2011 (the “Shared Services Agreement”), the Company provides to MSC, and MSC provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between MSC and the Company. Pursuant to this agreement, during the years ended December 31, 2011 and 2010 the Company incurred approximately $151 and $43, respectively, of costs for shared services and MSC incurred approximately $170 and $42, respectively, of costs for shared services (excluding, in each case, costs allocated 100% to one party), including shared service true-up billings in 2011. During the year ended December 31, 2011, the Company realized approximately $23 in cost savings as a result of the Shared Services Agreement. In the fourth quarter of 2011, MSC billed the Company approximately $7, which represents a true-up payment to bring the percentage of total net incurred costs for shared services for the year ended December 31, 2011 under the Shared Services Agreement to 49% for the Company and 51% for MSC as well as costs allocated 100% to one party. Included in the $7 was $5 that should have been billed to the Company in the second and third quarter of 2011. The out of period expense of $2 and $3 was not material to second and third quarter ending July 3, and September 30, 2011, respectively. The true-up amount is included in Selling, general and administrative expense in the Consolidated Statements of Operations. The Company had accounts receivable of $3 and $1 as of December 31, 2011 and 2010, respectively, and accounts payable to MSC of $15 and $0 at December 31, 2011 and 2010, respectively.

On March 17, 2011, the Company entered into an amendment to the Shared Services Agreement with MSC to reflect the terms of the Master Confidentiality and Joint Development Agreement by and between MSC and the Company entered into on the same date.

In connection with the GE Advanced Materials Acquisition, MPM Holdings entered into a management consulting and advisory services agreement with Apollo and its affiliates for the provision of management and advisory services for an initial term of up to twelve years. The Company also agreed to indemnify Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. Terms of the agreement provide for annual fees of $3.5 plus out of pocket expenses, payable in one lump sum annually, and provide for a lump-sum settlement equal to the net present value of the remaining annual management fees payable under the remaining term of the agreement in connection with a sale or initial public offering by the Company. These fees are included within Selling, general and administrative expenses in the Company’s Consolidated Statements of Operations. The annual management fee for 2009 was waived due to the global recession.

The Company sells products to various affiliated businesses (affiliates). For the years ended December 31, 2011, 2010 and 2009, sales to affiliates amounted to $23, $21 and $19, respectively. Receivables from affiliates were $2 and $2 at December 31, 2011 and 2010, respectively.

GE and its affiliates provide a variety of services to the Company, including services pursuant to certain transition service agreements entered into at the time of the GE Advanced Materials Acquisition and other agreements entered into thereafter. Certain services, such as administering employee benefit plans and paying related claims, provision of voice and data networking, outsourcing of certain functions, environmental remediation, and other corporate services and headquarters’ overhead were charged to the Company as utilized and were charged pursuant to terms of the transition services agreements which expired in 2008. Billings for the services under the transition services agreement and other agreements amounted to $13, $13 and $23 for the years ended December 31, 2011, 2010 and 2009, respectively. In addition, the Company reimbursed Apollo affiliates $5 for employee relocation and expatriate expenses paid on the Company’s behalf for year ended December 31, 2009. These amounts are principally reflected in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

An affiliate of GE is one of the lenders under the Company’s revolving credit facility representing approximately $160 of the lenders’ $300 revolving credit facility commitment. See Note 9 for additional information on the revolving credit facility.

The Company purchased products from various affiliates totaling $14, $8, and $6, during the years ended December 31, 2011, 2010 and 2009, respectively. Payable to affiliates as of December 31, 2011 and 2010, resulting from procurement activity and services, was $1 and $2, respectively. In addition, during the year ended December 31, 2009, the Company purchased certain machinery and equipment from GE for $16.

The Company is presently a party to an off-take agreement that provides for Asia Silicones Monomer Limited (“ASM”) to supply siloxane and certain related products to the Company through 2014 (or until certain ASM financing obligations are satisfied). At the closing of the Acquisition, the Company entered into a long-term supply agreement with respect to the supply of siloxane and certain related products. Pursuant to the long-term siloxane supply agreement, GE and GE Monomer (Holdings) Pte. Ltd. will ensure the Company a minimum annual supply of siloxane and certain related products at least equal to the amount purchased by GE Toshiba Silicones (Thailand) Limited during the twelve month period ending November 30, 2006, subject to customary force majeure provisions and certain other limited exceptions, for a period of 20 years after the closing of the Acquisition, subject to customary force majeure provisions and certain other limited exceptions. Under the current arrangement, the Company is committed to purchase approximately $113 for 2012 and $113 each year thereafter of off-take product, assuming total ASM production is equal to current volumes, without taking into account inflation and changes in foreign exchange rates. The Company purchased approximately $109, $103 and $87 of supply from ASM for fiscal years ended December 31, 2011, 2010 and 2009, respectively. Future purchase commitments under this arrangement are included in note 14. Pursuant to an Assignment and Assumption Agreement, GE Monomer (Holdings) Pte. Ltd. also assigned its interest as licensor under a certain Technology License Agreement with ASM to the Company. Under this Technology License Agreement, the Company received royalties from ASM of approximately $2 for all of the years ended December 31, 2011, 2010 and 2009, respectively.

In January 2011, the Company declared a dividend of less than $1, a portion of which was paid during the year to fund the compensation of the Board of Managers of Momentive Holdings.

(4) Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy exists, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Quoted prices for similar assets or liabilities in active markets; or observable prices that are based on observable market data, based on, directly or indirectly market-corroborated inputs. The Company’s level 2 liabilities included natural gas derivative contracts that are traded in an active exchange market.

Level 3	Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances.

At December 31, 2011 and December 31, 2010, the Company had less than $1 of natural gas derivative contracts included in level 2. The fair value of the natural gas derivative contracts generally reflects the estimated amounts that the Company would receive or pay, on a pre-tax basis, to terminate the contracts at the reporting date based on broker quotes for the same or similar instruments. Counterparties to these contracts are highly rated financial institutions, none of which experienced any significant downgrades in the year ended December 31, 2011 that would reduce the fair value receivable amount owed, if any, to the Company.

(5) Inventories

Inventories consisted of the following at December 31:

	2011	2010
Raw materials and work in process	$135	$125
Finished goods	259	250

Total inventories	$394	$375

(6) Property and Equipment, Net

Property and equipment consisted of the following at December 31:

	Life	2011	2010
Land and improvements	Indefinite	$88	$86
Buildings, structures and related improvements	3-40	390	384
Machinery and equipment	8-20	1,229	1,170
Office equipment, vehicle and tooling	3-10	100	86
Software	5	48	52
Construction-in-process		54	46

		1,909	1,824
Less accumulated depreciation and amortization		(825)	(715)

Total property and equipment, net		$1,084	$1,109

Leasehold improvements and assets under capital leases, which are included in Buildings, structures and related improvements, are amortized over the shorter of the lease term (3-12 years) or estimated useful life of the assets.

Total depreciation and amortization expense for the years ended December 31, 2011, 2010 and 2009 was $153, $154, and $149, respectively.

Interest costs of $1, $1, and $1 were capitalized for the years ended December 31, 2011, 2010 and 2009, respectively.

(7) Goodwill and other Intangible Assets, Net

The goodwill set forth below resulted from the GE Advanced Materials Acquisition further discussed in Note 1.

The following table sets forth the changes in goodwill:

	Silicones	Quartz	Total
Balance as of December 31, 2009	$414	$—	$414
Foreign exchange translation	11	—	11

Balance as of December 31, 2010	425	—	425
Foreign exchange translation	7	—	7

Balance as of December 31, 2011	$432	$—	$432

At December 31, 2011, accumulated goodwill impairment losses recognized by the Company since the adoption of ASC Topic 350 were $700 and $158 for the Silicones and Quartz reporting units, respectively. The Quartz reporting unit’s goodwill was fully impaired.

Intangible assets as of December 31, 2011 and 2010 consisted of the following:

	Amortization period	Gross amount	Accumulated amortization	Net carrying amount
2011
Amortizing intangible assets:
Customer relationships	15-20 years	$429	$(124)	$305
Trademarks	7-20 years	146	(45)	101
Unpatented technology	20 years	149	(38)	111
Patents and other	10-20 years	37	(12)	25

Total		$761	$(219)	$542

2010
Amortizing intangible assets:
Customer relationships	15-20 years	$436	$(100)	$336
Trademarks	7-20 years	144	(36)	108
Unpatented technology	20 years	147	(30)	117
Patents and other	10-20 years	34	(9)	25

Total		$761	$(175)	$586

Amortization expense for amortizing intangible assets was $45, $43 and $43 for the years ended December 31, 2011, 2010 and 2009, respectively. There were no significant additions to intangible assets for the years ended December 31, 2011 and 2010. The change in the net carrying balances was primarily a result of fluctuations in foreign currency translation and amortization expense. The estimated amortization expense for the next five years is as follows:

Year ending December 31:
2012	$44
2013	44
2014	44
2015	41
2016	41

(8) Indebtedness

(a) Short-Term Borrowings

At December 31, 2011, the Company’s short-term borrowings consisted of bank borrowings of $3 with a weighted average interest rate of 9.90%. At December 31, 2010, the Company’s short-term borrowings consisted of a loan from a former subsidiary of $2.

(b) Long-Term Debt

In connection with the GE Advanced Materials Acquisition, the Company entered into a credit agreement on December 4, 2006. The credit agreement currently includes: (i) $1,010 term loan facility, consisting of a U.S. dollar denominated tranche (B-1) and Euro denominated tranche (B-2); (ii) $300 revolving credit facility that includes a revolving letter of credit facility (Revolver) that expires on December 3, 2012; and, (iii) a $33 synthetic letter of credit facility (Letter of Credit Facility), which amortizes by 1% of the original commitment annually and expires on December 3, 2013 (collectively, the Senior Secured Credit Facility).

The Company had no outstanding amounts under the revolving credit facility at December 31, 2011. The outstanding letters of credit under the revolving credit facility at December 31, 2011 were $42, leaving unused capacity of $258. Outstanding letters of credit issued under the synthetic letter of credit facility at December 31, 2011 were $31, leaving unused capacity of $2.

Effective February 10, 2011, the Company amended its Credit Agreement dated December 3, 2006 (the Amendment). Under the Amendment the Company, among other things: (i) extended the maturity of term loans held by consenting lenders to May 5, 2015 and increased the applicable margin with respect to such extended term loans to 3.50% per annum for eurocurrency loans, (ii) allowed future mandatory and voluntary prepayments to be directed to non-extended term loans prior to the extended maturity term loans, (iii) subject to the requirement to make such offers on a pro rata basis to all term loan lenders and/or to all lenders holding revolving commitments, as applicable, allowed the Company to extend the maturity of term loans and/or revolving commitments, as applicable, and for the Company to otherwise modify the terms of loans or revolving commitments in connection with such an extension and (iv) amended certain other terms therein.

Pursuant to the Amendment, lenders under the Credit Agreement extended the maturity of (i) approximately $437 aggregate principal amount of their dollar term loans (approximately 87% of the total dollar term loans) and (ii) approximately €298 aggregate principal amount of their euro term loans (approximately 78% of the total euro term loans), for an overall extension of approximately $846 aggregate U.S. dollar equivalent principal amount of term loans (approximately 82% of the total term loans).

In March 2011, Momentive Performance Materials Nantong Co. Ltd. (MPM Nantong) entered into a fixed asset loan agreement with Agricultural Bank of China (ABOC) providing for a loan of $37, which was funded on March 21, 2011. The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The proceeds of this loan along with internal funds were used to fully pay the remaining amount outstanding due under MPM Nantong’s construction loan with China Construction Bank of $51. Principal repayments on the new fixed asset loan agreement are due and payable in annual installments of $8 (subject to exchange rates) on December 31 of 2011 through 2014, with the remaining balance due on December 31, 2015. Interest on the loan is due quarterly and is based on 101% of the People’s Bank of China reference rate. The interest rate on the loan as of December 31, 2011 was 6.52%. MPM Nantong also entered into two working capital loan agreements with ABOC in April and May, 2011 providing for revolving secured loans up to $16 (subject to exchange rates), all of which were outstanding as of December 31, 2011. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually and bear interest based on 105% of the People’s Bank of China reference rate for loans with a one-year term. The interest rate on these loans as of December 31, 2011 was 6.89%.

In the fourth quarter of 2010, Momentive Performance USA Materials Inc. and Momentive Performance Materials GmbH (together, the Borrower), subsidiaries of the Company, obtained commitments from certain existing revolving facility lenders (the “existing lender commitment parties”) and certain other financial institutions (the “new lender commitment parties”) to provide a new and/or extended revolving facility for the full $300 under the Borrower’s existing revolving credit facility. The commitments for the new revolving facility are subject to customary conditions and will take effect on the following date (the “commitment effective date”), as applicable: (1) in the case of a new lender commitment party, at the Borrower’s option, on or no more than five business days prior to December 3, 2012 (the “existing revolver maturity date”) or (2) in the case of an existing lender commitment party, the earlier of (A) the existing revolver maturity date or (B) in the event the Borrower obtains an amendment to its senior secured credit facility that extends the revolver maturity date, the date on which such amendment becomes effective. The commitments for the new revolving facility will mature on December 3, 2014 (the “extended revolver maturity date”). In the event more than $500 in term loans mature prior to 91 days after the extended revolver maturity date, the revolver loans outstanding under the new revolving facility must be repaid in full at least 91 days prior to such maturity date of such term loans and revolver loans may not be drawn thereunder until such term loans are repaid and/or their maturity date extended to a date not earlier than 91 days after the extended revolver maturity date. The new revolving facility, which cannot be drawn until the commitment effective date, will bear interest at a rate of LIBOR plus 4.75%.

In addition to the Senior Secured Credit Facility, on December 4, 2006, the Company also issued $765 of aggregate principal amount of 9 3/4% Senior Notes, $300 of aggregate principal amount of Senior Toggle Notes, $363 U.S. Dollar equivalent aggregate principal amount of 9% Senior Notes and $500 aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2016 (the Senior Subordinated Notes). Proceeds from these note issuances were used in connection with the GE Advanced Materials Acquisition. All of these notes except for the Senior Subordinated Notes have been fully retired in connection with subsequent refinancings as described below.

With respect to the Senior Toggle Notes due 2014, which were retired on December 22, 2010, interest accrued at either 10 1/8% per annum if paid in cash or 10 7/8% if paid-in-kind through additional borrowings. For any interest period after June 1, 2007 through December 1, 2010, the Company could elect to pay interest on the Senior Toggle Notes entirely in cash or entirely by increasing the principal amount of the Senior Toggle Notes or issuing new Senior Toggle Notes (“PIK Interest”). The Company paid interest in cash for the first three semi-annual interest periods. The Company made the permitted elections under the indenture governing the Senior Toggle Notes to pay in kind all interest under the Senior Toggle Notes that was due on December 1, 2008, June 1, 2009, December 1, 2009, and June 1, 2010, respectively. These elections increased the outstanding balance of the Senior Toggle Notes by $16, $17, $11, and $11 on such dates, respectively. The Company made another permitted election to pay all interest that was due on December 1, 2010 in cash.

On June 15, 2009, the Company completed private exchange offers to exchange $200 aggregate principal amount of 12 1/2% Second-Lien Senior Secured Notes (the “Second Lien Notes”) due 2014 for certain of its outstanding unsecured notes. Approximately $48 in aggregate principal amount (or 6%) of 9 3/4% Senior Notes, €30 in aggregate principal amount (or 11%) of 9% Senior Notes, $141 in aggregate principal amount (or 42%) of the Senior Toggle Notes and $118 in aggregate principal amount (or 24%) of the Senior Subordinated Notes were accepted in the exchange offers for $200 aggregate principal amount of Second-Lien Notes. The Second Lien Notes were recorded at their fair value of $163 on the date of the exchange. Interest on the Second Lien Notes is payable semiannually on June 15 and December 15 of each year, commencing on December 15, 2009. The purpose of the exchange offers was to reduce the outstanding principal amount of the Company’s debt. The Company recognized a gain on the exchange offers of $179.

The Second Lien Notes are guaranteed on a senior secured basis by each of the Company’s existing and future U.S. subsidiaries that is a borrower or a guarantor under the Company’s existing senior secured credit facility. The new Second Lien Notes are secured by a second-priority security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing the Company’s existing Senior Secured Credit Facility.

On October 22, 2010, the Company launched cash tender offers (Tender Offers) with respect to any and all of its outstanding 9 3/4% Senior Notes due 2014 (9 3/4% Senior Notes), 9% Senior Notes due 2014 (9% Senior Notes) and 10 1/8% / 10 7/8% Senior Toggle Notes due 2014 (Senior Toggle Notes and together with the 9 3/4% Senior Notes and 9% Senior Notes, the Senior Notes). The Company received tenders from the holders of (i) $451 aggregate principal amount of the 9 3/4% Senior Notes due 2014, (ii) €156 aggregate principal amount of the 9% Senior Notes due 2014 and (iii) $75 aggregate principal amount of the 10 1/8% / 10 7/8% Senior Toggle Notes due 2014 by the expiration of the early tender payment deadline (Early Tender Date). On November 5, 2010, the Company exercised its right to accept for early payment all of the Senior Notes tendered by the Early Tender Date. After the Early Tender Date and prior to the expiration date of the Tender Offers, the Company received additional tenders from the holders of €165 thousand aggregate principal amount of the 9% Senior Notes and $615 aggregate principal amount of the Senior Toggle Notes. On November 22, 2010, the Company exercised its right to accept for payment all of these additional tenders. For those Senior Notes accepted for purchase pursuant to the Tender Offers, the following consideration was paid by the Company (1) $1,044 as the tender offer consideration and $10.00 as an early tender payment, if applicable, per $1,000 principal amount of the 9 3/4% Senior Notes tendered; (2), €1,040 as the tender offer consideration and €10.00 as an early tender payment, if applicable, per €1,000 principal amount of the 9% Senior Notes tendered; and (3) $1,046 as the tender offer consideration and $10.00 as an early tender payment, if applicable, per $1,000 principal amount of the Senior Toggle Notes tendered. In addition, accrued interest up to, but not including, the applicable payment date of the Notes was paid in cash on all validly tendered and accepted Senior Notes.

The Company issued on November 5, 2010 approximately $848 U.S. dollar equivalent principal amount of USD second-priority 9.0% springing lien notes due 2021 (New USD Notes) and EUR second-priority 9.5% springing lien notes due 2021 (New EUR Notes and, together with the New USD Notes, the New Notes) in a private offering (Bond Offering) that it announced on October 22, 2010. The New Notes are guaranteed on a senior unsecured (or, following the occurrence of certain events, a second-priority secured) basis by the existing domestic subsidiaries of the Company that are guarantors under our senior secured credit facilities and each of the Company’s future domestic subsidiaries that guarantee any debt of the Company or of any New Note guarantor. The Company used the net proceeds from the offering of New Notes to, (i) pay the consideration with respect to the Tender Offers described above, (ii) redeem all remaining Senior Notes, following the expiration of the Tender Offers, at the applicable redemption price plus accrued and unpaid interest on December 22, 2010 and (iii) pay certain related transaction costs and expenses.

In connection with the closing of the Bond Offering, investment funds affiliated with Apollo Global Management, LLC entered into an agreement to exchange the entire amount of their holdings of each series of the Senior Notes for the New USD Notes at an exchange ratio determined based on the consideration offered to holders in the Tender Offers, and intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the Tender Offers and used the proceeds thereof to invest in the New Notes (Apollo Exchange). The Company issued approximately $526 of New USD Notes to Apollo in the Apollo Exchange. Apollo owned approximately $234 principal amount of the 9 3/4% Senior Notes, €88 principal amount of the 9% Senior Notes and $139 principal amount of the Senior Toggle Notes.

The Company recognized a loss on the above transactions of $78, including $25 of foreign currency exchange losses.

In October 2011, the Company repurchased approximately €17 in aggregate principal amount of the Euro Fixed-Rate Notes on the open market, reducing the aggregate principal amount of Euro Fixed-Rate Notes outstanding from €150 to €133. The total purchase excluding accrued interest paid by the Company was €12. The Company recognized a gain on the extinguishment of $7.

The Senior Secured Credit Facility is secured under first priority pledges of all of the equity interest of the Company’s U.S. subsidiaries, and it is also secured by first priority interests in and mortgages on substantially all of the Company’s tangible and intangible assets. The Senior Secured Credit Facility also contains various restrictive covenants. It prohibits the Company from prepaying other indebtedness (subject to certain exceptions) and requires the Company to maintain a maximum consolidated first lien leverage ratio. Additionally, it restricts the Company’s ability to incur additional indebtedness or liens, make investments or declare or pay any dividends. The Company is in compliance with the covenant requirements at December 31, 2011.

The Senior Secured Credit Facility also requires an acceleration of principal payments based on excess cash flow, as defined in the credit agreement. The Company did not have excess cash flow under the terms of the credit agreement in fiscal years 2011 and 2009. Although the Company had excess cash flow under the terms of the credit agreement in 2010, the Company was not required to prepay any of the term loans because the ratio of the net first-lien secured indebtedness to Adjusted EBITDA was below 1.5:1.

Indentures governing the Springing Lien Notes, Second Lien Notes and Senior Subordinated Notes also limit the Company’s ability to, among other things: (i) incur additional indebtedness; (ii) declare or pay dividends or make other distributions or repurchase or redeem Company stock; (iii) make investments; (iv) sell assets, including capital stock of restricted subsidiaries; (v) enter into agreements restricting the Company’s subsidiaries ability to pay dividends; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; (vii) enter into transactions outside the ordinary course of business with our affiliates; and, (viii) incur liens.

On March 17, 2009, Apollo Management VI, L.P. (“Apollo VI”) and the Company entered into a letter agreement enabling the Company to purchase some or all of certain debt securities of the Company acquired by Apollo VI or its affiliates for a period of 180 days after the date of purchase unless such securities are sold or transferred to an unaffiliated third party. As of the date of this filing, the Company has not exercised this right.

A summary of long-term debt as of December 31, 2011 and 2010 is as follows:

	2011	2010
JPMorgan Chase Bank, N.A. term loan tranche B-1-A. Matures December 4, 2013. Interest is payable monthly and 1% per annum principal payments are payable quarterly. Interest varies at LIBOR plus 2.25%. The interest rate as of December 31, 2011 and 2010 was 2.563%.	$66	$504
JPMorgan Chase Bank, N.A. term loan tranche B-1-B. Matures December 4, 2015. Interest is payable monthly and 1% per annum principal payments are payable quarterly. Interest varies at LIBOR plus 3.50%. The interest rate as of December 31, 2011 3.813%.	433	—
JPMorgan Chase Bank, N.A. term loan tranche B-2-A denominated in Euros. Matures December 4, 2013. Interest is payable monthly and 1% per annum principal payments are payable quarterly. Interest varies at Euro LIBOR plus 2.25%. The interest rate as of December 31, 2011 and 2010 was 3.447% and 3.053%, respectively.	110	506
JPMorgan Chase Bank, N.A. term loan tranche B-2-B denominated in Euros. Matures December 4, 2015. Interest is payable monthly and 1% per annum principal payments are payable quarterly. Interest varies at Euro LIBOR plus 3.50%. The interest rate as of December 31, 2011 was 4.697%.	382	—
9.0% Springing Lien Dollar Notes. Matures on January 15, 2021. Interest is payable semi-annually at 9.0%.	1,161	1,161
Springing Lien Euro Notes. Matures January 15, 2021. Interest is payable semi-annually at 9.5%.	171	198
Senior Subordinated Notes. Matures December 1, 2016. Interest is payable semi-annually at a coupon rate of 11.5%, with a yield-to-maturity of 11.68% as the notes were issued at a discount of $7, of which less than $1 was amortized during the years ended December 31, 2011 and 2010.	379	379
Second-Lien Senior Secured Notes. Matures June 15, 2014. Interest is payable semi-annually in cash at 12.5%.	179	172
Agricultural Bank of China Fixed Asset Loan denominated in RMB. Matures June 30, 2015. Interest on borrowings is based on 101% of the People’s Bank of China reference rate. The weighted average interest rate at December 31, 2011 and 2010 was 6.51% and 5.76%, respectively. Interest is payable quarterly.	30	51
Agricultural Bank of China Revolving Working Capital Loan denominated in RMB. Matures June 30, 2012. Interest on borrowings is based on 105% of the People’s Bank of China reference rate. The weighted average interest rate at December 31, 2011 was 6.88%. Interest is payable quarterly.	16	—
India Bank Medium Term Loan denominated in INR. Matures June 20, 2015. Interest on borrowings is set annually and is based on 99.5% of India Bank’s Benchmark Prime Lending Rate plus a Tenor Fee of 0.5%. The interest rate at December 31, 2011 and 2010 was 15.00% and 13.25%, respectively. Interest is payable monthly.	4	6

Total long-term debt	2,931	2,977
Less current installments	36	25

Long-term debt, excluding current installments	$2,895	$2,952

Interest expense on long-term debt was $241, $232 and $245 for the years ended December 31, 2011, 2010 and 2009, respectively. Amortization of debt discount and debt issuance costs amounted to $15, $17 and $15 for the years ended December 31, 2011, 2010 and 2009, respectively, and is included in Interest expense in the Consolidated Statements of Operations.

As disclosed in note 2 (s), on May 10, 2008, the Company entered into an interest rate swap agreement, whereby the Company received one-month LIBOR and paid a fixed rate of 2.48% on a notional value of $185. This agreement expired on March 31, 2010.

At December 31, 2011, the Company estimates that the $1,332 of outstanding springing lien notes had a fair value of approximately $1,005; the $379 of outstanding fixed rate senior subordinated notes had a fair value of approximately $284; the $991 of outstanding variable rate term loans had a fair value of approximately $936; the $179 of outstanding fixed rate second-lien senior secured notes with a $200 aggregate principal amount had a fair value of approximately $212; and the fair value of the $4 outstanding medium term loan, the $30 outstanding fixed asset loan and the $16 of outstanding working capital loans were approximately the same as their outstanding balances. The Company determined the estimated fair value amounts by using available market information for the senior notes and commonly accepted valuation methodologies for the term loans. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein are not necessarily indicative of the amount that the Company or the debt-holders could realize in a current market exchange. The use of different assumptions, changes in market conditions and/or estimation methodologies may have a material effect on the estimated fair value.

As of December 31, 2011, the aggregate principal maturities for the next five years are as follows:

Year ending December 31:
2012	$36
2013	192
2014	216
2015	796
2016	382

(9) Accrued Expenses and Other Liabilities

The following represents a summary of accrued expenses and other liabilities at December 31:

	2011	2010
Employee compensation and benefits	$45	$69
Other accrued expenses	117	101

Total accrued expenses and other liabilities	$162	$170

(10) Deficit

(a) Common Stock and Additional Paid-in Capital

At December 31, 2011 and 2010, common stock consists of 100 shares issued and outstanding with a par value of one cent per share. At December 31, 2011 and 2010, MPM Holdings represented the sole shareholder of the Company as a result of its capital contribution of $904 to the Company on December 4, 2006. Additional paid-in capital primarily relates to the excess of paid-in-capital over the par value of the common shares from the capital contribution, net of $305 in deemed dividend to GE.

(b) Accumulated Other Comprehensive Income (Loss)

The accumulated balances for each classification of comprehensive income (loss) are as follows:

Predecessor	Foreign currency translation	Pension and Postretirement liability adjustments	Derivative instruments	Accumulated other comprehensive income
Balance at December 31, 2008	$171	$8	$(3)	$176
Net current period change	—	3	1	4

Balance at December 31, 2009	171	11	(2)	180
Net current period change	77	(42)	2	37

Balance at December 31, 2010	248	(31)	—	217
Net current period change	26	(15)	—	11

Balance at December 31, 2011	$274	$(46)	$—	$228

The accumulated balances and corresponding tax effects for each component of other accumulated comprehensive income (loss) as of December 31, 2011, 2010 and 2009 are as follows:

	2011
	Pre-tax amount	Tax expense	Net-of-tax amount
Foreign currency translation	$274	$—	$274
Pension and postretirement liability adjustments	(44)	(2)	(46)

	$230	$(2)	$228

	2010
	Pre-tax amount	Tax expense	Net-of-tax amount
Foreign currency translation	$248	$—	$248
Pension and postretirement liability adjustments	(36)	5	(31)

	$212	$5	$217

	2009
	Pre-tax amount	Tax expense	Net-of-tax amount
Foreign currency translation	$171	$—	$171
Pension and postretirement liability adjustments	13	(2)	11
Derivative instruments	(1)	(1)	(2)

	$183	$(3)	$180

(c) Noncontrolling Interests

The following table presents the changes in the proportionate share of the equity of the noncontrolling interest shareholder balances:

	Years ended December 31,
	2011	2010	2009
Balance, beginning of period	$4	$4	$4
Currency translation adjustment	—	—	—
Dividends paid	—	(1)	—
Disposition of joint venture	(5)	—	—
Noncontrolling interests share of income (loss)	1	1	—

Balance, end of period	$—	$4	$4

(11) Stock-based Compensation

2011 Equity Plan

On February 23, 2011, the Compensation Committee of the Board of Managers of Momentive Holdings approved the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Equity Plan”). Under the 2011 Equity Plan, Momentive Holdings can award unit options, unit awards, restricted units, restricted deferred units, and other unit-based awards. The restricted deferred units are nonvoting units of measurement, which are deemed to be equivalent to one common unit of Momentive Holdings. The unit options are options to purchase common units of Momentive Holdings. The awards contain restrictions on transferability and other typical terms and conditions.

The following is a summary of key terms of the stock-based awards granted to MPM employees under the 2011 Equity Plan on February 23, 2011:

Tranche	Momentive Holdings Units Granted	Vesting Terms	Option/Unit Term
Unit Options:			10 years
Tranche A Options	716,351	Time-vest ratably over 4 years; Accelerated vesting six months after certain change of control transactions

Tranche B Options	358,171	Performance-based: Vest upon the earlier of i) the two year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

Tranche C Options	358,171	Performance-based: Vest upon the earlier of i) the one year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

Tranche	Momentive Holdings Units Granted	Vesting Terms	Option/Unit Term
Restricted Deferred Units (“RDUs”):			N/A
Tranche A RDUs	238,777	Time-vest ratably over 4 years; Accelerated vesting six months after certain change of control transactions

Tranche B RDUs	119,391	Performance-based: Vest upon the earlier of i) the two year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

Tranche C RDUs	119,391	Performance-based: Vest upon the earlier of i) the one year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

Unit Options

The Tranche A Options were granted with a grant date fair value of approximately $2. The fair value was estimated at the grant date using a Black-Scholes option pricing model. The assumptions used to estimate the fair value were a 2.21% risk free interest rate, a 6.25 year expected life, a 37.4% expected volatility rate and a 0% dividend rate.

The Tranche B and Tranche C Options were granted with performance and market conditions with a grant date fair value of approximately $1 and $1, respectively. The fair value was estimated at the grant date using a Monte Carlo valuation method, which is a commonly accepted valuation model for awards with market and performance conditions. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates were 0.16% to 3.49%, expected volatility rates ranged from 34.5% to 41.5% and the dividend rate was 0%. The expected life is not used in the Monte Carlo valuation method, but the output of the model indicated a weighted average expected life of 9.2 years. Compensation cost has not been recognized for the Tranche B and Tranche C Options during the year ended December 31, 2011, since it is not probable the related options will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Restricted Deferred Units

The Tranche A RDUs were granted with a grant date fair value of approximately $1. Compensation cost of less than $1 was recognized during the year ended December 31, 2011.

The Tranche B RDUs and Tranche C RDUs were granted with a grant date fair value of approximately $1 and $1, respectively. The fair value of each RDU was estimated at the grant date using the same Monte Carlo valuation method and assumptions as for the unit options. The RDU’s have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted average expected life of 21.4 years. Compensation cost has not been recognized for the Tranche B RDUs and Tranche C RDUs during the year ended

December 31, 2011 because as of this date, it is not probable the related restricted deferred units will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Although the 2011 Equity Plan is issued by Momentive Holdings, the underlying compensation cost represents compensation costs paid for by Momentive Holdings on MPM’s behalf, as a result of the employees’ service to MPM. All compensation cost is recorded over the requisite service period on a graded-vesting basis and is included in Selling, general and administrative expense in the Consolidated Statements of Operations.

Awards available to be granted under the 2011 Equity Plan (including both options and RDUs) are 1,890,756 at December 31, 2011.

2007 Long-Term Incentive Plan

On March 30, 2007, the Board of Directors of MPM Holdings approved the 2007 Long-Term Incentive Plan of Holdings (the “Incentive Plan”). As a result of the October 1, 2010 transaction in which Momentive Holdings became the Company’s ultimate parent, the options issued under the Incentive Plan were converted to options to purchase units of Momentive Holdings. The exchange ratio was 38.5518 Momentive Holdings options for each 1 option of MPM Holdings outstanding. As a result, the prior period data has been recast to reflect this conversion. A maximum of 19,275,900 shares of Momentive Holdings units may be issued or transferred, including units issuable upon exercise of non-qualified stock options granted under the Incentive Plan.

Employee option grants with graded vesting vest over a four or five-year period. The performance based options vest upon the earlier of (i) Apollo’s achievement of a specified internal rate of return on its equity investment in MPM Holdings (now converted into Momentive Holdings common units) and (ii) Apollo’s achievement of a specified cash-on-cash return on its equity investment in MPM Holdings (now converted into Momentive Holdings common units). The cash-on-cash return vesting criteria was added in early 2010. 77,103 options were granted under the Incentive Plan to the Company’s directors in 2009. Director options vested and became exercisable immediately upon being granted and had a weighted average per share grant-date fair value of $1.14 for options granted in 2009. The fair value of each employee’s options with graded vesting and the director options was estimated using the Black-Scholes-Merton option pricing model. For the options associated with investor IRR and cash-on-cash return, an adaptation of the Black-Scholes-Merton, which took into consideration the internal rate of return thresholds, was used to estimate fair value. This model adaptation is essentially equivalent to the use of a path-dependent lattice model.

Expected volatility was based on the historical volatility of representative peer companies’ stocks. Expected term for graded and director options was based on the simplified method which allows a term equal to the period from grant date to the mid-point between vesting dates and contractual expiration of the options. For options associated with investor IRR or cash-on-cash returns, the expected term reflected an assumed date when the investor would reach its internal rate of return or cash-on-cash return threshold plus an estimated additional holding period until the option exercise. For these awards, expense is measured but not recorded until the actual occurrence of the market condition being met, at which time the total remaining expense would be recognized. Expected dividend yield was based on management’s expectation of no dividend payments. Risk free interest rates were based on the U.S. treasury yield curve in effect at the grant date for instruments with similar lives.

Financial Statement Impact

For the fiscal years ended December 31, 2011, 2010 and 2009, the Company recognized less than $1 in each period for director compensation, and $2, $3, and $1 for employee compensation, respectively. The compensation expenses are included in Selling, general and administrative expenses on the Consolidated Statements of Operations. The Company recognized no tax benefits. As of December 31, 2011, there was $4 of unrecognized compensation costs related to unvested options. The unrecognized compensation costs are expected to be recognized over a weighted-average period of 3.1 years.

The following is a summary of the Company’s stock option plans activity as of and for the years ended December 31, 2011:

	Momentive Holdings Common Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2010	9,574,390	$2.61
Granted	1,432,693	$4.85	$2.29
Forfeited	(176,845)	$2.78
Expired	—
Exercised	—

Outstanding at December 31, 2011	10,830,238	$2.90

Exercisable at December 31, 2011	3,229,789	$2.74

Expected to vest at December 31, 2011	4,233,669	$2.98

At December 31, 2011, the exercise prices for outstanding options ranged from $2.59 and $4.85 with a weighted average remaining contractual life of 6.4 years. The weighted average remaining contractual life for options exercisable and options expected to vest was 5.8 and 6.5 years, respectively. At December 31, 2011, the aggregate intrinsic value of both options exercisable and options expected to vest was $1. The total amount of cash received and total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2011, 2010 and 2009 was $0 in each year.

Restricted Unit Activity

Following is a summary of the Company’s restricted unit plan activity for the year ended December 31, 2011:

	Momentive Holdings Common Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2010	—	$—
Restricted units granted	477,559	$4.71
Restricted units vested	(59,085)	$4.85
Restricted units forfeited	(4,874)	$4.71

Nonvested at December 31, 2011	413,600	$4.69

The weighted average remaining contractual life for restricted units granted and outstanding was 3.1 years.

(12) Income Taxes

For the years ended December 31, 2011, 2010 and 2009, the Company’s tax provision was computed based on the legal entity structure, as described in note 1. Any tax benefit or valuation allowance related to net operating losses (NOL) was recognized and evaluated on a stand-alone basis.

The components of income (loss) before income taxes are as follows:

	Year ended December 31,
	2011	2010	2009
Income (loss) before income taxes:
U.S.	$(101)	$(108)	$21
Non U.S.	(6)	43	(48)

	$(107)	$(65)	$(27)

Income tax expense (benefit) attributable to income (loss) from operations consists of:

	Current	Deferred	Total
Year ended December 31, 2011:
United States federal	$—	$—	$—
State and local	—	—	—
Non U.S. jurisdictions	18	9	27

	$18	$9	$27

Year ended December 31, 2010:
United States federal	$—	$1	$1
State and local	1	—	1
Non U.S. jurisdictions	16	(20)	(4)

	$17	$(19)	$(2)

Year ended December 31, 2009:
United States federal	$—	$(3)	$(3)
State and local	—	—	—
Non U.S. jurisdictions	14	4	18

	$14	$1	$15

Income tax (benefit) expense attributable to income from operations was $27, ($2) and $15 for the years ended December 31, 2011, 2010 and 2009, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

	Year ended December 31,
	2011	2010	2009
Income tax expense (benefit):
Computed “expected” tax expense (benefit)	$(37)	$(23)	$(9)
State and local income taxes, net of Federal income tax benefit	—	—	—
Increase (reduction) in income taxes resulting from:
Tax rate changes	(2)	4	(2)
Non U.S. tax rate differential	2	(8)	12
Branch accounting effect	12	35	(24)
Withholding taxes	1	2	—
Valuation allowance	53	(14)	37
Permanent differences	(2)	2	7
Elective asset step up	—	—	(6)

	$27	$(2)	$15

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011, and 2010 are presented below.

	U.S.		Non U.S.
	2011	2010	2011	2010
Current deferred tax assets:
Inventory	$9	$8	$5	$7
Vacation	4	8	2	3
Provision for expenses related to timing	3	2	15	3
Net operating losses	—	—	—	5
Other	12	4	2	3

Total current deferred tax assets	28	22	24	21

Noncurrent deferred tax assets:
Amortization	162	185	7	10
Depreciation	23	19	14	13
Pension	124	102	27	37
Net operating losses	307	266	84	73
Branch accounting future credits	13	22	—	—
Reserves	2	1	—	—
Deferred interest deductions	—	—	18	14
Other	7	7	2	6

Total noncurrent deferred tax assets	638	602	152	153

Total gross deferred tax assets	666	624	176	174
Less valuation allowance	(655)	(612)	(64)	(40)

Net deferred tax assets	11	12	112	134

Current deferred tax liabilities:
Inventory	—	—	8	11
Provision for expenses related to timing	—	—	3	7
Other	—	—	13	1

Total current deferred tax liabilities	—	—	24	19

Noncurrent deferred tax liabilities:
Amortization	—	—	75	85
Depreciation	—	—	45	47
Other	11	12	4	6

Total noncurrent deferred tax liabilities	11	12	124	138

Total deferred tax liabilities	11	12	148	157

Net deferred tax asset (liability)	$—	$—	$(36)	$(23)

NOL Schedule

Country	NOL value
United States	$850
Japan	108
Germany	100
Thailand	35
Other	18

Total	$1,111

At December 31, 2011, 2010 and 2009, the Company had available approximately $1,111, $956 and $881 of net operating loss carryforwards with expiration dates ranging from one year to indefinite that may be applied against future taxable income, respectively. The net operating losses for the United States, Japan and Thailand will begin to expire in 2026, 2014 and 2016, respectively. The net operating losses for Germany have no expiration date.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net deferred tax assets are deductible, management believes it is more likely that the Company will not realize the benefit of most of their net deferred tax assets. As of December 31, 2011 and 2010, in some jurisdictions in which there is a net deferred tax asset, the Company has established a full valuation allowance. However, there are exceptions for certain non U.S. jurisdictions where, based on management’s assessment, it is more likely than not the net deferred tax asset will be realized. As of December 31, 2011, the Company established a valuation allowance of $28 in certain non-U.S. jurisdictions based on its assessment that the net deferred tax assets will likely not be realized.

The Company is recognizing the earnings of non-U.S. operations currently in its U.S. consolidated income tax return as of December 31, 2011 and is expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. The Company has accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings.

Under branch accounting, the inclusion of the non-U.S. operations in the U.S. income tax return requires the establishment of a deferred tax asset or liability to offset the foreign affiliates’ tax consequences; eliminating a duplicative deferred tax benefit or expense. The “branch accounting future credit” deferred tax asset of $13 and $22 at December 31, 2011 and 2010, respectively, principally represents the offset to the non-US affiliates deferred tax liabilities.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits, December 31, 2009	$18
Additions for tax positions of the current year	3
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(5)
Settlements	—
Statute of limitations expiration	—
Foreign currency translation	4

Balance at December 31, 2010	20
Additions for tax positions of the current year	3
Additions for tax positions of prior years	1
Reductions for tax positions of prior years	(4)
Settlements	—
Statute of limitations expiration	(1)
Foreign currency translation	2

Balance at December 31, 2011	$21

Liabilities for unrecognized tax benefits as of December 31, 2011 relate to various foreign jurisdictions. If recognized, all of the unrecognized tax benefits as of December 31, 2011 would reduce the Company’s effective tax rate.

The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2011 and 2010 the Company has recorded a liability of approximately $1 and $1, respectively, for interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. In the normal course of business the Company is subject to examination by taxing authorities throughout the world with examinations ongoing in a few of those jurisdictions including Germany, Hong Kong, Italy and Singapore. Such major jurisdictions with open tax years are as follows: United States 2006-2011, Germany 2006-2011, Italy 2003-2011, Switzerland 2009-2011, Singapore 2004-2011, Japan 2006-2011, Thailand 2005-2011, Hong Kong 2006-2011, Canada 2008-2011 and Brazil 2006-2011. Unrecognized tax benefits are not expected to change significantly over the next 12 months.

The Company is recognizing the earnings of non-U.S. operations currently in its U.S. consolidated income tax return as of December 31, 2011 and is expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. The Company has accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, the Company has certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $407, which could result in a tax obligation of $144, based on currency exchange rates as of December 31, 2011. Should the intercompany arrangement be settled or the Company changes its assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

(13) Commitments and Contingencies

(a) Litigation

The Company is subject to various claims and legal actions arising in the ordinary course of business, none of which management believes is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

(b) Purchase Commitments

The Company has signed multi-year agreements with vendors in order to obtain favorable pricing and terms on products that are necessary for the ongoing operation of its business. Under the terms of these agreements, the Company has committed to contractually specified minimums over the contractual periods. A majority of these contractual commitments are related to the off-take agreement with ASM, as disclosed in note 3. As of December 31, 2011, future contractual minimums are as follows:

Year ending December 31:
2012	$138
2013	138
2014	131
2015	131
2016	131
Thereafter	1,142

$1,811

To the extent that the Company does not purchase the contractual minimum amount, the Company must pay vendors the shortfall. The Company believes that it will meet the contractual minimums through the normal course of business.

(c) Environmental Matters

The Company is involved in certain remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs at each site are based on the Company’s best estimate of discounted future costs. As of December 31, 2011 and 2010, the Company had recognized obligations of $8 and $7, respectively, for remediation costs at the Company’s manufacturing facilities and offsite landfills. These amounts are included in Other liabilities in the accompanying Consolidated Balance Sheets.

(d) Lease Commitments

The Company has several noncancelable operating leases, primarily for manufacturing equipment, office equipment and office buildings. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Future minimum lease payments as of December 31, 2011 are as follows:

Year ending December 31:
2012	$13
2013	12
2014	8
2015	8
2016	6
Thereafter	1

Total future minimum lease payments	$48

The Company is also a lessee under various cancelable operating lease arrangements for industrial equipment, computer and office equipment. Rent expense for noncancelable and cancelable operating leases was $23, $22 and $25 for the years ended December 31, 2011, 2010 and 2009, respectively.

(14) Pension and Postretirement Benefits

Domestic Pension Plans

The Company’s U.S. defined benefit plan provides benefits to substantially all U.S. employees based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Certain benefit provisions are subject to collective bargaining. The Company also maintains a supplementary defined benefit plan that provides additional retirement benefits to certain higher-level, longer-service U.S. employees. The Company’s supplementary defined benefit pension plan is unfunded. Effective December 31, 2011, the Company froze the benefits for those employees in the supplementary defined benefit pension plan.

Eligible U.S. employees may also participate in the Company’s defined contribution plan. Under this plan, eligible employees may invest a portion of their earnings, with the Company matching up to a maximum of 4% of the employees’ annual earnings or nine thousand eight hundred dollars, in various program funds. Effective January 1, 2009, the Company suspended the 4% match for salaried exempt employees. This match was subsequently reinstated effective April 1, 2010. The Company recognized expense of $6, $4 and $2 during 2011, 2010 and 2009, respectively, associated with this plan.

Foreign Pension Plans

Outside the U.S., the Company maintains its principal defined benefit pension plans in Germany, Japan and Switzerland (collectively, Foreign or Foreign Pension Plans). The Company maintains additional defined benefit pension plans in various other locations. These additional plans are not significant and are excluded from the disclosures presented below.

The Company’s defined benefit pension plans in Germany cover substantially all of its employees. These plans are not funded and benefits are paid from the Company to retirees directly. The benefits are based on years of service and the employee’s final pensionable salary, as defined by the plan. The benefits are not vested until the employee retires at a minimum eligible age of 60 years.

The Company’s defined benefit pension plan in Japan covers substantially all of its employees. The benefits of the Company’s Japanese pension plan are based on years of service and the employee’s three highest years of compensation during the last 10 years of employment. The pension plan assets are managed by a variety of Japanese financial institutions.

In Switzerland, the Company’s defined benefit plan provides pension, death and disability benefits to substantially all employees. Benefits are based on participants’ accumulated account balances plus an annuity conversion factor established by the Swiss government. The pension liability is administered through a collective foundation, together with benefits provided by GE to its employees.

Employees in the United Kingdom participate in GE pension plans along with GE employees. Prior to 2009, employees in the Netherlands also participated in GE pension plans along with GE employees. The Company’s pension expense associated with contributions to these multi-employer pension plans was less than $1 for the years ended December 31, 2011, 2010 and 2009, respectively.

Cost of Pension Plans

Net periodic pension cost for the years ended December 31, 2011, 2010 and 2009 includes the following (income) expense components:

	Domestic			Foreign
	Year ended December 31,			Year ended December 31,
	2011	2010	2009	2011	2010	2009
Expected return on plan assets	$(5)	$(4)	$(2)	$(1)	$(1)	$(1)
Service cost for benefits earned	19	15	16	7	6	5
Interest cost on benefit obligation	7	5	3	4	3	4
Prior service benefit	(1)	(1)	(1)	—	—	—
Net actuarial (gain) loss recognized	—	(1)	—	1	—	—
Curtailment gain	(6)	—	—	—	—	—

	$14	$14	$16	$11	$8	$8

The curtailment gain recognized on domestic pension benefits during the year ended December 31, 2011 related to the supplementary defined benefit pension plan freeze previously discussed.

Actuarial Assumptions

The Company measures and records the expense of its pension plan obligations based on actuarially determined estimates, using a December 31 measurement date. Weighted average assumptions used to determine benefit obligations as of December 31 were as follows:

	Domestic			Foreign
	2011	2010	2009	2011	2010	2009
Discount rate	5.02%	5.60%	6.10%	3.00%	2.58%	3.41%
Compensation increases	4.25%	4.38%	4.36%	2.25%	2.06%	2.32%
Expected return on assets	7.50%	8.00%	8.00%	2.72%	2.71%	2.93%

The Company’s defined benefit pension plans in Germany also relied upon assumptions regarding pension benefit increases of 3.00% in 2011, and 1.75% in 2010 and 2009. The discount rates at December 31 are used to measure the year-end benefit obligations and the earnings effects for the subsequent year. The Company determines its assumption for the discount rates based on an index of high-quality corporate bond yields and matched-funding yield curve analysis as of the measurement date. To determine the expected long-term rate of return on pension plan assets, the Company considers the current and expected asset allocation, as well as historical and expected returns on various categories of plan assets. The Company applies the expected rate of return to a market-related value of assets, which stabilizes variability in assets to which the expected return is applied. The Company amortizes experience gains and losses and effects of changes in actuarial assumptions and plan provisions over a period no longer than the average future service of employees.

Funding Policy

The funding policy for the various pension plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws. In 2012, the Company expects to contribute approximately $16 and $3 to the Company’s Domestic and Foreign plans, respectively. The Company contributed $14 and $4 to its Domestic and Foreign plans, respectively, in 2011.

Benefit Obligations

Benefit obligations are described in the following tables. Accumulated Benefit Obligation (ABO) and Projected Benefit Obligation (PBO) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO represents ABO increased to reflect expected future compensation.

Projected Benefit Obligation

	Total		Domestic		Foreign
	2011	2010	2011	2010	2011	2010
Balance at January 1	$258	$191	$113	$73	$145	$118
Service cost for benefits earned	26	21	19	15	7	6
Interest cost on benefit obligations	11	8	7	5	4	3
Participant contributions	—	—	—	—	—	—
Plan amendments	(4)	3	—	3	(4)	—
Actuarial loss (gain)	4	35	21	18	(17)	17
Benefits paid	(7)	(6)	(1)	(1)	(6)	(5)
Exchange rate adjustments	3	6	—	—	3	6
Plan curtailments	(6)	—	(6)	—	—	—

Balance at December 31	$285	$258	$153	$113	$132	$145

Actuarial gains and losses are principally associated with discount rate changes.

Accumulated Benefit Obligation

	Total		Domestic		Foreign
	2011	2010	2011	2010	2011	2010
Balance at December 31	$241	$222	$118	$84	$123	$138

The following table provides information about the Company’s pension plans with accumulated benefit obligations that exceed the fair value of plan assets

	Total		Domestic		Foreign
	2011	2010	2011	2010	2011	2010
Funded plans with assets less than ABO
Plan assets	$103	$89	$70	$57	$33	$32
Accumulated benefit obligations	184	158	102	73	82	85
Projected benefit obligations	227	189	137	97	90	92
Unfunded plans
Accumulated benefit obligations	57	64	16	11	41	53
Projected benefit obligations	58	69	16	16	42	53

Plan Assets

The following table sets forth the components of the change in plan assets for the year ended December 31:

	Total		Domestic		Foreign
	2011	2010	2011	2010	2011	2010
Balance at January 1	$89	$69	$57	$40	$32	$29
Actual gain (loss) on plan assets	(1)	6	—	6	(1)	—
Employer contributions	18	16	14	12	4	4
Participant contributions	—	—	—	—	—	—
Benefits paid	(4)	(6)	(1)	(1)	(3)	(5)
Terminations and other	—	—	—	—	—	—
Exchange rate adjustments	1	4	—	—	1	4

Balance at December 31	$103	$89	$70	$57	$33	$32

The following table sets forth the percentage of the fair value of total plan assets, by asset category, held as of December 31:

	Domestic		Foreign
	2011	2010	2011	2010
Cash and cash equivalents	100%	1%	1%	1%
Equity securities	—%	61%	17%	32%
Government bonds	—%	19%	5%	14%
Corporate Bonds	—%	19%	20%	21%
Insurance contracts	—%	—%	51%	27%
Other	—%	—%	6%	5%

Total	100%	100%	100%	100%

Plan fiduciaries of the various defined benefit plans set the investment policies and strategies for the trusts. Long-term strategic investment objectives include preserving the funded status of the plans, while balancing risk and return. These fiduciaries oversee the investment allocation process, which includes selecting investment managers, commissioning periodic asset-liability studies, setting long-term strategic targets and monitoring asset allocations. Target allocations for the Domestic plans are as follows: 2% in cash and cash equivalents, 60% in equity securities, 19% in government bonds and 19% in corporate bonds. Target allocations for the Foreign plans are as follows: 1% in cash and cash equivalents, 30% in equity securities, 15% in government bonds, 24% in corporate bonds, 25% in insurance contracts and 5% in other. Target allocations are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

In December 2011, the plan fiduciaries for the Domestic plans liquidated its investment portfolio, just prior to transferring its plan assets to a new custodian. In early 2012, plan assets were reinvested in accordance with the long-term target asset allocation strategy. Also in December 2011, the plan fiduciaries for the Foreign plans, specifically in Japan, temporarily increased the investments in insurance contracts prior to engaging a new lead underwriter. In early 2012, plan assets were reinvested in accordance with the long-term target asset allocation strategy.

The following table presents plan assets at December 31, 2011 that the Company measures at fair value on a recurring basis, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Domestic Assets
Cash and cash equivalents	$70	$—	$—	$70

Total assets at fair value	$70	$—	$—	$70

Foreign Assets
Cash and cash equivalents	$—	$—	$—	$—
Equity securities	5	—	—	5
Government bonds	2	—	—	2
Corporate bonds	7	—	—	7
Insurance contracts	—	17	—	17
Other	2	—	—	2

Total assets at fair value	$16	$17	$—	$33

The following table presents plan assets at December 31, 2010 that the Company measures at fair value on a recurring basis, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Domestic Assets
Cash and cash equivalents	$1	$—	$—	$1
Equity securities	34	—	—	34
Government bonds	11	—	—	11
Corporate bonds	11	—	—	11

Total assets at fair value	$57	$—	$—	$57

Foreign Assets
Cash and cash equivalents	$—	$—	$—	$—
Equity securities	10	—	—	10
Government bonds	4	—	—	4
Corporate bonds	7	—	—	7
Insurance contracts	—	9	—	9
Other	—	2	—	2

Total assets at fair value	$21	$11	$—	$32

For Level 1 assets, the Company uses quoted market prices to determine the fair value with the exception of money market investments (included in cash and cash equivalents), which are valued at their net asset value. For Level 2 assets, the Company uses quotes from independent vendors and other relevant information to determine the fair value.

Pension Asset (Liability)

The Company’s recorded assets and liabilities for its principal defined benefit pension plans are as follows:

December 31	Total		Domestic		Foreign
	2011	2010	2011	2010	2011	2010
Funded status:
Fair value of plan assets	$103	$89	$70	$57	$33	$32
Projected benefit obligation	(285)	(258)	(153)	(113)	(132)	(145)

Pension liability recognized	$(182)	$(169)	$(83)	$(56)	$(99)	$(113)

Amounts recorded in shareholder’s deficit (pre-tax)
Prior service benefit	$(6)	$(3)	$(2)	$(3)	$(4)	$—
Net actuarial loss	31	21	25	—	6	21

Total	$25	$18	$23	$(3)	$2	$21

The estimated prior service benefit and net actuarial loss that will be amortized from shareholder’s deficit in 2012 are approximately $1 and $2 respectively.

Estimated Future Benefit Payments

The expected benefit payments presented below are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2011, and include estimated future employee service.

	2012	2013	2014	2015	2016	2017-2021
Domestic pension plans	$2	$3	$3	$4	$4	$41
Foreign pension plans	6	6	6	8	6	43

Total	$8	$9	$9	$12	$10	$84

Retiree Health and Life Benefits

In connection with the Acquisition, the Company assumed certain obligations from GE for retiree health and life benefits for the U.S. employees of the Company, based on participation by its employees in plans maintained by GE or its affiliates through January 28, 2007. During 2007, the Company established its health and welfare plan for U.S. employees. The retiree health and life obligations assumed from GE, and those obligations arising from subsequent employee service, are administered under this plan. The Company’s U.S. health and welfare plan provides benefits to pay medical expenses, dental expenses, flexible spending accounts for otherwise unreimbursed expenses, short-term disability benefits, and life and accidental death and dismemberment insurance benefits. Retirees share in the cost of healthcare benefits. The Company funds retiree healthcare benefits on a pay-as-you-go basis. The Company uses a December 31 measurement date for this plan.

Net periodic postretirement benefit cost of $7, $7 and $7 for the years ended December 31, 2011, 2010 and 2009, includes service cost for benefits earned of $1, $1 and $1, interest cost on the benefit obligation of $5, $5 and $5 and amortization of prior service cost and net actuarial gain of $1, $1, and $1, respectively.

Changes in the accumulated postretirement benefit obligation were as follows:

	2011	2010
Balance at January 1	$94	$80
Service cost for benefits earned	1	1
Interest cost on benefit obligations	5	5
Actuarial loss	5	8
Benefits paid	(2)	(1)
Employee Contributions	—	—
Plan amendments	1	1

Balance at December 31	$104	$94

The accumulated postretirement benefit obligation is recognized as a component of pension liabilities in the December 31, 2011 and 2010 Consolidated Balance Sheets. Amounts recorded in deficit at December 31, 2011 and 2010 include unrecognized prior service cost of $10 and $12 and unrecognized net actuarial losses of $10 and $5, respectively. Unrecognized prior service cost principally arises from 2007 plan amendments related to the elimination of caps on health benefit payments for long-service employees. The estimated prior service cost and net actuarial loss that will be amortized from deficit in 2012 are $1 and $0, respectively.

Significant actuarial assumptions used to determine benefit obligations as of December 31, 2011 and 2010, and related earnings effects include discount rates of 4.58% and 5.1%, respectively and an initial healthcare trend rate of 7.5% and 7.5% (gradually declining to 4.5% for 2024 and thereafter), respectively. The Company determines its assumption for the discount rates based on an index of high-quality corporate bond yields and matched-funding yield curve analysis as of the measurement date. Increasing or decreasing the healthcare cost trend rates by one percentage point would have changed the December 31, 2011 accumulated postretirement benefit obligation by approximately $10 and $9, respectively, and the December 31, 2010 accumulated postretirement benefit obligation by $9 and $8, respectively. Increasing or decreasing the healthcare cost trend rates by one percentage point would not have a material effect on net periodic postretirement benefit cost for 2011 or 2010.

The expected benefit payments presented below are based on the same assumptions used to measure the Company’s accumulated postretirement benefit obligation at December 31, 2011, and include estimated future employee service.

	2012	2013	2014	2015	2016	2016-2021
Gross	$3	$4	$5	$6	$7	$44
Expected Medicare Part D subsidy	—	—	—	—	—	—

Net	$3	$4	$5	$6	$7	$44

(15) Operating Segments

The Company operates in two independent businesses: Silicones and Quartz. The Silicones business is engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz business is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company’s businesses are organized based on the nature of the products they produce.

On July 17, 2012, the Company made certain changes to its internal reporting structure. These changes caused the Company to re-evaluate its reportable segments as well as the profitability measure used to manage its reportable segments. Effective July 17, 2012, the businesses are managed as one reportable segment; however, given the different technology and marketing strategies as well as the Company’s historical segment disclosure, the Company will continue to report the results for the Silicones and Quartz businesses separately. In addition, the Company’s profitability measure has changed from operating income to Segment EBITDA (earnings before interest, income taxes, depreciation and amortization). Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. As a result, the Company retrospectively applied the Segment EBITDA performance measure to all periods presented.

The Company organizational structure continues to evolve. It is also continuing to refine its operating structure to better align its services to its customers and improve its cost position, while continuing to invest in global growth opportunities.

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by business. Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among businesses. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Other is primarily general and administrative expenses that are not allocated to the businesses, such as shared service and administrative functions.

	Silicones	Quartz	Other	Total
Year ended December 31, 2011:
Net sales (a)	$2,310	$327	$—	$2,637
Segment EBITDA	291	101	(13)	379
Depreciation and amortization	170	27	—	197
Capital expenditures	89	22	—	111

	Silicones	Quartz	Other	Total
Year ended December 31, 2010:
Net sales (a)	$2,286	$302	$—	$2,588
Segment EBITDA	433	92	(33)	492
Depreciation and amortization	169	28	—	197
Capital expenditures	76	19	—	95

	Silicones	Quartz	Other	Total
Year ended December 31, 2009:
Net sales (a)	$1,913	$170	$—	$2,083
Segment EBITDA	253	21	(13)	261
Depreciation and amortization	162	29	—	191
Capital expenditures	68	9	—	77

The following represents a summary of total assets at December 31,

	2011	2010
Silicones	$2,775	$2,900
Quartz	355	338
Other	35	54

Total assets (b)	$3,165	$3,292

(a)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.
(b)	Deferred income taxes are included within corporate and other items as reconciling amounts to the Company’s total assets as presented on the Consolidated Balance Sheets.

Reconciliation of Segment EBITDA to Net Loss:

	Year Ended December 31,
	2011	2010	2009
Segment EBITDA:
Silicones	$291	$433	$253
Quartz	101	92	21
Other	(13)	(33)	(13)

Total	379	492	261

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	(8)	(7)	5
Restructuring and other costs	(39)	(27)	(23)

Total adjustments	(47)	(34)	(18)
Interest expense, net	(256)	(249)	(258)
Income tax (expense) benefit	(27)	2	(15)
Depreciation and amortization	(197)	(197)	(191)
Gain (loss) on extinguishment and exchange of debt	7	(78)	179

Net loss	$(141)	$(64)	$(42)

Items Not Included in Segment EBITDA

Non-cash charges primarily represent stock-based compensation expense, unrealized derivative and foreign exchange gains and losses and asset disposal gains and losses. Restructuring and other costs primarily include expenses from the Company’s restructuring and cost optimization programs and management fees paid to its owner.

Not included in Segment EBITDA are certain non-cash and other income and expenses. For the 2011, these items primarily include net foreign exchange transaction gains and losses, stock-based compensation expense and a pension curtailment gain. For the 2010, these items primarily include net foreign exchange transaction gains and losses and stock-based compensation expense. For the 2009, these items primarily include net foreign exchange transaction gains and losses, stock-based compensation expense and an unrealized gain on natural gas derivative contracts.

The following tables show data by geographic area. Net sales are based on the location of the operation recording the final sale to the customer. Total long-lived assets consist of property and equipment, net of accumulated depreciation, intangible assets, net of accumulated amortization and goodwill.

	Year Ended December 31,
	2011	2010	2009
Net sales:
United States	$847	$844	$659
Canada	44	44	37
Pacific	816	824	632
Europe	813	779	675
Mexico and Brazil	117	97	80

	$2,637	$2,588	$2,083

	December 31,
	2011	2010
Total long-lived assets:
United States	$579	$599
Canada	18	18
Pacific	826	833
Europe	628	663
Mexico and Brazil	7	7

	$2,058	$2,120

(16) Guarantor and Nonguarantor Condensed Consolidating Financial Statements

The Company has outstanding $200 in aggregate principal amount of second-lien senior notes, $1,161 in aggregate principal amount of springing lien Dollar notes, €133 in aggregate principal amount of springing lien Euro notes and $382 in aggregate principal amount of senior subordinated notes. The notes are fully, jointly, severally and unconditionally guaranteed by the Company’s domestic subsidiaries (the guarantor subsidiaries). The following condensed consolidating financial information presents the Condensed Consolidating Balance Sheets as of December 31, 2011 and 2010, the Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2011, 2010 and 2009 of (i) Momentive Performance Materials Inc. (Parent); (ii) the guarantor subsidiaries; (iii) the non-guarantor subsidiaries; and (iv) the Company on a consolidated basis.

These financial statements are prepared on the same basis as the consolidated financial statements of the Company except that investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by Parent and all guarantees are full and unconditional, subject to certain customary release provisions set forth in the applicable Indenture. Additionally, substantially all of the assets of the guarantor subsidiaries and certain non-guarantor subsidiaries are pledged under the senior secured credit facility, and consequently will not be available to satisfy the claims of the Company’s general creditors.

For the presentation of this footnote prior to the second quarter of 2011, the Company had displayed the intercompany profit elimination (ICP) and its related deferred tax impact in the Elimination column. As a result, the ICP elimination and its related tax deferred impact did not get pushed up to the Parent, and therefore equity (deficit) in the Parent column did not agree with equity (deficit) in the Consolidated column. Also, as a result, the net income (loss) attributable to Momentive Performance Materials Inc. in the Parent column did not agree with the corresponding amount in the Consolidated column.

The Company has revised the presentation of this footnote for all historical periods presented to display the ICP elimination and its deferred tax impact in the column for which it directly relates, as opposed to the Eliminations column. As a result of this revision, equity (deficit) in the Parent column agrees with equity (deficit) in the Consolidated column for all periods presented. In addition, net income (loss) attributable to Momentive Performance Materials Inc. in the Parent column agrees with the corresponding amount in the Consolidated column for all periods presented.

In addition, the Company revised its condensed consolidating statements of cash flows for the years ended December 31, 2011, 2010 and 2009 to correct the classification of intercompany dividends received and capital contributions. The revisions were made to appropriately classify dividends received that represent a return on investment as an operating activity and to appropriately classify capital contributions to subsidiaries as an investing activity. These amounts were previously classified as cash flows from financing activities, with the exception of the dividends received, which were classified as cash flows from investing activities. In the Parent column, for the years ended December 31, 2011, 2010 and 2009, the revisions resulted in an increase of $97, $97 and $104, respectively, to “net cash provided by (used in) operating activities” with a corresponding offset to “net cash used in investing activities”. In the Guarantor Subsidiaries column, for the years ended December 31, 2011 and 2010, the revisions resulted in an increase of $3 and $23, respectively, to “net cash provided by (used in) operating activities”, with a corresponding offset to “net cash used in investing activities”. The revisions also resulted in a decrease for the years ended December 31, 2011, 2010 and 2009, of $8, $48 and $5, respectively, to “net cash used in investing activities”, with a corresponding offset to “net cash provided by (used in) financing activities”. These corrections, which the Company determined are not material, had no impact on any financial statements or footnotes, except for the columns of the condensed consolidating statements of cash flows. As other prior period financial information is presented, the Company will similarly revise the condensed consolidating statements of cash flows in its future filings.

The Company also revised its condensed consolidating balance sheets as of December 31, 2011 and 2010 to correctly reflect the Investment in affiliates line item. The revisions were made to appropriately classify the balance sheet credit arising from recognition of losses in excess of investment as a liability balance. These amounts were previously classified as a credit to the asset in the Guarantor Subsidiaries column. In the Guarantor column, as of December 31, 2011 and 2010, the correction resulted in an increase of $85 and $90, respectively, to “Investment in affiliates”, with a corresponding increase to “Accumulated losses from unconsolidated subsidiaries in excess of investment”. This same correction in the amount of $123 would relate to the unaudited condensed consolidating balance sheet as of March 31, 2012. These corrections, which the Company determined are not material, had no impact on any financial statements or footnotes, except for the columns of the condensed consolidating balance sheets.

The Company also revised its condensed consolidating balance sheet as of December 31, 2011 and 2010 to correctly present intercompany borrowings. The revisions were made to present all intercompany borrowings on a gross basis. In the Parent column, as of December 31, 2011, the revisions resulted in an increase of $20 to the “Intercompany borrowings” asset with a corresponding increase to the “Intercompany borrowings” liability. In the Guarantor Subsidiaries column, as of December 31, 2011 and 2010, the revisions resulted in a decrease of $12 and in increase of $23, respectively, to the “Intercompany borrowings” asset with a corresponding decrease and increase, respectively, to the “Intercompany borrowings” liability. In the Non-Guarantor Subsidiaries column, as of December 31, 2011 and 2010, the revisions resulted in an increase of $196 and $101, respectively, to the “Intercompany borrowings” asset with a corresponding increase to the “Intercompany borrowings” liability. These corrections, which the Company determined are not material, had no impact on any financial statements or footnotes, except for the columns of the condensed consolidating balance sheet.

Condensed Consolidating Balance Sheet as of December 31, 2011:

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$41	$3	$159	$—	$203
Accounts receivable	—	82	233	—	315
Due from affiliates	3	60	30	(85)	8
Inventories	—	193	201	—	394
Prepaid expenses	—	11	3	—	14
Income tax receivable	—	—	—	—	—
Deferred income taxes	—	1	9	—	10
Other current assets	—	11	38	—	49

Total current assets	44	361	673	(85)	993
Property and equipment, net	—	495	589	—	1,084
Other long-term assets	55	9	25	—	89
Deferred income taxes	—	—	25	—	25
Investment in affiliates	1,415	—	—	(1,415)	—
Intercompany borrowing	20	1,091	259	(1,370)	—
Intangible assets, net	—	84	458	—	542
Goodwill	—	—	432	—	432

Total assets	$1,534	$2,040	$2,461	$(2,870)	$3,165

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$93	$219	$—	$312
Short-term borrowings	—	—	3	—	3
Accrued expenses and other liabilities	2	62	98	—	162
Accrued interest	61	—	1	—	62
Due to affiliates	14	26	60	(85)	15
Accrued income taxes	—	—	2	—	2
Deferred income taxes	—	—	19	—	19
Current installments of long-term debt	—	—	36	—	36

Total current liabilities	77	181	438	(85)	611
Long-term debt	1,891	—	1,004	—	2,895
Other liabilities	—	9	42	—	51
Pension liabilities	—	186	106	—	292
Intercompany borrowings	302	164	904	(1,370)	—
Deferred income taxes	—	—	52	—	52
Accumulated losses from unconsolidated subsidiaries in excess of investment	—	85	—	(85)	—

Total liabilities	2,270	625	2,546	(1,540)	3,901

Equity (deficit):
Common stock	—	—	—	—	—
Additional paid-in capital	605	1,911	567	(2,478)	605
Accumulated deficit	(1,569)	(724)	(925)	1,649	(1,569)
Accumulated other comprehensive income	228	228	273	(501)	228

Total Momentive Performance Materials Inc. equity (deficit)	(736)	1,415	(85)	(1,330)	(736)
Noncontrolling interests	—	—	—	—	—

Total equity (deficit)	(736)	1,415	(85)	(1,330)	(736)

Total liabilities and equity (deficit)	$1,534	$2,040	$2,461	$(2,870)	$3,165

Condensed Consolidating Balance Sheet as of December 31, 2010:

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$31	$1	$222	$—	$254
Accounts receivable	—	96	240	—	336
Due from affiliates	2	84	30	(112)	4
Inventories	—	188	187	—	375
Prepaid expenses	—	7	3	—	10
Income tax receivable	—	—	2	—	2
Deferred income taxes	—	—	12	—	12
Other current assets	—	13	37	—	50

Total current assets	33	389	733	(112)	1,043
Property and equipment, net	—	507	602	—	1,109
Other long-term assets	60	2	26	—	88
Deferred income taxes	—	—	41	—	41
Investment in affiliates	1,430	—	—	(1,430)	—
Intercompany borrowing	—	1,020	210	(1,230)	—
Intangible assets, net	—	91	495	—	586
Goodwill	—	—	425	—	425

Total assets	$1,523	$2,009	$2,532	$(2,772)	$3,292

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$86	$217	$—	$303
Short-term borrowings	—	—	2	—	2
Accrued expenses and other liabilities	1	79	90	—	170
Accrued interest	25	—	—	—	25
Due to affiliates	—	30	84	(112)	2
Accrued income taxes	—	—	10	—	10
Deferred income taxes	—	—	13	—	13
Current installments of long-term debt	—	—	25	—	25

Total current liabilities	26	195	441	(112)	550
Long-term debt	1,910	—	1,042	—	2,952
Other liabilities	—	9	50	—	59
Pension liabilities	—	151	121	—	272
Intercompany borrowings	195	134	901	(1,230)	—
Deferred income taxes	—	—	63	—	63
Accumulated losses from unconsolidated subsidiaries in excess of investment	—	90	—	(90)	—

Total liabilities	2,131	579	2,618	(1,432)	3,896

Equity (deficit):
Common stock	—	—	—	—	—
Additional paid-in capital	603	2,001	566	(2,567)	603
Accumulated deficit	(1,428)	(788)	(890)	1,678	(1,428)
Accumulated other comprehensive income	217	217	234	(451)	217

Total Momentive Performance Materials Inc. equity (deficit)	(608)	1,430	(90)	(1,340)	(608)
Noncontrolling interests	—	—	4	—	4

Total equity (deficit)	(608)	1,430	(86)	(1,340)	(604)

Total liabilities and equity	$1,523	$2,009	$2,532	$(2,772)	$3,292

Condensed Consolidating Statement of Operations for the year ended December 31, 2011:

	Year Ended December 31, 2011
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,145	$2,023	$(531)	$2,637
Costs and expenses:
Cost of sales, excluding depreciation	—	808	1,521	(531)	1,798
Selling, general and administrative expenses	4	195	223	—	422
Depreciation and amortization expenses	—	79	118	—	197
Research and development expenses	—	54	24	—	78

Operating income (loss)	(4)	9	137	—	142
Other income (expense):
Interest income	—	103	8	(110)	1
Interest expense	(211)	(12)	(144)	110	(257)
Other income (expense), net	3	(1)	(2)	—	—
Gain on extinguishment of debt	7	—	—	—	7

Income (loss) before income taxes and earnings from unconsolidated entities	(205)	99	(1)	—	(107)
Income taxes (benefit)	—	—	27	—	27
Income (loss) before earnings from unconsolidated entities	(205)	99	(28)	—	(134)
Earnings (loss) from unconsolidated entities	64	(35)	(6)	(29)	(6)

Net income (loss)	(141)	64	(34)	(29)	(140)
Net income attributable to noncontrolling interests	—	—	(1)	—	(1)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(141)	$64	$(35)	$(29)	$(141)

Comprehensive (loss) income	$(130)	$75	$4	$(79)	$(130)

Condensed Consolidating Statement of Operations for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,118	$1,973	$(503)	$2,588
Costs and expenses:
Cost of sales, excluding depreciation	—	737	1,411	(503)	1,645
Selling, general and administrative expenses	(47)	213	245	—	411
Depreciation and amortization expenses	—	86	111	—	197
Research and development expenses	—	49	24	—	73

Operating income (loss)	47	33	182	—	262
Other income (expense):
Interest income	—	97	8	(103)	2
Interest expense	(211)	(6)	(137)	103	(251)
Other income (expense), net	(1)	—	1	—	—
Loss on extinguishment and exchange of debt	(78)	—	—	—	(78)

Income (loss) before income taxes and earnings from unconsolidated entities	(243)	124	54	—	(65)
Income taxes (benefit)	—	1	(3)	—	(2)

Income (loss) before earnings from unconsolidated entities	(243)	123	57	—	(63)
Earnings (loss) from unconsolidated entities	179	56	—	(235)	—

Net income (loss)	(64)	179	57	(235)	(63)
Net (income) loss attributable to noncontrolling interests	—	—	(1)	—	(1)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(64)	$179	$56	$(235)	$(64)

Comprehensive (loss) income	$(27)	$215	$119	$(334)	$(27)

Condensed Consolidating Statement of Operations for the year ended December 31, 2009:

	Year Ended December 31, 2009
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$887	$1,581	$(385)	$2,083
Costs and expenses:
Cost of sales, excluding depreciation	—	618	1,187	(385)	1,420
Selling, general and administrative expenses	12	159	198	—	369
Depreciation and amortization expenses	—	85	106	—	191
Research and development expenses	—	41	22	—	63

Operating income (loss)	(12)	(16)	68	—	40
Other income (expense):
Interest income	—	98	8	(103)	3
Interest expense	(212)	(12)	(140)	103	(261)
Other income (expense), net	—	1	11	—	12
Loss on extinguishment and exchange of debt	179	—	—	—	179

Income (loss) before income taxes and earnings from unconsolidated entities	(45)	71	(53)	—	(27)
Income taxes (benefit)	—	(3)	18	—	15

Income (loss) before earnings from unconsolidated entities	(45)	74	(71)	—	(42)
Earnings (loss) from unconsolidated entities	3	(71)	—	68	—

Net income (loss)	(42)	3	(71)	68	(42)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$(42)	$3	$(71)	$68	$(42)

Comprehensive (loss) income	$(38)	$7	$(73)	$66	$(38)

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2011:

	Year Ended December 31, 2011
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(57)	$187	$79	$(100)	$109

Cash flows from investing activities:
Capital expenditures	—	(56)	(55)	—	(111)
Purchases of intangible assets	—	(2)	—	—	(2)
Capital contribution	—	(8)	—	8	—
Investment in joint venture	—	—	(6)	—	(6)
Proceeds from the return of capital	—	25	—	(25)	—

Net cash used in investing activities	—	(41)	(61)	(17)	(119)

Cash flows from financing activities:
Debt issuance costs	(5)	—	—	—	(5)
Dividends paid within MPM Inc.	—	(97)	(3)	100	—
Dividends paid to parent	(1)	—	—	—	(1)
Net increase in short-term borrowings	1	—	—	—	1
Proceeds from issuance of long-term debt	—	—	52	—	52
Payments of long-term debt	(16)	—	(72)	—	(88)
Proceeds from capital contribution	—	—	8	(8)	—
Net borrowings with affiliates	93	(47)	(46)	—	—
Return of capital	—	—	(25)	25	—

Net cash provided by (used in) financing activities	72	(144)	(86)	117	(41)

Increase (decrease) in cash and cash equivalents	15	2	(68)	—	(51)
Effect of exchange rate changes on cash	(5)	—	5	—	—
Cash and cash equivalents, beginning of period	31	1	222	—	254

Cash and cash equivalents, end of period	$41	$3	$159	$—	$203

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(36)	$242	$176	$(120)	$262

Cash flows from investing activities:
Capital expenditures	—	(51)	(44)	—	(95)
Capital contribution	—	(48)	—	48	—
Purchase of intangible assets	—	(3)	(1)	—	(4)

Net cash used in investing activities	—	(102)	(45)	48	(99)

Cash flows from financing activities:
Debt issuance costs	(18)	—	—	—	(18)
Dividends paid within MPM Inc.	—	(97)	(23)	120	—
Dividends paid to parent	(1)	—	—	—	(1)
Net increase in short-term debt borrowings	—	—	2	—	2
Proceeds from long-term debt	848	—	1	—	849
Payments of long-term debt	(767)	(100)	(23)	—	(890)
Payments on extinguishment of debt	(54)	—	—	—	(54)
Proceeds from capital contributions	—	—	48	(48)	—
Net borrowings with affiliates	48	48	(96)	—	—

Net cash provided by (used in) financing activities	56	(149)	(91)	72	(112)

Increase (decrease) in cash and cash equivalents	20	(9)	40	—	51
Effect of exchange rate changes on cash	(45)	—	38	—	(7)
Cash and cash equivalents, beginning of period	56	10	144	—	210

Cash and cash equivalents, end of period	$31	$1	$222	$—	$254

Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2009:

	Year Ended December 31, 2009
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(93)	$179	$45	$(104)	$27

Cash flows from investing activities:
Capital expenditures	—	(33)	(44)	—	(77)
Capital contribution	—	(5)	—	5	—
Purchase of intangible assets	—	(2)	(1)	—	(3)
Investment in joint venture	—	—	(5)	—	(5)

Net cash used in investing activities	—	(40)	(50)	5	(85)

Cash flows from financing activities
Debt issuance cost	(7)	—	—	—	(7)
Dividends paid within MPM Inc.	—	(93)	(11)	104	—
Net change in short-term borrowings	—	—	(7)	—	(7)
Proceeds of long-term debt	—	100	6	—	106
Payments of long-term debt	—	(150)	(8)	—	(158)
Proceeds from capital contributions	—	—	5	(5)	—
Net borrowings with affiliates	144	(186)	42	—	—

Net cash provided by (used in) financing activities	137	(329)	27	99	(66)

Increase (decrease) in cash and cash equivalents	44	(190)	22	—	(124)
Effect of exchange rate changes on cash	10	—	(16)	—	(6)
Cash and cash equivalents, beginning of year	2	200	138	—	340

Cash and cash equivalents, end of year	$56	$10	$144	$—	$210

(17) Subsequent Events (Unaudited)

On April 2, 2012, the Company’s wholly-owned subsidiary Momentive Performance Materials GmbH, the German Borrower under the senior secured credit facilities, incurred incremental term loans under the senior secured credit facilities in an aggregate principal amount of $175 in the form of new tranche B-3 term loans denominated in U.S. dollars. The tranche B-3 term loans were incurred to refinance existing term loans maturing December 4, 2013 under the senior secured credit facilities. The tranche B-3 term loans will mature on May 5, 2015. The interest rate per annum applicable to the tranche B-3 term loan is equal to an adjusted LIBOR rate for, at the option of the German Borrower, a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case plus an applicable margin of 3.5%. As part of the senior secured credit facilities, the tranche B-3 term loans are subject to the covenants under the Credit Agreement (none of which have been modified in connection with the incurrence of the new tranche B-3 term loans), including the Senior Secured Leverage Ratio maintenance covenant.

The Company has evaluated subsequent events from the balance sheet date through March 2, 2012, the original issuance date, and updated the evaluation of subsequent events through the date of this prospectus and determined there are no other items that require adjustment and/or disclosure in the consolidated financial statements.

Schedule II—Valuation and Qualifying Accounts

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions (1)	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2011	$3	$(1)	$1	$3
Year ended December 31, 2010	5	(2)	—	3
Year ended December 31, 2009	4	1	—	5
Deferred Tax Asset Valuation Allowance:
Year ended December 31, 2011	$652	$77	$(10)	$719
Year ended December 31, 2010	662	12	(22)	652
Year ended December 31, 2009	636	37	(11)	662

(1)	Charged to cost and expenses. Includes the impact of foreign currency translation

Management’s Annual Report on Internal Control Over Financial Reporting

We are responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We have assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (COSO). Based on our assessment, we have concluded that, as of December 31, 2011, the Company’s internal control over financial reporting was effective based on those criteria.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited our 2011 financial statements included in this prospectus, has issued a report on the results of their audit of our internal control over financial reporting as of December 31, 2011, which is included herein.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollar amounts in millions)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$110	$203
Accounts receivable (net of allowance for doubtful accounts of $3)	307	315
Due from affiliates	1	8
Inventories (note 6)	399	394
Prepaid expenses	20	14
Deferred income taxes (note 8)	9	10
Other current assets	46	49

Total current assets	892	993
Property and equipment, net	1,040	1,084
Other long-term assets	89	89
Deferred income taxes (note 8)	24	25
Intangible assets, net	509	542
Goodwill	432	432

Total assets	$2,986	$3,165

Liabilities and Deficit
Current liabilities:
Trade payables	$296	$312
Short-term borrowings (note 7)	4	3
Accrued expenses and other liabilities	151	162
Accrued interest	57	62
Due to affiliates	7	15
Accrued income taxes	5	2
Deferred income taxes (note 8)	20	19
Current installments of long-term debt (note 7)	31	36

Total current liabilities	571	611
Long-term debt (note 7)	2,978	2,895
Other liabilities	50	51
Pension liabilities (note 10)	299	292
Deferred income taxes (note 8)	48	52

Total liabilities	3,946	3,901

Commitments and contingencies (note 9)
Deficit:
Common stock	—	—
Additional paid-in capital	605	605
Accumulated deficit	(1,803)	(1,569)
Accumulated other comprehensive income	238	228

Total Momentive Performance Materials Inc.’s deficit	(960)	(736)
Noncontrolling interests	—	—

Total deficit	(960)	(736)

Total liabilities and deficit	$2,986	$3,165

See accompanying notes to condensed consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in millions)

	Fiscal three-month period ended		Fiscal nine-month period ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales	$571	$653	$1,791	$2,041
Costs and expenses:
Cost of sales, excluding depreciation	410	448	1,293	1,351
Selling, general and administrative expenses	94	102	307	292
Depreciation and amortization expenses	48	49	142	147
Research and development expenses	18	20	53	60
Restructuring and other costs (note 3)	8	7	32	21

Operating (loss) income	(7)	27	(36)	170
Other income (expense):
Interest expense, net	(71)	(64)	(197)	(193)
Other income, net	—	—	11	—
Loss on extinguishment and exchange of debt	—	—	(6)	—

Loss before income taxes and earnings from unconsolidated entities	(78)	(37)	(228)	(23)
Income taxes (benefit) (note 8)	5	(5)	9	22

Loss before earnings from unconsolidated entities	(83)	(32)	(237)	(45)
Earnings from unconsolidated entities, net of taxes	2	—	3	—

Net loss	(81)	(32)	(234)	(45)
Net income attributable to the noncontrolling interest	—	—	—	(1)

Net loss attributable to Momentive Performance Materials Inc.	$(81)	$(32)	$(234)	$(46)

See accompanying notes to condensed consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(Dollar amounts in millions)

	Fiscal three-month period ended		Fiscal nine-month period ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net loss	$(81)	$(32)	$(234)	$(45)
Other comprehensive income (loss), net of tax:
Foreign currency translation	18	30	5	28
Other comprehensive income adjustments, net	4	—	5	(1)

Comprehensive loss	(59)	(2)	(224)	(18)
Comprehensive income attributable to the noncontrolling interest	—	—	—	(1)

Comprehensive loss attributable to Momentive Performance Materials Inc.	$(59)	$(2)	$(224)	$(19)

See accompanying notes to condensed consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in millions)

	Fiscal nine-month period ended
	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net loss	$(234)	$(45)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	142	147
Loss on the extinguishment of debt	6	—
Amortization of debt discount and issuance costs	15	12
Deferred income taxes	(3)	9
Earnings from unconsolidated entities	(3)	—
Stock-based compensation expense	—	2
Other non-cash adjustments	3	—
Changes in operating assets and liabilities:
Accounts receivable	6	(21)
Inventories	(6)	(55)
Due to/from affiliates	(1)	10
Accrued income taxes	1	(2)
Prepaid expenses and other assets	(5)	(11)
Trade payables	(15)	26
Accrued expenses and other liabilities	(18)	—
Pension liabilities	9	12

Net cash (used in) provided by operating activities	(103)	84

Cash flows from investing activities:
Capital expenditures	(69)	(71)
Purchases of intangible assets	(2)	(2)
Proceeds from disposal of assets	2	—

Net cash used in investing activities	(69)	(73)

Cash flows from financing activities:
Debt issuance costs	(8)	(5)
Increase (decrease) in short-term borrowings	1	(1)
Proceeds from long-term debt	559	52
Payments of long-term debt	(487)	(61)

Net cash provided by (used in) financing activities	65	(15)

Decrease in cash and cash equivalents	(107)	(4)
Effect of exchange rate changes on cash	14	—
Cash and cash equivalents, beginning of period	203	254

Cash and cash equivalents, end of period	$110	$250

See accompanying notes to condensed consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Statements of Equity (Deficit) (Unaudited)

(Dollar amounts in millions)

	Common Shares	Common Stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total equity (deficit)
Balance December 31, 2011	100	$—	$605	$(1,569)	$228	$(736)
Net loss	—	—	—	(234)	—	(234)
Foreign currency translation adjustment—net	—	—	—	—	5	5
Other comprehensive income adjustments—net	—	—	—	—	5	5

Balance at September 30, 2012	100	$—	$605	$(1,803)	$238	$(960)

See accompanying notes to the condensed consolidated financial statements

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions)

(1) Business and Basis of Presentation

Momentive Performance Materials Inc. (the “Company” or “MPM”) was incorporated in Delaware on September 6, 2006 as a wholly-owned subsidiary of Momentive Performance Materials Holdings Inc. (MPM Holdings and together with its subsidiaries, the MPM Group) for the purpose of acquiring the assets and stock of various subsidiaries of General Electric Company (GE) that comprised GE’s Advanced Materials (GEAM or the Predecessor) business. The acquisition was completed on December 3, 2006 (the GE Advanced Materials Acquisition). GEAM was comprised of two businesses, GE Silicones and GE Quartz, and was an operating unit within the Industrial segment of GE. On October 1, 2010, the newly formed holding companies of MPM Holdings and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), merged, with the surviving entity renamed Momentive Performance Materials Holdings LLC. The Company refers to this transaction as the “Momentive Combination”. As a result of the merger, Momentive Performance Materials Holdings LLC (Momentive Holdings) became the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, LP. (together with Apollo Global Management, LLC and subsidiaries, “Apollo”).

The Company is comprised of two businesses, Silicones and Quartz. Silicones is a global business engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. Quartz, also a global business, is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company is headquartered in Albany, New York.

Momentive Performance Materials Inc. is comprised of the following legal entities and their wholly-owned subsidiaries: Momentive Performance Materials USA Inc.; Momentive Performance Materials Worldwide Inc.; Momentive Performance Materials China SPV Inc.; Juniper Bond Holdings I LLC; Juniper Bond Holdings II LLC; Juniper Bond Holdings III LLC; and Juniper Bond Holdings IV LLC.

In the Americas, Silicones has manufacturing facilities in Waterford, New York; Sistersville, West Virginia; New Smyrna Beach, Florida; Itatiba, Brazil; and custom elastomers compounding operations in Chino, California and Garrett, Indiana. In the Americas, Quartz manufactures in Strongsville, Ohio; Willoughby, Ohio; Richmond Heights, Ohio and Newark, Ohio. A majority of the manufacturing personnel in Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio are covered by collective bargaining agreements.

Silicones has manufacturing facilities outside the Americas in Leverkusen, Germany; Nantong, China; Ohta, Japan; Rayong, Thailand; Bergen op Zoom, Netherlands; Lostock, U.K.; Termoli, Italy; Antwerp, Belgium and Chennai, India. Quartz’ non-U.S. manufacturing facilities are located in Kozuki, Japan; Wuxi, China and Geesthacht, Germany. In Europe, employees at the Leverkusen, Bergen op Zoom, Termoli, and Geesthacht facilities are covered by collective bargaining agreements.

The collective bargaining agreements that cover the Willoughby, Ohio, Waterford, New York and Sistersville, West Virginia facilities will expire in 2013. The Company does not have significant collective bargaining agreements that will expire before the end of 2012.

(2) Summary of Significant Accounting Policies

The following is an update of the significant accounting policies followed by the Company.

(a) Consolidation

The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries as of September 30, 2012 and December 31, 2011, and for the fiscal three and nine-month periods ended September 30, 2012 and September 30, 2011. Noncontrolling interests represent the noncontrolling shareholder’s proportionate share of the equity in a consolidated joint venture affiliate. During the fiscal three-month period ended July 3, 2011, the Company disposed of its interest in this affiliate. All significant intercompany balances and transactions, including profit and loss as a result of those transactions, have been eliminated in the consolidation.

The Company also has investments in nonconsolidated entities, primarily consisting of a subsidiary’s investments in a siloxane joint venture in China.

(b) Income Taxes

For the fiscal three and nine-month periods ended September 30, 2012 and September 30, 2011, the Company’s provision for income taxes was calculated by applying an estimate of the annual effective tax rate for the full fiscal year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items). Discrete items are recorded in the period in which they are incurred.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. A valuation allowance is established, as needed, to reduce deferred tax assets to the amount expected to be realized.

(c) Foreign Currency

Assets and liabilities of non-U.S. operations have been translated into United States dollars at the applicable rates of exchange in effect at the end of each period and any resulting translation gains and losses are included as a separate component of shareholder’s equity in the Condensed Consolidated Balance Sheets. Revenues, expenses and cash flows have been translated at the applicable weighted average rates of exchanges in effect during the applicable period. Certain non-U.S. operations use the United States dollar as their functional currency since a majority of their activities are transacted in United States dollars. Aggregate realized and unrealized gains (losses) on foreign currency transactions for the fiscal nine-month periods ended September 30, 2012 and 2011 were $(5) and $3, respectively. These amounts are included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. During the fiscal three-month period ended June 30, 2012, an additional $2 of realized losses on foreign currency transactions was recorded in conjunction with the loss on the extinguishment and exchange of debt and is recorded in other income (expense).

(d) Use of Estimates

The preparation of the unaudited condensed consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and intangibles, valuation allowances for receivables, inventories, deferred income tax assets and assets and obligations related to employee benefits. Actual results could differ from those estimates.

(e) Recently Issued Accounting Standards

Newly Adopted Accounting Standards

On January 1, 2012, the Company adopted the provisions of Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amended existing fair value measurement guidance and is intended to align U.S. GAAP and International Financial Reporting Standards. The guidance requires several new disclosures, including additional quantitative information about significant unobservable inputs used in Level 3 fair value measurements and a qualitative description of the valuation process for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. ASU 2011-04 also requires the disclosure of all fair value measurements by fair value hierarchy level, amongst other requirements. The adoption of ASU 2011-04 did not have a material impact on the Company’s unaudited Condensed Consolidated Financial Statements.

On January 1, 2012, the Company adopted the provisions of Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”), which was issued by the FASB in June 2011 and amended by Accounting Standards Update No. 2011-12: Comprehensive Income (“ASU 2011-12”) issued in December 2011. ASU 2011-05 amended presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statements of changes in stockholders’ equity and required presentation of comprehensive income in a single continuous financial statement or two separate consecutive financial statements. ASU 2011-12 deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. The amendments in ASU 2011-05 did not change the items that must be reported in other comprehensive income or when an item of comprehensive income must be reclassified to net income. The Company has presented comprehensive income in a separate and consecutive statement entitled, “Condensed Consolidated Statements of Comprehensive Income (Loss)”.

Newly Issued Accounting Standards

There were no newly issued accounting standards in the third quarter of 2012 applicable to the Company’s unaudited Condensed Consolidated Financial Statements.

(f) Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, trade payables, short-term borrowings and accrued expenses and other liabilities. Carrying amounts approximate fair value due to the short-term maturity of these instruments. The fair value of long-term debt is disclosed in Note 5.

(g) Reclassifications

Certain prior period balances have been reclassified to conform to the current year presentation. Certain prior period non-trade accounts receivable balances were reclassed to other current assets in the current period.

(3) Restructuring and Other Costs

Included in restructuring and other costs are costs related to restructuring (primarily severance payments associated with workforce reductions) and services and other expenses associated with transformation savings activities.

In the second quarter of 2012, in response to the uncertain economic outlook, the Company initiated significant restructuring programs with the intent to optimize its cost structure. Prior to the second quarter of 2012, the Company had recognized significant restructuring costs primarily related to the Momentive Combination. At September 30, 2012, the Company had $26 of in-process cost reduction programs savings expected to be achieved over the remaining life of the projects. The Company estimates that these restructuring cost activities will occur over the next 12 to 18 months. As of September 30, 2012, the costs expected to be incurred on restructuring activities are estimated at $15, consisting mainly of workforce reductions.

The following table summarizes restructuring information by type of cost:

	Workforce reductions	Site closure costs	Other projects	Total
Future restructuring costs expected to be incurred	$15	$—	$—	$15
Cumulative restructuring costs incurred through September 30, 2012	$31	$—	$—	$31
Accrued liability at December 31, 2011	8	—	—	8
Restructuring charges	19	—	—	19
Payments	$(10)	$—	$—	(10)

Balance as of September 30, 2012	$17	$—	$—	$17

Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the three and nine months ended September 30, 2012, charges of $3 and $19, respectively, were recorded in “Restructuring and other costs” in the unaudited Condensed Consolidated Statements of Operations. At September 30, 2012 and December 31, 2011, the Company had accrued $17 and $8, respectively, for restructuring liabilities in “Accrued expenses and other liabilities” in the unaudited Condensed Consolidated Balance Sheets. All of the restructuring activity related to the Silicones business.

For the fiscal three-month periods ended September 30, 2012 and 2011, the Company recognized other costs of $5 and $6, respectively. For the fiscal nine-month periods ended September 30, 2012 and 2011, the Company recognized other costs of $13 and $17, respectively. These costs are primarily comprised of one-time payments for services and integration expenses.

(4) Related Party Transactions

On October 1, 2010 in connection with the closing of the Momentive Combination, the Company entered into a shared services agreement with MSC. Under this agreement, as amended on March 17, 2011 (the “Shared Services Agreement”), the Company provides to MSC, and MSC provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between MSC and the Company. Pursuant to this agreement, during the nine-month periods ended September 30, 2012 and September 30, 2011, the Company incurred approximately $106 and $128, respectively, of net costs for shared services and MSC incurred approximately $113 and $133, respectively, of net costs for shared services. Included in the net costs incurred for shared services under the Shared Services Agreement during the nine-months periods ended September 30, 2012 and September 30, 2011, were net billings from MSC to MPM of $16 and $5, respectively, to bring the percentage of total net incurred costs for shared services under the Shared Services agreement to 49% for the Company and 51% for MSC, as well as to reflect costs allocated 100% to one party. During the nine-month periods ended September 30, 2012 and September 30, 2011, the Company realized approximately $23 and $15, respectively, in cost savings as a result of the Shared Services Agreement. The Company had accounts receivable of $0 and $3 as of September 30, 2012 and December 31, 2011, respectively, and accounts payable to MSC of $3 and $15 at September 30, 2012 and December 31, 2011, respectively.

Momentive Holdings purchases insurance policies which also cover the Company and MSC. Amounts are billed to the Company based on the Company’s relative share of the insurance premiums. The Company had accounts payable to Momentive Holdings of approximately $4 and $1 under these arrangements at September 30, 2012 and December 31, 2011, respectively.

On March 17, 2011, the Company entered into an amendment to the Shared Services Agreement with MSC to reflect the terms of the Master Confidentiality and Joint Development Agreement by and between MSC and the Company entered into on the same date.

In connection with the GE Advanced Materials Acquisition, MPM Holdings entered into a management consulting and advisory services agreement with Apollo and its affiliates for the provision of management and advisory services for an initial term of up to twelve years. The Company also agreed to indemnify Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. Terms of the agreement provide for annual fees of $3.5 plus out of pocket expenses, payable in one lump sum annually, and provide for a lump-sum settlement equal to the net present value of the remaining annual management fees payable under the remaining term of the agreement in connection with a sale or initial public offering by the Company. These fees are included within Selling, general and administrative expenses in the Company’s Consolidated Statements of Operations.

The Company sells products to various affiliated businesses (affiliates). For the fiscal three-month period ended September 30, 2012, sales to affiliates amounted to $4. Receivables from affiliates were $1 at September 30, 2012.

The Company purchases products and services from various affiliates. Purchases under these agreements amounted to $4 for the fiscal three-month period ended September 30, 2012. Payables to affiliates as of September 30, 2012, resulting from procurement activity and services was less than $1.

The Company is presently a party to an off-take agreement that provides for Asia Silicones Monomer Limited (“ASM”), which is owned 50% by GE Monomer (Holdings) Pte Ltd. and its affiliates to supply siloxane and certain related products to the Company through 2014 (or until certain ASM financing obligations are satisfied). At the closing of the GE Advanced Materials Acquisition, the Company entered into a long-term supply agreement with GE and GE Monomer (Holdings)Pte. Ltd. regarding the supply of siloxane and certain related products. Pursuant to the long-term siloxane supply agreement for the period through December 2026, GE and GE Monomer (Holdings) Pte. Ltd. will ensure the Company a minimum annual supply of siloxane and certain related products at least equal to the amount purchased by GE Toshiba Silicones (Thailand) Limited during the twelve month period ending November 30, 2006, subject to customary force majeure provisions and certain other limited exceptions. Under the current arrangement, the Company is committed to purchase approximately $113 for 2012 and $113 each year thereafter of off-take product, assuming total ASM production is equal to current volumes, without taking into account inflation and changes in foreign exchange rates. The Company purchased approximately $24 and $69 of supply from ASM for the fiscal three and nine-month periods ended September 30, 2012. Pursuant to an Assignment and Assumption Agreement, GE Monomer (Holdings) Pte. Ltd. also assigned its interest as licensor under a certain Technology License Agreement with ASM to the Company. Under this Technology License Agreement, the Company received royalties from ASM of less than $1 and $2 for the fiscal three and nine-month periods ended September 30, 2012.

An affiliate of GE is one of the lenders under the Company’s revolving credit facility representing approximately $160 of the lenders’ $300 revolving credit facility commitment.

(5) Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy exists, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

Level 1	Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

Level 3	Unobservable inputs, that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

At September 30, 2012 and December 31, 2011, the Company had less than $1 of natural gas derivative contracts included in level 2. The fair value of the natural gas derivative contracts generally reflects the estimated amounts that the Company would receive or pay, on a pre-tax basis, to terminate the contracts at the reporting date based on broker quotes for the same or similar instruments. Counterparties to these contracts are highly rated financial institutions, none of which experienced any significant downgrades in the fiscal three-month period ended September 30, 2012 that would reduce the fair value receivable amount owed, if any, to the Company.

The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments at September 30, 2012:

		Fair Value
	Carrying Amount	Level 1	Level 2	Level 3
Springing Lien Notes	$1,331	$—	$964	$—
Senior Subordinated Notes	380	—	218	—
Second Lien Senior Secured Notes	184	—	207	—
Variable Rate Term Loans	735	—	687	—
Senior Secured Notes	250	—	253	—

Total	2,880	$—	$2,329	$—

In addition, the fair values of the $3 outstanding medium term loan, the $30 outstanding fixed asset loan, the $16 of outstanding working capital loans and the $80 of borrowings under the revolving credit facility were approximately the same as their outstanding balances. Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, trade payables and accrued expenses and other liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

(6) Inventories

Inventories consisted of the following at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Raw materials and work in process	$123	$135
Finished goods	276	259

Total inventories	$399	$394

(7) Debt Obligations

(a) Short-Term Borrowings

At September 30, 2012, the Company’s short-term borrowings consisted of bank borrowings of $4 with a weighted average interest rate of 9.90%. At December 31, 2011, the Company’s short-term borrowings consisted of bank borrowings of $3 with a weighted average interest rate of 9.90%.

(b) Long-Term Debt

As of September 30, 2012, the Company had $80 of outstanding borrowings under the revolving credit facility. The outstanding letters of credit under the revolving credit facility at September 30, 2012 were $47, leaving an unused borrowing capacity of $173. Outstanding letters of credit issued under the synthetic letter of credit facility at September 30, 2012 were $32, leaving an unused capacity of $1.

In May 2012, the Company issued $250 in aggregate principal amount of 10% senior secured notes due October 2020 (the “Senior Secured Notes”) at an issue price of 100%. The Company used the net proceeds to repay $240 in aggregate principal amount of existing term loans maturing May 2015 under its senior secured credit facilities, effectively extending its debt maturity profile. The Company recognized a loss of $6 on this extinguishment of debt. The Senior Secured Notes are guaranteed on a senior secured basis by the Company’s existing domestic subsidiaries that are guarantors under the senior secured credit facilities and will be guaranteed on the same basis by any future domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the Senior Secured Notes. The Senior Secured Notes are secured by a security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing the existing senior secured credit facilities and senior in priority to the liens on substantially the same collateral securing the 12 1/2% Second-Lien Senior Secured Notes due 2014.

In April 2012, the Company’s wholly-owned subsidiary Momentive Performance Materials GmbH, the German Borrower under the senior secured credit facilities, incurred incremental term loans due May 2015 under the senior secured credit facilities in an aggregate principal amount of $175 in the form of new tranche B-3 term loans denominated in U.S. dollars. Net consideration from the transaction (which consisted of a combination of cash and rollover debt after discounts and fees), together with cash on hand, was used to extinguish approximately $178 of existing term loans maturing December 2013, effectively extending the Company’s debt maturity profile. The interest rate per annum applicable to the tranche B-3 term loan is equal to an adjusted LIBOR rate for, at the option of the German Borrower, a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case plus an applicable margin of 3.5%. As part of the senior secured credit facilities, the tranche B-3 term loans are subject to the covenants under the Credit Agreement (none of which were modified in connection with the incurrence of the new term loans), including the Senior Secured Leverage Ratio maintenance covenant.

At September 30, 2012, the Company was in compliance with the covenants of all long-term debt agreements.

(8) Income Taxes

The effective tax rate was (6)% and 14% for the fiscal three-month periods ended September 30, 2012 and September 30, 2011, respectively. The effective tax rate was (4)% and (96)% for the fiscal nine-month periods ended September 30, 2012 and September 30, 2011, respectively. The change in the effective tax rate was primarily due to the maintenance of a full valuation allowance against a substantial amount of the Company’s net deferred tax assets and a valuation allowance release in certain non-U.S. jurisdictions in 2011, in addition to a change in the amount of income (loss) before income taxes and changes in the tax rates applied in the various jurisdictions in which the Company operates. The valuation allowance, which relates principally to the U.S. deferred tax assets, was established and maintained based on the Company’s assessment that the net deferred tax assets will likely not be realized.

For the fiscal three and nine-month periods ended September 30, 2011, income taxes include favorable/(unfavorable) discrete tax adjustments of $10 and $(4), respectively, pertaining to foreign currency exchange gains in certain jurisdictions that generated tax expense and hedged currency exchange losses in other jurisdictions for which no net tax benefit is recognized due to a full valuation allowance in those jurisdictions, partially offset by the resolution of certain tax matters in the U.S. and non-U.S. jurisdictions.

The Company is recognizing the earnings of non-U.S. operations currently in its U.S. consolidated income tax return as of December 31, 2011 and is expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. The Company has accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, the Company has certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $404, which could result in a tax obligation of $143, based on currency exchange rates as of September 30, 2012. Should the intercompany arrangement be settled or the Company change its assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

(9) Commitments and Contingencies

(a) Litigation

The Company is subject to various claims and legal actions arising in the ordinary course of business, none of which management believes is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

(b) Environmental Matters

The Company is involved in certain remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs at each site are based on the Company’s best estimate of discounted future costs. As of September 30, 2012 and December 31, 2011, the Company had recognized obligations of $6 and $8, respectively, for remediation costs at the Company’s manufacturing facilities and offsite landfills. These amounts are included in “Other liabilities” in the accompanying Condensed Consolidated Balance Sheets.

(10) Pension Plans and Other Postretirement Benefits

The following are the components of the Company’s net pension and postretirement benefit expense for the fiscal three and nine-month periods ended September 30, 2012 and September 30, 2011:

	Pension		Postretirement
	Fiscal three-month period ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Service cost	$5	$7	$1	$1
Interest cost	3	3	1	1
Amortization of prior service cost (benefit)	—	—	—	—
Expected return on plan assets	(2)	(1)	—	—

Total	$6	$9	$2	$2

	Pension		Postretirement
	Fiscal nine-month period ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Service cost	$19	$20	$2	$1
Interest cost	9	8	3	3
Amortization of prior service cost (benefit)	—	—	1	1
Expected return on plan assets	(6)	(4)	—	—

Total	$22	$24	$6	$5

In 2012, the Company expects to contribute approximately $13 and $3 to the Company’s Domestic and Foreign plans, respectively. The Company contributed $5 and $13 to its Domestic plans during both the fiscal three and nine-month periods ended September 30, 2012.

The Company’s U.S. defined benefit plan provides benefits to substantially all U.S. employees based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Certain benefit provisions are subject to collective bargaining agreements with U.S. labor unions. In June 2012, the Company announced that benefits under the U.S. defined benefit plan will be frozen effective as of August 31, 2012 for all U.S. employees except those subject to such collective bargaining agreements. As a result of this action, the Company remeasured its pension plan obligations for the U.S. defined benefit plan based on actuarially determined estimates, using a June 30, 2012 measurement date. This remeasurement resulted in the Company recognizing a curtailment gain of $1 on domestic pension benefits during the fiscal nine-month period ended September 30, 2012.

(11) Operating Segments

The Company operates in two independent businesses: Silicones and Quartz. The Silicones business is engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz business is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company’s businesses are organized based on the nature of the products they produce.

On July 17, 2012, the Company made certain changes to its internal reporting structure. These changes caused the Company to re-evaluate its reportable segments as well as the profitability measure used to manage its reportable segments. Effective July 17, 2012, the businesses are managed as one reportable segment; however, given the different technology and marketing strategies as well as the Company’s historical segment disclosure, the Company will continue to report the results for the Silicones and Quartz businesses separately. In addition, the Company’s profitability measure has changed from operating income to Segment EBITDA (earnings before interest, income taxes, depreciation and amortization). Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. As a result, the Company retrospectively applied the Segment EBITDA performance measure to all periods presented.

The Company organizational structure continues to evolve. It is also continuing to refine its operating structure to better align its services to its customers and improve its cost position, while continuing to invest in global growth opportunities.

An update of the accounting policies of the Silicones and Quartz businesses are as described in the summary of significant accounting policies in Note 2.

Following are net sales and Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) by business. Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among businesses. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Other is primarily general and administrative expenses that are not allocated to the businesses, such as shared service and administrative functions.

Net Sales (1):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Silicones	$512	$568	$1,616	$1,780
Quartz	59	85	175	261

Total	$571	$653	$1,791	$2,041

(1)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.

Segment EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Silicones	$44	$74	$153	$270
Quartz	16	25	38	83
Other	(9)	(2)	(27)	(9)

Total	$51	$97	$164	$344

Reconciliation of Segment EBITDA to Net Loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Segment EBITDA:
Silicones	$44	$74	$153	$270
Quartz	16	25	38	83
Other	(9)	(2)	(27)	(9)

Total	51	97	164	344

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	1	(13)	(9)	(4)
Restructuring and other costs	(9)	(8)	(35)	(24)

Total adjustments	(8)	(21)	(44)	(28)
Interest expense, net	(71)	(64)	(197)	(193)
Income tax (expense) benefit	(5)	5	(9)	(22)
Depreciation and amortization	(48)	(49)	(142)	(147)
Loss on extinguishment and exchange of debt	—	—	(6)	—

Net loss	$(81)	$(32)	$(234)	$(46)

Items Not Included in Segment EBITDA

Non-cash charges primarily represent stock-based compensation expense, unrealized derivative and foreign exchange gains and losses and asset disposal gains and losses. Restructuring and other costs primarily include expenses from the Company’s restructuring and cost optimization programs and management fees paid to its owner.

Not included in Segment EBITDA are certain non-cash and other income and expenses. For the three and nine months ended September 30, 2012, these items primarily include net foreign exchange transaction gains and losses and asset disposal charges. For the three and nine months ended September 30, 2011, these items include primarily net foreign exchange transaction gains and losses and stock-based compensation expense.

(12) Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

As of September 30, 2012, the Company had outstanding $250 in aggregate principal amount of senior secured notes, $200 in aggregate principal amount of second-lien senior notes, $1,161 in aggregate principal amount of springing lien Dollar notes, € 133 in aggregate principal amount of springing lien Euro notes and $382 in aggregate principal amount of senior subordinated notes. The notes are fully, jointly, severally and unconditionally guaranteed by the Company’s domestic subsidiaries (the guarantor subsidiaries). The following condensed consolidated financial information presents the Condensed Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011, the Condensed Consolidated Statements of Operations for the fiscal three and nine-month periods ended September 30, 2012 and September 30, 2011 and Condensed Consolidated Statements of Cash Flows for the fiscal nine-month periods ended September 30, 2012 and September 30, 2011 of (i) Momentive Performance Materials Inc. (Parent); (ii) the guarantor subsidiaries; (iii) the non-guarantor subsidiaries; and (iv) the Company on a consolidated basis.

These financial statements are prepared on the same basis as the consolidated financial statements of the Company except that investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by Parent and all guarantees are full and unconditional, subject to certain customary release provisions set forth in the applicable Indenture. Additionally, substantially all of the assets of the guarantor subsidiaries and certain non-guarantor subsidiaries are pledged under the senior secured credit facility, and consequently will not be available to satisfy the claims of the Company’s general creditors.

The Company revised its condensed consolidating statements of cash flows for the fiscal nine-month period ended September 30, 2011 to correct the classification of intercompany dividends received. The revisions were made to appropriately classify dividends received that represent a return on investment as an operating activity. These amounts were previously classified as cash flows from financing activities. In the Parent column, for the fiscal nine-month period ended September 30, 2011, the revisions resulted in an increase of $49 to “net cash provided by (used in) operating activities” with a corresponding offset to “net cash provided by (used in) financing activities”. In the Guarantor Subsidiaries column, for the fiscal nine-month period ended September 30, 2011, the revisions resulted in an increase of $4 to “net cash provided by (used in) operating activities”, with a corresponding offset to “net cash provided by (used in) financing activities”. These corrections, which the Company determined are not material, had no impact on any financial statements or footnotes, except for the columns of the condensed consolidating statements of cash flows. As other prior period financial information is presented, the Company will similarly revise the condensed consolidating statements of cash flows in its future filings.

The Company also revised its condensed consolidating balance sheet as of December 31, 2011 to correctly reflect the Investment in affiliates line item. The revisions were made to appropriately classify the balance sheet credit arising from recognition of losses in excess of investment as a liability balance. These amounts were previously classified as a credit to the asset in the Guarantor Subsidiaries column. In the Guarantor column, as of

December 31, 2011, the correction resulted in an increase of $85 to “Investment in affiliates”, with a corresponding increase to “Accumulated losses from unconsolidated subsidiaries in excess of investment”.

The Company also revised its condensed consolidating balance sheet as of December 31, 2011 to correctly present intercompany borrowings. The revisions were made to present all intercompany borrowings on a gross basis. In the Parent column, as of December 31, 2011, the revisions resulted in an increase of $20 to the “Intercompany borrowings” asset with a corresponding increase to the “Intercompany borrowings” liability. In the Guarantor Subsidiaries column, as of December 31, 2011, the revisions resulted in a decrease of $12 to the “Intercompany borrowings” asset with a corresponding decrease to the “Intercompany borrowings” liability. In the Non-Guarantor Subsidiaries column, as of December 31, 2011, the revisions resulted in an increase of $196 to the “Intercompany borrowings” asset with a corresponding increase to the “Intercompany borrowings” liability. These corrections, which the Company determined are not material, had no impact on any financial statements or footnotes, except for the columns of the condensed consolidating balance sheet.

Condensed Consolidating Balance Sheet as of September 30, 2012:

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$5	$3	$102	$—	$110
Accounts receivable	—	85	222	—	307
Due from affiliates	—	81	12	(92)	1
Inventories	—	167	232	—	399
Prepaid expenses	—	16	4	—	20
Deferred income taxes	—	1	8	—	9
Other current assets	—	6	40	—	46

Total current assets	5	359	620	(92)	892
Property and equipment, net	—	467	573	—	1,040
Other long-term assets	56	10	23	—	89
Deferred income taxes	—	—	24	—	24
Investment in affiliates	1,397	—	—	(1,397)	—
Intercompany borrowings	80	1,167	181	(1,428)	—
Intangible assets, net	—	79	430	—	509
Goodwill	—	—	432	—	432

Total assets	$1,538	$2,082	$2,283	$(2,917)	$2,986

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$71	$225	$—	$296
Short-term borrowings	—	—	4	—	4
Accrued expenses and other liabilities	1	68	82	—	151
Accrued interest	57	—	—	—	57
Due to affiliates	—	19	80	(92)	7
Accrued income taxes	—	—	5	—	5
Deferred income taxes	—	—	20	—	20
Current installments of long-term debt	—	—	31	—	31

Total current liabilities	58	158	447	(92)	571
Long-term debt	2,145	80	753	—	2,978
Other liabilities	—	8	42	—	50
Pension liabilities	—	189	110	—	299
Intercompany borrowings	295	70	1,063	(1,428)	—
Deferred income taxes	—	—	48	—	48
Accumulated losses of unconsolidated subsidiaries in excess of investment	—	180	—	(180)	—

Total liabilities	2,498	685	2,463	(1,700)	3,946

Equity (deficit):
Common stock	—	—	—	—	—
Additional paid-in capital	605	1,941	540	(2,481)	605
Accumulated deficit	(1,803)	(782)	(996)	1,778	(1,803)
Accumulated other comprehensive income	238	238	276	(514)	238

Total Momentive Performance Materials Inc.’s equity (deficit)	(960)	1,397	(180)	(1,217)	(960)
Noncontrolling interests	—	—	—	—	—

Total equity (deficit)	(960)	1,397	(180)	(1,217)	(960)

Total liabilities and equity (deficit)	$1,538	$2,082	$2,283	$(2,917)	$2,986

Condensed Consolidating Balance Sheet as of December 31, 2011:

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$41	$3	$159	$—	$203
Accounts receivable	—	82	233	—	315
Due from affiliates	3	60	30	(85)	8
Inventories	—	193	201	—	394
Prepaid expenses	—	11	3	—	14
Deferred income taxes	—	1	9	—	10
Other current assets	—	11	38	—	49

Total current assets	44	361	673	(85)	993
Property and equipment, net	—	495	589	—	1,084
Other long-term assets	55	9	25	—	89
Deferred income taxes	—	—	25	—	25
Investment in affiliates	1,415	—	—	(1,415)	—
Intercompany borrowings	20	1,091	259	(1,370)	—
Intangible assets, net	—	84	458	—	542
Goodwill	—	—	432	—	432

Total assets	$1,534	$2,040	$2,461	$(2,870)	$3,165

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$93	$219	$—	$312
Short-term borrowings	—	—	3	—	3
Accrued expenses and other liabilities	2	62	98	—	162
Accrued interest	61	—	1	—	62
Due to affiliates	14	26	60	(85)	15
Accrued income taxes	—	—	2	—	2
Deferred income taxes	—	—	19	—	19
Current installments of long-term debt	—	—	36	—	36

Total current liabilities	77	181	438	(85)	611
Long-term debt	1,891	—	1,004	—	2,895
Other liabilities	—	9	42	—	51
Pension liabilities	—	186	106	—	292
Intercompany borrowings	302	164	904	(1,370)	—
Deferred income taxes	—	—	52	—	52
Accumulated losses from unconsolidated subsidiaries in excess of investment	—	85	—	(85)	—

Total liabilities	2,270	625	2,546	(1,540)	3,901

Equity (deficit):
Common stock	—	—	—	—	—
Additional paid-in capital	605	1,911	567	(2,478)	605
Accumulated deficit	(1,569)	(724)	(925)	1,649	(1,569)
Accumulated other comprehensive income	228	228	273	(501)	228

Total Momentive Performance Materials Inc.’s equity (deficit)	(736)	1,415	(85)	(1,330)	(736)
Noncontrolling interests	—	—	—	—	—

Total equity (deficit)	(736)	1,415	(85)	(1,330)	(736)

Total liabilities and equity (deficit)	$1,534	$2,040	$2,461	$(2,870)	$3,165

Condensed Consolidating Statements of Operations for the fiscal three-month period ended September 30, 2012:

	Fiscal three-month period ended September 30, 2012
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$255	$429	$(113)	$571
Costs and expenses:
Cost of sales, excluding depreciation	—	186	337	(113)	410
Selling, general and administrative expenses	11	39	52	—	102
Depreciation and amortization expenses	—	21	27	—	48
Research and development expenses	—	12	6	—	18

Operating income (loss)	(11)	(3)	7	—	(7)
Other income (expense):
Interest income	—	24	3	(27)	—
Interest expense	(57)	(3)	(38)	27	(71)
Other income (expense), net	—	—	—	—	—

Income (loss) before income taxes and earnings from unconsolidated entities	(68)	18	(28)	—	(78)
Income taxes (benefit)	—	—	5	—	5

Income (loss) before earnings from unconsolidated entities	(68)	18	(33)	—	(83)
Earnings from unconsolidated entities	(13)	(31)	2	44	2

Net income (loss)	(81)	(13)	(31)	44	(81)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$(81)	$(13)	$(31)	$44	$(81)

Comprehensive (loss) income	$(59)	$9	$(13)	$4	$(59)

Condensed Consolidating Statements of Operations for the fiscal three-month period ended September 30, 2011:

	Fiscal three-month period ended September 30, 2011:
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$294	$487	$(128)	$653
Costs and expenses:
Cost of sales, excluding depreciation	—	212	364	(128)	448
Selling, general and administrative expenses	(16)	33	92	—	109
Depreciation and amortization expenses	—	20	29	—	49
Research and development expenses	—	14	6	—	20

Operating income (loss)	16	15	(4)	—	27
Other income (expense):
Interest income	—	26	2	(27)	1
Interest expense	(53)	(4)	(35)	27	(65)
Other income (expense), net	—	—	—	—	—
Income (loss) before income taxes and earnings from unconsolidated entities	(37)	37	(37)	—	(37)
Income taxes (benefit)	—	—	(5)	—	(5)

Income (loss) before earnings from unconsolidated entities	(37)	37	(32)	—	(32)
Earnings from unconsolidated entities	5	(32)	—	27	—

Net income (loss)	(32)	5	(32)	27	(32)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$(32)	$5	$(32)	$27	$(32)

Comprehensive (loss) income	$(2)	$35	(2)	$(33)	$(2)

Condensed Consolidating Statements of Operations for the fiscal nine-month period ended September 30, 2012:

	Fiscal nine-month period ended September 30, 2012:
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$777	$1,369	$(355)	$1,791
Costs and expenses:
Cost of sales, excluding depreciation	—	579	1,069	(355)	1,293
Selling, general and administrative expenses	17	162	160	—	339
Depreciation and amortization expenses	—	60	82	—	142
Research and development expenses	—	36	17	—	53

Operating income (loss)	(17)	(60)	41	—	(36)
Other income (expense):
Interest income	—	75	5	(79)	1
Interest expense	(163)	(8)	(106)	79	(198)
Other income (expense), net	—	—	11	—	11
Gain (loss) on extinguishment and exchange of debt	4	5	(15)	—	(6)

Income (loss) before income taxes and earnings from unconsolidated entities	(176)	12	(64)	—	(228)
Income taxes (benefit)	—	(1)	10	—	9

Income (loss) before earnings from unconsolidated entities	(176)	13	(74)	—	(237)
Earnings from unconsolidated entities	(58)	(71)	3	129	3

Net income (loss)	(234)	(58)	(71)	129	(234)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$(234)	$(58)	$(71)	$129	$(234)

Comprehensive (loss) income	$(224)	$(48)	$(66)	$114	$(224)

Condensed Consolidating Statements of Operations for the fiscal nine-month period ended September 30, 2011:

	Fiscal nine-month period ended September 30, 2011:
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$899	$1,568	$(426)	$2,041
Costs and expenses:
Cost of sales, excluding depreciation	—	623	1,154	(426)	1,351
Selling, general and administrative expenses	9	126	178	—	313
Depreciation and amortization expenses	—	58	89	—	147
Research and development expenses	—	41	19	—	60

Operating income (loss)	(9)	51	128	—	170
Other income (expense):
Interest income	—	78	6	(83)	1
Interest expense	(160)	(10)	(107)	83	(194)
Other income (expense), net	3	(1)	(2)	—	—

Income (loss) before income taxes and earnings from unconsolidated entities	(166)	118	25	—	(23)
Income taxes (benefit)	—	—	22	—	22

Income (loss) before earnings from unconsolidated entities	(166)	118	3	—	(45)
Earnings from unconsolidated entities	120	2	—	(122)	—

Net income (loss)	(46)	120	3	(122)	(45)
Net income (loss) attributable to noncontrolling interests	—	—	(1)	—	(1)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(46)	$120	$2	$(122)	$(46)

Comprehensive (loss) income	$(19)	$146	$28	$(174)	$(19)

Condensed Consolidating Statement of Cash Flows for the fiscal nine-month periods ended September 30, 2012:

	Fiscal nine-month period ended September 30, 2012:
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(148)	$63	$30	$(48)	$(103)
Cash flows from investing activities:
Capital expenditures	—	(28)	(41)	—	(69)
Purchases of intangible assets	—	(2)	—	—	(2)
Proceeds from return of capital	—	36	—	(36)	—
Proceeds from disposal of assets	—	—	2	—	2

Net cash used in investing activities	—	6	(39)	(36)	(69)

Cash flows from financing activities:
Debt issuance costs	(5)	—	(3)	—	(8)
Increase in short-term borrowings	—	—	1	—	1
Proceeds from long-term debt	250	175	134	—	559
Dividends paid within MPM Inc.	—	(48)	—	48	—
Payments of long-term debt	—	(95)	(392)	—	(487)
Return of capital	—	—	(36)	36	—
Net borrowings with affiliates	(147)	(101)	248	—	—

Net cash provided by (used in) financing activities	98	(69)	(48)	84	65

Increase (decrease) in cash and cash equivalents	(50)	—	(57)	—	(107)
Effect of exchange rate changes on cash	14	—	—	—	14
Cash and cash equivalents, beginning of period	41	3	159	—	203

Cash and cash equivalents, end of period	$5	$3	$102	$—	$110

Condensed Consolidating Statement of Cash Flows for the fiscal nine-month periods ended September 30, 2011:

	Fiscal nine-month period ended September 30, 2011:
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(83)	$138	$82	$(53)	$84

Cash flows from investing activities:
Capital expenditures	—	(34)	(37)	—	(71)
Purchases of intangible assets	—	(2)	—	—	(2)
Proceeds from the return of capital	—	11	—	(11)	—

Net cash used in investing activities	—	(25)	(37)	(11)	(73)

Cash flows from financing activities:
Debt issuance costs	(5)	—	—	—	(5)
Dividends paid within MPM Inc.	—	(49)	(4)	53	—
Decrease in short-term borrowings	—	—	(1)	—	(1)
Proceeds from long-term debt	—	—	52	—	52
Payments of long-term debt	—	—	(61)	—	(61)
Return of capital	—	—	(11)	11	—
Net borrowings between affiliates	96	(62)	(34)	—	—

Net cash provided by (used in) financing activities	91	(111)	(59)	64	(15)

Increase (decrease) in cash and cash equivalents	8	2	(14)	—	(4)
Effect of exchange rate changes on cash	4	—	(4)	—	—
Cash and cash equivalents, beginning of period	31	1	222	—	254

Cash and cash equivalents, end of period	$43	$3	$204	$—	$250

(13) Subsequent Events

On October 25, 2012, MPM Escrow LLC and MPM Finance Escrow Corp., wholly owned special purpose subsidiaries of the Company, issued $1,100 principal amount of first-priority senior secured notes due 2020 (the “First Lien Notes”) in a private offering. The proceeds from the sale of First Lien Notes were initially placed in escrow and were released on November 16, 2012. The proceeds from the sale of First Lien Notes were used, on November 16, 2012, (i) to repay all amounts outstanding under the Company’s senior secured credit facilities (without reducing the commitments under the revolving credit facility), (ii) to irrevocably deposit approximately $219 with the trustee for 12 1/2% senior secured second lien notes (the “Second Lien Notes”) in order to satisfy and discharge all of the Company’s outstanding $200 aggregate principal amount of Second Lien Notes, which will be redeemed on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption date, (iii) to pay related fees and expenses and (iv) for general corporate purposes. The Company anticipates recognizing a loss of approximately $51 on this extinguishment of debt.

On October 25, 2012, the Company obtained commitments from financial institutions for a new $270 asset-based revolving loan facility, subject to a borrowing base (the “ABL Facility”) and the Company expects to obtain an additional $30 in commitments to bring the total facility size to $300, although there can be no assurances that the Company will obtain such additional commitments. The borrowing base will be based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. The ABL Facility will replace the Company’s existing senior secured credit facilities and the Company expects to enter into the ABL Facility as soon as practicable following the satisfaction of customary closing conditions.

Effective as of November 16, 2012, the Company amended the credit agreement governing its senior secured credit facilities (such amendment, the “Credit Agreement Amendment”) to, among other things, allow for the Company’s assumption of the First Lien Notes and the pari passu sharing of the collateral of the Company and its domestic subsidiaries currently securing the senior secured credit facilities between the secured parties under such credit facilities and the holders of the First Lien Notes. The Credit Agreement Amendment also (i) increased the maximum senior secured leverage ratio to which the Company is subject from 4.25 to 1.00 to 5.25 to 1.00, (ii) increased (a) the applicable margin with respect to revolving loans to 6.00% for Eurocurrency loans and (b) the commitment fee on the unused revolving credit facility amount to 4.00%, in each case effective as of 60 days after the effective date of the Credit Agreement Amendment and (iii) modified certain other provisions of the senior secured credit facilities.

The Company has evaluated subsequent events from the balance sheet date through November 13, 2012, the original issuance date, and updated the evaluation of subsequent events through the date of this prospectus and determined there are no other items that require adjustments to and/or disclosures in the unaudited condensed consolidated financial statements.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Until                     , 2013, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Momentive Performance Materials Inc. and certain subsidiaries

Momentive Performance Materials Inc. (“Momentive”) is a Delaware Corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article VIII of Momentive’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article VIII also provides that, in any action initiated by a person seeking indemnification, Momentive shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of Momentive’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article VIII of Momentive’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Each of Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc. have identical provisions under their respective Certificates of Incorporation. Each of Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc. are incorporated within the state of Delaware and, therefore, the provisions listed above with respect to Momentive, apply to each.

MPM Silicones, LLC

MPM Silicones, LLC, formerly known as GE Silicones, LLC (“Silicones”), is a New York Limited Company. Section 420 of the Limited Liability Company Law of New York (the “NYLLCL”), provides that if set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 5.4 of Silicones’ Amended and Restated Operating Agreement provides that Silicones shall indemnify the members and agents for all costs, losses, liabilities and damages paid or accrued by such member or agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of New York.

Section 6.4 of Silicones’ Amended and Restated Operating Agreement provides that each member that performs its duties in good faith, in a manner he or it reasonably believes to be in the best interests of Silicones and with such care as an ordinarily prudent person in a like position would use under similar circumstances shall not have any liability by reason of being or having been a member of Silicones. Section 6.4 further provides that no member shall be liable to Silicones or to any other member for any loss or damage sustained by Silicones or any member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by such member. Silicones shall indemnify and hold harmless each member from and against all claims and demands to the maximum extent permitted under the NYLLCL, as provided by Section 6.6.

Momentive Performance Materials Quartz, Inc.

Momentive Performance Materials Quartz, Inc., formerly known as GE Quartz, Inc., is a Delaware Corporation. Section 145(a) of the “DGCL,” provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine, that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article Eleventh and Twelfth of Momentive Performance Materials Quartz’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article Twelfth provides that, in any action initiated by a person seeking indemnification, Momentive Performance Materials Quartz, Inc. shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh of GE Quartz’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article Twelfth of Momentive Performance Materials Quartz’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents, or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC

Each of Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims whatsoever. Section 14 of each of the limited liability company agreements for Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC, provide that each company shall, to the fullest extent authorized by the DLLCA or otherwise permitted by law, indemnify and hold harmless each member, and each officer, authorized person and employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, officer, authorized person or employee of the company.

Insurance

Each of the Registrants currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of this Registrant.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are attached hereto:

Exhibit Number	Description of Document

2.1	Stock and Asset Purchase Agreement, dated as of September 14, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (formerly known as Nautilus Holdings Acquisition Corp.) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.1	Certificate of Incorporation, as amended, of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.2	Amended and Restated By-laws of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.3	Certificate of Incorporation, as amended, of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.4	Amended and Restated By-laws of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.5	Certificate of Incorporation, as amended, of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.6	Amended and Restated By-laws of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.7	Certificate of Incorporation, as amended, of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.8	Amended and Restated By-laws of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.9	Amended and Restated Operating Agreement of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.10	Articles of Organization, as amended, of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.11	Certificate of Incorporation, as amended, of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.12	Amended and Restated By-laws of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.13	Certificate of Incorporation, as amended, of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description of Document

3.14	Amended and Restated By-laws of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.15	Operating Agreement of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.16	Certificate of Formation of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.17	Operating Agreement of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.18	Certificate of Formation of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.19	Operating Agreement of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.20	Certificate of Formation of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.21	Operating Agreement of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.22	Certificate of Formation of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.1	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.2	11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.3	Supplemental Indenture among Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC, Juniper Bond Holdings IV LLC and Wells Fargo Bank, N.A., dated as of December 20, 2007, with respect to the $500,000,000 11 1/2% Senior Subordinated Notes due 2016 (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.4	Agreement of registration, appointment and acceptance, effective as of June 8, 2009, by and among Momentive Performance Materials Inc., Wells Fargo Bank, N.A. and The Bank of New York Mellon Trust Company, N.A. (filed as exhibit 4.1 to our Form 8-K, filed on June 12, 2009)

4.5	Indenture, dated as of June 15, 2009, by and among Momentive Performance Materials Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral trustee (filed as exhibit 4.1 to our Form 8-K, filed on June 15, 2009)

4.6	Collateral Agreement, dated as of June 15, 2009, by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as collateral trustee (filed as exhibit 4.2 to our Form 8-K, filed on June 15, 2009)

Exhibit Number	Description of Document

4.7	Intercreditor Agreement, dated as of June 15, 2009, by and among JPMorgan Chase Bank, N.A., as first priority representative, Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as second priority representative (filed as exhibit 4.3 to our Form 8-K, filed on June 15, 2009)

4.8	Indenture, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the note guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, including forms of the 9% Second-Priority Springing Lien Notes due 2021 (U.S. Dollar Denominated) and 9 1/2% Second-Priority Springing Lien Notes due 2021 (Euro Denominated) (filed as exhibit 4.1 to our Form 8-K, filed on November 12, 2010)

4.9	Registration Rights Agreement, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the guarantors party thereto and Euro VI (BC) S.à.r.l. (filed as exhibit 4.2 to our Form 8-K, filed on November 12, 2010)

4.10	Indenture, dated as of May 25, 2012, by and among Momentive Performance Materials Inc., the Note Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A. as trustee and collateral agent (filed as exhibit 4.1 to our Form 8-K, filed on June 1, 2012)

4.11	Registration Rights Agreement, dated as of May 25, 2012, by and among Momentive Performance Materials Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers (filed as exhibit 4.2 to our Form 8-K, filed on June 1, 2012)

4.12	Intercreditor Agreement, dated as of May 25, 2012, among JPMorgan Chase Bank, N.A., as Intercreditor Agent, The Bank Of New York Mellon Trust Company, N.A., as trustee and as collateral agent, Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., and each Subsidiary of Momentive Performance Materials Inc. listed on Schedule I thereto (filed as exhibit 10.1 to our Form 8-K, filed on June 1, 2012)

4.13	Joinder and Supplement to Intercreditor Agreement, dated as of May 25, 2012, by and among The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, JPMorgan Chase Bank, N.A., as first priority representative under the Intercreditor Agreement, The Bank of New York Mellon Trust Company, N.A., as second priority representative under the Intercreditor Agreement, Momentive Performance Materials Inc., and each Subsidiary of Momentive Performance Materials Inc. listed on Schedule I thereto (filed as exhibit 10.2 to our Form 8-K, filed on June 1, 2012)

4.14	Indenture, dated as of October 25, 2012, by and among MPM Escrow LLC and MPM Finance Escrow Corp., MPM TopCo LLC and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as exhibit 4.1 to our Form 8-K, filed on October 26, 2012)

4.15	Form of Exchange Note (included as Exhibit B of Exhibit 4.14 of this Registration Statement)

4.16	Escrow Agreement, dated as of October 25, 2012, by and among MPM Escrow LLC and MPM Finance Escrow Corp. and The Bank of New York Mellon Trust Company, N.A., as escrow agent and trustee (filed as exhibit 4.1 to our Form 8-K, filed on October 26, 2012)

4.17	Supplemental Indenture, dated as of November 16, 2012, by and among Momentive Performance Materials Inc., the subsidiaries party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as exhibit 4.1 to our Form 8-K, filed on November 20, 2012)

4.18	Registration Rights Agreement, dated as of November 16, 2012, by and among Momentive Performance Materials Inc., the subsidiaries party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers (filed as exhibit 4.2 to our Form 8-K, filed on November 20, 2012)

Exhibit Number	Description of Document

4.19	First Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as collateral agent and authorized representative under the Senior Secured Credit Facilities, The Bank of New York Mellon Trust Company, N.A., as initial other authorized representative, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto (filed as exhibit 4.3 to our Form 8-K, filed on November 20, 2012)

4.20	Second Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as intercreditor agent and senior-priority agent for the senior lender claims under the Senior Secured Credit Facilities, The Bank of New York Mellon Trust Company, N.A., as senior-priority agent for the senior lender claims under the Indenture, senior-priority agent for the senior lender claims under the 1.5 Lien Notes, trustee, collateral agent and second-priority designated agent, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto (filed as exhibit 4.4 to our Form 8-K, filed on November 20, 2012)

4.21	Joinder to the 1.5 Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as intercreditor agent, The Bank of New York Mellon Trust Company, N.A., as new trustee, the second-priority designated agent and a second-priority agent, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. named therein (filed as exhibit 4.5 to our Form 8-K, filed on November 20, 2012)

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

10.1	$1,385,000,000 Credit Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH) and the Financial Institutions party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.2	Guarantee Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH), each of the Subsidiary Loan Parties identified therein and JPMorgan Chase Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.3	Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive Performance Materials Holdings Inc. and the other Holders that are party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.4	Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc., Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.5**	Intellectual Property Cross License Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.6**	Trademark License Agreement (GE Name and Marks), dated as of December 3, 2006, by and between GE Monogram Licensing International and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

Exhibit Number	Description of Document

10.7**	Quartz Sand Products Purchase Agreement, dated as of February 15, 2005, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (formerly known as GE Quartz, Inc.) (filed as the exhibit of the same number to our Form S-4/A Registration Statement, filed on May 11, 2011)

10.8**	Offtake Agreement in Relation to the ASM Silicone Monomer Plant at Map Ta Phut, Kingdom of Thailand, dated as of May 20, 2002, by and among Asia Silicones Monomer Limited, Momentive Performance Materials (Thailand) Ltd. (formerly known as GE Toshiba Silicones (Thailand) Limited) and Shin-Etsu Silicones (Thailand) Limited (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.9	Land Lease Agreement, as amended, dated as of July 1, 1998, by and among Bayer AG and Momentive Performance Materials GmbH (formerly known as Bayer Silicones GmbH & Co. KG) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.10†	2007 Long-Term Incentive Plan (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.11†	Form of Non-Qualified Stock Option Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.12†	Form of Management Equity Investment and Incentive Term Sheet (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.13†	Form of Subscription Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.14†	Annual Cash Bonus Plan (filed as exhibit 10.1 to our Quarterly Report on Form 10-Q, filed on May 14, 2008)

10.15	Letter Agreement, dated March 17, 2009, between Momentive Performance Materials Inc. and Apollo Management VI, L.P. (filed as exhibit 10.20 to our Form 10-Q for the quarterly period ended March 29, 2009)

10.16	Limited Waiver and Amendment to Credit Agreement, dated as of September 22, 2009 by Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, each Subsidiary Loan Party thereto, the Lenders thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on September 24, 2009)

10.17†	Form of Management Equity Investment and Incentive Acknowledgement (filed as Exhibit 10.24 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.18†	Form of Global Amendment to Nonqualified Stock Option Agreement (filed as Exhibit 10.25 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.19†	Separation Agreement, dated September 29, 2010, between Momentive Performance Materials Inc. and Jonathan Rich (filed as Exhibit 99.1 to our Form 8-K, filed on September 29, 2010)

10.20†	Separation Agreement, dated September 29, 2010, between Momentive Performance Materials Inc. and Anthony Colatrella (filed as Exhibit 99.2 to our Form 8-K, filed on September 29, 2010)

10.21	Amendment Agreement to Credit Agreement dated as of January 31, 2011, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties and agents named therein (filed as Exhibit 10.1 to our Form 8-K/A, filed on February 14, 2011)

Exhibit Number	Description of Document

10.22†	Momentive Performance Materials Holdings LLC 2011 Equity Plan (filed as Exhibit 10.32 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.23†	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.33 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.24†	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.34 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.25†	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.35 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.26†	Management Investor Rights Agreements, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders (filed as Exhibit 10.36 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.27**	Extension and Amendment to Quartz Sand Products Purchase Agreement, effective as of December 31, 2010, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as Exhibit 10.37 to our Form S-4/A Registration Statement, filed on May 11, 2011)

10.28	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc. (filed as Exhibit 10.1 to our Form 8-K, filed on March 17, 2011)

10.29	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (filed as Exhibit 10.2 to our Form 8-K, filed on March 17, 2011)

10.30†	Momentive Performance Materials Holdings LLC 2011 Incentive Compensation Plan (filed as Exhibit 10.40 to our Form 10-Q, filed on May 13, 2011)

10.31†	Amended and Restated Momentive Performance Materials Inc. Supplementary Pension Plan, effective December 31, 2011 (filed as Exhibit 99.1 to our Form 8-K, filed on January 6, 2012)

10.32†	Momentive Performance Materials Inc. Supplemental Executive Retirement Plan, effective January 1, 2012 (filed as Exhibit 99.1 to our Form 8-K, filed on January 6, 2012)

10.33**	Second Extension and Amendment to Quartz Sand Products Purchase Agreement, effective as of December 31, 2011, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as Exhibit 10.33 to our Form S-1/A, filed on April 13, 2012)

10.34	Severance Pay Agreement and Release of All Claims, effective as of February 23, 2012, among Mike Modak, Momentive Performance Materials Inc. and Momentive Performance Materials Holdings Inc. (filed as Exhibit 10.34 to our Form S-1/A, filed on April 13, 2012)

10.35	Severance Pay Agreement and Release of All Claims, effective as of February 27, 2012, among Steve Delarge, Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc. and Momentive Performance Materials Holdings LLC (filed as Exhibit 10.35 to our Form S-1/A, filed on April 13, 2012)

10.36	Incremental Assumption Agreement, dated as of April 2, 2012, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent under the Amended and Restated Credit Agreement, dated as of February 10, 2011 (filed as Exhibit 10.1 to our Form 8-K, filed on April 2, 2012)

Exhibit Number	Description of Document

10.37	Third Extension and Amendment to the Quartz Sand Products Purchase Agreement, effective as of June 30, 2012, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as Exhibit 10.01 to our Form 8-K, filed on July 17, 2012)

10.38†	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan (filed as Exhibit 10.4 to our Form 10-Q, filed on August 8, 2012)

10.39	Fourth Extension and Amendment to the Quartz Sand Products Purchase Agreement, effective as of October 1, 2012, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as exhibit 10.01 to our Form 8-K, filed on October 3, 2012)

10.40	Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of November 16, 2012, among Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, as the borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on November 20, 2012)

12.1*	Statement regarding Computation of Ratios

14.1	Code of Conduct (filed as Exhibit 14.1 to our Form S-4 Registration Statement, filed on September 14, 2007)

21.1	List of Subsidiaries of Momentive Performance Materials Inc. (filed as Exhibit 21.1 to our Form 10-K, filed on March 2, 2012)

23.1*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2*	Consent of KPMG LLP, an independent registered public accounting firm

23.3*	Consents of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 and 8.1)

24.1*	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)

25.1*	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Mellon Trust Company, N.A.

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Brokers

99.4*	Form of Letter to Clients

101.INS††	XBRL Instance Document

101.SCH	XBRL Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

*	Filed herewith.
**	Certain portions of this document have been omitted pursuant to an order granting confidential treatment.
†	Indicates a management contract or compensatory plan or arrangement.

††	Attached as Exhibit 101 to this registration statement are documents formatted in XBRL (Extensible Business Reporting Language). Users of this data are advised pursuant to Rule 406T of Regulation S-T that the interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of section 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise not subject to liability under these sections. The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”

(b) Financial Statement Schedules

Momentive Performance Materials Inc.

Schedule II—Valuation and Qualifying Accounts

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions (1)	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2011	$3	$(1)	$1	$3
Year ended December 31, 2010	5	(2)	—	3
Year ended December 31, 2009	4	1	—	5
Deferred Tax Asset Valuation Allowance:
Year ended December 31, 2011	$652	$77	$(10)	$719
Year ended December 31, 2010	662	12	(22)	652
Year ended December 31, 2009	636	37	(11)	662

(1)	Charged to cost and expenses. Includes the impact of foreign currency translation.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

iv. Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ WILLIAM H. CARTER William H. Carter	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

/S/ SCOTT M. KLEINMAN Scott M. Kleinman	Director	November 30, 2012

/S/ DAVID SAMBUR David Sambur	Director	November 30, 2012

/S/ JORDAN C. ZAKEN Jordan C. Zaken	Director	November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	Director, President and Chief Executive Officer	November 30, 2012

/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	Executive Vice President and President, Silicones & Quartz Division

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	Director, Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	November 30, 2012

/S/ BRIAN BERGER Brian Berger	Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	Director, President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	Director, President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ BRIAN BERGER Brian Berger	Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

MPM SILICONES, LLC

By:	MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	Executive Vice President and
President, Silicones & Quartz Division

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ BRIAN BERGER Brian Berger	Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

MOMENTIVE PERFORMANCE MATERIALS USA INC.	Sole Member	November 30, 2012

By:	/S/ JOHN DANDOLPH
John Dandolph
Executive Vice President and President, Silicones & Quartz Division

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.

By:	/S/ JOSEPH P. REYES
	Name:	Joseph P. Reyes
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOSEPH P. REYES Joseph P. Reyes	Director, President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ WILLIAM TORRENCE William Torrence	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	November 30, 2012

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	November 30, 2012

/S/ JOHN DANDOLPH John Dandolph	Director	November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

JUNIPER BOND HOLDINGS I LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	November 30, 2012

By:	/S/ WILLIAM H. CARTER
William H. Carter
Chief Financial Officer and Executive Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

JUNIPER BOND HOLDINGS II LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	November 30, 2012

By:	/S/ WILLIAM H. CARTER
William H. Carter
Chief Financial Officer and Executive Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

JUNIPER BOND HOLDINGS III LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	November 30, 2012

By:	/S/ WILLIAM H. CARTER
William H. Carter
Chief Financial Officer and Executive Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on November 30, 2012.

JUNIPER BOND HOLDINGS IV LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	November 30, 2012

/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 30, 2012

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	November 30, 2012

MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	November 30, 2012

By:	/S/ WILLIAM H. CARTER
William H. Carter
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	Stock and Asset Purchase Agreement, dated as of September 14, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (formerly known as Nautilus Holdings Acquisition Corp.) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.1	Certificate of Incorporation, as amended, of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.2	Amended and Restated By-laws of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.3	Certificate of Incorporation, as amended, of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.4	Amended and Restated By-laws of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.5	Certificate of Incorporation, as amended, of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.6	Amended and Restated By-laws of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.7	Certificate of Incorporation, as amended, of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.8	Amended and Restated By-laws of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.9	Amended and Restated Operating Agreement of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.10	Articles of Organization, as amended, of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.11	Certificate of Incorporation, as amended, of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.12	Amended and Restated By-laws of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.13	Certificate of Incorporation, as amended, of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.14	Amended and Restated By-laws of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

1

Exhibit Number	Description of Document

3.15	Operating Agreement of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.16	Certificate of Formation of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.17	Operating Agreement of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.18	Certificate of Formation of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.19	Operating Agreement of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.20	Certificate of Formation of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.21	Operating Agreement of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.22	Certificate of Formation of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.1	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.2	11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.3	Supplemental Indenture among Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC, Juniper Bond Holdings IV LLC and Wells Fargo Bank, N.A., dated as of December 20, 2007, with respect to the $500,000,000 11 1/2% Senior Subordinated Notes due 2016 (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.4	Agreement of registration, appointment and acceptance, effective as of June 8, 2009, by and among Momentive Performance Materials Inc., Wells Fargo Bank, N.A. and The Bank of New York Mellon Trust Company, N.A. (filed as exhibit 4.1 to our Form 8-K, filed on June 12, 2009)

4.5	Indenture, dated as of June 15, 2009, by and among Momentive Performance Materials Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral trustee (filed as exhibit 4.1 to our Form 8-K, filed on June 15, 2009)

4.6	Collateral Agreement, dated as of June 15, 2009, by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as collateral trustee (filed as exhibit 4.2 to our Form 8-K, filed on June 15, 2009)

2

Exhibit Number	Description of Document

4.7	Intercreditor Agreement, dated as of June 15, 2009, by and among JPMorgan Chase Bank, N.A., as first priority representative, Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as second priority representative (filed as exhibit 4.3 to our Form 8-K, filed on June 15, 2009)

4.8	Indenture, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the note guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, including forms of the 9% Second-Priority Springing Lien Notes due 2021 (U.S. Dollar Denominated) and 9 1/2% Second-Priority Springing Lien Notes due 2021 (Euro Denominated) (filed as exhibit 4.1 to our Form 8-K, filed on November 12, 2010)

4.9	Registration Rights Agreement, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the guarantors party thereto and Euro VI (BC) S.à.r.l. (filed as exhibit 4.2 to our Form 8-K, filed on November 12, 2010)

4.10	Indenture, dated as of May 25, 2012, by and among Momentive Performance Materials Inc., the Note Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A. as trustee and collateral agent (filed as exhibit 4.1 to our Form 8-K, filed on June 1, 2012)

4.11	Registration Rights Agreement, dated as of May 25, 2012, by and among Momentive Performance Materials Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers (filed as exhibit 4.2 to our Form 8-K, filed on June 1, 2012)

4.12	Intercreditor Agreement, dated as of May 25, 2012, among JPMorgan Chase Bank, N.A., as Intercreditor Agent, The Bank Of New York Mellon Trust Company, N.A., as trustee and as collateral agent, Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., and each Subsidiary of Momentive Performance Materials Inc. listed on Schedule I thereto (filed as exhibit 10.1 to our Form 8-K, filed on June 1, 2012)

4.13	Joinder and Supplement to Intercreditor Agreement, dated as of May 25, 2012, by and among The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, JPMorgan Chase Bank, N.A., as first priority representative under the Intercreditor Agreement, The Bank of New York Mellon Trust Company, N.A., as second priority representative under the Intercreditor Agreement, Momentive Performance Materials Inc., and each Subsidiary of Momentive Performance Materials Inc. listed on Schedule I thereto (filed as exhibit 10.2 to our Form 8-K, filed on June 1, 2012)

4.14	Indenture, dated as of October 25, 2012, by and among MPM Escrow LLC and MPM Finance Escrow Corp., MPM TopCo LLC and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as exhibit 4.1 to our Form 8-K, filed on October 26, 2012)

4.15	Form of Exchange Note (included as Exhibit B of Exhibit 4.14 of this Registration Statement)

4.16	Escrow Agreement, dated as of October 25, 2012, by and among MPM Escrow LLC and MPM Finance Escrow Corp. and The Bank of New York Mellon Trust Company, N.A., as escrow agent and trustee (filed as exhibit 4.1 to our Form 8-K, filed on October 26, 2012)

4.17	Supplemental Indenture, dated as of November 16, 2012, by and among Momentive Performance Materials Inc., the subsidiaries party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as exhibit 4.1 to our Form 8-K, filed on November 20, 2012)

4.18	Registration Rights Agreement, dated as of November 16, 2012, by and among Momentive Performance Materials Inc., the subsidiaries party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers (filed as exhibit 4.2 to our Form 8-K, filed on November 20, 2012)

3

Exhibit Number	Description of Document

4.19	First Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as collateral agent and authorized representative under the Senior Secured Credit Facilities, The Bank of New York Mellon Trust Company, N.A., as initial other authorized representative, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto (filed as exhibit 4.3 to our Form 8-K, filed on November 20, 2012)

4.20	Second Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as intercreditor agent and senior-priority agent for the senior lender claims under the Senior Secured Credit Facilities, The Bank of New York Mellon Trust Company, N.A., as senior-priority agent for the senior lender claims under the Indenture, senior-priority agent for the senior lender claims under the 1.5 Lien Notes, trustee, collateral agent and second-priority designated agent, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto (filed as exhibit 4.4 to our Form 8-K, filed on November 20, 2012)

4.21	Joinder to the 1.5 Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as intercreditor agent, The Bank of New York Mellon Trust Company, N.A., as new trustee, the second-priority designated agent and a second-priority agent, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. named therein (filed as exhibit 4.5 to our Form 8-K, filed on November 20, 2012)

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

10.1	$1,385,000,000 Credit Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH) and the Financial Institutions party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.2	Guarantee Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH), each of the Subsidiary Loan Parties identified therein and JPMorgan Chase Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.3	Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive Performance Materials Holdings Inc. and the other Holders that are party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.4	Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc., Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.5**	Intellectual Property Cross License Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.6**	Trademark License Agreement (GE Name and Marks), dated as of December 3, 2006, by and between GE Monogram Licensing International and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

4

Exhibit Number	Description of Document

10.7**	Quartz Sand Products Purchase Agreement, dated as of February 15, 2005, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (formerly known as GE Quartz, Inc.) (filed as the exhibit of the same number to our Form S-4/A Registration Statement, filed on May 11, 2011)

10.8**	Offtake Agreement in Relation to the ASM Silicone Monomer Plant at Map Ta Phut, Kingdom of Thailand, dated as of May 20, 2002, by and among Asia Silicones Monomer Limited, Momentive Performance Materials (Thailand) Ltd. (formerly known as GE Toshiba Silicones (Thailand) Limited) and Shin-Etsu Silicones (Thailand) Limited (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.9	Land Lease Agreement, as amended, dated as of July 1, 1998, by and among Bayer AG and Momentive Performance Materials GmbH (formerly known as Bayer Silicones GmbH & Co. KG) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.10†	2007 Long-Term Incentive Plan (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.11†	Form of Non-Qualified Stock Option Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.12†	Form of Management Equity Investment and Incentive Term Sheet (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.13†	Form of Subscription Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.14†	Annual Cash Bonus Plan (filed as exhibit 10.1 to our Quarterly Report on Form 10-Q, filed on May 14, 2008)

10.15	Letter Agreement, dated March 17, 2009, between Momentive Performance Materials Inc. and Apollo Management VI, L.P. (filed as exhibit 10.20 to our Form 10-Q for the quarterly period ended March 29, 2009)

10.16	Limited Waiver and Amendment to Credit Agreement, dated as of September 22, 2009 by Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, each Subsidiary Loan Party thereto, the Lenders thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on September 24, 2009)

10.17†	Form of Management Equity Investment and Incentive Acknowledgement (filed as Exhibit 10.24 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.18†	Form of Global Amendment to Nonqualified Stock Option Agreement (filed as Exhibit 10.25 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.19†	Separation Agreement, dated September 29, 2010, between Momentive Performance Materials Inc. and Jonathan Rich (filed as Exhibit 99.1 to our Form 8-K, filed on September 29, 2010)

10.20†	Separation Agreement, dated September 29, 2010, between Momentive Performance Materials Inc. and Anthony Colatrella (filed as Exhibit 99.2 to our Form 8-K, filed on September 29, 2010)

10.21	Amendment Agreement to Credit Agreement dated as of January 31, 2011, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties and agents named therein (filed as Exhibit 10.1 to our Form 8-K/A, filed on February 14, 2011)

5

Exhibit Number	Description of Document

10.22†	Momentive Performance Materials Holdings LLC 2011 Equity Plan (filed as Exhibit 10.32 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.23†	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.33 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.24†	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.34 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.25†	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.35 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.26†	Management Investor Rights Agreements, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders (filed as Exhibit 10.36 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.27**	Extension and Amendment to Quartz Sand Products Purchase Agreement, effective as of December 31, 2010, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as Exhibit 10.37 to our Form S-4/A Registration Statement, filed on May 11, 2011)

10.28	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc. (filed as Exhibit 10.1 to our Form 8-K, filed on March 17, 2011)

10.29	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (filed as Exhibit 10.2 to our Form 8-K, filed on March 17, 2011)

10.30†	Momentive Performance Materials Holdings LLC 2011 Incentive Compensation Plan (filed as Exhibit 10.40 to our Form 10-Q, filed on May 13, 2011)

10.31†	Amended and Restated Momentive Performance Materials Inc. Supplementary Pension Plan, effective December 31, 2011 (filed as Exhibit 99.1 to our Form 8-K, filed on January 6, 2012)

10.32†	Momentive Performance Materials Inc. Supplemental Executive Retirement Plan, effective January 1, 2012 (filed as Exhibit 99.1 to our Form 8-K, filed on January 6, 2012)

10.33**	Second Extension and Amendment to Quartz Sand Products Purchase Agreement, effective as of December 31, 2011, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as Exhibit 10.33 to our Form S-1/A, filed on April 13, 2012)

10.34	Severance Pay Agreement and Release of All Claims, effective as of February 23, 2012, among Mike Modak, Momentive Performance Materials Inc. and Momentive Performance Materials Holdings Inc. (filed as Exhibit 10.34 to our Form S-1/A, filed on April 13, 2012)

10.35	Severance Pay Agreement and Release of All Claims, effective as of February 27, 2012, among Steve Delarge, Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc. and Momentive Performance Materials Holdings LLC (filed as Exhibit 10.35 to our Form S-1/A, filed on April 13, 2012)

10.36	Incremental Assumption Agreement, dated as of April 2, 2012, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent under the Amended and Restated Credit Agreement, dated as of February 10, 2011 (filed as Exhibit 10.1 to our Form 8-K, filed on April 2, 2012)

6

Exhibit Number	Description of Document

10.37	Third Extension and Amendment to the Quartz Sand Products Purchase Agreement, effective as of June 30, 2012, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as Exhibit 10.01 to our Form 8-K, filed on July 17, 2012)

10.38†	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan (filed as Exhibit 10.4 to our Form 10-Q, filed on August 8, 2012)

10.39	Fourth Extension and Amendment to the Quartz Sand Products Purchase Agreement, effective as of October 1, 2012, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as exhibit 10.01 to our Form 8-K, filed on October 3, 2012)

10.40	Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of November 16, 2012, among Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, as the borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on November 20, 2012)

12.1*	Statement regarding Computation of Ratios

14.1	Code of Conduct (filed as Exhibit 14.1 to our Form S-4 Registration Statement, filed on September 14, 2007)

21.1	List of Subsidiaries of Momentive Performance Materials Inc. (filed as Exhibit 21.1 to our Form 10-K, filed on March 2, 2012)

23.1*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2*	Consent of KPMG LLP, an independent registered public accounting firm

23.3*	Consents of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 and 8.1)

24.1*	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)

25.1*	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Mellon Trust Company, N.A.

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Brokers

99.4*	Form of Letter to Clients

101.INS††	XBRL Instance Document

101.SCH	XBRL Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

*	Filed herewith.
**	Certain portions of this document have been omitted pursuant to an order granting confidential treatment.

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†	Indicates a management contract or compensatory plan or arrangement.
††	Attached as Exhibit 101 to this registration statement are documents formatted in XBRL (Extensible Business Reporting Language). Users of this data are advised pursuant to Rule 406T of Regulation S-T that the interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of section 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise not subject to liability under these sections. The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”

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